                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration No.: 333-42568



(KING PHARMACEUTICALS LOGO)                                          (JONESLOGO)

Dear Shareholders of King and Jones:

     The boards of directors of King Pharmaceuticals, Inc. and Jones Pharma Incorporated have approved a merger designed to create a larger emerging specialty pharmaceutical company. We believe the combined company will be able to create substantially more shareholder value than could be achieved by either company individually.

     The King shareholders are cordially invited to attend the special meeting of shareholders of King Pharmaceuticals, Inc. to be held on Thursday, August 31, 2000 at 10:00 a.m., Eastern Daylight Time, at The New York Palace Hotel, 445 Madison Avenue, New York, New York. At this meeting you will be asked to approve and adopt the merger agreement and to approve the issuance of shares of King common stock to Jones shareholders in connection with the proposed merger of a wholly owned subsidiary of King into Jones.

     The Jones shareholders are cordially invited to the special meeting of shareholders of Jones Pharma Incorporated to be held on Thursday, August 31, 2000 at 10:00 a.m. Eastern Daylight Time, at The St. Regis Hotel, 2 East 55th Street, New York, New York. At this meeting, the Jones shareholders will be asked to vote upon the proposal to merge a wholly owned subsidiary of King into Jones.

     If we complete the merger, holders of Jones common stock will receive shares of King common stock in exchange for their Jones shares. The exchange will be tax-free to Jones shareholders. Jones shareholders will be entitled to receive 1.125 shares of King common stock in exchange for each share of Jones common stock. Based on the closing price of King common stock on August 4, 2000, the merger values each share of Jones common stock at $40.56.

     You should consider the matters discussed under the section entitled "Risk Factors" on page 16 and review carefully the other information contained in the enclosed joint proxy statement/prospectus. You should also review the documents provided in the supplemental booklet delivered with this joint proxy statement/prospectus.

     King will issue approximately 74.0 million shares of its common stock to Jones shareholders in the merger. These shares will represent approximately 44.5% of the outstanding King common stock after the merger.

     The board of directors of King recommends that King shareholders approve and adopt the merger agreement and approve the issuance of shares. The board of directors of Jones recommends that Jones shareholders approve and adopt the merger agreement and approve the merger. We cannot complete the merger unless the holders of a majority of the outstanding shares of King common stock vote to approve and adopt the merger agreement and approve the issuance of shares and unless the holders of a majority of the outstanding shares of Jones common stock vote to approve and adopt the merger agreement and approve the merger. AS THE MERGER REQUIRES THE APPROVAL OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK FOR BOTH KING AND JONES, THE EFFECT OF SHAREHOLDERS NOT VOTING IS THE SAME AS VOTING AGAINST THE TRANSACTION.

     Whether or not you plan to attend the special meeting of the shareholders of your company, please be sure to sign, date and mail the enclosed proxy in the postage-paid envelope as promptly as possible. Shareholders whose shares of King or Jones are held by their bank or broker may vote by proxy or take the opportunity to vote electronically by telephone or via the internet. Your vote is important regardless of the number of shares you own.

/S/ JOHN M. GREGORY                           /S/ DENNIS M. JONES
John M. Gregory                               Dennis M. Jones
Chairman of the Board                         Chairman of the Board
and Chief Executive Officer                   and Chief Executive Officer
King Pharmaceuticals, Inc.                    Jones Pharma Incorporated

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF KING COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

     This joint proxy statement/prospectus is dated August 8, 2000 and first being mailed to shareholders on August 11, 2000.

(KING PHARMACEUTICALS LOGO)                                          (JONESLOGO)

Dear Participants holding interests in the Pharmaceutical HOLDRs Trust:

     The boards of directors of King Pharmaceuticals, Inc. and Jones Pharma Incorporated have approved a merger designed to create a larger emerging specialty pharmaceutical company. We believe the combined company will be able to create substantially more shareholder value than could be achieved by either company individually.

     As a holder of shares in the Pharmaceutical HOLDRs Trust (AMEX:PPH), you are an indirect owner of shares of the common stock of both King and Jones. The ballot accompanying this joint proxy statement/prospectus relates to your interest in Jones common stock. You will receive a ballot relating to your interest in King common stock in a separate mailing.

     The King shareholders are cordially invited to attend the special meeting of shareholders of King Pharmaceuticals, Inc. to be held on Thursday, August 31, 2000 at 10:00 a.m., Eastern Daylight Time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York. At this meeting you will be asked to approve and adopt the merger agreement and to approve the issuance of shares of King common stock to Jones shareholders in connection with the proposed merger of a wholly owned subsidiary of King into Jones.

     The Jones shareholders are cordially invited to the special meeting of shareholders of Jones Pharma Incorporated to be held on Thursday, August 31, 2000 at 10:00 a.m. Eastern Daylight Time, at The St. Regis Hotel, 2 East 55th Street, New York, New York. At this meeting, the Jones shareholders will be asked to vote upon the proposal to merge a wholly owned subsidiary of King into Jones.

     If we complete the merger, holders of Jones common stock will receive shares of King common stock in exchange for their Jones shares. The exchange will be tax-free to Jones shareholders. Jones shareholders will be entitled to receive 1.125 shares of King common stock in exchange for each share of Jones common stock. This would result in each 100 shares in the Pharmaceutical HOLDRs Trust representing beneficial ownership of 3.1875 shares of King as part of its "basket" of pharmaceutical securities.

     You should consider the matters discussed under the section entitled "Risk Factors" on page 16 and review carefully the other information contained in the enclosed joint proxy statement/prospectus. You should also review the documents provided in the supplemental booklet delivered with this joint proxy statement prospectus.

     King will issue approximately 74.0 million shares of its common stock to Jones shareholders in the merger. These shares will represent approximately 44.5% of the outstanding King common stock after the merger.

     The board of directors of King recommends that King shareholders approve and adopt the merger agreement and approve the issuance of shares. The board of directors of Jones recommends that Jones shareholders approve and adopt the merger agreement and approve the merger. We cannot complete the merger unless the holders of a majority of the outstanding shares of King common stock vote to approve and adopt the merger agreement and approve the issuance of shares and unless the holders of a majority of the outstanding shares of Jones common stock vote to approve and adopt the merger agreement and approve the merger. As the merger requires the approval of a majority of the outstanding shares of common stock for both King and Jones, the effect of shareholders not voting is the same as voting against the transaction.

/S/ JOHN M. GREGORY                           /S/ DENNIS M. JONES
John M. Gregory                               Dennis M. Jones
Chairman of the Board                         Chairman of the Board
and Chief Executive Officer                   and Chief Executive Officer
King Pharmaceuticals, Inc.                    Jones Pharma Incorporated

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF KING COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

     This joint proxy statement/prospectus is dated August 8, 2000 and first being mailed to shareholders on August 11, 2000.

                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                             PHONE: (423) 989-8002

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:
  10:00 a.m., Eastern Daylight Time

Date:
  Thursday, August 31, 2000

Place:
  The New York Palace Hotel
  455 Madison Avenue
  New York, New York

Purpose:

     To approve and adopt the merger agreement and to approve the issuance of shares of common stock of King in connection with the merger of a wholly owned subsidiary into Jones Pharma Incorporated, as described in more detail in the accompanying joint proxy statement/prospectus and to consider and act upon such other proposals as may properly be brought before the meeting.

     Only shareholders of record on the close of business on August 10, 2000 may vote at the meeting. Only shareholders or their proxy holders and King guests may attend the meeting.

     Your vote is important. Please complete, date, sign and return your proxy card, which is solicited by the board of directors of King, in the enclosed envelope promptly.

By Order of the Board of Directors

/S/ JOHN M. GREGORY
John M. Gregory
Chairman of the Board
and Chief Executive Officer

Bristol, Tennessee
August 10, 2000

                           JONES PHARMA INCORPORATED
                                1945 CRAIG ROAD
                           ST. LOUIS, MISSOURI 63146
                             PHONE: (314) 576-6100

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:
  10:00 a.m., Eastern Daylight Time

Date:
  Thursday, August 31, 2000

Place:
  The St. Regis Hotel
  2 East 55th Street
  New York, New York

Purpose:

     To approve and adopt the merger agreement and approve the merger with a wholly owned subsidiary of King Pharmaceuticals, Inc., as described in more detail in the accompanying joint proxy statement/prospectus and to consider and act upon such other proposals as may properly be brought before the meeting.

     Only shareholders of record on the close of business on August 10, 2000 may vote at the meeting. Only shareholders or their proxy holders and Jones guests may attend the meeting.

     Your vote is important. Please complete, date, sign and return your proxy card, which is solicited by the board of directors of Jones, in the enclosed envelope promptly.

By Order of the Board of Directors

/S/ DENNIS M. JONES
Dennis M. Jones
Chairman of the Board
and Chief Executive Officer

St. Louis, Missouri
August 10, 2000

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER...............................     1
SUMMARY................................     5
  The Companies........................     5
  Summary of the Transaction...........     5
  Conditions to Completion of the
     Merger............................     6
  Vote Required for Approval...........     7
  Termination of the Merger
     Agreement.........................     9
  Payment of Termination Fee...........    10
  No Other Negotiations Involving
     Jones.............................    11
THE KING MEETING OF SHAREHOLDERS.......    12
  Date, Time, Place and Purpose of
     King's Meeting....................    12
  Record Date and Outstanding Shares...    12
  Vote and Quorum Required.............    12
  Share Ownership of Management........    12
  Broker Non-Votes; Abstentions........    12
  Expenses of Proxy Solicitation.......    13
  Voting of Proxies....................    13
  No Dissenters' Rights................    13
THE JONES MEETING OF SHAREHOLDERS......    14
  Date, Time, Place and Purpose of
     Jones Meeting.....................    14
  Record Date and Outstanding Shares...    14
  Vote and Quorum Required.............    14
  Share Ownership of Management........    14
  Broker Non-Votes; Abstentions........    14
  Expenses of Proxy Solicitation.......    14
  Voting of Proxies....................    15
  No Appraisal Rights..................    15
RISK FACTORS...........................    16
  Risks Relating to the Merger.........    16
  Risks Relating to King's Business....    19
  Risks Relating to Jones' Business....    30
  Risks Relating to the Industry.......    32
RECENT DEVELOPMENTS....................    34
KING PHARMACEUTICALS, INC. UNAUDITED
  SELECTED PRO FORMA COMBINED CONDENSED
  FINANCIAL DATA.......................    37
KING SELECTED CONSOLIDATED FINANCIAL
  DATA.................................    39
JONES SELECTED CONSOLIDATED FINANCIAL
  DATA.................................    40
THE MERGER.............................    41
  The Companies........................    41
  Background of the Merger.............    41
  Our Reasons for the Merger...........    48
  Factors Considered By, and
     Recommendation of, the Board of
     Directors of King.................    49

                                         PAGE
                                         ----
  Factors Considered By, and
     Recommendation of, the Board of
     Directors of Jones................    51
  Opinions of Financial Advisors.......    53
  Interests of Jones' Directors and
     Executive Officers in the
     Merger............................    65
  Completion and Effectiveness of the
     Merger............................    67
  Structure of the Merger and
     Conversion of Jones Common
     Stock.............................    68
  Exchange of Jones Stock Certificates
     for King Stock Certificates.......    68
  Federal Income Tax Consequences of
     the Merger........................    69
  Accounting Treatment of the Merger...    70
  Restrictions on Sales of Shares by
     Affiliates of King and Jones......    70
  Regulatory Filings and Approvals
     Required to Complete the Merger...    71
  Listing on the NYSE of King Common
     Stock to be Issued in the
     Merger............................    71
  Operations after the Merger..........    71
THE MERGER AGREEMENT...................    72
  Representations and Warranties.......    72
  Jones' Conduct of Business Before the
     Merger's Completion...............    74
  King's Conduct of Business Before the
     Merger's Completion...............    75
  Other Agreements.....................    76
  No Other Negotiations Involving
     Jones.............................    77
  Treatment of Jones Stock Options.....    78
  Conditions to Completion of the
     Merger............................    79
  Termination of the Merger
     Agreement.........................    80
  Payment of Termination Fee...........    82
  Extension, Waiver and Amendment of
     the Merger Agreement and
     Expenses..........................    83
  Shareholders' Voting Agreements......    83
SHARE OWNERSHIP AFTER THE MERGER.......    85
COMPARATIVE MARKET PRICE AND PER SHARE
  DATA.................................    87
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL INFORMATION................    90
COMPARISON OF RIGHTS OF HOLDERS OF KING
  COMMON STOCK AND JONES COMMON
  STOCK................................    98
  Authorized Capital Stock.............    98
  Rights Agreement.....................    99
  Removal of Directors.................    99

                                         PAGE
                                         ----
  Conflict-of-Interest Transactions....    99
  Special Meetings of Shareholders.....   100
  Required Vote for Authorization of
     Certain Actions...................   100
  Shareholder Proposals and
     Nominations.......................   101
  Action by Written Consent............   102
  Inspection Rights....................   102
  Amendment of Certificate of
     Incorporation or Charter and
     Bylaws............................   102
  Voluntary Dissolution................   103
  Indemnification......................   103
  Business Combination Statute.........   103
  Control Share Acquisition Act........   105
  Investor Protection Act..............   105
  Authorized Corporation Protection
     Act...............................   106

                                         PAGE
                                         ----
  Greenmail Act........................   106
  Dividends and Other Distributions....   107
  Dissenters' Rights...................   107
OTHER MATTERS..........................   108
SHAREHOLDER PROPOSALS..................   108
WHERE YOU CAN FIND MORE INFORMATION....   108
STATEMENTS REGARDING FORWARD-LOOKING
  INFORMATION..........................   109
EXPERTS................................   110
LEGAL MATTERS..........................   110
ANNEX A -- AGREEMENT AND PLAN OF
  MERGER...............................   A-1
ANNEX B -- OPINION OF CREDIT SUISSE
  FIRST BOSTON.........................   B-1
ANNEX C -- OPINION OF CHASE SECURITIES
  INC. ................................   C-1

                      REFERENCES TO ADDITIONAL INFORMATION

     This joint proxy statement/prospectus and the supplemental booklet which accompanies it include important business and financial information about King and Jones which may refer to other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

      KING PHARMACEUTICALS, INC.                  JONES PHARMA INCORPORATED
           CORPORATE AFFAIRS                         INVESTOR RELATIONS
           501 FIFTH STREET                            1945 CRAIG ROAD
       BRISTOL, TENNESSEE 37620                   ST. LOUIS, MISSOURI 63146
            (423) 989-8023                             (800) 525-8466

     If you would like to request documents, please do so by August 25, 2000 in order to receive them before the special meetings. See "Where You Can Find More Information" beginning on page 108.

                     INFORMATION ADJUSTED FOR STOCK SPLITS

     You should note that all share data, historical financial information and market prices appearing in this joint proxy statement/prospectus have been restated for all prior periods to reflect (1) in the case of King, 3 for 2 stock splits that were effective November 11, 1999 and June 21, 2000; and (2) in the case of Jones, 3 for 2 stock splits that were effective August 6, 1999 and March 1, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHO ARE THE PARTIES TO THE MERGER?

     A: There are three parties to the merger agreement:

        KING PHARMACEUTICALS, INC. King, headquartered in Bristol, Tennessee, manufactures, markets and sells branded prescription pharmaceutical products. During 1999 King derived revenues primarily from the sales of Altace(R), Lorabid(R), Fluogen(R) and Cortisporin(R).

        JONES PHARMA INCORPORATED. Jones, headquartered in St. Louis, Missouri, also manufactures, markets and sells branded prescription and critical care pharmaceutical products. During 1999, Jones derived revenues primarily from the sale of Thrombin-JMI(R), Levoxyl(R), Cytomel(R)/Triostat(R) and Tapazole(R).

        SPIRIT ACQUISITION CORP. Spirit is a wholly owned subsidiary of King formed to facilitate the transaction.

Q: WHAT IS THE MERGER?

     A: In the merger, Spirit will merge into Jones which will become a wholly owned subsidiary of King.

Q: WHY ARE THE COMPANIES PLANNING TO MERGE?

     A: The directors of both King and Jones believe that the combined company will be a stronger, more diversified company and that it may provide more attractive growth opportunities than are currently available to or for either company operating independently.

Q: WHAT WILL THE SHAREHOLDERS OF JONES RECEIVE IN THE MERGER?

     A: Jones shareholders will receive 1.125 shares of King common stock for each share of Jones common stock that they own.

Q: WHAT HAPPENS TO FRACTIONAL SHARES?

     A: No fractional shares of King common stock will be issued in the merger.
        Instead, shareholders of Jones who would be entitled to receive a fractional share of King common stock will receive a cash payment based on the closing market price of King common stock on the closing date of the merger.

Q: WHAT HAPPENS TO EXISTING KING SHAREHOLDERS?

     A: King shareholders will continue to own their shares of King common stock after the merger.

Q: DO THE BOARDS OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

     A: Yes. The boards of directors of both Jones and King unanimously recommend that their shareholders vote in favor of the merger agreement, the issuance of shares and the merger, as the case may be. For a more complete description of the recommendations of each of the boards of directors, see the section entitled "The Merger" on page 41.

Q: ARE THERE RISKS THAT SHAREHOLDERS OF JONES AND KING SHOULD CONSIDER IN
   DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER?

     A: Yes.

        In evaluating the merger, shareholders of King and Jones should carefully consider the following and other factors discussed in the section entitled "Risk Factors" on page 16.

        The value per share of the stock to be received by Jones shareholders cannot be determined in advance of the closing date and will fluctuate thereafter. For example, the value of the shares of King that shareholders of Jones will receive in the merger may go up or down as the market price of King common stock goes up or down. Under the merger agreement, Jones may elect to terminate the merger if King's average trading price during the 20 consecutive trading days ending the sixth day preceding the Jones shareholders meeting is below $29.33 unless, in response to notice of this election, King elects to increase the exchange ratio so that Jones shareholders receive King stock worth $33.00 per share based on that average price. In this event, the exchange ratio would be increased, resulting in the issuance of additional shares and a corresponding decrease in the proportionate ownership of the existing King shareholders. Even if these elections were made and there was a resulting increase in the exchange ratio, there is no assurance that the value of the King shares received by Jones shareholders would be $33.00 as of the closing date.

        WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF KING COMMON STOCK AND JONES COMMON STOCK.

Q: WHAT DO I NEED TO DO NOW?

     A: Even if you plan to attend and vote at your shareholders' meeting, vote now by marking your proxy card, signing it, and mailing it in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholders meeting. If you properly sign and return your card but do not include instructions on how to vote your shares, they will be voted "FOR" approval and adoption of the merger agreement and approval of the merger and the issuance of King shares, as the case may be. For a more complete description of voting, see the section entitled "Voting of Proxies" on page 13 if you are a King shareholder and on page 15 if you are a Jones shareholder.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

     A: If you want to change your vote, send to the secretary of Jones, if you are a Jones shareholder, or to the secretary of King, if you are a King shareholder, a later-dated, signed proxy card before the meeting or attend the meeting in person and vote. You may also revoke your proxy by sending written notice to the appropriate secretary before the meeting.

        For a more complete description of how to change your vote, see the section entitled "Voting of Proxies" on page 13 if you are a King shareholder and on page 15 if you are a Jones shareholder.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote by following the instructions your broker will provide you. For a more complete description of voting shares held in "street name," see the section entitled "Voting of Proxies" on page 13 if you are a King shareholder and on page 15 if you are a Jones shareholder.

Q: SHOULD SHAREHOLDERS OF JONES SEND IN THEIR STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, King will send written instructions to the record holders of Jones common stock for exchanging Jones stock certificates for King stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: We are working toward completing the merger as quickly as possible. We hope to complete the merger by the end of this year. If the merger is not completed by January 9, 2001 (unless the date is extended as described in the merger agreement), then both Jones and King have the right to terminate the merger agreement. For a more complete description of the conditions to the merger, see the section entitled "Conditions to Completion of the Merger" on page 79.

Q: WILL SHAREHOLDERS OF JONES RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

     A: If the merger is completed, Jones shareholders should not recognize gain or loss for United States federal income tax purposes, except for any gain or loss that results from cash received instead of fractional shares. However, Jones shareholders should consult their own tax advisors to determine their particular tax consequences. For a more complete description of the tax consequences, see the section entitled "Federal Income Tax Consequences of the Merger" on page 69.

Q: HAS THERE BEEN AN INDEPENDENT DETERMINATION THAT THE TRANSACTION IS FAIR TO
   KING AND TO THE JONES SHAREHOLDERS?

     A: Yes. In deciding to approve the merger, the King board of directors considered an opinion from its financial advisor in connection with the merger, Credit Suisse First Boston, and the Jones board of directors considered an opinion from its financial advisor, Chase Securities Inc. Credit Suisse First Boston rendered to the board of directors of King an opinion, dated July 13, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair to King from a financial point of view. Chase Securities delivered its opinion dated July 11, 2000 to the Jones board of directors to the effect that, as of the date of its opinion and based upon the assumptions made, matters considered and limits of review as described in its opinion, the exchange ratio was fair to holders of Jones common stock from a financial point of view.

Q: WHAT ABOUT CASH DIVIDENDS PAID TO SHAREHOLDERS?

     A: King has not declared any cash dividends and does not intend to do so in the foreseeable future. Until the merger is completed, Jones shareholders will continue to receive regular quarterly dividends as they are declared by the Jones board of directors.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

     A: Neither shareholders of Jones nor shareholders of King are entitled to dissenters' or appraisal rights in the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE MERGER?

     A: King shareholders should call King Corporate Affairs at (423) 989-8023.
        Jones shareholders should call Jones Investor Relations at (800) 525-8466. You may also obtain additional information about King and Jones from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 108.

Q: IF MY SHARES ARE HELD IN THE PHARMACEUTICAL HOLDRS TRUST, WILL THE TRUST VOTE
   MY SHARES FOR ME AND CONVERT MY JONES STOCK INTO KING STOCK?

     A: No. The common stock of both Jones and King is included in the securities "basket" traded as the Pharmaceutical HOLDRs Trust (AMEX: symbol PPH). Shares of PPH represent an undivided interest of the beneficial ownership of the securities held in this basket and you will be able to vote your interest in Jones common stock and King common stock separately. Upon completion of the merger, the trustee of the trust will be responsible for exchanging Jones shares for additional King shares which will continue to be held in the Trust. Based upon the exchange ratio of 1.125 shares of King for each share of Jones, each 100 shares of PPH will include 3.1875 shares of King common stock.

                                    SUMMARY
THE COMPANIES

     Both King and Jones are vertically integrated pharmaceutical companies engaged primarily in the manufacture, marketing and sale of branded prescription pharmaceutical products. Both King and Jones are characterized as "emerging specialty pharmaceutical companies" meaning that

     - they generally direct their marketing initiatives toward pharmaceutical products serving niche markets which they believe can benefit from focused attention;

     - they endeavor to acquire additional products or product lines (particularly products which may no longer receive marketing attention from major pharmaceutical firms) which they believe can be promoted efficiently with existing product portfolios; and

     - they endeavor to increase gross and operating margins, as well as gross revenues, through price increases and selling and manufacturing efficiencies.

     In addition, King is seeking FDA approval for utilization of existing products to treat new indications and conditions and, as a result of its acquisition of Medco Research, Inc. completed in February 2000, engages in late stage development activities in the pharmaceutical markets.

SUMMARY OF THE TRANSACTION

     In the merger, Jones will become a wholly owned subsidiary of King. We have attached a copy of the merger agreement to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. We discuss the merger agreement more fully beginning on page 72.

     We believe that the two companies may be integrated with relative ease and that the merger will provide the combined companies with the opportunity to realize several benefits, including the following:

     - the merger will create a larger, more diversified pharmaceutical company, enabling us to compete more effectively for promising pharmaceutical opportunities;

     - the merger will combine the growth prospects related to Jones' portfolio of products with King's, and both portfolios are expected to benefit from the availability of a larger combined sales force;

     - the merger will create opportunities to cross-market each company's products into complementary customer bases, for example to market Jones' Levoxyl(R) product through King's sales force to general and family practitioners, and to market King's Altace(R) products through Jones' sales force to endocrinologists;

     - the merger enhances King's balance sheet and cash flow and improves its financial flexibility to pursue future growth opportunities;

     - the merger is expected to result in the elimination of some duplicative costs and the achievement of some operating efficiencies;

     - the merger is expected to provide improved liquidity to shareholders of both King and Jones; and

     - the merger reduces or moderates reliance on any one product group, thus reducing attendant risks.

     There are also potential detriments to the merger, including the following:

     - potential duplication of some efforts or costs, and

     - the gain in sales or income of products in either portfolio may not be matched in gain in sales or income of products held in the other portfolio so that either King or Jones shareholders may suffer a potential decrease in each of their share of possible gains were the companies to remain independent.

     Each of King and Jones believes the merger's potential benefits outweigh the potential detriments. However, the merger's potential benefits may not be achieved. See the sections entitled "Risks Relating to the Merger" on page 16 and "Our Reasons for the Merger" on page 48.

CONDITIONS TO COMPLETION OF THE MERGER

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. The conditions that must be satisfied or waived before we can complete the merger include the following, subject to exceptions and qualifications:

     - Jones shareholders must approve and adopt the merger agreement and approve the merger, and King shareholders must approve and adopt the merger agreement and approve the issuance of shares in connection with the merger;

     - no injunction or order preventing the merger's completion may be in effect;

     - King common stock to be issued in the merger or upon the exercise of options under Jones' option plans must have been included for listing on the NYSE upon official notice of issuance;

     - any applicable waiting periods under antitrust laws must have expired or be terminated;

     - all material permits, authorizations, consents and approvals needed to complete the merger must have been obtained;

     - the independent accountants of King and Jones must each have delivered letters to the effect that they concur with management's conclusion that the merger will qualify for pooling-of-interests accounting treatment;

     - King and Jones must have received from their respective legal counsel an opinion to the effect that the merger will qualify as a tax-free reorganization;

     - no material adverse effect may have occurred with respect to King or Jones;

     - King and Jones must have each complied in all material respects with its respective agreements in the merger agreement; and

     - King must have executed a consulting agreement, a non-competition agreement, and a severance agreement with Dennis M. Jones, Chairman of the Board and Chief Executive Officer of Jones, and a non-competition and a severance agreement with Judith A. Jones, Executive Vice President of Corporate Affairs of Jones.

     If Jones or King waives any conditions, we will then make a determination as to whether we should resolicit proxies from you.

     For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to Completion of the Merger" on page 79.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the outstanding shares of King common stock owned as of August 10, 2000, the King record date, must approve and adopt the merger agreement and approve the issuance of shares of King common stock in the merger. King shareholders are entitled to cast one vote per share of King common stock. King affiliates holding approximately 20.1% of King common stock as of the King record date have already agreed to vote in favor of the approval and adoption of the merger agreement and the issuance of King common stock in the merger.

     The holders of a majority of the outstanding shares of Jones common stock owned as of August 10, 2000, the Jones record date, must approve and adopt the merger agreement and approve the merger. Jones shareholders are entitled to cast one vote per share of Jones common stock. Jones affiliates holding approximately 10.6% of Jones common stock as of the Jones record date have already agreed to vote in favor of the merger.

     For a more complete description of the votes required for approval of the merger, see the sections entitled "Vote and Quorum Required" on pages 12 and 14, and "Voting of Proxies" on pages 13 as to King and 15 as to Jones.

THE VOTING AGREEMENTS

     All of Jones' directors and certain affiliates who own, on the Jones record date, 6,948,946 shares of Jones common stock, or approximately 10.6% of the outstanding shares, have entered into a voting agreement with King. Under the voting agreement, these persons have agreed to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. For a more complete description of the voting agreement, see the section entitled "Shareholders' Voting Agreements" on page 83.

     All of King's directors who own, on the King record date, 18,475,059 shares of King common stock, or approximately 20.1% of the outstanding shares, have entered into a voting agreement with Jones. Under the voting agreement, these persons have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the issuance of the shares in connection with the merger. For a more complete description of the voting agreement, see the section entitled "Shareholders' Voting Agreements" on page 83.

OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the merger, the King board of directors considered an opinion dated July 13, 2000 from its financial advisor in connection with the merger, Credit Suisse First Boston, to the effect that as of the date of and based upon and subject to the matters described in the opinion, the exchange ratio was fair to King from a financial point of view.

     In deciding to approve the merger, the Jones board of directors considered an opinion from its financial advisor, Chase Securities, as to the fairness of the exchange ratio to the holders of Jones common stock from a financial point of view.

     For a more complete description of the financial advisors' opinions see the section entitled "Opinions of Financial Advisors" on page 53. These opinions are attached as Annex B and C. We urge you to read them.

ACCOUNTING TREATMENT OF THE MERGER

     King intends to account for the merger as a "pooling-of-interests" for financial accounting purposes, in accordance with generally accepted accounting principles and SEC rules. To help ensure that it can account for the merger as a pooling-of-interests, affiliates of King and Jones have entered into agreements that restrict their ability to sell or encumber their shares of King or Jones common stock, as applicable, for a period of time beginning 35 days before the closing of the merger and ending two business days after the public announcement of financial results containing at least 30 days of combined operations. For a more complete description of the accounting treatment of the merger see the section entitled "Accounting Treatment of the Merger" on page 70. For a more complete description of the affiliate agreements, see the section entitled "Restrictions on Sales of Shares by Affiliates of King and Jones" on page 70.

COMPARATIVE MARKET PRICE INFORMATION

     Shares of common stock of Jones are listed on Nasdaq, and shares of common stock of King are listed on the New York Stock Exchange. On July 12, 2000, the last full trading day prior to the public announcement of the merger, King's common stock closed at $45.44 per share, and Jones' common stock closed at $43.75 per share. On August 4, 2000, King's common stock closed at $36.06 per share, and Jones' common stock closed at $40.06 per share. We urge you to obtain current market quotations.

     For a more complete description of market price information, see the section entitled "Comparative Market Price and Per Share Data" on page 87.

INTERESTS OF JONES' DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     You should note that the directors and executive officers of Jones have interests in the merger as employees and/or directors that are different from, or in addition to, the interests of Jones shareholders. These interests include:

     - a consulting agreement,

     - noncompetition agreements,

     - severance agreements, and

     - indemnification provisions in the merger agreement.

For more detailed information on the interests of Jones' directors and executive officers, see the section entitled "Interests of Jones' Directors and Executive Officers in the Merger" on page 65.

RESTRICTIONS ON THE ABILITY TO SELL KING STOCK

     After the merger, all shares of King common stock received by Jones shareholders in the merger will be freely transferable unless the holder is considered an affiliate of either King or Jones under the federal securities laws or the transfer is restricted by an affiliate letter signed by the holder.

     For a more complete description of transfer restrictions applicable to affiliates of King and Jones, see the section entitled "Restrictions on Sales of Shares by Affiliates of King and Jones" on page 70.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the completion of the merger, as summarized below.

     The merger agreement may be terminated by the mutual consent of King and Jones.

     In addition, subject to qualifications, either of King or Jones may terminate the merger agreement if:

     - the other materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to closing relating to those representations, warranties, covenants and agreements would not be satisfied, provided, that if a breach is curable, the non-breaching party may not terminate if the party in breach is exercising reasonable efforts to cure the breach;

     - a final court order prohibiting the merger is issued and is no longer subject to appeal;

     - the merger is not completed by January 9, 2001, without the fault of the terminating party, unless the date is extended as described in the merger agreement;

     - the Jones shareholders do not approve the merger;

     - the King shareholders do not approve and adopt the merger agreement and approve the issuance of the King shares in the merger; or

     - if events have occurred which have caused a material adverse effect on either King or Jones, as the case may be, which have not been cured.

     King may, subject to qualifications, terminate the merger agreement if:

     - Jones' board of directors withdraws or adversely modifies its recommendation of the merger agreement; or

     - Jones' board of directors recommends to Jones' shareholders an acquisition proposal from a third party; or

     - a person makes a tender offer or exchange offer for 20% or more of Jones' common stock and the Jones board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer; or

     - any person (other than King, any affiliate of King or any beneficial owner of more than 5% of the common stock of Jones who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) shall have acquired beneficial ownership of, or any group shall be formed which beneficially owns, 20% or more of Jones' outstanding capital stock.

     Jones may, subject to qualifications, terminate the merger agreement if:

     - the average trading price of King's common stock is less than $29.33 for 20 consecutive trading days ending on the sixth trading day prior to the Jones shareholders meeting, provided that Jones' termination notice will be of no effect if King increases the exchange ratio so that Jones shareholders receive a value of $33.00 per share;

     - American Home Products Corporation exercises its right to terminate the Co-Promotion Agreement related to the marketing of Altace(R);

     - King's board of directors withdraws or adversely modifies its recommendation of the approval and adoption of the merger agreement and approval of the issuance of shares of King common stock in connection with the merger;

     - prior to the effective time of the merger, the FDA denies in whole the supplemental new drug application for Altace(R); or

     - Jones' board of directors (a) determines to recommend a superior acquisition proposal to its shareholders, (b) gives notice to King and
       (c) pays a $100.0 million termination fee.

     For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the Merger Agreement" on page 80.

PAYMENT OF TERMINATION FEE

     Jones will pay King a termination fee of $100.0 million upon the occurrence of any of the following events:

     1. King terminates the agreement because:

        - Jones' board of directors withdraws or adversely modifies its recommendation of the merger agreement;

        - Jones' board of directors recommends to Jones' shareholders an acquisition proposal from a third party; or

        - a person makes a tender offer or exchange offer for 20% or more of Jones' common stock and the Jones board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer by rejected or (b) takes no position as to the offer.

     2. Jones terminates the merger agreement because its board of directors determines to recommend a superior third-party proposal to the Jones shareholders.

     3. (A) Either Jones or King terminates the merger agreement because (i) the Jones shareholders do not approve the merger and merger agreement; or (ii) the merger is not completed by January 9, 2001 (without the fault of the terminating party and provided the date is not extended as provided in the merger agreement) and there is a prior acquisition proposal and (B) Jones consummates a transaction whereby a third-party acquires or agrees to acquire a significant portion of Jones' capital stock or assets within 12 months after the termination of the merger agreement.

     King will pay Jones a termination fee of $100.0 million upon the occurrence of any of the following events:

     1. Either Jones or King terminates the merger agreement because:

        - the King shareholders do not approve and adopt the merger agreement and approve the issuance of King shares incident thereto;

        - at or prior to King's shareholders meeting an offer pertaining to a transaction whereby a third-party will acquire a significant portion of King's capital stock or assets is publicly announced;

        - the terms of such offer require the termination of the merger agreement with Jones as a condition to the offer; and

        - such transaction is consummated or a definitive agreement pertaining thereto is entered into within 12 months after the termination of the merger agreement.

     2. Jones terminates the agreement because King's board of directors withdraws or adversely modifies its recommendation of the merger agreement.

NO OTHER NEGOTIATIONS INVOLVING JONES

     Until the merger is completed or the merger agreement is terminated, Jones has agreed not to initiate, solicit, encourage or facilitate any inquiries or engage in discussions that could be expected to result in a proposal to acquire a significant portion of the securities or assets of Jones. Jones has agreed to promptly inform King if it receives any acquisition proposal. Jones has also agreed to inform King of the status and details of any acquisition proposal. Generally, if Jones receives a proposal that is superior to the King merger, Jones may recommend the superior proposal to its shareholders, provided it gives notice and makes required payments to King, and provided it believes the failure to recommend the other proposal or the superior proposal would be a breach of its fiduciary duties. Notwithstanding such a superior proposal to Jones, the termination fees under the merger agreement will still apply.

     For a more complete description of these limitations on Jones' actions, see the sections entitled "Termination of the Merger Agreement" on page 80, "Payment of Termination Fee" on page 82 and "No Other Negotiations Involving Jones" on page 77 of this joint proxy statement/prospectus.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document, the supplemental booklet and the other documents we reference for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the opinion of Credit Suisse First Boston, which is attached as Annex B, and the opinion of Chase Securities, which is attached as Annex C.

                        THE KING MEETING OF SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE OF KING'S MEETING

     King's special meeting of shareholders will be held at 10:00 a.m., Eastern Daylight Time, on Thursday, August 31, 2000 at The New York Palace Hotel, 455 Madison Avenue, New York, New York. At the meeting, shareholders will be asked to approve and adopt the merger agreement and to approve the issuance of shares of King common stock in connection with the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of King common stock at the close of business on August 10, 2000, the King record date, are entitled to notice of and to vote at the meeting. As of the close of business on the King record date, there were 92,150,970 shares of King common stock outstanding and entitled to vote. These shares were held of record by approximately 585 shareholders, although King has been informed that there are in excess of 15,000 beneficial owners together with approximately 30,000 persons who have beneficial ownership of King common stock through investments in the Pharmaceutical HOLDRs Trust.

VOTE AND QUORUM REQUIRED

     Holders of a majority of the King common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained. Each shareholder is entitled to one vote for each share of King common stock held. The affirmative vote of the holders of a majority of the outstanding shares of King common stock is required to approve and adopt the merger agreement and to approve the issuance of shares in connection with the merger agreement. If no instructions are indicated on an otherwise properly executed proxy, the shares of common stock represented by the proxy will be voted as recommended by the board of directors of King.

SHARE OWNERSHIP OF MANAGEMENT

     All of King's directors, who own 18,475,059 shares of King common stock, or approximately 20.1% of the outstanding shares, on the King record date, have executed a voting agreement with Jones, under which they have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the issuance of shares in connection with the merger. See "Shareholders' Voting Agreements" on page 83.

BROKER NON-VOTES; ABSTENTIONS

     Abstentions and broker non-votes will be counted for purposes of determining the presence (or absence) of a quorum for the transaction of business at the special meeting but will not be counted as an affirmative vote for purposes of determining whether the merger agreement and the issuance of shares in connection with the merger has been approved.

EXPENSES OF PROXY SOLICITATION

     King and Jones will each pay for its own expenses of soliciting proxies to be voted at the meetings. Following the original mailing of the proxies and other soliciting materials, King and its agents also may solicit proxies by mail, telephone, telegraph or in person. King has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies and will pay a fee of $6,000 plus reimbursement of expenses for such services. Following the original mailing of the proxies and other soliciting materials, King and Jones will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, King will reimburse them for their reasonable expenses.

VOTING OF PROXIES

     The King proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the King board of directors for use at the King special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All properly signed proxies received by King prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and to approve the issuance of King common stock in connection with the merger.

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the King secretary a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - if you are a record holder, attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or to determine the proper procedure for voting your shares at the meeting.

NO DISSENTERS' RIGHTS

     Holders of King common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

                       THE JONES MEETING OF SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE OF JONES MEETING

     Jones special meeting of shareholders will be held at 10:00 a.m., Eastern Daylight Time, on Thursday, August 31, 2000 at The St. Regis Hotel, 2 East 55th Street, New York, New York. At the meeting, shareholders will be asked to approve and adopt the merger agreement and approve the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Jones common stock at the close of business on August 10, 2000, the Jones record date, are entitled to notice of and to vote at the meeting. As of the close of business on the Jones record date, there were 65,571,426 shares of Jones common stock outstanding and entitled to vote. These shares were held of record by approximately 900 shareholders, although Jones has been informed that there are in excess of 18,000 beneficial owners together with approximately 30,000 persons who have beneficial ownership of Jones common stock through investments in the Pharmaceutical HOLDRs Trust.

VOTE AND QUORUM REQUIRED

     Holders of a majority of the Jones common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained. Each shareholder is entitled to one vote for each share of Jones common stock held. The affirmative vote of a majority of the outstanding shares of Jones common stock is required to approve and adopt the merger agreement and approve the merger. If no instructions are indicated on an otherwise properly executed proxy, the shares of common stock represented by the proxy will be voted as recommended by the board of directors of Jones.

SHARE OWNERSHIP OF MANAGEMENT

     All of the directors and certain affiliates of Jones who own 6,948,946 shares of Jones common stock, or approximately 10.6% of the outstanding shares, on the Jones record date, have executed a voting agreement with King, under which they have agreed to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. See "Shareholders' Voting Agreements" on page 83.

BROKER NON-VOTES; ABSTENTIONS

     Abstentions and broker non-votes will be counted for purposes of determining the presence (or absence) of a quorum for the transaction of business at the special meeting but will not be counted as an affirmative vote for purposes of determining whether the merger has been approved.

EXPENSES OF PROXY SOLICITATION

     Jones and King will each pay for its own expenses of soliciting proxies to be voted at the meetings. Following the original mailing of the proxies and other soliciting materials,

Jones and its agents also may solicit proxies by mail, telephone, telegraph or in person. Jones has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies and will pay a fee of $9,000 plus reimbursement of expenses for such services and certain unit costs relating to telephone solicitation efforts. Following the original mailing of the proxies and other soliciting materials, Jones will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Jones will reimburse them for their reasonable expenses.

VOTING OF PROXIES

     The Jones proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Jones board of directors for use at the Jones special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All properly signed proxies received by Jones prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and approve the merger.

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the Jones secretary a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - if you are a record holder, attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote them at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

NO APPRAISAL RIGHTS

     Holders of Jones common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     HOLDERS OF JONES COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING JONES COMMON STOCK AT THIS TIME. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF JONES COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER OF THEIR CERTIFICATES REPRESENTING SHARES OF JONES COMMON STOCK IN EXCHANGE FOR CERTIFICATES REPRESENTING SHARES OF KING COMMON STOCK.

                                  RISK FACTORS

     The terms of the merger involve certain risk factors. By voting in favor of the merger, Jones shareholders will also be choosing to invest in King common stock, which in itself involves risks and King shareholders will be subject to the risks of the combined operation of the companies. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATING TO THE MERGER

THE VALUE OF THE KING COMMON STOCK RECEIVED BY THE JONES SHAREHOLDERS IN THE MERGER COULD BE REDUCED IF THE MARKET VALUE OF KING'S COMMON STOCK DECREASES.

     Since the announcement of the transaction, the Jones common stock has tended to trade in relation to the price of the stock of King as the acquiring party. The share prices of both Jones common stock and King common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either Jones common stock or King common stock at any time before the completion of the merger or the market price for King common stock after the completion of the merger. A decrease in King's stock price after the shareholders' meetings will result in a decrease in the value that Jones shareholders will receive in the merger.

     If the average trading price per share of King common stock calculated over a 20-day period prior to the sixth trading day preceding the Jones shareholder meeting falls below $29.33, Jones has the right, but is not required, to terminate the merger agreement unless King elects to increase the exchange ratio to provide Jones shareholders with King common stock worth $33.00 per share. We cannot assure you that Jones would elect to terminate the agreement or that King will elect to increase the exchange ratio. Even if Jones elects to terminate and King elects to increase the exchange ratio, the value of stock Jones shareholders receive may not be $33.00 on the effective date or any subsequent date.

     Any decision by Jones' board of directors to elect to terminate the agreement because the average market price of a share of King common stock is below the $29.33 per share floor will be made by the board in its business judgment after careful consideration of all existing conditions at that time.

     We encourage you to obtain current market quotations of Jones common stock and King common stock.

WE MAY NOT REALIZE THE MERGER'S POTENTIAL BENEFITS.

     We entered into the merger agreement with the expectation that the merger will result in revenue enhancement through synergies. King found Jones' niche products, profit margins and general strength of financial condition to represent potential benefits resulting from the merger. Jones perceived potential benefits to the merger to include (1) the potential for growth of King's products, (2) greater production capacity (which could, if necessary, be available for some of Jones' products), (3) King's greater experience and expertise in product life cycle management and (4) King's greater experience and presence in marketing and selling products in a managed care environment. We can only achieve these synergies if we can integrate our cultures, operations and personnel timely and efficiently. If we fail to do this, expected synergies may not be achieved. This integration could also divert our attention from operations. We may not be able to integrate our businesses timely or successfully and may not be able to realize any of the merger's anticipated benefits. If we fail to do these things, it could affect the value of King's common stock and impair King's finances and business prospects after the merger.

IF WE FAIL TO COMPLETE THE MERGER, WE EACH MAY SUFFER FINANCIAL HARM.

     If we do not complete the merger, we may be subject to a number of material risks, including the following:

     - Jones or King, as the case may be, may be required to pay the other party a termination fee of $100.0 million, depending on the circumstances;

     - Jones may be at risk from the perception that the company is for sale which may in turn affect its ability to acquire additional products or attract sales and management personnel; and

     - King's ability to implement its growth strategy through acquisitions may be adversely affected.

Also, the public announcement of our failure to complete the merger could have an adverse effect on each of our:

     - stock values and

     - ability to attract and retain key management and technical personnel.

You should note that each of us also will have to pay our respective costs related to the merger, such as legal, accounting, and financial advisor fees, even if we do not close the merger. These costs could adversely affect the net income of each of us.

     If the merger is terminated and the Jones board of directors determines to seek another merger or business combination, Jones may, in some situations, be required to pay King $100.0 million as a termination fee. Because of the termination fee Jones may be required to pay King, we cannot assure you that Jones will be able to find a partner willing to pay an equivalent or more attractive price than the merger consideration. In addition, while the merger agreement is in effect, subject to exceptions, Jones is prohibited from soliciting, initiating, encouraging, or entering into extraordinary transactions such as, a merger, sale of assets, or other business combination with any party other than King.

     If the merger agreement is terminated because King shareholders fail to approve and adopt the merger agreement and approve the issuance of shares and prior to the King shareholder vote an offer is made by a third party to merge with King which requires King to terminate its agreement with Jones and this new transaction is completed within 12 months of the termination of the agreement with Jones, King will be required to pay Jones a termination fee of $100.0 million. In addition, if King's board of directors withdraws or modifies its recommendation and Jones terminates the agreement, King is required to pay Jones a termination fee of $100.0 million.

SHAREHOLDERS OF JONES WILL EXPERIENCE SIGNIFICANT DILUTION IN THE NET TANGIBLE BOOK VALUE PER SHARE OF JONES COMMON STOCK UPON THE SURRENDER AND EXCHANGE OF JONES SHARES FOR KING SHARES.

     The pro forma net tangible book value per share of King common stock to be held by Jones shareholders as a result of the merger is significantly less than the current net tangible book value per share of Jones common stock. The historical book value of King's assets includes a significant value attributable to intangible assets, substantially all of which is attributable to King's acquisition of other businesses, product lines and related assets. Certain of these intangible assets are subject to amortization and will be charged against earnings in future years. As a result, holders of Jones common stock will experience immediate and substantial dilution between the net tangible book value per share of Jones common stock on a stand-alone basis and the resulting net tangible book value per share of King common stock on a pro forma basis. In addition, in the event that King's consolidated working capital is used in the acquisition of additional product lines following the merger it is likely that such working capital will be used to acquire trademarks and other intangible assets which will result in increased dilution to the former shareholders of Jones common stock.

     The table below presents comparative selected historical per share data of King and Jones, and pro forma combined per share data for King and Jones and equivalent pro forma per share data for Jones. The financial data presented below is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes to those financial statements of King and Jones. The pro forma combined data is not necessarily indicative of results which will be obtained on a combined basis.

                                             AS OF         AS OF DECEMBER 31,
                                           MARCH 31,    -------------------------
                                             2000        1999      1998     1997
                                           ---------    ------    ------    -----
NET TANGIBLE BOOK VALUE (a) PER COMMON
  SHARE:
  King - Historical......................   $(4.11)     $(4.13)   $(3.90)   $0.13
  Jones - Historical.....................   $ 3.63      $ 3.33    $ 2.57    $1.73
  King - Pro Forma Combined(b)...........   $(0.70)     $(0.85)   $(1.06)   $0.88
  Jones - Pro Forma Equivalent(c)........   $(0.79)     $(0.96)   $(1.19)   $0.99

-------------------------

(a) Net tangible book value per share is equal to total tangible assets of King, Jones or King on a pro forma basis, as the case may be, less total liabilities divided by the respective number of shares of common stock deemed outstanding as of the end of the period.

(b) Pro forma combined amounts shown above reflect the transaction on a "pooling-of-interests" basis for each period shown as if the merger had occurred as of January 1, 1997.

(c) Jones equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by 1.125, the exchange ratio used in the merger.

RISKS RELATING TO KING'S BUSINESS

     You should carefully consider these risk factors, as well as the other information contained in this joint proxy statement/prospectus. The risks described below are not the only ones facing King.

IF KING CANNOT IMPLEMENT ITS STRATEGY TO GROW ITS BUSINESS THROUGH ACQUISITIONS, KING'S COMPETITIVE POSITION IN THE PHARMACEUTICAL INDUSTRY MAY SUFFER.

     King has historically increased its sales and net income through strategic acquisitions and related internal growth initiatives intended to develop marketing opportunities with respect to acquired product lines. King's strategy is focused on increasing sales and enhancing its competitive standing through acquisitions that complement its business and enable it to promote and sell new products through existing marketing and distribution channels. Moreover, since King engages in limited proprietary research activity with respect to product development, King relies heavily on purchasing product lines from other companies.

     Other companies, many of whom have substantially greater financial, marketing and sales resources than King does, compete with King for products or companies.

     King may not be able to acquire rights to additional products on acceptable terms, if at all, or be able to obtain future financing for acquisitions on acceptable terms, if at all. The inability to effect acquisitions of additional branded products will prevent King from introducing new products and limit the overall growth of its business. Furthermore, even if King obtains rights to a pharmaceutical product, King may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. For example, King's marketing strategy, distribution channels and levels of competition with respect to acquired products may be different than those of its current products, limiting its ability to compete favorably in those product categories.

IF SALES OF KING'S MAJOR PRODUCTS OR ROYALTY PAYMENTS TO KING DECREASE, KING'S RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Altace(R) accounted for approximately 35.2% of net sales for the year ended December 31, 1999, and Altace(R), Lorabid(R), Fluogen(R), and the Cortisporin(R) product lines, collectively accounted for approximately 58.6% of net sales for 1999. King believes that sales of these products will continue to constitute a significant portion of its total revenues for the foreseeable future. Accordingly, any factor adversely affecting sales of any of these products or products for which King receives royalty payments could also have a material adverse effect on King's business, financial condition, results of operation and cash flows.

KING CANNOT ASSURE YOU THAT SALES OF LORABID(R) WILL INCREASE IN THE FUTURE. IF SALES DO NOT INCREASE, THERE MAY BE A MATERIAL ADVERSE EFFECT UPON KING'S RESULTS OF OPERATIONS.

     Prior to King's acquisition of Lorabid(R), sales of that product were on the decline. Increased sales of Lorabid(R) depend upon effective marketing to physicians which leads them to write prescriptions for King's product. Lorabid accounted for approximately 7.1% of net sales for the year ended December 31, 1999. King cannot assure you that sales of Lorabid(R) will increase in the future. If Lorabid(R) sales do not increase or if they decrease, there may be a material adverse effect upon King's results of operations and cash flows.

THE FDA MAY NOT APPROVE SOME OR ALL OF THE NEW INDICATIONS FOR ALTACE(R) FOR WHICH KING HAS APPLIED WHICH COULD CAUSE THE MARKET PRICE OF KING COMMON STOCK TO DROP SIGNIFICANTLY.

     King has filed a Supplemental New Drug Application with the FDA to request approval for new and unique indications for Altace(R). King's Supplemental New Drug Application is based on the results of a clinical study called the "HOPE Study." Until new indications for Altace(R) are approved by the FDA, however, there are restrictions on King's dissemination of information about Altace(R) in connection with the HOPE Study. King may not promote Altace(R) for the new indications until the FDA approves the new indications. If the FDA does not approve some or all of the new indications, King will not be able to market Altace(R) for these new indications. King can give you no assurance that the FDA will approve any or all of the new indications for Altace(R). The FDA review process also may take longer than King expects, delaying by several months any revenue recognition King would otherwise derive from these new indications. If King violates governmental regulations applicable to dissemination of the HOPE Study results or fails to secure new indications for Altace(R), there may be a material adverse effect on King's business, financial condition, results of operation and cash flows. In addition, any failure or perceived failure by King regarding Altace(R) could cause the price of its common stock to decline.

IF THE FDA APPROVES KING'S NEW AND UNIQUE INDICATIONS FOR ALTACE(R) BASED ON THE HOPE STUDY, SALES OF ALTACE(R) MAY BE AFFECTED BY THE PERCEPTION OF A CLASS EFFECT, AND ALTACE(R) AND KING'S OTHER PRODUCTS MAY BE SUBJECT TO VARIOUS SOURCES OF COMPETITION FROM ALTERNATE THERAPIES.

     King can give you no assurance that the FDA will approve its application for new indications for Altace(R). Even if the FDA approves some or all of the new indications for Altace(R), King may be unable to meet investors' expectations regarding sales of Altace(R) due to a perceived class effect and the inability to market Altace(R)'s new uses and indications effectively.

     All prescription drugs currently marketed by pharmaceutical companies may be grouped into existing drug classes, but the criteria for inclusion vary from class to class. For some classes, specific biochemical properties may be the defining characteristic. For example, Altace(R) (ramipril) is a member of a class of products known as Angiotensin Converting Enzyme Inhibitors, which we refer to as ACE inhibitors, because ramipril is one of several chemicals that inhibits the production of enzymes that convert angiotensin, which could otherwise lead to hypertension.

     When one drug from a class is demonstrated to have a particularly beneficial or previously undemonstrated effect (e.g., the benefit of Altace(R) as shown by the HOPE Study), many marketers of other drugs in the same class (for example, other ACE inhibitors) will claim that their products offer the same benefit simply by virtue of membership in the same drug class. Consequently, other companies with ACE inhibitors that compete with Altace(R) will claim that their products are equivalent to Altace(R). By doing so, these companies will be able to claim that their products offer the same efficacious results demonstrated by the HOPE Study. Regulatory agencies do not decide whether products within a class are quantitatively equivalent in terms of efficacy or safety. Because comparative data among products in the same drug class is rare, marketing forces often dictate a physician's decision to use one ACE inhibitor over another. We may not be able to overcome other companies' claims that their ACE inhibitors will offer the same benefits of Altace(R) as demonstrated by the HOPE Study. As a result, sales of Altace(R) may suffer from the perception of class effect.

     Currently, there is no generic form of Altace(R) available. That is, there is no product that has the same active ingredient as Altace(R). Although no generic substitute for Altace(R) has been approved by the FDA, there are other ACE inhibitors whose patents will expire in the next few years and there are generic forms of other ACE inhibitors. Also there are different therapeutic agents that may be used to treat the same conditions treated by Altace(R). For example, the group of products known as beta-blockers, calcium channel blockers and diuretics, may be prescribed to treat certain conditions that Altace(R) is used to treat. New ACE inhibitors, increased sales of generic forms of other ACE inhibitors or of other therapeutic agents that compete with Altace(R) may adversely affect the sales of Altace(R).

KING HAS ENTERED INTO A CO-PROMOTION AGREEMENT FOR THE PROMOTION OF ALTACE(R) WITH AMERICAN HOME PRODUCTS CORPORATION WHICH COULD BE TERMINATED BEFORE KING CAN REALIZE ANY BENEFIT FROM THE AGREEMENT.

     King's exclusive co-promotion agreement for Altace(R) with American Home Products Corporation could be terminated before King realizes any benefit from the agreement. King has filed a Supplemental New Drug Application with the FDA to request approval for new and unique indications for Altace(R). If the new indications for Altace(R) have not been approved by January 31, 2001, then American Home Products will have the right to terminate the co-promotion agreement. Also, American Home Products and King each has the right to terminate the agreement if annualized net sales of Altace(R) have not reached $300.0 million after three years from the initiation of the co-promotion activities. There are other reasons why either King or American Home Products could terminate the co-promotion agreement. If the co-promotion agreement is terminated for any reason, King may not realize increased sales which King believes may result from the expanded promotion of Altace(R). If the co-promotion is terminated, King must return some of the money previously paid to it by American Home Products on the signing of the co-promotion and American Home Products will have the right to reacquire its interests in Nordette(R) for a fixed sum. If King must unwind its co-promotion efforts because of the reasons mentioned above or King is unable to maintain a sufficient supply of raw materials or finished product to meet the demands generated by the co-promotion efforts, there may be a material adverse effect on the sales of Altace(R).

IF KING CANNOT INTEGRATE THE BUSINESSES OF COMPANIES KING ACQUIRES, ITS BUSINESS MAY SUFFER.

     King anticipates that the integration of newly-acquired products, and other assets into its business will require significant management attention and expansion of its sales force. In order to effectively manage its acquisitions, King must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. King's recent acquisitions have significantly expanded its product offerings, operations and number of employees. King's future success will also depend in part on its ability to retain or hire qualified employees to operate its expanding facilities efficiently in accordance with applicable regulatory standards. If King cannot integrate its acquisitions successfully, these changes and acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

IF KING IS NOT ABLE TO DEVELOP OR LICENSE NEW PRODUCTS, ITS BUSINESS MAY SUFFER.

     King competes with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than King's, in the development and licensing of new products. King cannot assure you that it will be able to

     - develop, license or successfully commercialize new products on a timely basis or at all, or

     - develop or license new products in a cost effective manner.

Further, other companies may license or develop products or may acquire technology for the development of products that are the same as or similar to the products King has in development or that it licenses. Because there is rapid technological change in the industry and because other companies have more resources than King does, other companies may

     - develop or license their products more rapidly than King can,

     - complete any applicable regulatory approval process sooner than King can,

     - market or license their products before King can market or license its products,

     - offer their newly developed or licensed products at prices lower than King's prices,

and thereby negatively impact the sales of King's newly developed or licensed products. Technological developments or the FDA's approval of new therapeutic indications for existing products may make King's existing products or those products it is licensing or developing obsolete or may make them more difficult to market successfully, which could have a material adverse effect on its business, financial condition, results of operations and cash flows.

KING'S SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT ITS FINANCIAL HEALTH.

     King has a high level of debt. As of June 30, 2000, its total debt was approximately $294.4 million, and its total debt, as a percentage of total capitalization, was approximately 38.2%. King's high level of debt could have a significant adverse future effect on its business. For example:

     - King will have limited ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of its growth strategy, research and development costs or other purposes;

     - a substantial portion of its cash flow will be used to pay principal and interest on its debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other purposes;

     - King's senior credit facility covenants require it to meet certain financial objectives and impose other significant restrictions on its business operations. These covenants and the covenants contained in the indenture governing its senior subordinated notes will limit its ability to borrow additional funds or dispose of assets, pay dividends and limit its flexibility in planning for and reacting to changes in its business;

     - King may be more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

     - King's high debt level and the various covenants contained in the indenture related to its senior subordinated notes and the documents governing its other existing indebtedness may place it at a relative competitive disadvantage as compared to certain of its competitors; and

     - borrowings under its senior credit facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in market interest rates.

     King's ability to pay principal of and interest on its senior subordinated notes, to service its other debt and to refinance indebtedness when necessary depends on its financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond its control.

     King cannot assure you that it will generate sufficient cash flow from operations or that it will be able to obtain sufficient funding to satisfy all of its obligations, including the senior subordinated notes. If King is unable to meet its debt obligations, it will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring its indebtedness or selling additional equity capital. However, King cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies will require the consent of King's senior secured lenders.

KING DOES NOT HAVE PROPRIETARY PROTECTION FOR MOST OF ITS BRANDED PHARMACEUTICAL PRODUCTS, AND ITS SALES COULD SUFFER FROM COMPETITION BY GENERIC SUBSTITUTES.

     Although most of King's revenue is generated by products not subject to competition from generic products, there is no proprietary protection for most of its branded pharmaceutical products, and generic substitutes for most of these products are sold by other pharmaceutical companies. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from King's branded products and could have a material adverse effect on its business, financial condition and results of operations. While King will seek to mitigate the effect of this substitution through, among other things, creation of strong brand name recognition and product line extensions for our branded pharmaceutical products, King may not be successful in these efforts. In addition, King's branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which King's branded products are used.

THIRD PARTIES MANUFACTURE OR SUPPLY MATERIALS FOR MANY OF KING'S PRODUCTS, AND ANY DELAYS OR DIFFICULTIES EXPERIENCED BY THEM MAY REDUCE KING'S PROFIT MARGINS AND REVENUES OR HARM ITS REPUTATION.

     Fifteen of King's product lines, including Altace(R), Lorabid(R) and Cortisporin(R), are currently manufactured by third parties. Until these products can be moved to King's manufacturing facilities, its dependence upon third parties for the manufacture of its products may adversely impact its profit margins or may result in unforeseen delays or other problems beyond its control. If for any reason King is unable to obtain or retain third-party manufacturers on commercially acceptable terms, King may not be able to distribute its products as planned. If King encounters delays or difficulties with contract manufacturers in producing or packaging its products, the distribution, marketing and subsequent sales of these products would be adversely affected, and King may have to seek alternative sources of supply or abandon or sell a product line on unsatisfactory terms. King might not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. King also cannot assure you that the manufacturers it utilizes will be able to provide it with sufficient quantities of its products or that the products supplied to it will meet its specifications.

     King requires a supply of quality raw materials and components to manufacture and package pharmaceutical products for King and for third parties with which King has contracted. Generally, King has not had difficulty obtaining raw materials and components from suppliers in the past. Currently, King relies on approximately 400 suppliers to deliver the necessary raw materials and components. The loss of any one of these suppliers is not expected to have a material adverse effect on King's ability to acquire raw materials and components. King has no reason to believe that it will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if King is unable to obtain sufficient quantities of any of the raw materials or components required to produce and package its products, King may not be able to distribute its products as planned. In this case, King's business, financial condition and results of operations could be materially and adversely affected.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT KING'S ABILITY TO OPERATE ITS BUSINESS.

     Virtually all aspects of King's activities are regulated by federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of King's products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies, including the FDA, the Drug Enforcement Agency, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration and the Environmental Protection Agency, as well as by foreign governments.

     Noncompliance with applicable FDA policies or requirements could subject King to enforcement actions, such as suspension of manufacturing or distribution, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies, such as the Drug Enforcement Agency, the Environmental Protection Agency or various agencies of the states and localities in which King's products are manufactured and sold, and could have ramifications for King's contracts with government agencies such as the Veteran's Administration. These enforcement actions could have a material adverse effect on King's business, financial condition and results of operations.

     All manufacturers of human pharmaceutical products are subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act or the Public Health Service Act or both. New drugs, as defined in the Federal Food, Drug and Cosmetic Act, and new human biological drugs, as defined in the Public Health Service Act, must be the subject of an FDA-approved new drug or biologic license application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies, such as any decision by the FDA to require an approved marketing application for one of our products not currently subject to the approved marketing application, could have a material adverse effect on King's business, financial condition and results of operations.

     King manufactures some pharmaceutical products containing controlled substances and, therefore, is also subject to statutes and regulations enforced by the Drug Enforcement Agency and similar state agencies which impose security, recordkeeping, reporting and personnel requirements on King. Additionally, King manufactures biological drug products for human use and is subject to regulatory burdens as a result of these aspects of its business. There are additional FDA and other regulatory policies and requirements covering issues such as advertising, commercially distributing, selling, sampling and reporting adverse events associated with King's products with which King must continuously comply. Noncompliance with any of these policies or requirements could result in enforcement actions which could have a material adverse effect on King's business, financial condition and results of operations.

     The FDA has the authority and discretion to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may require an approved marketing application for any drug product marketed if new information reveals questions about the drug's safety or effectiveness. All drugs must be manufactured in conformity with cGMPs and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application.

     While King believes that all of its currently marketed pharmaceutical products comply with FDA enforcement policies or have received the requisite agency approvals, King's marketing is subject to challenge by the FDA at any time. Through various enforcement mechanisms, the FDA can ensure that noncomplying drugs are no longer marketed. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy FDA review process. King's manufacturing facilities and those of its third-party manufacturers are continually subject to inspection by governmental agencies. Manufacturing operations could be interrupted or halted in any of those facilities if the government is unsatisfied with the results of its inspections. This could have a material adverse effect on King's business, financial condition, results of operation and cash flows.

     King cannot determine what effect changes in regulations, enforcement positions, statutes or legal interpretation, when and if promulgated, adopted or enacted, may have on its business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. These changes, or new legislation, could have a material adverse effect on King's business, financial condition, results of operation and cash flows.

KING'S PARKEDALE FACILITY HAS BEEN THE SUBJECT OF FDA CONCERNS. IF KING CANNOT ADEQUATELY ADDRESS THE FDA'S CONCERNS, KING MAY BE UNABLE TO OPERATE THE PARKEDALE FACILITY AND, ACCORDINGLY, KING'S BUSINESS MAY SUFFER.

     King's Parkedale facility, located in Rochester, Michigan, manufactures both drug and biological pharmaceutical products. Parkedale was one of six Warner-Lambert facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993 as a result of FDA concerns about compliance issues within Warner-Lambert facilities in the period before the decree was entered.

     The Parkedale facility was inspected by the FDA's Team Biologics in March and April 1998. During that inspection, the FDA made observations about King's compliance with cGMPs in a written report provided to King. This written report is known as an "FDA Form 483" or simply as a "483." King provided the FDA with a written response to the 483 including an action plan to address the observations.

     As a continuation of the inspections in March and April 1998, the FDA inspected the Parkedale facility in May 1999 to verify actions taken in response to the 1998 inspection and to review King's compliance with the FDA's cGMP requirements. At the end of that inspection, the FDA issued another 483 listing its observations. King submitted a written response to that 483 and met with FDA representatives to present King's plans for addressing the observations. In August 1999, the FDA asked King to clarify and supplement its responses to the 483 that resulted from the May 1999 inspection. The FDA also stated it would require additional product testing for the product Histoplasmin. Since revenues attributable to Histoplasmin were minimal King discontinued the manufacture and distribution of the product, and King subsequently informed the FDA of its decision. Most, but not all, of King's actions in response to the May 1999 inspection and the August 1999 FDA letter have been completed, and King has continued to inform the FDA in writing of its progress in implementing those actions.

     In October 1999, as part of its program for inspection of all manufacturers of influenza virus vaccine, the FDA's Team Biologics inspected King's production of Fluogen(R) at the Parkedale facility and issued a 483 listing certain cGMP observations. In November 1999, King submitted a written response containing its plan to address those observations.

     On March 10, 2000, the FDA notified King that the methods, facilities and controls used by the Parkedale facility in the manufacture, processing and packaging of Fluogen(R) were not in compliance with cGMP requirements. The FDA therefore informed King, pursuant to the consent decree, that King must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards for the manufacture and distribution of Fluogen(R). The FDA has received King's initial response to its March 10 notification and following discussions with the FDA, King has filed with the FDA its written certification of conformance that it is now sufficiently in compliance with cGMP manufacturing standards to resume the manufacture of Fluogen(R) and King has now resumed the manufacture of Fluogen(R). The distribution of Fluogen(R) remains suspended pursuant to the FDA's order. King is working to meet all of the FDA's requirements to resume distribution of Fluogen(R), which can occur upon the FDA's verification that Parkedale has satisfactorily completed all required corrective measures and is in substantial compliance with cGMP standards. Fluogen(R)'s gross sales totaled $32.0 million, while net sales equaled $28.7 million, for the year ended December 31, 1999. Gross profit for Fluogen(R) equaled $6.9 million for the same period. King generally recognizes revenue from Fluogen(R) during the third and fourth quarters of each calendar year.

     On Friday, June 9, 2000, representatives of King met with the FDA to discuss the status of its compliance program for Fluogen. The FDA was encouraged by King's efforts to that date and agreed to continue to work closely with Parkedale in an attempt to resolve remaining issues. While King is pursuing all actions reasonably necessary to assure

Fluogen(R)'s availability during the upcoming flu season commencing September 2000, King cannot assure you that we will be able to satisfy the FDA's concerns respecting the cGMP standards applicable to Fluogen(R). Consequently, King cannot assure you that King will be able to market or distribute any amount of Fluogen(R) in the future.

     In March 2000, the FDA also wrote to provide comments and requests for further information and clarification of previous information submitted by Parkedale to the FDA in relation to certain process validation issues of Aplisol(R) (tuberculin purified protein derivative diluted). The FDA's correspondence does not require Parkedale to discontinue or delay, in any manner, the production and distribution of Aplisol(R), and the FDA continues to approve the release and distribution of Aplisol(R) by Parkedale.

KING COULD BE FORCED TO WRITE OFF CERTAIN AMOUNTS OF FLUOGEN(R) INVENTORY AND THE ANNUAL YIELDS OF THE STRAINS OF THE INFLUENZA VIRUS VACCINE ARE UNPREDICTABLE.

     Even if the FDA permits King to resume distribution of Fluogen(R), the FDA could also prevent distribution of some or all of King's influenza vaccine inventory.

     The three influenza virus strains that comprise each year's vaccine are selected annually by governmental authorities based on epidemiologic data collected worldwide. The growth characteristics of each of the three strains are unpredictable, resulting in potentially significant variations of vaccine component yields. Since the final vaccine is comprised of equal proportions of each of the three strains, a low yield of any one strain will reduce the total number of vaccine doses available for distribution. Similarly, if there is no yield of any one strain, there would be no vaccine available for distribution.

     A write off of in-process or finished inventory of Fluogen(R) or an unexpectedly low yield of any one strain of the vaccine components could have a material adverse effect on King's business, financial condition and results of operations.

KING'S QUARTERLY RESULTS MAY FLUCTUATE, AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT KING'S PROFITABILITY.

     King's results of operations may vary from quarter to quarter due to many factors. These factors include expenditures related to the acquisition, sale and promotion of pharmaceutical products, a changing customer base, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, new products introduced by King or our competitors, the mix of products King sells, seasonality of certain product sales, changes in sales due to anticipated price increases, changes in sales and marketing expenditures, competitive pricing pressures and general economic and industry conditions that may affect customer demand. For example, in advance of a price increase, many of King's customers may order pharmaceutical products in larger than normal quantities. The ordering of excess quantities in any quarter could cause sales of some of King's branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. These factors could also affect King's annual results of operations as well as its ability to satisfy certain of the covenants in King's senior credit facility and the indenture related to the notes. King cannot assure you that King will be successful in maintaining or improving its profitability or avoiding losses in any future period.

AN INCREASE IN PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS OR PRODUCT RETURNS COULD HARM KING'S BUSINESS.

     King faces an inherent business risk of exposure to product liability claims in the event that the use of its technologies or products is alleged to have resulted in adverse effects. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale. While King has taken, and will continue to take, what King believes are appropriate precautions, King may not be able to avoid significant product liability exposure. King currently has product liability insurance in the amount of $50.0 million for aggregate annual claims with a $50,000 deductible per incident and a $500,000 aggregate annual deductible; however, King cannot assure you that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. Also, adequate insurance coverage might not be available in the future at acceptable costs, if at all.

     Product recalls may be issued at King's discretion or at the discretion of the FDA, other government agencies or other companies having regulatory authority for pharmaceutical product sales. In November 1998, the Parke-Davis division of Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid(R) manufactured prior to King's acquisition of Procanbid(R). A Class III recall is one in which use of, or exposure to, the product is not likely to cause adverse consequences. These recalls were instituted because the lots at issue failed a dissolution test as part of the routine stability program at the 18-month interval. In December 1999, Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid(R) manufactured prior to King's acquisition of the product because it had failed the same dissolution test at the 24-month interval. In February 2000, American Pharmaceutical Partners, Inc. which manufactures Adenoscan(R), initiated a Class II recall for 30 mL single-dose vials used for intravenous infusion only because of chipped and leaking vials and the possible presence of glass particles in vials. A Class II recall is one in which the use of, or exposure to, the product may cause temporary or medically reversible adverse health consequences or where the probability of serious adverse health consequences is remote. The FDA estimated that 100,000 vials remained on the market at the time of the recall. In April 2000, we initiated a voluntary Class II recall for one lot of Vira-A(R) ophthalmic ointment, as a result of leaking tubes. King cannot assure you that additional product recalls will not occur in the future. Any product recalls could have a material adverse effect on King's business, financial condition, results of operations and cash flows.

     Although product returns were approximately 2.7% of gross sales for the year ended December 31, 1999, King cannot assure you that actual levels of returns will not increase or significantly exceed the amounts King has anticipated.

THE LOSS OF KING'S KEY PERSONNEL COULD HARM ITS BUSINESS.

     King is highly dependent on the principal members of its management staff, the loss of whose services might impede the achievement of its acquisition and development objectives. Although King believes that it is adequately staffed in key positions and that it will be successful in retaining skilled and experienced management, operational, scientific and development personnel, King cannot assure you that it will be able to attract and retain key personnel on acceptable terms. The loss of the services of key personnel could have a material adverse effect on King, especially in light of its recent growth. King does not maintain key-person life insurance on any of its employees. In addition, King does not have employment agreements with any of its key employees.

KING'S RECENTLY ESTABLISHED INTERNATIONAL DIVISION IS NOT YET PROFITABLE, AND THERE CAN BE NO ASSURANCE THAT IT WILL BE PROFITABLE IN THE FUTURE.

     In January 1999, King established its International Division in Charlotte, North Carolina in order to seek new international markets for product lines for which King has international rights. The marketing and distribution of these products in foreign countries generally require the prior registration of the products in those countries. King does not have a distribution mechanism in place for distribution outside the United States and Puerto Rico and would need to enter into distribution agreements with local companies to distribute the products effectively. King cannot assure you that it will be successful in securing the registrations outside the United States or that it will do so in a timely manner. King cannot assure you that its International Division will be successful in entering into distribution agreements or that King will be able to secure additional products with international rights in the future. Initial sales generated from the International Division may not exceed the associated costs of its operations.

IF KING IS UNABLE TO SECURE OR ENFORCE PATENT RIGHTS, TRADEMARKS, TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY, KING'S BUSINESS COULD BE HARMED.

     King may not be successful in securing or maintaining proprietary patent protection for products it develops or technologies it licenses. In addition, King's competitors may develop products similar to King's using methods and technologies that are beyond the scope of King's intellectual property protection, which could reduce its sales. The validity of patents can be subject to expensive litigation. King can give you no assurance that its patents will not be challenged. Competitors may be able to develop similar and competitive products outside the scope of King's patents. For example, should third parties patent or otherwise develop and receive governmental clearance to commercialize an adenosine product for a use not covered by King's patents, physicians could use those third party products in place of King's products even though the third party products were not approved by the FDA for the same indications as King's products. Any off-label use of third party products could have a material adverse effect on sales of King's products and the amount of royalty revenues King receives.

     King also relies upon trade secrets, unpatented proprietary know-how and continuing technological innovation, where patent protection is not believed to be appropriate or attainable, in order to maintain our competitive position. King cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to King's trade secrets or disclose the technology, or that King can adequately protect its trade secrets.

OWNERSHIP OF KING IS CONCENTRATED IN A FEW INDIVIDUALS WHO CAN INFLUENCE ITS MANAGEMENT AND POLICIES.

     King's present executive officers and directors (16 persons) and their affiliates beneficially own approximately 28.5% of the outstanding shares of King common stock. Accordingly, they have the ability to exercise significant influence over the management and policies of King. Independent directors do not currently, and may not in the future, constitute a majority of the board of directors. In the absence of a majority of independent directors, King's executive officers, who also are principal shareholders and directors, could establish policies and enter into transactions without independent review and approval thereof. Transactions without an independent review could present the potential for a conflict of interest between King and its shareholders generally and its executive officers or directors. King does not intend to implement any formal procedures to address any of these potential conflicts of interest.

RISKS RELATING TO JONES' BUSINESS

     Jones' results of operations in future periods, both annually and from quarter-to-quarter, are subject to a variety of factors affecting Jones and the industries and markets in which it operates, including those discussed below.

IF SALES OF JONES KEY PRODUCTS DECREASE, JONES' RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Jones' revenues and earnings are primarily attributable to a limited number of key products which currently enjoy high gross margins. During 1999, sales of synthetic thyroid, treatment products (principally Levoxyl(R), Tapazole(R), Cytomel(R) and Triostat(R)) and Jones thrombin products (principally Thrombin-JMI(R)) represented, in the aggregate, approximately 80.4% of total sales. Any factor adversely affecting either the availability of these products, or the market or pricing for these products, would have a material adverse effect upon Jones' business and the results of its operations. Gross margins applicable to the sale of thrombin products in 2000 will be reduced somewhat due to sales of Thrombogen(R) of approximately $6.6 million in this concluding year of Jones' supply commitment to Johnson & Johnson's Ethicon subsidiary. Sales of Thrombogen(R) in 1999 and 1998 were $1.6 million and $0, respectively.

JONES RELIES ON THIRD-PARTY MANUFACTURERS FOR MANY OF ITS PRODUCTS, AND ANY DELAYS OR DIFFICULTIES EXPERIENCED BY THEM MAY REDUCE JONES' PROFIT MARGINS AND REVENUES OR HARM ITS REPUTATION.

     Tapazole(R), Triostat(R), Cytomel(R) and Brevital(R), which collectively represented approximately 38.0% of 1999 sales, are produced for Jones by third party manufacturers under agreements arising from Jones' acquisition of these product lines. Jones depends upon these suppliers and they, in turn, generally depend on sole-source suppliers for key raw materials used in these products. Alternative sources of these products are not readily available and any transfer of production would be subject to FDA site-change approval. Although Jones believes its contracts for these products are with reliable and substantial entities, interruption in product deliveries and/or the need to enter into new agreements upon the expiration of the current term with the same or another manufacturer present the risk that Jones may not be able to obtain adequate supplies in a timely fashion or at all.

     Disruption in the available supply of Tapazole(R), Triostat(R), Cytomel(R) or Brevital(R), or an inability to obtain sources of supply upon the expiration of current manufacturing arrangements would be materially adverse to Jones' business and financial condition and to the results of its operations. Changes in manufacturing arrangements for these products, whether resulting in a new supplier or new contract terms with an existing supplier, may result in an increase in Jones' costs of good sold. Even if prices are raised to offset some or all of these additional costs, gross margins may be adversely affected.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT JONES' ABILITY TO OPERATE ITS BUSINESS.

     The manufacturing, processing, formulation, packaging, labeling, advertising and sampling of pharmaceutical products are subject to extensive regulation by various federal and state agencies including the FDA, the Federal Trade Commission, the Drug Enforcement Agency, the Consumer Products Safety Commission, the Environmental Protection Agency and the U. S. Department of Agriculture. In addition to other costs of compliance with such regulations, Jones is subject to possible risks arising from changes in these regulations or based upon alleged violations of regulations. These risks could render Jones' products unavailable to the market or unmarketable or result in product recalls. Any of these developments could materially and adversely affect Jones' reputation, business, and financial condition and its results of operations.

     - A pending change in the status of levothyroxine products requires that Jones obtain approval of Levoxyl(R) as a "new drug." Failure to obtain such approval in a timely fashion would materially and adversely affect Jones' business and financial condition and the results of its operations.

     - The FDA has adopted regulations under the Modernization Act of 1997 restricting the ability of pharmaceutical companies, including Jones, to market products for "off labeled" indications.

     - In January 2000 Jones received a Warning Letter from the FDA challenging terminology used in an advertisement for Levoxyl(R). Jones has complied with steps requested in the letter and does not currently anticipate that the FDA will seek to impose further sanctions.

AN INCREASE IN PRODUCT LIABILITY CLAIMS COULD HARM JONES' BUSINESS.

     In addition to government regulation, Jones faces an inherent risk of exposure to product liability claims. These claims might allege that the use of a product manufactured or distributed by Jones resulted in adverse effects for a patient or consumer. Product liability claims could materially and adversely affect Jones' reputation, business and financial condition and the results of its operations. These risks exist even with respect to products which are manufactured in regulated facilities or otherwise possess regulatory approval for commercial sale. These risks exist even though Jones has taken and continues to take what it believes are appropriate quality control and precautions in its operations.

JONES RECENTLY IMPLEMENTED CHANGES IN ITS MARKETING STRATEGIES WHICH COULD ADVERSELY AFFECT SALES LEVELS.

     During 1999 Jones implemented modifications to its marketing approach to

     - unify its field sales staff to concentrate on its endocrine product line and other products subject to competitive markets, and

     - renegotiate contract pricing agreements which provide incentive discounts and rebates.

     Jones' current promotional emphasis could adversely affect sales levels of its critical care products which now receive less promotion. Changes in available incentive discounts and rebates may result in greater resistance to price increases. Despite these risks, Jones believes that the intended benefits from these strategic measures will favorably affect operating results in future periods.

JONES IS A DEFENDANT IN LITIGATION WHICH IS CURRENTLY BEING HANDLED BY ITS INSURANCE CARRIER. SHOULD THIS COVERAGE BE SUBSEQUENTLY DENIED AND JONES WERE TO LOSE ALL OF THESE LAWSUITS, JONES RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Jones is a defendant in more than 2,500 multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine phentermine, which is usually referred to as "fen/phen." Jones did, following an acquisition in 1996, act as a distributor of Obenix, a branded phentermine product. Jones also distributed a generic phentermine product. Jones believes that its phentermine products have been identified in less than 100 of the foregoing cases. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. They seek compensatory and punitive damages as well as medical care and court-supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranties and misrepresentation. These suits are filed in various jurisdictions throughout the United States and in each of these suits, we are one of many defendants, including manufacturers and other distributors of these drugs. Jones denies any liability incident to the distribution of its phentermine product and intends to pursue all defenses available to it. Jones has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending Jones in these suits. The lawsuits are in various states. It is too early to determine, what, if any, liability Jones will have with respect to the claims set forth in these lawsuits. In the event that Jones' insurance coverage is inadequate to satisfy any resulting liability, Jones will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it.

RISKS RELATING TO THE INDUSTRY

ANY REDUCTION IN REIMBURSEMENT LEVELS BY MANAGED CARE ORGANIZATIONS OR OTHER THIRD-PARTY PAYORS MAY HAVE AN ADVERSE EFFECT ON KING'S AND JONES' REVENUES.

     Commercial success in producing, marketing and selling products depends, in part, on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services. For example, many managed health care organizations are now controlling the pharmaceutical products that are on their formulary lists. The resulting competition among pharmaceutical companies to place their products on these formulary lists has reduced prices across the industry. In addition, many managed care organizations are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. Neither King nor Jones can assure you that their respective products will be included on the formulary lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact their operations.

     In addition, a number of legislative and regulatory proposals aimed at changing the health care system, including the levels at which pharmaceutical companies are reimbursed for sales of their products, have been proposed. While neither King nor Jones can predict when or whether any of these proposals will be adopted or the effect these proposals may have on their respective business, the pending nature of these proposals, as well as the adoption of any proposal, may exacerbate industry-wide pricing pressures and could have a material adverse effect on each of King's and Jones' financial condition, results of operations or cash flows.

THE INDUSTRY IS HIGHLY COMPETITIVE.

     In the industry, smaller pharmaceutical companies like King and Jones compete with large, global pharmaceutical companies with substantially greater financial resources for the acquisition of products, technologies and companies. Neither King nor Jones can assure you that

     - it will be able to continue to acquire commercially attractive pharmaceutical products, companies or technologies,

     - additional competitors will not enter the market, or

     - competition for acquisition of products, companies, technologies and product lines will not have a material adverse effect on its business, financial condition and results of operations.

     King and Jones also compete with pharmaceutical companies in developing, marketing and selling pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use or acquired by other pharmaceutical companies may be more effective or offered at lower prices than King's or Jones' current or future products. Competitors may also be able to complete the regulatory approval process sooner and, therefore, may begin to market their products in advance of King's or Jones'. King and Jones believe that competition for sales of their products will be based primarily on product efficacy, safety, reliability, availability and price.

                              RECENT DEVELOPMENTS

     In addition to the risk factors described on the preceding pages, shareholders of both King and Jones should consider the following developments since December 31, 1999, both as they affect each company individually and as they affect the combined company that would result from the merger.

KING

     - King completed its acquisition of Medco Research, Inc. on February 25, 2000, in a transaction accounted for as a pooling of interests.

     - During the quarter ended June 30, 2000, King raised significant additional equity capital aggregating $240 million through the issuance of 6.0 million shares of its common stock in an underwritten block trade in April 2000 and the issuance of 1.9 million shares of common stock to American Home Products in connection with the Altace(R) co-promotion agreement.

     - Under the terms of the Altace(R) co-promotion agreement, American Home Products will share in the revenues, net of certain costs, of future sales of Altace(R) in excess of specified levels in exchange for its marketing efforts. If King receives FDA approval of its supplemental New Drug Application for the use of Altace(R) to treat indications cited in the Hope Study, American Home Products is obligated to pay an additional $50 million to King.

     - Approximately $181.2 million of the additional equity raised by King was used to retire or prepay indebtedness. In connection therewith, King incurred charges of approximately $4.7 million, net of tax, in the quarter ended June 30, 2000, relating to the write-off of unamortized financing costs incurred in connection with the prepaid indebtedness.

     - On July 7, 2000, King completed the acquisition of U.S. marketing rights to the Nordette(R), Bicillin(R), and Wycillin(R) product lines from American Home Products as contemplated by the co-promotion agreement for $200 million, financed with a draw of $10.0 million on a $50.0 million bridge loan, $25.0 million in the form of a note issued to American Home Products, $37.5 million of the proceeds from the sale of stock to American Home Products, $25.0 million received in connection with the co-promotion agreement with American Home Products, $90.0 million from the revolving credit facility and $12.5 million in cash from operations.

     Certain of the foregoing transactions have significantly affected King's balance sheet. King's debt to equity ratio has decreased from 264% at December 31, 1999, to 62% at June 30, 2000. The 7.9 million additional shares of King's common stock sold during the second quarter represent 8.5% of its stock outstanding at June 30, 2000.

JONES

     - In late March 2000, the FDA approved two generic formulations of methimazole products similar to its Tapazole(R) products. Jones subsequently acquired the rights to one of these generic products with a view to introducing a generic alternative thyroid treatment to the veterinary market. Jones understands that sales of the other generic formulation, as a product intended for human use, commenced in June 2000.

     - Triostat(R) was previously produced for Jones under a supply agreement with SB Pharmco Puerto Rico Inc. (an affiliate of SmithKline Beecham plc) which expired in June 2000. Jones is negotiating a long-term supply contract for the manufacture and supply of this product with Akorn Incorporated. FDA approval of the site transfer for manufacturing of Triostat(R) has been obtained. Jones received its first shipment of product manufactured by Akorn in July 2000, consisting of an estimated five months inventory supply.

     - Jones anticipates near term capital expenditures approximating $3.5 million in order to adopt and apply viral inactivation processes to the manufacture and packaging of its thrombin-based products, which are derived from bovine blood. Jones does not anticipate that implementation of the processes, which are required under applicable FDA regulations, will adversely affect the stability or other properties of Thrombin-JMI(R).

     - For many years, Jones has supplied Thrombogen(R), a line of thrombin-based products manufactured under a distribution and development agreement with Ethicon, Inc, a subsidiary of Johnson & Jonson Products, Inc. This agreement is scheduled to expire in October 2000. Ethicon is seeking an extension of the supply relationship and in connection therewith has claimed in correspondence to Jones that a failure of Jones to continue production on behalf of Ethicon may violate federal antitrust laws. Jones' Gentrac facility in Madison, Wisconsin is the sole domestic facility currently licensed by the FDA to produce natural thrombin products.

SECOND QUARTER EARNINGS RELEASES

     JONES. On July 19, 2000, Jones announced operating results for the quarter and six months ended June 30, 2000. For the quarter and six months then ended, Jones reported sales of $51.6 million and $97.4 million, respectively, compared to sales of $31.3 million and $60.8 million, respectively for the prior year periods. The year 2000 results represent a 65% increase in sales for the second quarter and a 60% increase in sales for the six months. Jones' earnings for the second quarter were $0.30 per share, up 77% from $0.17 in 1999. Jones' earnings for the six months ended June 30, 2000, were $0.58 per share, up 81% from $0.32 in 1999.

     KING. On July 24, 2000, King announced operating results for the quarter and six months ended June 30, 2000. For the quarter and six months then ended, King reported revenues of $103.1 million and $194.6 million, respectively, compared to revenues of $84.9 million and $152.5 million, respectively for the prior year periods. The year 2000 results represent a 21% increase in revenues for the second quarter and a 28% increase in revenues for the six months.

     King's earnings for the second quarter, prior to extraordinary charges of $4.7 million for the writeoff of certain deferred financing costs relating to repayment of indebtedness under its senior credit facility, were $0.19 per share, up 19% from $0.16 in 1999. Total debt decreased 48.2%, or $273.5 million, from $567.9 million at December 31, 1999 to $294.4 million at June 30, 2000 due to this repayment. King's earnings for the six months ended June 30, 2000, prior to the extraordinary charges and prior to non-recurring merger and restructuring costs relating to its acquisition of Medco, were $0.32 per share, up 19.0% from comparable earnings of $0.27 in 1999.

     Additional information concerning Jones' and King's three months and six months ended June 30, 2000, will be included in their respective quarterly reports on Form 10-Q which will be filed with the Securities and Exchange Commission on or before August 14, 2000. You are urged to read and consider this financial information. See the section entitled "Where You Can Find More Information" on page 108.

                           KING PHARMACEUTICALS, INC.
         UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following tables present unaudited selected pro forma combined condensed financial data for King after giving effect to the merger with Jones. The merger with Jones will be accounted for using a pooling-of-interests method of accounting. The selected pro forma financial data presented below reflect the operations of King and Jones for the three-month periods ended March 31, 2000 and 1999, and for the years ended December 31, 1999, 1998 and 1997. In addition, the information for the year ended December 31, 1999 reflects King's acquisition of the Lorabid(R) product line on August 19, 1999 as if it occurred on January 1, 1999. The unaudited selected pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the results that would have been obtained if the merger had occurred at the beginning of the periods presented (in the case of statement of operations items) or at the dates of the balance sheet (in the case of balance sheet items), or that may be obtained in the future. The selected unaudited pro forma combined condensed financial data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Information appearing on page 90 of this joint proxy statement/prospectus.

                                                      FOR THE THREE-
                                                       MONTHS ENDED               FOR THE YEAR ENDED
                                                        MARCH 31,                    DECEMBER 31,
                                                   --------------------    --------------------------------
                                                     2000      1999(1)     1999(1)     1998(1)     1997(1)
                                                   --------    --------    --------    --------    --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues...................................  $137,175    $ 97,046    $544,262    $294,421    $156,690
                                                   --------    --------    --------    --------    --------
Operating Costs and Expenses:
  Cost of revenues...............................    30,477      23,395     151,728      91,189      39,552
  Selling, general and administrative............    33,728      21,074     118,530      61,189      41,613
  Depreciation and amortization..................     9,277       7,786      36,655      15,566       8,576
  Research and development costs.................     3,665       3,146      17,659      10,866       7,792
  Merger and restructuring costs(2)..............    20,789          --          --          --          --
  Nonrecurring charges(3)........................        --          --          --      10,500          --
                                                   --------    --------    --------    --------    --------
        Total operating costs and expenses.......    97,936      55,401     324,572     189,310      97,533
                                                   --------    --------    --------    --------    --------
  Operating income...............................    39,239      41,645     219,690     105,111      59,157
Other income (expense):
  Interest (expense).............................   (14,032)    (12,719)    (61,255)    (15,081)     (3,025)
  Interest income................................     4,021       2,167      10,507       7,961       4,672
  Other income (expenses)........................      (126)        (71)     (3,239)      4,016         673
                                                   --------    --------    --------    --------    --------
Income from continuing operations before income
  taxes..........................................    29,102      31,022     165,703     102,007      61,477
Income tax expense...............................   (18,463)    (11,738)    (62,714)    (36,877)    (19,608)
                                                   --------    --------    --------    --------    --------
Income from continuing operations................  $ 10,639    $ 19,284    $102,989    $ 65,130    $ 41,869
                                                   ========    ========    ========    ========    ========
PER SHARE INCOME FROM CONTINUING OPERATIONS(4):
  Basic..........................................  $   0.07    $   0.12    $   0.66    $   0.43    $   0.29
                                                   ========    ========    ========    ========    ========
  Diluted........................................  $   0.07    $   0.12    $   0.65    $   0.43    $   0.29
                                                   ========    ========    ========    ========    ========
Weighted average common shares(4):
  Basic..........................................   156,771     155,658     155,848     151,172     142,144
                                                   ========    ========    ========    ========    ========
  Diluted........................................   160,396     158,061     158,668     153,095     143,902
                                                   ========    ========    ========    ========    ========

                       (Balance Sheet Data and footnotes on the following page.)

                                                              MARCH 31,
                                                                 2000
                                                              ----------
BALANCE SHEET DATA:
Working capital.............................................  $  228,247
Total assets................................................   1,138,014
Total long-term liabilities.................................     502,305
Total shareholders' equity..................................     491,321

-------------------------

(1) King completed various product purchase acquisitions for which the results of operations of the acquired products are included in King's consolidated results of operations from the respective dates of the acquisitions (see footnote 7 to King's consolidated financial statements).
(2) Reflects merger and transaction costs associated with King's completed merger with Medco Research, Inc. on February 25, 2000.
(3) Reflects a non-cash accounting charge related to an impairment of certain under-performing long-lived assets (see footnote 3 to Jones' consolidated financial statements).
(4) Retroactively reflects King's 3 for 2 stock split effective June 21, 2000.

                   KING SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below contain selected consolidated financial data for King. The results of operations of King's purchase accounting acquisitions are included in King's consolidated results of operations from the respective dates of the acquisitions. This information has been derived from King's consolidated financial statements which are being delivered to you with this joint proxy statement/prospectus.

                                              THREE-MONTH
                                             PERIOD ENDED
                                               MARCH 31,                    YEAR ENDED DECEMBER 31,
                                           -----------------   -------------------------------------------------
                                            2000      1999       1999       1998      1997      1996      1995
                                           -------    ----     --------   --------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues...........................  $91,441   $67,569   $379,921   $191,007   $67,909   $33,911   $35,211
                                           -------   -------   --------   --------   -------   -------   -------
Operating Costs and Expenses:
  Cost of revenues.......................   22,585    17,139    118,865     68,925    16,019    11,356    16,086
  Selling, general and administrative....   25,711    13,920     80,213     36,193    19,950    14,964    12,427
  Depreciation and amortization..........    7,858     6,442     27,734      9,963     3,071     1,177     1,913
  Research and development costs.........    3,434     2,907     16,316     10,749     7,792     5,788     8,526
  Merger and restructuring costs(2)......   20,789        --         --         --        --        --        --
                                           -------   -------   --------   --------   -------   -------   -------
        Total operating costs and
          expenses.......................   80,377    40,408    243,128    125,830    46,832    33,285    38,952
                                           -------   -------   --------   --------   -------   -------   -------
Sale of product line.....................       --        --         --         --        --        --    13,102
                                           -------   -------   --------   --------   -------   -------   -------
Operating income.........................   11,064    27,161    136,793     65,177    21,077       626     9,361
Interest expense.........................  (14,032)  (12,719)   (55,371)   (14,866)   (2,787)   (1,272)   (2,006)
Interest income..........................      822       771      3,314      2,875     2,110     2,345     2,238
Other income, net........................     (181)      (88)    (3,052)     4,004       682     2,363     1,367
                                           -------   -------   --------   --------   -------   -------   -------
Income before income taxes and
  extraordinary item.....................   (2,327)   15,125     81,684     57,190    21,082     4,062    10,960
Income tax (expense) benefit.............   (6,206)   (5,617)   (29,986)   (15,627)   (4,257)       20    (5,158)
                                           -------   -------   --------   --------   -------   -------   -------
Income (loss) before extraordinary
  item...................................   (8,533)    9,508     51,698     41,563    16,825     4,082     5,802
Extraordinary item net of income taxes...       --      (705)      (705)    (4,411)       --        --       528
                                           -------   -------   --------   --------   -------   -------   -------
Net income (loss)........................  $(8,533)  $ 8,803   $ 50,993   $ 37,152   $16,825   $ 4,082   $ 6,330
                                           =======   =======   ========   ========   =======   =======   =======
Basic income per common share(1):
  Income (loss) before extraordinary
    item.................................  $ (0.10)  $  0.12   $   0.62   $   0.53   $  0.24   $  0.12   $  0.18
  Extraordinary item.....................       --     (0.01)     (0.01)     (0.06)       --        --      0.02
                                           -------   -------   --------   --------   -------   -------   -------
  Net income (loss)......................  $ (0.10)  $  0.11   $   0.61   $   0.47   $  0.24   $  0.12   $  0.20
                                           =======   =======   ========   ========   =======   =======   =======
Diluted income per common share(1):
  Income (loss) before extraordinary
    item.................................  $ (0.10)  $  0.12   $   0.62   $   0.53   $  0.24   $  0.12   $  0.18
  Extraordinary item.....................       --     (0.01)     (0.01)     (0.06)       --        --      0.02
                                           -------   -------   --------   --------   -------   -------   -------
  Net income (loss)......................  $ (0.10)  $  0.11   $   0.61   $   0.47   $  0.24   $  0.12   $  0.20
                                           =======   =======   ========   ========   =======   =======   =======
Shares used in basic net income (loss)
  per share(1)...........................   83,213    82,737     82,795     78,460    69,796    34,740    31,877
                                           =======   =======   ========   ========   =======   =======   =======
Shares used in diluted net income (loss)
  per share(1)...........................   84,257    83,460     83,663     78,858    69,872    34,740    31,877
                                           =======   =======   ========   ========   =======   =======   =======

                                                                               DECEMBER 31,
                                                MARCH 31,   --------------------------------------------------
                                                  2000        1999       1998       1997      1996      1995
                                                ---------   --------   --------   --------   -------   -------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...............................  $ 36,913    $ 72,683   $ 60,023   $ 19,735   $29,986   $35,334
Total assets..................................   805,658     881,341    730,352    154,476    81,907    77,064
Total long-term liabilities...................   496,850     567,493    520,258     53,094    20,276     8,388
Total shareholders' equity....................   209,829     215,408    159,495     73,990    52,196    46,111

-------------------------

(1) Retroactively reflects King's 3 for 2 stock split that was effective June 21, 2000.

(2) Reflects merger and transaction costs associated with King's completed merger with Medco Research, Inc. on February 25, 2000.

                   JONES SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below contain selected consolidated financial data of Jones. This information has been derived from Jones' consolidated financial statements which are being delivered to you with this joint proxy statement/prospectus.

                                           THREE MONTHS
                                          ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                         -----------------   ---------------------------------------------------
                                          2000      1999       1999       1998       1997       1996      1995
                                         -------   -------   --------   --------   --------   --------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Sales from continuing operations.......  $45,734   $29,477   $132,544   $103,414   $ 88,781   $ 64,181   $39,937
                                         -------   -------   --------   --------   --------   --------   -------
Operating costs and expenses:
  Cost of sales........................    8,305     6,584     25,077     23,839     25,430     20,277    14,639
  Selling general and administrative...    8,183     7,301     29,484     25,359     21,914     17,745    15,150
  Research and development.............      231       239      1,343        117         --        410       452
  Amortization.........................      840       869      3,538      3,665      3,357      2,011       824
  Non-recurring charges................       --        --         --     10,500         --      5,743        --
                                         -------   -------   --------   --------   --------   --------   -------
        Total operating costs and
          expenses.....................   17,559    14,993     59,442     63,480     50,701     46,186    31,065
                                         -------   -------   --------   --------   --------   --------   -------
Operating income from continuing
  operations...........................   28,175    14,484     73,102     39,934     38,080     17,995     8,872
Other income (expense).................    3,254     1,413      7,006      4,883      2,315      1,755      (484)
                                         -------   -------   --------   --------   --------   --------   -------
Income before taxes from continuing
  operations...........................   31,429    15,897     80,108     44,817     40,395     19,750     8,388
Income tax expense.....................  (12,257)   (6,121)   (31,164)   (21,250)   (15,351)    (8,232)   (3,074)
                                         -------   -------   --------   --------   --------   --------   -------
Income from continuing operations(1)...  $19,172   $ 9,776   $ 48,944   $ 23,567   $ 25,044   $ 11,518   $ 5,314
                                         =======   =======   ========   ========   ========   ========   =======
Income from continuing operations per
  common share:
  Basic................................  $  0.29   $  0.15   $   0.75   $   0.36   $   0.39   $   0.19   $  0.10
                                         =======   =======   ========   ========   ========   ========   =======
  Diluted..............................  $  0.28   $  0.15   $   0.73   $   0.36   $   0.38   $   0.18   $  0.09
                                         =======   =======   ========   ========   ========   ========   =======
Weighted average common shares
  outstanding:
  Basic................................   65,385    64,819     64,936     64,633     64,309     60,798    53,915
                                         =======   =======   ========   ========   ========   ========   =======
  Diluted..............................   67,679    66,312     66,671     65,988     65,804     62,522    55,231
                                         =======   =======   ========   ========   ========   ========   =======
Cash dividends declared per share......  $  0.02   $  0.01   $   0.06   $   0.05   $   0.04   $   0.03   $  0.02
                                         =======   =======   ========   ========   ========   ========   =======

                                                                              DECEMBER 31,
                                               MARCH 31,   ---------------------------------------------------
                                                 2000        1999       1998       1997       1996      1995
                                               ---------   --------   --------   --------   --------   -------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital..............................  $209,534    $191,084   $142,255   $ 78,550   $ 70,519   $18,932
Total assets.................................   332,356     300,465    248,778    203,729    177,233    86,238
Total long-term liabilities..................     5,455       5,135      4,386      5,922      5,282    15,894
Total shareholders' equity...................   299,692     279,604    232,670    191,726    161,919    55,939

-------------------------

(1) In the years 1998, 1997, 1996, and 1995, Jones had income from discontinued operations net of tax, of $18,768, $6,926, $6,621, and $7,075, respectively. The effect on basic earnings per share of the discontinued operations for the years ended December 31, 1998, 1997, 1996 and 1995 was $0.29, $0.11,
    $0.11, and $0.13, respectively. The effect on diluted earnings per share of the discontinued operations for the years ended December 31, 1998, 1997, 1996 and 1995 was $0.28, $0.11, $0.11, and $0.13, respectively.

                                   THE MERGER

     This section of the joint proxy statement/prospectus briefly describes the business of King and Jones and certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document, the documents included in the supplemental booklet and the other documents we refer to carefully for a more complete understanding of the merger. You may obtain other information without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 108.

THE COMPANIES

                           KING PHARMACEUTICALS, INC.
                                501 Fifth Street
                            Bristol, Tennessee 37620
                             Phone: (423) 989-8000

     King is a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of almost 300 representatives and through co-promotion arrangements, it markets its branded pharmaceutical products to general/family practitioners and internal medicine physicians and hospitals across the United States and Puerto Rico.

                           JONES PHARMA INCORPORATED
                                1945 Craig Road
                           St. Louis, Missouri 63146
                             Phone: (314) 576-6100

     Jones manufactures and markets specialty pharmaceutical products. Jones' principal product lines currently consist of thyroid treatment products directed to the endocrine therapy market, thrombin products used as hemostatic agents in the critical care market and methohexital products used as general anesthetic agents in the critical care market. Jones markets its products with a national sales force of 125 dedicated sales representatives who promote its products throughout the United States.

BACKGROUND OF THE MERGER

     King began its operations in 1994 as a private company principally engaged in contract manufacturing and in manufacturing and marketing generic pharmaceutical products. King rapidly evolved into a publicly-traded company focused on the manufacturing, selling and distribution of branded prescription pharmaceutical products. King's growth has primarily been fueled by the acquisition of existing branded pharmaceutical products (as opposed to the internal development of new chemical entities) or the discovery of new therapeutic indications for existing compounds. As part of its operations, King's management regularly scrutinizes the pharmaceutical industry, including the recent wave of consolidation in the industry, searching for opportunities to expand and complement its product portfolio and to fill perceived voids in its vertically integrated structure.

     In February 2000, King acquired Medco Research, Inc. as a step towards increasing its vertical integration. Medco is a cardiovascular development operation, which allows

King to have an expanded research and development capability, and a unique patented technology platform for the internal development of products or the in-licensing of new technologies. For some time, King's senior management has perceived value in acquiring a company which would permit the combined entity to compete more aggressively in the market place. Toward this end, King has considered, to varying degrees, the possibility of acquisitions or combinations with several companies and the potential strategic fit with them based on their lines of businesses, intellectual property assets, existing revenue streams, potential for revenue growth, existing cash reserves and their management and employee cultures.

     Jones has experienced similar evolutionary growth since its beginnings in 1981 as one of the country's first emerging pharma companies. Jones has also achieved significant growth primarily through acquisitions of products or businesses which complemented or expanded its existing business, initially operating in both the pharmaceutical and nutritional supplements fields. Jones' most recent acquisitions were of the Triostat(R) and Cytomel(R) synthetic thyroid product lines in June 1997, complementing its acquisition of Daniels Pharmaceuticals, Inc. (the developer, manufacturer and marketer of Levoxyl(R)) in August 1996.

     In April 1998 Jones sold its nutritional supplements business and discontinued its contract manufacturing business to focus on the production of its own pharmaceutical products with higher gross profit margins and a greater potential for growth. As the key elements of Jones' business strategy evolved after this sale, Jones sought to maximize the productivity of its sales force through targeted marketing of promotion-sensitive, niche market pharmaceuticals. Jones' marketing initiatives permitted it to increase net unit revenue while maintaining or expanding market share. Although Jones continued to review and evaluate possible acquisitions of additional products or product lines, and to consider an entry into development of new pharmaceuticals or of new indications, Jones recognized in its Form 10-K and Annual Report for 1999 that pursuit of growth by these latter means presented risks and conflicts between short-term and long-term objectives. These risks led management of Jones to consider the possibility of a larger transaction that might combine the growth and earnings prospects of Jones' existing portfolio with additional products having attractive growth prospects and also having new product development or new application capability. After reviewing alternatives, Jones decided that such a transaction might provide additional capabilities while reducing dependence on a limited number of product lines. King was identified as the company which best fit the desired profile and as the only company having current market capitalization and growth prospects to permit a possible acquisition of Jones on a mutually attractive basis.

     In early May, Dennis M. Jones, Chief Executive Officer and Chairman of the Board of Jones called John M. Gregory, Chief Executive Officer and Chairman of the Board of King, regarding a potential strategic business combination. Mr. Jones invited John M. Gregory and Joseph R. Gregory, Vice Chair of Operations of the Board of King, to his home in St. Louis, Missouri to discuss the possibilities of a merger. Mr. Jones and John Gregory agreed to meet in St. Louis on May 31, 2000.

     On May 31, 2000, John Gregory and Joseph Gregory met with Mr. Jones and his wife, Judith A. Jones, Executive Vice President of Corporate Affairs of Jones, together with G. Andrew Franz, Chief Operating Officer of Jones, and Michael T. Bramblett, Executive Vice President of Business Development of Jones, at the residence of Dennis and Judith Jones in St. Louis, Missouri. Mr. Jones began the meeting by stating that Jones' senior management had for some time been observing the tremendous growth of

King and had noted that the two companies had both successfully employed a strategy of growth through acquisitions. Mr. Jones commented that a combination of Jones with King could offer several synergies. The participants discussed rationales for a merger. The parties believed that a unified company would have multiple opportunities for growth through combined product lines, would offer top-line product synergies (i.e., by marketing Jones' Levoxyl(R) product to the family practitioners and general practitioners which King targets in selling its products and by promoting King's Altace(R) product to the endocrinologists targeted by Jones) and would produce a combined company with a market capitalization and revenues in line with some of the largest emerging pharma companies. In addition to reviewing the record of King's prior growth, John Gregory shared with Jones' management the anticipated parameters and timing relating to a co-promotion agreement for Altace(R).

     Both parties noted that they would regard such a combination as a strategic merger and would consider the transaction only if it was structured as a tax-free reorganization and could be accounted for as a pooling of interests. Mr. Jones commented that in order to facilitate the integration of management of a combined operation and to reduce management costs at Jones in the event of a merger, he and his wife would be willing to consider retirement although remaining available on a consulting or advisory basis. Mr. Franz and Mr. Bramblett indicated their interest in continuing involvement with the combined company. Mr. Jones indicated that as part of the transaction, he wanted to ensure that the Jones employees were treated fairly after the merger. The parties discussed the engagement of investment bankers and Mr. Jones indicated that Jones would expect an exchange ratio that resulted in a premium over the market price of Jones stock. Finally, the parties confirmed that no member of either entity's board had been apprised of this potential transaction. John Gregory indicated that he would discuss with the King board of directors Jones' interest in a merger.

     Following the Gregorys' departure from St. Louis, Mr. and Mrs. Jones, Mr. Franz and Mr. Bramblett, as the senior executive management of Jones and also constituting a majority of its Board of Directors, shared with each other their reactions to the Gregorys and the information about King's products, operations and strategy as shared with them in the course of the meeting, including the potential for other products King expected to acquire when it selected a co-promotion partner for Altace(R). Following that discussion, Mr. Jones contacted Edward A. Chod, corporate counsel for and a director of Jones, and requested that Mr. Chod and other representatives of Greensfelder, Hemker & Gale, P.C., Jones' outside counsel, meet with Mr. Jones and Mr. Franz on the following day to discuss the possible transaction. During that meeting, Mr. Jones' rationale in proposing and considering a possible combination with King was reviewed and questions concerning the anticipated structural, procedural and timing aspects of such a transaction were also reviewed and discussed.

     On June 1, 2000, John Gregory and Joseph Gregory first informed the King board of directors of their conversations with Mr. Jones and summarized their meeting for the other members of King's board of directors (which included all of King's directors who were serving at that time, namely, Ernest C. Bourne, Jefferson J. Gregory, Frank W. DeFriece, Jr., D. Greg Rooker and Richard C. Williams). Brian G. Shrader, King's Chief Financial Officer and Kyle P. Macione, Executive Vice President of Corporate Affairs, were also in attendance. Following general discussion of the opportunities presented by the merger, the King board members unanimously voted to explore further a potential merger with Jones.

     John Gregory called Mr. Jones on June 2, 2000 to inform him of the decision by King's board of directors to explore a potential merger with Jones. Mr. Jones told John Gregory that a majority of the Jones board of directors had similarly approved moving forward, and they agreed to meet with their respective counsel, consultants and management teams on June 7, 2000 in Bristol, Tennessee at King's headquarters to discuss material terms of the transaction. Mr. Jones and John Gregory also agreed to move forward with due diligence matters if the meeting on June 7 was successful.

     On June 5, 2000, members of King's senior management, three of its directors (Mr. Bourne, Mr. Rooker and Mr. Williams) and representatives from King's outside counsel, consultants and advisors discussed the events to date with respect to the proposed merger. There was discussion concerning the engagement of financial advisors. John Gregory reported that Jones was not currently engaged in discussions with other strategic partners. John Gregory explained to the group that it would be important for this transaction to be immediately accretive to King and to be accounted for as a pooling of interests. He noted the importance of further due diligence on Jones' products, including analyzing the competitive landscape surrounding Jones' key products. Other matters discussed included Jones' phentermine litigation, its majority shareholders, its key employees, and the need for outside consultants and intensive regulatory due diligence. The meeting concluded with a discussion of material terms to be discussed with Jones' management at the meeting in Bristol on June 7, 2000.

     In anticipation of continued discussions, confidentiality agreements were exchanged by King and Jones on June 6, 2000.

     A meeting was held in Bristol, Tennessee at King's headquarters on June 6 among King management, outside counsel and representatives of Credit Suisse First Boston. At this meeting the potential merger was discussed generally as were preliminary financial matters. Those present also discussed the material terms of the merger to be negotiated on the following day with Jones' management.

     On June 7, 2000, management representatives of King and Jones, their respective counsel and King's accountants met in Bristol to discuss the structure and principal terms of the transaction. The parties had a general understanding by the end of the meeting about the following terms, even though they were subject to continuing negotiation, due diligence investigations, and approval by the boards of each company:

     a. Subject to completion of the parties' respective due diligence, an exchange ratio of 1.125 shares of King for each share of Jones (as adjusted to reflect King's previously announced 3 for 2 stock split which occurred on June 21, 2000) with the expectation that the deal would be at least $0.01 accretive to King for 2001.

     b. Although the exchange ratio would not have price protection in the form of a "collar," Jones would have the right to terminate the transaction if the average price of King's stock resulted in a market value per share for Jones' stock of less than $33.00 per share unless King elected to increase the exchange ratio to provide that market value.

     c. Termination fees of approximately 3% of the deal value, not exceeding $100 million, would be due from Jones or from King under certain circumstances, principally relating to rejection of King's offer in favor of other offers. It was agreed that a portion of such fees might arise from cash settlement of options for shares of stock in either Jones or King, subject to review of the amount, circumstances and terms of such option arrangements.

     d. G. Andrew Franz would become a King board member and President and Chief Executive Officer of the Jones subsidiary.

     e. King would join in the indemnity provided to officers and directors of Jones for actions occurring prior to the closing date to avoid concern that any use of Jones' funds by King would reduce existing protection.

     f. The merger agreement and the representations and warranties therein would be mutual to a large extent.

     A variety of other issues, including arrangements with respect to Jones' employees generally and severance, consulting and other arrangements for Dennis and Judith Jones, and a registration rights agreement for affiliates were deferred pending King's review of arrangements and policies currently in place.

     Timing for the transaction was also discussed and it was agreed that the parties' respective due diligence investigations should commence as promptly as practicable and that the parties and their respective counsel would endeavor to negotiate and draft the terms of agreements so that such agreements could be available in definitive form as promptly as practicable upon completion of their respective investigations. At the conclusion of the meeting on June 7, it was agreed that matters relating to access to facilities and documents for purposes of due diligence would be coordinated by Mr. Williams on behalf of King and by Mr. Bramblett on behalf of Jones with a view to keeping knowledge of the discussions between King and Jones confidential. Matters relating to negotiation of documents and terms of the transaction were to be handled by King's and Jones' respective counsel during this period rather than by direct negotiation between the parties.

     From June 8 through June 11, King management prepared preliminary lists of due diligence assignments and established parameters for functional responsibilities. Discussions among King management personnel and outside consultants were held regarding due diligence matters. On June 12, 2000, outside counsel for King, its consultants and financial advisors met with Mr. Williams to discuss the coordination of the due diligence review of Jones.

     After returning from the meeting on June 7, Mr. Jones contacted investment banking and merger personnel at Chase Securities to advise them of the proposed combination of Jones with King and to engage their services as an advisor to Jones. On June 9 representatives of Chase Securities met with management of Jones and representatives of Jones' counsel and accountants to provide a preliminary valuation analysis and strategic assessment of the proposed transaction and to review the material terms of the transaction as outlined at the June 7 meeting with King. Following this meeting terms of the formal engagement of Chase Securities by Jones were reviewed with Mr. Jones and Jones' counsel.

     From June 12 through June 26, both King and Jones conducted their respective corporate business, financial, intellectual property, legal, regulatory, environmental and strategic review of each other's operations and facilities.

     - In addition to its management, counsel, outside consultants, accountants and financial advisors, King was assisted in its due diligence reviews of Jones by Dr. Robert C. Smallridge of the Mayo Clinic as an external endocrinologist consultant. King's due diligence focused not only on Jones' existing products, operations and prospects but also on the synergies which might develop from the merger transaction and certain estimates of such synergies were shared by management of King with Chase Securities in its role as an advisor to Jones.

     - In addition to its management, counsel, accountants and financial advisors, Jones was assisted in its due diligence reviews of Altace(R), the HOPE Study and the supplemental new drug application for Altace(R) by Dr. Thomas A. Garvey, III. Jones' due diligence efforts were focused on the evaluation of prospects for Altace(R) and the co-promotion and related transactions between King and American Home Products. Jones also reviewed other key products of King and its management team and assessed the FDA and related regulatory issues disclosed by King as "risk factors," particularly with respect to King's Parkedale facility.

     On June 16, 2000, Hogan & Hartson on behalf of King forwarded to Jones' outside legal counsel, Greensfelder, Hemker & Gale, an initial draft of the merger agreement. On June 21, 2000, Mr. Williams of King met with Mr. Bramblett and Mr. Franz and Mr. Chod of Greensfelder, Hemker & Gale, P.C., regarding facility visits, open due diligence items of both parties and issues related to the severance arrangements for Dennis and Judith Jones, including existing agreements relating to split-dollar and key-man life insurance policies, consulting agreements and other severance-related matters. On June 23, 2000, counsel to Jones provided comments to the draft merger agreement.

     On June 21, Mr. Jones contacted by telephone the remaining outside directors of Jones to advise them of the existence of negotiations between Jones and King relating to a possible combination and to arrange a meeting of the board of directors of Jones at which the rationale for the transaction and the proposed terms could be more fully reviewed.

     On June 23, the full board of directors of Jones met to review the background of the transaction to date, including the bases for management's belief that the transaction would be in the best long-term interest of the holders of Jones' common stock. Publicly available information concerning King was reviewed and discussed together with the preliminary analysis received from Chase Securities. Mr. J. Hord Armstrong, III and Dr. Thomas F. Patton, each an outside director of Jones, each indicated that they were scheduled to be out of town on vacation for the following two weeks but that they would be available to return to St. Louis if necessary to consider and act upon the proposal. The Jones, board was also advised generally by Mr. Chod as to the state of negotiations relating to documentation of the proposed transaction and that Greensfelder, Hemker & Gale would be providing a redraft and commentary on changes to the draft merger agreement. Although Jones had not at this date completed its own due diligence reviews relating to King, the Jones board was advised that recent extensive independent due diligence reviews of King had been made by American Home Products in connection with the Altace(R) agreement and stock purchase and incident to a recent underwritten offering of King's securities.

     A meeting of King's board of directors and members of senior management was held on June 23, 2000, following King's annual shareholders meeting, during which an update on the proposed merger was given to King's board. At this meeting Mr. Williams provided an in-depth discussion and analysis of due diligence efforts to date, including a description of the roles of outside resources and various employees of King. Public information concerning Jones was distributed to all in attendance. The board carefully reviewed a preliminary summary prepared by Credit Suisse First Boston which addressed certain financial and business aspects of the potential merger. After extended discussion, John Gregory emphasized the confidentiality of this transaction and requested the board to continue to review in depth the documents they had received. The board was told that a special meeting would be held in the near future to determine whether King should pursue the Jones merger.

     On June 27, 2000, King's management held an all day meeting with outside consultants participating in person or by telephone, for the purpose of discussing status reports from financial, accounting, legal, regulatory, business, environmental, strategic, intellectual property, and other consultants and the reports of internal senior management.

     From June 26 through June 30 King reviewed the trading prices of the stock of both companies and focused on the business review by outside consultants and Credit Suisse First Boston's financial analyses together with other information gathered during the due diligence process. During these days, calls were exchanged among Mr. Jones and other members of Jones' management and King representatives and King consultants to obtain answers to questions of concern to the parties and to discuss open material issues. On June 30, 2000, King's counsel circulated revised drafts of the merger agreement. On July 1, 2000 King and Jones agreed to the exchange ratio at 1.125, subject to the agreement on other outstanding issues.

     Through the course of July 2-6, several telephone conferences occurred among Mr. Williams, John Gregory, Mr. Franz, Mr. Bramblett, King's counsel, Jones' counsel and Jones and King management to address and negotiate open issues in the transaction. Information was sent to King's board members in anticipation of a special called meeting to be held on July 7, 2000.

     On July 5, 2000, the management of Jones met with counsel, including Mr. Chod, to review the status and open issues remaining with respect to Jones' due diligence investigation of King and the unresolved issues relating to the proposed merger agreement. On the basis of information shared during the course of such meeting, Jones management determined to continue the negotiations.

     On July 7, 2000 King convened an all day board meeting to consider and evaluate the transaction with Jones. One member of the board was traveling outside the United States and could not participate in this meeting. Representatives from King's counsel, consultants and advisors made presentations to the board and answered questions posed by board members and King's senior management. Representatives of Credit Suisse First Boston reviewed the financial terms of the proposed transaction and financial aspects of the merger. The members of King's board present at the board meeting unanimously voted to authorize management to continue negotiations.

     From July 7 through July 12, 2000, Jones' counsel and King's counsel continued negotiations and exchanged drafts of the transaction documents.

     In telephone calls with Mr. Armstrong and Dr. Patton on July 9 and 10, Mr. Jones advised them of developments in the negotiations with King during their absence and that meetings of the Jones board of directors would be held to consider the transaction in detail on July 11. At that meeting, which was attended by all members of Jones' board and by representatives of Greensfelder, Hemker & Gale, Ernst and Young LLP and Chase Securities, the terms of the proposed transaction and merger agreement (including issues then remaining unresolved) were reviewed in detail. Management of Jones reported to the directors on the results of the due diligence procedures undertaken and Jones' counsel and accountants commented on certain legal and accounting matters. Chase Securities provided its valuation analysis to the Jones board and delivered its opinion as to the fairness, from a financial point of view, of the exchange ratio of 1.125 to the holders of Jones common stock. The Jones board agreed that in order to further evaluate and reflect on the information provided it would meet again the following day to consider the proposal formally. On July 12, 2000 the Jones board met and unanimously authorized the transaction.

     King's board of directors and members of senior management also met on July 12, 2000 with one member (Earnest Davenport) absent because he was traveling on business outside the United States. Representatives of Credit Suisse First Boston made a presentation to King's board regarding the financial terms of the proposed merger. In addition, Credit Suisse First Boston delivered an oral opinion, which was confirmed in writing, that the exchange ratio was fair to King from a financial point of view as of that date and subject to the matters described in its opinion. The King board members present then voted unanimously to authorize the transaction.

     The final terms of the merger agreement and related documentation, including final disclosure schedules to the merger agreement, were negotiated during the remainder of the day on July 12. On the morning of July 13, after King had received the written fairness opinion of Credit Suisse First Boston, John Gregory, Joseph Gregory, Jefferson Gregory and Mr. Williams, on behalf of King, and Mr. and Mrs. Jones, Mr. Franz, Mr. Bramblett, on behalf of Jones, met in St. Louis and counterparts of executed documents were exchanged by King's and Jones' counsel.

     On July 13, 2000, a joint press release was made and a joint conference call was held to announce the merger.

OUR REASONS FOR THE MERGER

     On July 12, 2000, the boards of directors of both Jones and King (with Mr. Earnest Deavenport, a King board member, being unavailable) concluded unanimously that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, each of the companies and their shareholders, and determined to recommend that the shareholders of both companies adopt and approve the merger agreement, approve the merger and approve the issuance of shares of King common stock, as the case may be.

     The decision of the board of directors of both Jones and King was based upon several potential benefits of the merger, including the following:

     - the merger will create a larger, more diversified pharmaceutical company, enabling us to compete more effectively for promising pharmaceutical opportunities;

     - the merger will combine the growth prospects related to Jones' portfolio of products with King's, and both portfolios are expected to benefit from the availability of a larger combined sales force;

     - the merger will create opportunities to cross-market each company's products into complementary customer bases, for example to market Jones' Levoxyl product through King's sales force to general and family practitioners, and to market King's Altace products through Jones' sales force to endocrinologists;

     - the merger enhances King's balance sheet and cash flow and improves its financial flexibility to pursue future growth opportunities;

     - the merger is expected to result in the elimination of some duplicative costs and the achievement of some operating efficiencies;

     - the merger is expected to provide improved liquidity to shareholders of both King and Jones; and

     - the merger reduces or moderates reliance on any one product group, thus reducing attendant risks.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF KING

     In the course of reaching its decision to adopt the merger agreement, King's board of directors consulted with King's management, its legal counsel and its financial advisors, and considered the following material factors:

          (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of King and Jones as separate entities and on a combined basis, including:

             - the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

             - the recent historical stock price performance of King common stock and Jones common stock; and

             - the percentage of the combined company King's shareholders would own following the merger.

          (2) the strategic nature of the transaction which places King's pro forma market capitalization and revenues in line with the largest, highest quality specialty pharmaceutical companies.

          (3) the merger provides King the opportunity to own multiple products with strong growth prospects including Altace(R), Levoxyl(R), Thrombin-JMI(R), and Cytomel(R).

          (4) the merger provides King with a presence in attractive niche markets.

          (5) the merger strengthens King's existing sales force by adding 123 persons focused on endocrinologists and general/family practitioners.

          (6) the merger enhances the liquidity of King common stock by increasing the public float and the transaction reduces King's leverage ratio.

          (7) the merger provides potential synergies by providing opportunities to market Jones' product Levoxyl(R) to King's general/family practitioners and King's Altace(R) to endocrinologists.

          (8) the merger provides potential annual pre-tax revenue synergies.

          (9) the opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion and based on and subject to the matters set out in its opinion, which is described below, under "Opinions of Financial Advisors -- Opinion of King's Financial Advisor," the exchange ratio was fair to King from a financial point of view.

          (10) the intended accounting of the merger as a pooling-of-interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholders interests in the two companies have simply been combined.

          (11) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes.

          (12) the terms of the merger agreement regarding payment to Jones of a termination fee of $100 million in the event that a potential offer of a business combination with King occurs at or prior to the King shareholders meeting which requires the termination of the merger agreement with Jones as a condition to its offer and this business combination or a definitive agreement related to a business combination occurs within 12 months after termination of the agreement with Jones.

          (13) the terms of the merger agreement regarding the payment to Jones of a termination fee of $100.0 million in the event the King board withdraws or modifies its support of the merger.

          (14) the agreement that G. Andrew Franz, Chief Operating Officer and director, of Jones will become the president of Jones as a subsidiary of King and a member of the King board of directors.

          (15) the challenges of combining the businesses of two corporations and the risks of diverting management resources for an extended period of time.

          (16) the opportunity of the King shareholders to vote on the proposed merger with Jones.

     King's board considered all these factors in reaching the conclusions and recommendation described above. These factors generally figured positively, as advantages or opportunities, with the following exceptions:

     - the risk that the potential benefits of the merger might not be fully realized;

     - the risk that the combined company might not be able to sustain King's current price/earnings multiple and rate of growth;

     - the risk that the combined company could experience slower growth relative to King's prior growth rate;

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors";

     - the factors described above in (12) and (13) related to the payment of a termination fee, but which the King board felt was outweighed by the other benefits of the transaction; and

     - the factor described in (15) above, which figured negatively as a risk, although one which the King board felt could be managed successfully, particularly in light of the factor described in (14).

     King's board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the combined company, while others could be avoided or mitigated by King or by Jones, and that, overall, the risks associated with the merger were outweighed by the potential benefits.

     The discussion of the information and factors considered by the King board is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Kings' board did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole.

     THE KING BOARD OF DIRECTORS HAS UNANIMOUSLY (WITH ONE MEMBER ABSENT) APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, KING AND ITS SHAREHOLDERS. THE KING BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE ISSUANCE OF THE KING STOCK IN CONNECTION WITH THE MERGER.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF JONES

     In its evaluation of the merger, the Jones board reviewed several factors, including the following:

     - the fairness of the terms and conditions of the merger agreement and the merger, including the consideration Jones shareholders will receive in the merger;

     - the complementary characteristics of the respective businesses, management philosophies and corporate cultures of King and Jones as well as the fact that both companies operate under parallel business models;

     - the benefit of the depth and breadth of King's experienced management and aggressive performance record compiled by King's management team within a relatively short time;

     - a review of the potential value of Jones as an independent company compared with the potential value to Jones shareholders as substantial owners of King;

     - the fact that the merger (1) represented a strategic opportunity to resolve certain of the conflicts inherent in the long-term and short-term objectives of Jones' business strategy; (2) permitted the holders of Jones to get fair value and to share in the anticipated synergies and benefits of the transaction and (3) represented the opportunity to continue to participate in the specialty pharmaceutical market as part of an entity with a substantially increased market capitalization;

     - the presentation delivered by Chase Securities and opinion of Chase Securities which is described below under "Opinions of Financial Advisor-Opinion of Jones' Financial Advisor" to the effect that, as of the date of its opinion and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio was fair to the holders of Jones common stock from a financial point of view;

     - historical information concerning King's and Jones' respective businesses, financial performance and condition, operations and management, including reports filed with the SEC;

     - current and historical market conditions and market prices, volatility and trading information;

     - presentations from management, legal, financial and accounting advisors as to the results of due diligence investigations of King;

     - the expectation that the merger will qualify as a non-taxable reorganization;

     - King's willingness to commit to act fairly with respect to Jones' employees, including commitments made with respect to the continued operation of the St. Louis facility;

     - the market potential for Altace and the perceived benefits of King's co-promotion agreement with American Home Products relating to Altace(R); and

     - the expectation that the merger will be accounted for as a pooling-of-interests.

     The Jones board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger might not be fully realized;

     - with respect to the market for King common stock the risk that the combined company might not be able to sustain King's current price/earnings multiple and rate of growth;

     - with respect to financial performance, the risk that the combined company would experience slower growth relative to Jones' prior growth rate;

     - the loss of control over the future operations of Jones following the merger;

     - the loss of the regular quarterly dividend paid to Jones shareholders;

     - the fixed nature of the exchange ratio and the resulting risk that in the event of a significant decrease in the market value of King common stock
       (1) King might be unwilling to increase the exchange ratio in the event that Jones were to exercise its right to terminate agreement and (2) even if King were to agree to make the adjustment to the exchange ratio it is possible that the market value of the shares of King received in the merger would (either as of the effective date or any subsequent date) be lower than the $33.00 per Jones share referenced in the agreement;

     - the risk that the prospects for Altace(R) will not materialize as anticipated, either with respect to the co-promotion agreement with American Home Products or the FDA approval of new indications based upon the HOPE Study recommendations; and

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     Jones' board believed that, overall, the risks associated with the merger were outweighed by the potential benefits.

     The discussion of the information and factors considered by the Jones board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Jones board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

RECOMMENDATION OF JONES' BOARD OF DIRECTORS

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF JONES HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF JONES AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT JONES SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     In considering the recommendation of the Jones board of directors with respect to the merger, you should be aware that Dennis M. Jones, the Chairman of the Board and Chief Executive Officer has an interest in the merger that is different from, or is in addition to, the interests of Jones shareholders generally. Please see the section entitled "Interests of Jones' Directors and Executive Officers in the Merger" on page 65.

OPINIONS OF FINANCIAL ADVISORS

OPINION OF KING'S FINANCIAL ADVISOR

     Credit Suisse First Boston has acted as King's financial advisor in connection with the merger. King selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with King's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, King requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to King of the exchange ratio. On July 12, 2000 at a meeting of the board of directors of King held to evaluate the merger, Credit Suisse First Boston rendered to the board of directors of King an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 13, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to King.

     The full text of Credit Suisse First Boston's written opinion dated July 13, 2000 to the board of directors of King, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Holders of King common stock are encouraged to, and should, read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the board of directors of King and relates only to the fairness of the exchange ratio, from a financial point of view, to King, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Jones and King, as well as the merger agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts, provided to Credit Suisse First Boston by Jones and King, and met with Jones' and King's management to discuss the business and prospects of Jones and King. Credit Suisse First Boston also relied upon the views of the Jones' and King's management concerning the operational and strategic benefits and implications of the merger, including financial forecasts provided to it by Jones and King, relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of Jones and King. Credit Suisse First Boston considered certain financial and stock market data of Jones and King, and compared those data with similar data for other publicly held companies in businesses similar to those of Jones and King and considered the financial terms of certain other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Jones' and King's management as to the future financial performance of Jones and King and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger.

     Credit Suisse First Boston also assumed that the merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Jones or King, nor was Credit Suisse First Boston furnished with any evaluations or appraisals.

     Credit Suisse First Boston's opinion was necessarily based on financial, economic, market and other conditions as they existed and could be evaluated, on the date of the opinion. Credit Suisse First Boston did not express any opinion as to what the value of King common stock actually will be when issued to Jones's shareholders pursuant to the merger or the prices at which shares of King common stock will trade subsequent to the merger.

     In preparing its opinion to the board of directors of King, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Jones and King. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Jones or King or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other facts that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses was only one of many factors considered by the board of directors of King in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of King or its management with respect to the merger or the exchange ratio.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the board of directors of King at its meeting held on July 12, 2000. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

     EXCHANGE RATIO ANALYSIS. Credit Suisse First Boston reviewed the average of the ratios of the closing price of Jones common stock divided by the closing price of King common stock over various periods ending July 11, 2000. Credit Suisse First Boston then calculated the premium or discount represented by the exchange ratio over the average ratios computed for the various periods. This analysis indicated the following:

                                                           EXCHANGE RATIO
           PERIOD PRIOR TO              AVERAGE RATIO    PREMIUM/(DISCOUNT)
            JULY 11, 2000                OVER PERIOD     OVER AVERAGE RATIO
--------------------------------------  -------------    ------------------
Current market........................     0.9850x              14.2%
One-month.............................     0.8934x              25.9%
Three-month...........................     0.9528x              18.1%
Six-month.............................     1.1288x              (0.3%)
Nine-month............................     1.0730x               4.8%
One-year..............................     1.1515x              (2.3%)

     COMPARABLE COMPANIES ANALYSIS. Credit Suisse First Boston compared selected financial, operating and stock market data of Jones and King to corresponding data of the following publicly traded companies in the specialty pharmaceutical industry:

- Forest Laboratories, Inc.

- Elan Corp., PLC

- Shire Pharmaceuticals Group, Inc.

- Alza Corp.

- Allergan Incorporated

- Medicis Pharmaceutical Corp.

     For each company, Credit Suisse First Boston calculated adjusted market value (fully diluted equity market value, plus total debt, less cash and cash equivalents) as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) for the last twelve months (LTM). Credit Suisse First Boston also compared P/E (price to earnings) multiples using estimated net income for calendar years 2000 and 2001. This analysis indicated the ranges and medians for multiples as set forth below, and Credit Suisse First Boston compared this information to the multiples for Jones and King.

                                          ADJUSTED
                                           MARKET
                                            VALUE                P/E
                                        AS A MULTIPLE   ----------------------
                                           OF LTM         2000         2001
                                           EBITDA       ESTIMATED    ESTIMATED
                                        -------------   ---------    ---------
High..................................    53.1x          62.2x        45.6x
Low...................................    26.4x          34.2x        28.0x
Median................................    32.5x          46.7x        39.6x
Jones.................................    30.3x          44.5x        39.1x
King..................................    27.4x          52.3x        42.7x

     Credit Suisse First Boston then applied reference range multiples to LTM EBITDA and estimated net income for calendar year 2000 and 2001 for Jones and King. This analysis indicated a reference range for the equity value per share of Jones common stock of $42.00 to $52.00, and an implied equity value per share of King common stock of $39.50 to $49.00. Equity values were calculated based on closing stock prices on July 11, 2000. Estimated financial data for the selected comparable companies were based on publicly available information with respect to LTM EBITDA and research analyst consensus estimates with respect to 2000 and 2001 earnings per share and estimated financial data for Jones and King was based on management's base case for each of them.

     COMPARABLE ACQUISITIONS ANALYSIS. Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples in seven acquisition transactions in the biopharmaceutical industry announced since June 1999.

     Credit Suisse First Boston calculated the adjusted purchase price (fully diluted equity market value, plus total debt, less cash and cash equivalents) in each of the selected acquisitions as a multiple of EBITDA and EBIT (earnings before interest and taxes) for the last twelve months, as well as the target's equity purchase price as a multiple of net income for the last twelve months. Credit Suisse First Boston also reviewed the premium represented by the purchase price over the market price of the target's stock both one day and one month prior to announcement of each of the selected transactions. Based on these calculations, Credit Suisse First Boston noted the ranges for, and mean and median of the multiples and premiums in each of the selected acquisitions as summarized in the following table and compared these multiples and premiums to those for Jones.

                       ADJUSTED PURCHASE PRICE AS A
                              MULTIPLE OF LTM                               PREMIUM
                       -----------------------------                   -----------------
                          EBITDA           EBIT           LTM P/E      1 DAY     1 MONTH
                       ------------    -------------    -----------    ------    -------
High.................     54.8x           83.0x            57.4x        23.2%     59.5%
Low..................     17.7x           18.6x            23.4x         6.3%     20.4%
Mean.................     32.1x           43.7x            46.2x        14.9%     38.7%
Median...............     26.3x           32.5x            50.3x        15.0%     39.7%
Jones................     30.3x           32.5x            51.7x        14.2%     36.6%

     Credit Suisse First Boston then applied reference range multiples to the EBITDA, EBIT, and net income of Jones for the last twelve months and reference range of premiums to the closing price of Jones common stock on July 11, 2000. This analysis indicated an implied value of Jones common stock ranging from $39.00 to $49.00 per share. All multiples for the selected transactions were based on financial information publicly available at the time of the announcement of the relevant transaction.

     DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston performed a discounted cash flow analysis in order to estimate the present value of the sum of estimated future stand-alone, unlevered, after-tax free cash flows of Jones and King plus their terminal values derived from estimated calendar year 2005 unlevered net income and estimated calendar year 2004 EBITDA multiples. Credit Suisse First Boston performed its analysis for Jones based on three scenarios, management's conservative case, management's base case and management's upside case. Credit Suisse First Boston performed its analysis for King based on two scenarios, management's conservative case and management's base case. Cash flows were discounted at rates ranging from 11.0% to 14.0%. The following chart shows the reference ranges of multiples used in determining the terminal values for Jones and King.

                                       JONES                          KING
                             -------------------------      -------------------------
                              2005 NET        2004           2005 NET        2004
                               INCOME        EBITDA           INCOME        EBITDA
                             -----------   -----------      -----------   -----------
Conservative case..........  31.0x-37.0x   19.0x-25.0x      36.0x-42.0x   22.0x-28.0x
Base case..................  33.0x-39.0x   23.0x-29.0x      36.0x-42.0x   23.0x-29.0x
Upside case................  33.0x-39.0x   23.0x-29.0x

     This analysis indicated the ranges of implied equity value per share of Jones common stock and King common stock set forth on the following table.

                                                   JONES EQUITY       KING EQUITY
                                                      VALUE              VALUE
                                                    PER SHARE          PER SHARE
                                                   ------------    -----------------
Conservative case................................    $33-$37            $33-$40
Base case........................................    $40-$48            $40-$48
Upside case......................................    $48-$58                 --

     SYNERGIES DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston performed a discounted cash flow valuation in order to estimate the present value of Jones and King managements' estimates of incremental cash flows expected to result from the synergies related to the merger. Cash flows were discounted at rates ranging from 11.0% to 14.0%. The analysis indicated a reference range for the present value of incremental cash flows per share ranging from $5.00 to $8.00.

     CONTRIBUTION ANALYSIS. Credit Suisse First Boston estimated the contribution of each of King and Jones to the pro forma combined company with respect to revenues, EBITDA, EBIT and net income for fiscal years 2000 and 2001, based on management's base case for King and Jones. The analysis indicated that holders of King common stock would own approximately 55% of the pro forma combined company and that King would contribute approximately 53% and 55% of 2000 and 2001 estimated net income, respectively.

     PRO FORMA MERGER ANALYSIS. Credit Suisse First Boston prepared a pro forma analysis of the financial impact of the merger on King. Based on estimates of calendar year 2000 and 2001 earnings per share contained in management's base case for King and Jones as well as publicly available research analysts' estimates, the merger would be expected to be accretive to holders of King common stock in 2000 and 2001.

     MISCELLANEOUS. King has agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the merger a fee of up to $8.0 million, a portion of which was deliverable upon the issuance of Credit Suisse First Boston's opinion. King also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past performed certain investment banking services for King and have received customary fees for those services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Jones and King for their own accounts and for the account of customers and, accordingly, may at any time hold long or short positions in those securities.

OPINION OF JONES' FINANCIAL ADVISOR

     At the July 11, 2000 meeting of Jones' board of directors, Chase Securities delivered its oral opinion, subsequently confirmed in writing in an opinion dated as of July 11, 2000, to Jones' board of directors, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio was fair to the holders of the Jones common stock, from a financial point of view.

     The full text of Chase Securities' written opinion dated as of July 11, 2000, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Chase Securities, is attached as Annex C to this joint proxy statement/prospectus. Shareholders are urged to read this opinion in its entirety. Chase Securities' opinion was provided for the use and benefit of Jones' board of directors in its evaluation of the merger, was directed only to the fairness to the holders of the Jones common stock of the exchange ratio from a financial point of view, and does not constitute a recommendation as to how any shareholder should vote with respect to the merger or any other matters relating to the merger. This summary of Chase Securities' opinion is qualified in its entirety by reference to the full text of its opinion, which is attached to this proxy statement as Annex C.

     In arriving at its opinion, Chase Securities, among other things:

     - reviewed a draft dated July 7, 2000 of the merger agreement;

     - reviewed certain publicly available business and financial information Chase Securities deemed relevant relating to Jones and King and the industries in which they operate;

     - reviewed certain internal non-public financial and operating data and forecasts provided to Chase Securities by the managements of Jones and King relating to their respective businesses, as well as the amount and timing of the revenue enhancements expected to result from the merger, which are referred to as the "synergies," furnished to Chase Securities by King;

     - discussed, with members of the senior managements of Jones and King, Jones' and King's operations, historical financial statements and future prospects, before and after giving effect to the merger;

     - compared the financial and operating performance of Jones and King with publicly available information concerning other companies Chase Securities deemed comparable and reviewed the relevant historical stock prices of the Jones common stock and the King common stock and certain publicly traded securities of other companies;

     - compared the proposed financial terms of the merger with the financial terms of recent transactions Chase Securities deemed reasonably comparable to the merger and otherwise relevant to Chase Securities' inquiry; and

     - made any other analyses and examinations as Chase Securities deemed necessary or appropriate.

     In rendering its opinion, Chase Securities assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for Chase Securities, or publicly available, for purposes of its opinion, and further relied upon the assurance of the managements of Jones and King that they were not aware of any facts that would make this information inaccurate or misleading. Chase Securities neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Jones or King, nor did

Chase Securities conduct a physical inspection of the properties or facilities of Jones or King. Chase Securities assumed that the financial forecasts and the synergies provided to or discussed with Chase Securities by Jones and King had been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of Jones and King as to the future financial performance of their respective companies and the synergies. Chase Securities expressed no view as to the forecast or projection information or the assumptions on which they were based.

     For purposes of rendering its opinion, Chase Securities assumed that, in all respects material to its analysis, the representations and warranties of each party contained in the agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied and none would be waived. Chase Securities further assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Jones or King is a party, as contemplated by the merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the merger. In addition, Chase Securities further assumed that the merger would be accounted for as a pooling of interests under United States generally accepted accounting principles and that it would qualify as a tax-free reorganization for U.S. federal income tax purposes. Chase Securities further assumed that the definitive merger agreement would not differ in any material respects from the draft that was furnished to Chase Securities.

     In connection with the preparation of its opinion, Chase Securities was not authorized by Jones or its board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Jones.

     Chase Securities' opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Chase Securities' opinion was limited to the fairness, from a financial point of view, to the holders of Jones common stock of the exchange ratio, and Chase Securities expressed no opinion as to the merits of the underlying decision by Jones to engage in the merger. Chase Securities' opinion does not constitute a recommendation to any holder of Jones common stock as to how any holder should vote with respect to the merger or any other related matters. Chase Securities expressed no opinion as to the prices at which the Jones common stock or the King common stock would trade following the announcement or the consummation of the merger, as the case may be.

     The following is a summary of the financial and comparative analyses performed by Chase Securities in arriving at its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Chase Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Comparable Public Companies Analysis. Chase Securities compared certain financial and operating information and ratios for Jones and King, using both publicly available information as well as forecasts prepared by each of the managements of Jones and King, with corresponding publicly available financial and operating information and ratios for the following companies in lines of business believed to be generally comparable to those of Jones and King, as follows:

     - Shire Pharmaceuticals Group plc

     - Forest Laboratories, Inc.

     - Watson Pharmaceuticals, Inc.

     - Medicis Pharmaceutical Corporation

     - Dura Pharmaceuticals, Inc.

     The analysis indicated that:

     - the ratio of the enterprise value, meaning equity value on a fully diluted basis plus debt minus cash, to estimated earnings before interest and taxes, which is referred to as EBIT, ranged from 16.5x to 95.7x for 2000, with a mean of 37.6x and a median of 27.5x, and ranged from 13.8x to 77.8x for 2001, with a mean of 34.0x and a median of 24.4x; and

     - the ratio of the share price, using the closing price per share on July 7, 2000, to estimated earnings per share ranged from 28.2x to 57.7x for 2000, with a mean of 41.8x and a median of 43.8x, and ranged from 22.4x to 50.0x for 2001, with a mean of 37.7x and a median of 38.5x.

     Using publicly available information for Jones and King, Chase Securities calculated a range of implied exchange ratios by comparing the implied per share equity values of the Jones common stock and the King common stock that were estimated based upon the range of multiples derived from the analysis conducted for the companies listed above. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of the Jones common stock
  to lowest estimated valuation of King common
  stock..............................................   1.343x
Lowest estimated valuation of the Jones common stock
  to highest estimated valuation of the King common
  stock..............................................   0.844x

     Using forecasts prepared by each of the managements of Jones and King, Chase Securities calculated a range of implied exchange ratios by comparing the implied per share equity values of the Jones common stock and the King common stock that were estimated based upon the range of multiples derived from the analysis conducted for the companies listed above. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of the Jones common stock
  to lowest estimated valuation of King common
  stock..............................................   1.429x
Lowest estimated valuation of the Jones common stock
  to highest estimated valuation of the King common
  stock..............................................   0.870x

     Discounted Cash Flow Analysis. Chase Securities performed a discounted cash flow analysis for each of Jones and King using financial forecasts for Jones provided by Jones and financial forecasts for King provided by King. Chase Securities calculated a discounted cash flow analysis for each company assuming discount rates ranging from 13% to 14%, and terminal multiples of earnings before interest after taxes, which is referred to as EBIAT, in the year 2006 ranging from 30.0x to 40.0x. Based upon the implied per share equity values of the Jones common stock and the King common stock that were estimated using this methodology, Chase Securities calculated a range of implied exchange ratios of a share of King common stock to a share of Jones common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of Jones common stock to
  lowest estimated valuation of King common stock
  (without synergies)................................   1.548x
Lowest estimated valuation of Jones common stock to
  Highest estimated valuation of King common stock
  (without synergies)................................   0.927x

     Based upon the implied per share equity values of the Jones common stock and the King common stock that were estimated using the methodology described above, Chase Securities also calculated a range of implied exchange ratios of a share of King common stock to a share of Jones common stock taking into consideration the synergies. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of Jones common stock to
  lowest estimated valuation of King common stock
  (with synergies)...................................   1.413x
Lowest estimated valuation of Jones common stock to
  Highest estimated valuation of King common stock
  (with synergies)...................................   0.843x

     Comparable Transactions Analysis. Chase Securities reviewed publicly available information regarding 19 selected transactions with comparable post-transaction ownership structures announced since May 1997 in which the transaction value ranged from $1.0 billion to $5.0 billion. The following table shows the range, mean and median of the per share consideration paid in the transactions as a percentage premium to the average closing price of the target company's stock during the period indicated, except for the one day prior period, which uses the actual closing price of target company stock on the day prior to announcement:

PERIOD PRIOR TO
ANNOUNCEMENT                              RANGE          MEAN     MEDIAN
---------------                      ----------------    -----    ------
One Day:...........................  (16.1)% to 56.6%    14.5%    14.0%
Last 1 Week:.......................  (11.5)% to 58.5%    18.5%    14.1%
Last 1 Month:......................   (8.8)% to 56.6%    21.5%    20.9%
Last 3 Months:.....................  (18.3)% to 73.8%    21.7%    19.9%
Last 6 Months:.....................  (19.5)% to 85.2%    24.2%    17.6%

     Based upon the closing price per share of King common stock of $43.50 on July 7, 2000 and the exchange ratio of 1.125, the following table shows the premium to the average closing price per share of Jones common stock during the period stated (except for the one day prior period, which uses the actual closing price of Jones common stock on the day prior to announcement) represented by the implied offer price of $48.94 per share of Jones common stock:

PERIOD ENDING
JULY 7, 2000                                    PREMIUM
-------------                                   -------
July 7, 2000:.................................   10.4%
Last 1 Week:..................................   13.7%
Last 1 Month:.................................   32.4%
Last 3 Months:................................   39.8%

     Historical Exchange Ratio Analysis. Chase Securities reviewed the per share daily closing market price movements of the Jones common stock and the King common stock for various time periods ending on July 7, 2000, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of the Jones common stock by those of the King common stock and the averages of those historical trading ratios for the one-week, one-month, 3-month, 6-month, 12-month, 18-month and since the King initial public offering (June 25, 1998) periods ending July 7, 2000. The analysis resulted in the following high, low and mean historical trading ratios for the periods indicated (rounded to the nearest thousandth), compared to the proposed exchange ratio of 1.1250x:

                                                 IMPLIED EXCHANGE RATIO
                                                 -----------------------
PERIOD ENDING JULY 7, 2000                       HIGH     MEAN      LOW
--------------------------                       -----    -----    -----
Last 1 Week....................................  1.019x   0.994x   0.965x
Last 1 Month...................................  1.019    0.885    0.740
Last 3 Months..................................  1.143    0.958    0.740
Last 6 Months..................................  1.938    1.126    0.740
Last 12 Months.................................  1.938    1.149    0.573
Last 18 Months.................................  1.938    1.201    0.573
Since King IPO (June 25, 1998).................  2.586    1.407    0.573

     Contribution Analysis. Chase Securities estimated the contribution of each of Jones and King to the pro forma combined company with respect to sales, EBIT and net income for fiscal years 2000 and 2001. The analysis indicated that holders of Jones common stock would own approximately 45% of the equity of the pro forma combined company, and that Jones would contribute approximately:

     - 28% of 2000 estimated sales;

     - 39% of 2000 estimated EBIT;

     - 56% of 2000 estimated net income;

     - 47% of 2001 estimated net income.

     The summary set forth above does not purport to be a complete description of the analyses performed by Chase Securities in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Chase Securities believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all of the factors and analyses, could create a misleading view of the processes underlying its opinion. Chase Securities did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Chase Securities in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Jones' and King's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Chase Securities are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the comparable public companies analysis described above is identical to Jones or King, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Jones' board of directors selected Chase Securities to act as its financial advisor on the basis of the reputation of Chase Securities as an internationally recognized investment banking firm with substantial expertise in transactions similar to the merger and because it is familiar with Jones and its business. As part of its financial advisory business, Chase Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase Securities has acted as financial advisor to the board of directors in connection with the merger and will receive a fee for its services, payment of a significant portion of which is contingent upon the consummation of the merger. In the ordinary course of business, Chase Securities or its affiliates may trade in the debt and equity securities of Jones and King for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     The terms of the engagement of Chase Securities by the board of directors are set forth in a letter dated July 5, 2000. Pursuant to the terms of the letter agreement, Jones will pay to Chase Securities a fee of $9 million, $1 million of which was payable upon the public announcement by Jones of completion of an agreement in principle with respect to a transaction, and the remainder of which is payable upon consummation of the transaction. In addition to this compensation, Jones has also agreed to reimburse Chase Securities for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify Chase Securities and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

INTERESTS OF JONES' DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     When considering the recommendations of Jones' board of directors, you should be aware that certain members of management and the board of directors of Jones have certain interests in the merger that are different from, or in addition to the interest of Jones shareholders generally. All of these interests are described below to the extent they are material. The Jones board of directors was aware of, and considered the interests of, its directors and officers when it approved the merger agreement and the merger.

Agreements with Mr. and Mrs. Jones. Dennis M. Jones, Chairman and Chief Executive Officer of Jones, and his wife, Judith A. Jones, Executive Vice President of Corporate Affairs for Jones, have agreed to terminate their employment with Jones as of the effectiveness of the merger. In connection therewith, King will enter agreements with Mr. and Mrs. Jones providing as follows:

     - Severance payments of $1.6 million to Mr. Jones and $549,984 to Mrs. Jones, representing payments equal to two years of their compensation in effect during 1999;

     - Consulting payments of $100,000 for three years to Mr. Jones, together with reimbursement of reasonable expenses;

     - Payments of $100,000 per year to each of Mr. and Mrs. Jones for three years in consideration of their agreements not to compete with King in the United States and its territories during such period.

     The agreements also provide that:

     - Mr. Jones will have the right to acquire Jones' timeshare interest in a corporate aircraft upon the expiration of the current term of agreements relating to such interest, at fair market value.

     - Each of Mr. and Mrs. Jones may acquire from Jones, at book value, which is substantially equivalent to fair market value, automobiles currently provided for their use.

     In accordance with agreements among Jones, Mr. and Mrs. Jones and affiliated trusts, Mr. and Mrs. Jones or the trust will pay or cause to be paid to Jones approximately $2.1 million, representing the amount due upon termination of their employment arising from unrecovered premium costs paid by Jones under so-called split-dollar insurance arrangements. If the trusts elect to keep the insurance in force under all of these policies, the amount received by Jones could be greater.

     Under other insurance arrangements previously in effect among Jones, Mr. and Mrs. Jones and affiliated trusts,

     - Jones is obligated to maintain in effect and to continue to pay the premium on $40,000,000 of life insurance on the joint lives of Mr. and Mrs. Jones under split-dollar arrangement in which the premium cost is recoverable solely from the proceeds of the policies, and

     - Jones is obligated to maintain in effect and to continue to pay the premium on $40,000,000 of life insurance on the joint lives of Mr. and Mrs. Jones under "key man insurance" as to which Jones is the beneficiary. Any proceeds received by Jones under this insurance is required to be used to repurchase or redeem shares of stock in Jones or its successor held by Mr. or Mrs. Jones' estate or certain affiliated trusts.

Options. Under the terms of option agreements issued by Jones on January 2, 1996, as of the effective date of the merger currently unvested options held by Mr. and Mrs. Jones covering an aggregate of 303,750 shares of Jones common stock having an exercise price of $4.74 per share will become vested. If the merger were not to occur, such unvested options would vest as of January 2, 2001 or, under certain conditions, as of January 2, 2004. The option agreements provide that such options, together with currently vested options covering an aggregate of 1,215,000 shares of Jones common stock, may be exercised at any time within one year following the termination of Mr. and Mrs. Jones' employment. Assuming no adjustment of the exchange ratio in the merger, such options will be converted into the right to acquire 1,708,593 shares of King common stock at a price of $4.21 per share.

     No other options held by any affiliate or employee of Jones will accelerate due to the merger becoming effective.

     Options not currently vested covering an aggregate of 87,750 shares of Jones common stock at a weighted average price of $25.33 per share held by Jones' non-management directors will lapse and terminate as of the effective date of the merger.

Indemnification of Jones' Directors and Officers. Current and former directors, officers, employees and agents of Jones are indemnified by Jones to the maximum extent provided in Delaware law as incorporated into Jones' certificate of incorporation and by-laws. The merger agreement provides, as to claims based upon acts or omissions occurring prior to the effective time, that:

     - Jones will continue to provide such indemnification rights in full force for at least six years from the effective time of the year; and

     - King will be jointly and severally liable to the directors and officers of Jones to provide such indemnification in the event that Jones should improperly refuse or be unable to provide such indemnification.

     The agreement permits Jones, at its election, to extend its present directors and officers indemnification insurance policy for a six year period provided that the cost of such extension does not exceed 200% of the most recent premium for such insurance.

Restrictions on Resale; Registration. Since the directors and executive officers of Jones may be deemed to be "affiliates" of Jones for certain securities law and accounting regulations, they:

     - have agreed with King not to make sales of shares of Jones common stock or the King common stock received in the merger in exchange for Jones common stock (if such sales would jeopardize pooling of interest accounting treatment) for a period beginning 35 days prior to the effective date of the merger and ending two days following the date upon which King publicly announces financial results including a period of at least 30 days of combined operations of King and Jones following the effective date of the merger.

     - are subject to the resale limitations of Rule 145 under the Securities Act, which generally provides that sales during any 90 day period cannot exceed the greater of 1% of King's outstanding shares or the average weekly trading volume in King's outstanding shares.

     The Rule 145 limitations are applicable for a period of one year following the effective date except that Mr. Franz, who will become an affiliate of King upon his election to the Board of Directors of King, will be subject to such restrictions for two years following the effective date.

Registration Rights Agreement and Waiver. The merger agreement provided that King would file a registration statement for the benefit of affiliates of Jones. This provision was subsequently waived.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived. This includes approval and adoption of the merger agreement and approval of the merger by the Jones shareholders and the approval and adoption of the merger agreement and approval of the issuance of King common stock by the King shareholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

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STRUCTURE OF THE MERGER AND CONVERSION OF JONES COMMON STOCK

     In the merger a newly formed and wholly owned subsidiary of King will be merged with and into Jones. As a result of the merger, Jones will become a wholly owned subsidiary of King.

     When we complete the merger, each outstanding share of Jones common stock, will be converted into the right to receive 1.125 shares of King common stock. Jones may elect not to proceed with the transaction if the average trading price of King common stock falls below $29.33 per share, unless King elects to increase the exchange ratio to a number which will provide Jones shareholders with a value of $33.00 per share.

     The number of shares of King common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Jones common stock or King common stock effected between the date of the merger agreement and the completion of the merger. Also, options to purchase shares of Jones common stock outstanding and unexercised immediately before the closing of the merger will be converted into options to purchase a number of shares of King common stock equal to the number of shares of Jones common stock subject to the option multiplied by the exchange ratio with the exercise price being divided by the exchange ratio.

     No certificate or scrip representing fractional shares of King common stock will be issued in the merger. Instead, shareholders of Jones who would be entitled to receive a fractional share of common stock of King will receive a cash payment based on the closing price of common stock of King on the day the merger is completed.

EXCHANGE OF JONES STOCK CERTIFICATES FOR KING STOCK CERTIFICATES

     When the merger is completed, King's exchange agent will mail to Jones shareholders a letter of transmittal and instructions for use in surrendering Jones stock certificates in exchange for King stock certificates. When you deliver your Jones stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Jones stock certificates will be canceled. You will receive King stock certificates representing the number of full shares of King common stock to which you are entitled under the merger agreement. Jones shareholders will receive payment in cash, without interest, in lieu of any fractional shares of King common stock which would have been otherwise issuable to them in the merger equal to the closing price of King common stock on the day that the merger is completed multiplied by such fractional shares.

     Jones shareholders are not entitled to any rights as shareholders of King, including the rights to receive any dividends or other distributions on King common stock, until the merger is completed and they have surrendered their Jones stock certificates in exchange for King stock certificates.

     King will only issue Jones shareholders a King stock certificate or a check in lieu of a fractional share in the name in which the surrendered Jones stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes and, if requested by King, have your signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program.

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

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The closing of the merger is conditioned upon the delivery of opinions from both Jones' and King's respective counsel stating that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The opinion is subject to assumptions, limitations and qualifications, and is based on the truth and accuracy of factual representations made in the merger agreement and in exhibits to the registration statement of which this joint proxy statement/prospectus is a part. Assuming the merger qualifies as a tax-free reorganization, then subject to the assumptions, limitations and qualifications referred to in the opinion, the merger should result in the following federal income tax consequences:

     - No gain or loss will be recognized by the Jones shareholders upon the exchange of Jones common stock solely for King common stock. The cash payment to Jones shareholders in lieu of fractional shares of King common stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by King. Under section 302(a) of the Code, those cash payments will be treated as distributions in full payment in exchange for the fractional King shares hypothetically redeemed. Therefore, Jones shareholders receiving cash in lieu of fractional shares generally will recognize gain (or loss) to the extent that the amount of cash exceeds (or is exceeded by) the portion of their adjusted tax basis of Jones common stock that is allocable to the fractional shares;

     - Each Jones shareholder's aggregate tax basis in the King common stock received in the merger will equal the aggregate tax basis of the Jones common stock it surrendered in the merger. If an exchanging Jones shareholder recognizes gain or loss upon receiving cash in lieu of fractional shares in the merger, that shareholder's basis in King common stock actually received will be reduced. The amount of the reduction will equal the portion of the shareholder's tax basis in its surrendered stock that is allocable to the fractional share interest considered to be exchanged for cash;

     - A Jones shareholder's holding period for King common stock received in the merger will include the time period during which it held the Jones common stock, provided the Jones common stock is held as a capital asset at the time of the merger; and

     - Neither King nor Jones will recognize gain or loss solely as a result of the merger.

     The Internal Revenue Service has not issued a ruling in connection with the merger. The opinions delivered by Jones' and King's respective counsel do not bind the IRS, and the IRS is not precluded from asserting a contrary position.

     Jones shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include each shareholder's tax basis in the shareholder's Jones common stock and a description of the King common stock received.

     This tax discussion does not deal with all tax considerations that may be relevant to you, such as (a) shareholders who are dealers in securities; (b) foreign persons; (c) shareholders who acquired their shares in connection with previous mergers involving Jones or an affiliate; or (d) shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

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

     This tax discussion also does not address the tax consequences of other transactions effectuated before or after the merger (whether or not these transactions are in connection with the merger). The discussion does not address foreign, state or local tax considerations. ACCORDINGLY, JONES SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

     This tax discussion is based on the interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus. We cannot assure you that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to the Jones shareholders.

ACCOUNTING TREATMENT OF THE MERGER

     King intends to account for the merger as a pooling-of-interests for financial reporting and accounting purposes, under generally accepted accounting principles. One of the merger's closing conditions is that the independent accountants of King and Jones must each have delivered to both of us a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting:

     - Jones' recorded assets and liabilities will be carried forward to the combined company at their recorded amounts;

     - the combined company's revenues and expenses will include Jones' revenues and expenses for the entire fiscal year of the combined company and Jones in which the merger occurs; and

     - Jones' reported revenues and expenses for prior periods will be combined with those of King, whose financial statements will then be restated.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF KING AND JONES

     King will register under the Securities Act the shares of King common stock to be issued in the merger. These shares will be freely transferable under the Securities Act, except for shares of King common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either of us and may include our executive officers and directors, as well as our principal shareholders. Affiliates may not sell their shares of King common stock acquired in the merger except under:

     - an effective registration statement under the Securities Act covering the resale of those shares,

     - Rule 145 under the Securities Act, or

     - an exemption under the Securities Act.

     Also, each of us has delivered to the other affiliate agreements. Under these agreements, our directors may not dispose of or encumber any of their shares of King

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

common stock until financial results covering at least 30 days of post-merger combined operations of our companies are publicly reported. The affiliates are entering these agreements to help assure that the merger qualifies as a pooling-of-interests.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. The required information and materials were filed with the Department of Justice and the Federal Trade Commission on July 26, 2000.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF KING COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of King common stock to be issued in the merger or upon the exercise of options under Jones' option plans be approved for listing on the New York Stock Exchange, subject to official notice of issuance. We expect this to occur upon closing of the merger.

OPERATIONS AFTER THE MERGER

     Following the merger, Jones will operate as a wholly owned subsidiary of King. Jones' shareholders will become King shareholders. The King charter and bylaws and Tennessee law govern the rights of shareholders of King. See "Comparison of Rights of Holders of King Common Stock and Jones Common Stock" on page 98.

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                              THE MERGER AGREEMENT

     In this section of the joint proxy statement/prospectus, we describe the merger agreement. While we believe that our description covers the merger agreement's material terms, our summary may not contain all of the information that is important to you. We have attached the merger agreement to this joint proxy statement/prospectus as Annex A. We urge you to read it carefully, in its entirety.

REPRESENTATIONS AND WARRANTIES

     Jones and King each made a number of representations and warranties in the merger agreement. The representations and warranties cover aspects of each company's business, financial condition, structure and other facts pertinent to the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Jones" and "Representations and Warranties of King."

JONES' REPRESENTATIONS AND WARRANTIES

     Jones' representations and warranties include representations as to:

     - its corporate organization and qualification to do business;

     - the effectiveness of, and its compliance with provisions of, its certificate of incorporation and bylaws;

     - its capitalization, including its common stock, its preferred stock and options to purchase its common stock;

     - its board's approval of and authority to enter into the merger and the binding obligation on it of those agreements;

     - the non-existence of conflicts between the merger agreement's provisions and (1) its certificate of incorporation and bylaws, (2) other Jones agreements and (3) applicable law;

     - the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

     - its cash reserves and lack of indebtedness;

     - its disclosure of its material liabilities and no material adverse effect having occurred which is not disclosed in the merger agreement;

     - its litigation;

     - its licenses and permits;

     - its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

     - its intellectual property;

     - its material contracts;

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

     - its employee benefit plans and labor relations and compliance with employment and workplace related laws;

     - its title to or right to use the properties it owns and leases, and its assets;

     - environmental matters;

     - its insurance coverage and policies;

     - its board's approval of the merger agreement and its recommendation to the Jones shareholders;

     - Jones' financial advisor and the financial advisor's fairness opinion;

     - brokers engaged by Jones in connection with the merger;

     - the inapplicability of Delaware's anti-takeover statute to the merger;

     - its and its affiliates' actions as they pertain to the merger's proposed accounting and tax treatment;

     - information supplied by Jones in this joint proxy statement/prospectus and the related registration statement filed by King; and

     - its regulatory compliance.

KING'S REPRESENTATIONS AND WARRANTIES

     King's representations and warranties include representations as to:

     - its corporate organization and qualification to do business;

     - the effectiveness of, and its compliance with provisions of, its articles of incorporation and bylaws;

     - its capitalization, including its common stock and options to purchase its common stock;

     - its board's approval of and authority to enter into the merger and the binding obligation on it of the merger agreement;

     - the non-existence of conflicts between the merger agreement's provisions and (1) its articles of incorporation and bylaws, (2) other King agreements and (3) applicable law;

     - the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

     - its disclosure of its material liabilities and no material adverse effect having occurred which is not disclosed in the merger agreement;

     - its litigation;

     - its licenses and permits;

     - its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

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

     - its intellectual property;

     - its material contracts;

     - its employee benefit plans and labor relations and compliance with employment and workplace related laws;

     - its title to or right to use the properties it owns and leases and its assets;

     - environmental matters;

     - its insurance coverage and policies;

     - its board's approval of the merger agreement and its recommendation to the King shareholders;

     - King's financial advisor and the financial advisor's fairness opinion;

     - brokers engaged by King in connection with the merger;

     - its and its affiliates' actions as they pertain to the merger's proposed accounting and tax treatment;

     - information supplied by King in this joint proxy statement/prospectus and the related registration statement it filed; and

     - its regulatory compliance.

JONES' CONDUCT OF BUSINESS BEFORE THE MERGER'S COMPLETION

     Jones has agreed, subject to certain conditions, that, until the merger closes or unless King consents in writing, Jones will:

     - operate its business in the usual and ordinary course consistent with past practices;

     - preserve intact its present business organization;

     - maintain its rights, franchises and insurance;

     - retain the services of its respective officers and employees (subject to termination as management of Jones deems reasonably appropriate);

     - maintain its relationship with its respective principal customers and suppliers;

     - keep its properties and assets in good repair and condition;

     - keep its insurance in force; and

     - timely prepare and file tax returns and materially accurate SEC reports.

     In addition, Jones has agreed that, until the merger closes or unless King consents in writing, Jones will conduct its business in compliance with specific restrictions relating to the following:

     - declaring or paying dividends or making other distributions (except for regular quarterly dividends in a manner and in amounts consistent with past practice);

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

     - splitting, combining, reclassifying, repurchasing and redeeming securities (except in connection with the exercise of any outstanding options or pursuant to any redemption agreement disclosed to King);

     - the issuance of securities and the filing of any registration statement related to any of its securities (except for stock option grants to employees in the ordinary course not to exceed 125,000 shares prior to December 31, 2000 and the issuance of stock upon the exercise of options);

     - agreeing to acquire an equity interest in another company;

     - making or committing to make capital expenditures exceeding $200,000 individually or $1 million in the aggregate;

     - selling, leasing or encumbering any of its assets except in the ordinary course of business;

     - taking action with respect to its employees and employee benefits;

     - modifying Jones' certificate of incorporation and bylaws;

     - changing its methods of accounting;

     - changing tax elections;

     - borrowing money;

     - entering into transactions and agreements with affiliates;

     - entering into or amending material contracts;

     - settling material claims exceeding $200,000 individually or $1.0 million in the aggregate;

     - transferring or licensing any rights to its intellectual property to a third party;

     - taking actions which are intended or would likely make the party's representations and warranties in the merger agreement untrue; and

     - taking actions that would likely prevent pooling-of-interests accounting treatment for the merger.

KING'S CONDUCT OF BUSINESS BEFORE THE MERGER'S COMPLETION

     King has agreed that, subject to certain conditions, until the merger closes or unless Jones consents in writing, King will:

     - operate its business in the usual and ordinary course consistent with past practices;

     - preserve intact its present business organization;

     - maintain its rights, franchises and insurance;

     - retain the services of its respective officers and employees

     - maintain its relationship with its respective principal customers and suppliers;

     - keep its properties and assets in good repair and condition;

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

     - keep its insurance in force; and

     - timely prepare and file tax returns and materially accurate SEC reports.

     In addition, King has agreed that, until the merger closes or unless Jones consents in writing, King will conduct its business in compliance with specific restrictions relating to the following:

     - declaring or paying dividends or making other distributions;

     - the issuance of securities;

     - agreeing to acquire an equity interest in another company;

     - incurring new indebtedness in excess of $100 million;

     - modifying King's certificate of incorporation and bylaws;

     - changing its methods of accounting;

     - taking actions that would likely make the party's representations and warranties in the merger agreement untrue;

     - taking actions that would likely prevent pooling-of-interests accounting treatment for the merger; and

     - intentionally taking or failing to take any action which would reasonably be expected to materially delay the consummation of the merger.

     The agreements related to the conduct of Jones' and King's respective businesses in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Covenants."

OTHER AGREEMENTS

     Jones and King have also reached additional agreements regarding:

     - providing reasonable access to one another's personnel, advisors, properties and information;

     - restricting activities of the affiliates of both Jones and King in the common stock of both companies, which would jeopardize pooling-of-interests accounting treatment for the merger;

     - confidentiality;

     - holding the special meeting of Jones' shareholders and the special meeting of King's shareholders;

     - filing documents to comply with the Hart-Scott-Rodino Act;

     - making public announcements regarding the merger;

     - indemnification of Jones officers and directors after the merger;

     - using commercially reasonable efforts and taking further action to complete the merger;

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

     - listing King common stock issued in the merger or upon exercise of options under Jones' option plans on the New York Stock Exchange;

     - complying with state securities laws;

     - notifying each other of events which are likely to cause the merger not to happen;

     - causing the merger to qualify as a tax-free reorganization;

     - causing the merger to be accounted for as a "pooling-of-interests";

     - taking necessary actions to cause G. Andrew Franz to be appointed to the King board of directors until King's annual meeting in 2001;

     - taking action to make the issuance of King common stock to Jones insiders exempt from liability pursuant to Rule 16b-3 of the Exchange Act;

     - providing current employees of Jones with employee benefits and compensation that are comparable with those provided to King's employees and providing for a severance package for Jones' employees who are terminated other than for cause until January 1, 2004; and

     - maintaining the operations of the St. Louis facility of Jones until January 1, 2004.

NO OTHER NEGOTIATIONS INVOLVING JONES

     Until the merger is completed or the merger agreement is terminated, Jones has agreed not to directly or indirectly take any of the following actions:

     - initiate, solicit, encourage or facilitate any inquiries or proposals that constitute or may lead to an Acquisition Proposal (as defined below);

     - participate in any discussions or negotiations regarding any Acquisition Proposal; or

     - agree to, approve, recommend or endorse any Acquisition Proposal.

Jones has also agreed promptly to (a) inform King of any inquiries and proposals related to these matters, (b) provide to King copies of any written Acquisition Proposal and a summary of its material terms, (c) keep King informed as to any discussions or negotiations regarding any activities relating to any Acquisition Proposal and (d) provide King any non-public information concerning Jones that was provided to any other person in connection with any Acquisition Proposal which was not previously provided to King.

     Under the merger agreement, if Jones' board of directors receives an unsolicited bona fide written Acquisition Proposal, the board may (a) furnish information to, or discuss or negotiate with, the person who made the proposal, or (b) recommend this type of Acquisition Proposal to Jones' shareholders if and only to the extent that the Jones board of directors:

     - concludes in good faith after consulting with its financial advisor that the proposal would reasonably be expected to constitute a Superior Proposal (as defined below);

     - determines in good faith after consulting with its outside legal counsel that it would breach its fiduciary duties to its shareholders if it did not recommend the proposal to them;

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

     - provides prompt written notice to King, prior to negotiating or discussing the proposal with, or providing information to, the proposal's proponent; and

     - enters a confidentiality agreement no less favorable to Jones than the confidentiality agreement we have regarding the merger, prior to providing information to the proposal's proponent.

Under the merger agreement, the term:

     - "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the merger) involving Jones or its subsidiaries: (a) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 25% or more of the equity securities of, Jones or any of its subsidiaries, in a single transaction or series of related transactions; (b) the acquisition by any person (other than any beneficial owner of more than 5% of Jones common stock as long as such beneficial owner is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) of beneficial ownership of 10% or more of the outstanding shares of Jones common stock (including Jones common stock currently beneficially owned by such person); (c) any tender offer or exchange offer for 20% or more of the outstanding capital stock of Jones or any of its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; and

     - "Superior Proposal" means a bona fide Acquisition Proposal made by any person that the Jones board of directors determines in its good faith judgment to be more favorable to the Jones shareholders than the merger (after consideration of, among other information, the written opinion of Jones' independent financial advisor that the consideration provided for in the proposal is fair from a financial point of view) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors (in consultation with Jones' independent financial advisor), is reasonably capable of being obtained by such person.

TREATMENT OF JONES STOCK OPTIONS

     When we complete the merger, each option to purchase Jones common stock will be converted, in accordance with its terms, into an option to purchase King common stock. Upon conversion, each option will be exercisable for a number of shares of King common stock equal to the number of shares of Jones common stock which could have been obtained upon exercise of the option before the merger multiplied by the exchange ratio, rounded to the nearest whole number. The exercise price will be equal to the exercise price per share of Jones common stock subject to the option before conversion divided by the exchange ratio, rounded to the nearest whole cent. The other terms of each option and the Jones option plans, under which the options were granted, will continue to apply.

     After the merger is completed, King will register on Form S-8 the shares of King common stock issuable with respect to options granted under the Jones stock option plans.

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King will use reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

CONDITIONS TO COMPLETION OF THE MERGER

     The respective obligations of Jones and King to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of Jones;

     - the holders of a majority of the outstanding shares of King must approve and adopt the merger agreement and approve the issuance of shares in connection with the merger agreement;

     - King's registration statement must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspension of its effectiveness may be pending before or threatened by the SEC;

     - no law, regulation or order may be enacted or issued which has the effect of preventing or prohibiting completion of the merger;

     - the shares of King common stock to be issued in the merger or upon exercise of options under Jones' option plans must have been authorized for listing on the New York Stock Exchange, upon official notice of issuance;

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

     - the independent accountants of King and Jones must have each delivered letters to the effect that the merger will qualify for pooling-of-interests accounting treatment, one dated as of the closing date of the merger and one dated as of the effective date of the registration statement; and

     - Jones and King must have received from their respective legal counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     The obligation of King to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - Jones must have obtained all consents and approvals needed to complete the merger;

     - Jones must have no litigation pending or imminently threatened which would impede the merger's closing, seek damages that may be material to King, materially adversely affect the combined company's operations or would have a material adverse effect on either Jones or King;

     - Mr. Jones must have executed and delivered the consulting agreement to King;

     - Mr. and Mrs. Jones must have each executed and delivered a noncompetition agreement to King; and

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     - Mr. and Mrs. Jones must have each executed and delivered a severance agreement to King.

     The obligation of Jones to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - King must have obtained all consents and approvals needed to complete the merger;

     - King must have no litigation pending or imminently threatened which would impede the merger's closing, seek damages that may be material to King, materially adversely affect the combined company's operations or would have a material adverse effect on either Jones or King;

     - King must have executed and delivered the consulting agreement to Mr. Jones; and

     - King must have executed and delivered the noncompetition agreements and severance agreements with each of Mr. and Mrs. Jones.

     Jones' and King's obligations to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction by the other or the waiver of each of the following additional conditions before completion of the merger:

     - all representations and warranties must have been true and correct as of July 13, 2000 and at and as of the date the merger is to be completed at and as if made as of such time, except to the extent the representations and warranties address matters only as of a particular date or time, in which case they must be true and correct as of that date or time;

     - all respective obligations under agreements and covenants in the merger agreement must be performed; and

     - no material adverse effect shall have occurred, or be reasonably likely to occur, since July 13, 2000.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the merger's completion, whether before or after Jones' shareholders or King's shareholders approve the proposals at their respective special meetings, in the circumstances we have listed below.

     The merger agreement may be terminated by both King and Jones if both companies consent.

     The merger agreement may be terminated by either King or Jones if any of the following events occurs:

     - the other materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement and causes the conditions to closing relating to those representations, warranties, covenants and agreements to be unsatisfied, provided, that if a breach is curable, the non-breaching party may not terminate if the party in breach is exercising reasonable efforts to cure the breach;

     - there exists any final and nonappealable order preventing the merger, provided, the party seeking to terminate the merger agreement has used reasonable efforts to vacate or lift the order;

     - without the fault of the terminating party, the merger is not completed by January 9, 2001 or by no later than April 9, 2001 if additional information is required by regulatory authorities reviewing the merger;

     - the Jones shareholders do not approve and adopt the merger agreement and approve the merger;

     - the King shareholders do not approve and adopt the merger agreement and approve the issuance of shares in connection with the merger; or

     - if there is a material adverse effect on the other party which cannot be cured within 30 days.

     King may terminate the agreement if:

     - the board of directors of Jones withdraws or modifies its recommendation of the merger agreement or the merger or resolves, or publicly announces or discloses to a third party its intention, to do any of the same;

     - the board of directors of Jones recommends or resolves to recommend to Jones' shareholders an Acquisition Proposal;

     - a person makes a tender offer or exchange offer for 20% or more of Jones' outstanding common stock and the Jones board of directors, within 10 business days after the offer is made, either (a) fails to recommend that the offer be rejected or (b) takes no position as to the offer; or

     - any person (other than King, any affiliate of King or any beneficial owner of more than 5% of Jones' common stock who is eligible to make filings on a Schedule 13G), or any group which may be formed, other than King, Jones and their affiliates, beneficially owns 20% or more of Jones' outstanding capital stock; or

     Jones may terminate the merger agreement if:

     - its board of directors (a) determines to recommend a Superior Proposal to its shareholders, (b) gives notice to King and (c) pays a $100.0 million termination fee;

     - the average trading price of King's common stock is less than $29.33 for 20 consecutive trading days, provided that King may agree to increase the exchange ratio and deliver the number of shares to provide a maximum purchase price of $33.00 per share of Jones common stock;

     - King's board of directors withdraws or modifies its recommendation of the merger agreement or the merger or the board of directors resolves, publicly announces or discloses to any third party its intention to do any of these things;

     - American Home Products exercises its right to terminate the Co-Promotion Agreement with King which right expired July 22, 2000; or

     - prior to the effective time of the merger, the FDA denies in whole King's supplemental new drug application for Altace(R).

PAYMENT OF TERMINATION FEE

     Jones will pay King a termination fee of $100.0 million immediately upon termination of the merger agreement by:

          (a) King because:

        - Jones' board of directors withdraws or modifies its recommendation to Jones' shareholders of the merger agreement or the merger, or the board of directors resolves or publicly announces or discloses to any third party its intention to do any of these things;

        - Jones' board of directors recommends, or resolves to recommend, to Jones' shareholders any Acquisition Proposal; or

        - a person makes a tender offer or exchange offer for 20% or more of Jones' outstanding common stock or a registration statement with respect to such an offer is filed and the Jones board of directors, within 10 business days after the offer is made or the registration statement is filed, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer;

     or

          (b) Jones because its board of directors determines to recommend a superior proposal

     Jones will also pay King a termination fee of $100.0 million if (A) either Jones or King terminates the merger agreement because (1) the stockholders of Jones fail to approve the merger and the merger agreement; or (2) the merger shall not have been consummated by January 9, 2001, or April 9, 2001 if additional information is required by regulatory authorities reviewing the merger, and there is a prior Acquisition Proposal (B) Jones consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of the merger agreement. This termination fee will be paid at or prior to the consummation of the acquisition proposal or immediately upon the effective date of the definitive agreement, whichever is earlier.

     King will pay Jones a termination fee of $100.0 million if and only if all of the following are true:

     - either King or Jones terminates the agreement as a result of the failure to receive the requisite vote for approval and adoption of the merger agreement and approval of the issuance of shares from King's shareholders at the meeting of its shareholders;

     - at or prior to King's shareholders meeting an offer for a King Business Combination (as defined below) shall have been publicly announced;

     - the terms of the King Business Combination shall have required termination of the agreement as a condition of effecting the King Business Combination; and

     - the King Business Combination is thereafter consummated or King enters into a definitive agreement with respect to such King Business Combination within 12 months after such termination of the agreement.

     Under the merger agreement, the term "King Business Combination" means any of the following transactions involving King and a party other than Jones or any affiliate of Jones which has been approved and recommended by King's board of directors:

     - any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or the equity securities of King in a single transaction or series of related transactions, or

     - any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of King.

     King will also pay Jones a termination fee of $100.0 million if Jones terminates the merger agreement because the board of directors of King withdraws or modifies its recommendation to King's shareholders of the merger agreement or the merger, or the board of directors resolves or publicly announces or discloses to any third party its intention to do any of these things.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT AND EXPENSES

     Jones and King may amend the merger agreement before completing the merger provided we comply with applicable law.

     Either Jones or King may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

     Each of Jones and King will pay its own costs and expenses including attorney's fees, accounting fees and expenses. However, King and Jones will share equally costs and expenses related to printing, filing and mailing this joint proxy statement/prospectus, the registration statement of which it is a part and regulatory applications.

SHAREHOLDERS' VOTING AGREEMENTS

     In connection with the merger, directors of King and Jones who are shareholders have entered into voting agreements. The voting agreements provide that these shareholders of King on the one hand and Jones on the other will vote all of the shares of common stock owned by these shareholders in favor of the merger.

     As of the King record date, the shareholders who entered into the voting agreement collectively owned 18,475,059 shares of King common stock. Their share ownership represented approximately 20.1% of the outstanding King common stock. None of the King shareholders who are parties to the agreement were paid additional consideration for entering into the agreement.

     As of the Jones record date, the shareholders who entered into the voting agreement collectively owned 6,948,946 shares of common stock. Their share ownership represented approximately 10.6% of the outstanding Jones common stock. None of the Jones shareholders who are parties to the voting agreement were paid additional consideration for entering into the agreement.

     The shareholders' voting agreements will terminate upon the earliest to occur of:

     - the date and time that the merger becomes effective;

     - the date the merger agreement is terminated; or

     - if the merger agreement is terminated under certain circumstances and Jones is obligated to pay King a termination fee, the date the fee is paid.

                        SHARE OWNERSHIP AFTER THE MERGER

     The following table sets forth certain information regarding the ownership of King common stock following the merger, based upon holdings of King and Jones common stock as of June 30, 2000, for (i) each person owning more than 5% of the common stock, (ii) each director and the highest paid executive officers and
(iii) all executive officers and directors as a group.

                                                             BENEFICIAL OWNERSHIP
                                                              OF COMMON STOCK(1)
                                                           -------------------------
                                                               AFTER THE MERGER
                                                           -------------------------
                                                                         PERCENTAGE
                                                           NUMBER OF     OUTSTANDING
    EXECUTIVE OFFICERS, DIRECTORS AND 5% SHAREHOLDERS        SHARES        SHARES
    -------------------------------------------------      ----------    -----------
John M. Gregory(2).......................................  16,338,758        9.8
Joseph R. Gregory(3).....................................   6,234,229        3.7
Jefferson J. Gregory(4)..................................   2,146,052        1.3
James E. Gregory(5)......................................     208,529          *
Ernest C. Bourne(6)......................................     288,756          *
Earnest W. Deavenport, Jr................................           0          *
Frank W. DeFriece, Jr.(7)................................      37,500          *
D. Greg Rooker(8)........................................     157,417          *
Richard C. Williams(9)...................................     183,445          *
G. Andrew Franz(10)......................................     499,951          *
All executive officers and directors of King as a group
  (17 persons)...........................................  26,765,843       16.1
The Summit Fund, LLC(11).................................   9,760,336        5.9
Dennis M. Jones and Judith A. Jones(12)..................   8,865,111        5.3

---------------

   * Less than 1%

 (1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on (i) 92,042,085 shares of King common stock issued and outstanding as of June 30, 2000, plus (ii) 65,525,222 shares of Jones common stock issued and outstanding as of June 30, 2000, multiplied by the 1.125 exchange ratio. Options to purchase shares which are exercisable or will become exercisable within 60 days of June 30, 2000, or as of the effectiveness of the merger are deemed to be outstanding for purpose of computing the percentage of outstanding shares owned by such person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

 (2) Includes 12,137,771 shares jointly owned with Mr. Gregory's spouse; 4,115,712 shares owned by S.J., LLC, a limited liability company, the primary members of which are Mr. Gregory's children and 85,275 shares registered in the name of The Lazarus Foundation, Inc., a private foundation controlled by John M. Gregory. Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (3) Includes 2,115,562 shares owned through Kingsway L.L.C., a limited liability company, the primary members of which are Mr. Gregory, his spouse and his son and 93,749 shares issuable upon the exercise of options. Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (4) Includes 1,800,411 shares jointly beneficially owned by Ms. Terri White-Gregory and Jefferson J. Gregory and 130,500 shares beneficially owned by Gregory Investments,

     L.P., the general partners of which are Mr. Gregory and Ms. White-Gregory and 93,749 and 16,875 shares issuable upon the exercise of options granted to Mr. Gregory and Ms. White-Gregory, respectively.

 (5) Includes 178,829 shares jointly owned with Mr. Gregory's spouse, 1,575 shares owned by Mr. Gregory's spouse and 28,125 shares issuable upon the exercise of options.

 (6) Includes 59,999 shares issuable upon the exercise of options.

 (7) Includes 37,500 shares issuable upon the exercise of options.

 (8) Includes 37,500 shares held in trust for the benefit of Mr. Rooker's children; 6,412 shares owned by Mr. Rooker's spouse, 13,065 shares owned by The Jason Foundation, a non-profit public charity of which Mr. Rooker is co-founder, and 37,500 shares issuable upon the exercise of options.

 (9) Includes 101,455 shares jointly owned with Mr. Williams' spouse and 67,700 shares issuable upon the exercise of options.

(10) Share holdings are based upon the exchange ratio of 1.125 times an aggregate of 444,401 shares of Jones common stock comprised of: 105,395 shares and exercisable options for 16,087 shares held by Mr. Franz; 33,490 shares held jointly by Mr. Franz and his wife; 219,052 shares held by Mrs. Franz and an aggregate of 70,377 shares held by Mrs. Franz as custodian for their minor children.

(11) The Summit Fund, LLC is an affiliate of The United Company. The Summit Fund, LLC along with other affiliates of The United Company beneficially owned in the aggregate 12,739,331 shares representing approximately 7.7% of the outstanding shares following the merger. The address of The Summit Fund, LLC is 1005 Glenway Avenue, Bristol, Virginia 24201.

(12) Share holdings are based upon the exchange ratio of 1.125 times an aggregate of 7,880,099 shares of Jones common stock comprised of: 4,064,242 shares owned by Dennis M. Jones, 2,297,107 shares owned by Judith A. Jones, currently exercisable options covering 972,000 shares for Mr. Jones and 243,000 shares for Mrs. Jones and additional options (which will become effective upon the effective date of the merger) covering 243,000 shares as to Mr. Jones and 60,750 shares as to Mrs. Jones. The address for Mr. and Mrs. Jones is c/o JONES PHARMA INCORPORATED, 1945 Craig Road, St. Louis, Missouri 63146.

                  COMPARATIVE MARKET PRICE AND PER SHARE DATA

     King common stock has been traded on the New York Stock Exchange under the symbol KG since May 23, 2000. King common stock was previously traded on Nasdaq under the symbol KING commencing on June 25, 1998, when King completed its initial public offering. Jones common stock is traded on Nasdaq under the symbol JMED.

     The following table sets forth, for the quarters indicated, the high and low sale prices per share of King common stock on the NYSE and Jones on Nasdaq.

                                                           KING(1)                          JONES
                                                    ---------------------           ---------------------
                                                    HIGH             LOW            HIGH             LOW
                                                    -----           -----           -----           -----
QUARTER ENDED:
1998
  March 31........................................    N/A             N/A           17.94           15.53
  June 30.........................................   6.33            6.11           16.72           12.83
  September 30....................................   9.50            5.67           15.81            9.22
  December 31.....................................  12.78            4.72           16.78           11.61
1999
  March 31........................................  13.28            8.61           16.14           11.68
  June 30.........................................  14.50            9.22           17.58           13.63
  September 30....................................  18.55           10.89           22.90           15.81
  December 31.....................................  45.33           13.42           30.83           17.66
2000
  March 31........................................  45.83           19.75           52.94           27.39
  June 30.........................................  46.00           21.00           43.23           24.61
  July 1 through August 4.........................  47.25           28.75           48.25           31.31

-------------------------

(1) All King share data reflects the 3 for 2 stock splits that were effective November 11, 1999 and June 21, 2000. King commenced its initial public offering on June 25, 1998 at a price of $6.22 per share ($14.00 per share before the stock splits). Prior to such date, there was no public market for King common stock.

     The following table sets forth per share closing prices of King's and Jones' common stock on the NYSE or Nasdaq, respectively, as of the dates specified and the pro forma equivalent market value of the King common stock to be issued for the Jones common stock in the merger.

                                                                          Jones
                                                                      Common Stock
                                       Last Reported Sale Price         Pro Forma
                                      ---------------------------   -----------------
                                          King          Jones       Equivalent Market
                Date                  Common Stock   Common Stock       Value(a)
                ----                  ------------   ------------   -----------------
July 12, 2000(b)....................     $45.44         $43.75           $51.12(a)
August 4, 2000(c)...................     $36.06         $40.06           $40.56(d)

-------------------------

(a) Determined by multiplying the closing sales prices of King common stock, as reported in the Wall Street Journal, for the date specified by 1.125, the assumed exchange ratio.

(b) Last trading date prior to announcement of the execution of the merger agreement.

(c) The most recent practicable date prior to the date of this joint proxy statement/prospectus.

(d) Under the merger agreement, if the average trading price is less than $29.33 and if Jones exercises its right to terminate the merger agreement, King may exercise its right to deliver the number of shares of King common stock necessary to provide a maximum purchase price of $33.00 per share of Jones common stock.

     Jones shareholders are advised to obtain current market quotations for King common stock and Jones common stock. We cannot give you any assurance as to the market prices of King common stock or Jones common stock at any time before the merger closes or the market price of King common stock at any time after the merger. The exchange ratio is fixed and will not be adjusted to compensate Jones shareholders for decreases in the market price of King's common stock which could occur before the merger closes unless as described above the value of King stock is less than $29.33 per share. At that time, if Jones elects to terminate the merger, King may increase the exchange ratio and deliver the number of shares to provide a maximum purchase price of $33.00 per share of Jones common stock. If the market price of King common stock decreases or increases before the merger closes, the value of the King common stock to be received in the merger in exchange for Jones common stock would correspondingly decrease or increase.

     King has never paid cash dividends on its shares of capital stock. Jones presently pays a regular quarterly cash dividend. Under the merger agreement, each of us has agreed not to pay cash dividends that are inconsistent with our respective prior practices before the closing of the merger, without written consent of the other. If the merger is not completed, the Jones board intends to continue its policy of paying a quarterly dividend and retaining the remaining earnings to finance the expansion of its business. The King board intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

     The table below presents comparative selected historical per share data of King and Jones, pro forma combined per share data for King and Jones and equivalent pro forma per share data of Jones. The financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes to those financial statements of King and Jones. The pro forma data is not necessarily indicative of results which will be obtained on a combined basis.

                                                 AT OR FOR
                                              THE THREE-MONTH    AT OR FOR THE YEAR
                                               PERIOD ENDED      ENDED DECEMBER 31,
                                              ---------------   ---------------------
                                              MARCH 31, 2000    1999    1998    1997
                                              ---------------   -----   -----   -----
NET INCOME (LOSS) PER DILUTED COMMON SHARE:
  King -- Historical(a).....................      $(0.10)       $0.61   $0.47   $0.24
  Jones -- Historical.......................        0.28         0.73    0.64    0.49
  Pro Forma Combined(b).....................        0.07         0.65    0.43    0.29
  Jones Equivalent Pro Forma(c).............        0.08         0.73    0.48    0.33
  Dividends per share(d)....................        0.02         0.06    0.05    0.04
BOOK VALUE PER COMMON SHARE:
  King -- Historical(a).....................      $ 2.52        $2.59
  Jones -- Historical.......................        4.58         4.29
  Pro Forma Combined(b).....................        3.30         3.22
  Jones Equivalent Pro Forma(c).............        3.71         3.62

-------------------------

(a)  All King share data reflects a 3 for 2 stock split effective June 21, 2000.

(b) Pro forma combined amounts shown above reflect the proposed merger with Jones on a "pooling-of-interests" basis for each period shown as if the merger had occurred as of January 1, 1997.

(c) Jones equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.125.

(d) Dividends per share reflects Jones historical dividends declared. King has not historically declared dividends and does not intend to declare dividends in the future.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the proposed merger between King and Jones. We will account for the merger as a pooling-of-interests, and the historical financial position and operating results of King and Jones will be combined. The pro forma combined condensed financial information reflects the financial position of King and Jones as of March 31, 2000 and the operating results of King and Jones for the three-month periods ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997.

     The unaudited pro forma combined condensed statements of operations assume that the merger occurred at the beginning of the periods presented. The unaudited pro forma combined condensed balance sheet assumes the merger occurred as of March 31, 2000. The historical financial information of King as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997 has been derived from King's historical consolidated financial statements which are included in the supplemental booklet delivered with this joint proxy statement/prospectus. The pro forma historical purchase adjustments for the year ended December 31, 1999 reflects an acquisition in 1999 as if it occurred on January 1, 1999.

     The historical financial information of Jones as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 has been derived from Jones' historical consolidated financial statements included in the supplemental booklet delivered with this joint proxy statement/prospectus.

     Pro forma weighted average common shares outstanding for all periods presented represent the historical average shares for King combined with the historical average shares for Jones after giving effect to the conversion of all outstanding shares of Jones into King common stock at the assumed exchange ratio of 1.125 contemplated in the merger. Pro forma operating results do not include estimated merger related costs of $18.2 million. The historical financial information of Jones has been re-classified to conform to King's historical presentation. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of King and Jones included in the supplemental booklet delivered with this joint proxy statement/prospectus.

     The unaudited pro forma combined condensed financial information has been included for comparative purposes only and does not purport to show what the financial position or operating results would have been if the merger had been consummated as of the dates indicated, nor should it be construed as representative of future financial position or operating results.

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PRO FORMA
                                     HISTORICAL   HISTORICAL        POOLING
                                        KING        JONES      RECLASSIFICATIONS   PRO FORMA
                                     ----------   ----------   -----------------   ---------
Total revenues.....................   $ 91,441     $ 45,734         $    --        $137,175
                                      --------     --------         -------        --------
Operating costs and expenses:
  Cost of revenues(2)..............     22,585        8,305            (413)         30,477
  Selling, general and
     administrative(2).............     25,711        8,183            (166)         33,728
  Depreciation and
     amortization(2)...............      7,858          840             579           9,277
  Research and development costs...      3,434          231              --           3,665
  Merger and restructuring costs...     20,789           --              --          20,789
                                      --------     --------         -------        --------
     Total operating costs and
       expenses....................     80,377       17,559              --          97,936
                                      --------     --------         -------        --------
Operating income...................     11,064       28,175              --          39,239
Interest (expense).................    (14,032)          --              --         (14,032)
Interest income....................        822        3,199              --           4,021
Other income (expenses)............       (181)          55              --            (126)
                                      --------     --------         -------        --------
Income (loss) before income
  taxes............................     (2,327)      31,429              --          29,102
Income tax expense.................     (6,206)     (12,257)             --         (18,463)
                                      --------     --------         -------        --------
Net income (loss)..................   $ (8,533)    $ 19,172         $    --        $ 10,639
                                      ========     ========         =======        ========
Per share income (loss)(1):
  Basic............................   $  (0.10)    $   0.29                        $   0.07
                                      ========     ========                        ========
  Diluted..........................   $  (0.10)    $   0.28                        $   0.07
                                      ========     ========                        ========
Weighted average common shares(1):
  Basic............................     83,213       65,385                         156,771
                                      ========     ========                        ========
  Diluted..........................     84,257       67,679                         160,396
                                      ========     ========                        ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA
                                      HISTORICAL   HISTORICAL        POOLING
                                         KING        JONES      RECLASSIFICATIONS   PRO FORMA
                                      ----------   ----------   -----------------   ---------
Total revenues......................   $67,569      $29,477          $    --        $ 97,046
                                       -------      -------          -------        --------
Operating costs and expenses:
  Costs of revenues(2)..............    17,139        6,584             (328)         23,395
  Selling, general and
     administrative(2)..............    13,920        7,301             (147)         21,074
  Depreciation and
     amortization(2)................     6,442          869              475           7,786
  Research and development costs....     2,907          239               --           3,146
                                       -------      -------          -------        --------
     Total operating costs and
       expenses.....................    40,408       14,993               --          55,401
                                       -------      -------          -------        --------
Operating Income....................    27,161       14,484               --          41,645
Interest (expense)..................   (12,719)          --               --         (12,719)
Interest income.....................       771        1,396               --           2,167
Other income (expenses).............       (88)          17               --             (71)
                                       -------      -------          -------        --------
Income from continuing operations
  before income taxes...............    15,125       15,897               --          31,022
Income tax expense..................    (5,617)      (6,121)              --         (11,738)
                                       -------      -------          -------        --------
Income from continuing operations...   $ 9,508      $ 9,776          $    --        $ 19,284
                                       =======      =======          =======        ========
Per share income from continuing
  operations(1):
  Basic.............................   $  0.11      $  0.15                         $   0.12
                                       =======      =======                         ========
  Diluted...........................   $  0.11      $  0.15                         $   0.12
                                       =======      =======                         ========
Weighted average common shares(1):
  Basic.............................    82,737       64,819                          155,658
                                       =======      =======                         ========
  Diluted...........................    83,460       66,312                          158,061
                                       =======      =======                         ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          HISTORICAL
                                                             PRO FORMA       KING                       PRO FORMA
                              HISTORICAL        1999         PURCHASE        PRO       HISTORICAL        POOLING
                                 KING      ACQUISITION(3)   ADJUSTMENTS     FORMA        JONES      RECLASSIFICATIONS    PRO FORMA
                              ----------   --------------   -----------   ----------   ----------   ------------------   ---------
Total revenues............     $379,921       $ 31,797             --      $411,718     $132,544         $    --         $544,262
                               --------       --------       --------      --------     --------         -------         --------
Operating costs and
 expenses:
 Cost of revenues(2)......      118,865          9,594             --       128,459       25,077          (1,808)         151,728
 Selling, general and
   administrative(2)......       80,213          9,617             --        89,830       29,484            (784)         118,530
 Depreciation and
   amortization(2)........       27,734             --          2,791(4)     30,525        3,538           2,592           36,655
 Research and development
   costs..................       16,316             --             --        16,316        1,343              --           17,659
                               --------       --------       --------      --------     --------         -------         --------
   Total operating costs
     and expenses.........      243,128         19,211          2,791       265,130       59,442              --          324,572
                               --------       --------       --------      --------     --------         -------         --------
Operating income..........      136,793         12,586         (2,791)      146,588       73,102              --          219,690
Interest expense..........      (55,371)            --         (5,884)(5)   (61,255)          --                          (61,255)
Interest income...........        3,314             --             --         3,314        7,193              --           10,507
Other income (expenses)...       (3,052)            --             --        (3,052)        (187)             --           (3,239)
                               --------       --------       --------      --------     --------         -------         --------
Income from continuing
 operations before income
 taxes....................       81,684         12,586         (8,675)       85,595       80,108              --          165,703
Income tax expense........      (29,986)            --         (1,564)(6)   (31,550)     (31,164)             --          (62,714)
                               --------       --------       --------      --------     --------         -------         --------
Income from continuing
 operations...............     $ 51,698       $ 12,586       $(10,239)     $ 54,045     $ 48,944         $    --         $102,989
                               ========       ========       ========      ========     ========         =======         ========
Per share income from
 continuing operations(1):
 Basic....................     $   0.62                                    $   0.65     $   0.75                         $   0.66
                               ========                                    ========     ========                         ========
 Diluted..................     $   0.62                                    $   0.65     $   0.73                         $   0.65
                               ========                                    ========     ========                         ========
Weighted average common
 shares(1):
 Basic....................       82,795                                      82,795       64,936                          155,848
                               ========                                    ========     ========                         ========
 Diluted..................       83,663                                      83,663       66,671                          158,668
                               ========                                    ========     ========                         ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PRO FORMA
                                     HISTORICAL   HISTORICAL        POOLING
                                        KING        JONES      RECLASSIFICATIONS   PRO FORMA
                                     ----------   ----------   -----------------   ---------
Total revenues.....................   $191,007     $103,414         $    --        $294,421
                                      --------     --------         -------        --------
Operating costs and expenses:
  Cost of revenues(2)..............     68,925       23,839          (1,575)         91,189
  Selling, general and
     administrative(2).............     36,193       25,359            (363)         61,189
  Depreciation and
     amortization(2)...............      9,963        3,665           1,938          15,566
  Research and development costs...     10,749          117              --          10,866
  Nonrecurring charges.............         --       10,500              --          10,500
                                      --------     --------         -------        --------
     Total operating costs and
       expenses....................    125,830       63,480              --         189,310
                                      --------     --------         -------        --------
Operating income...................     65,177       39,934              --         105,111
Interest (expense).................    (14,866)        (215)             --         (15,081)
Interest income....................      2,875        5,086              --           7,961
Other income (expenses)............      4,004           12              --           4,016
                                      --------     --------         -------        --------
Income from continuing operations
  before income taxes..............     57,190       44,817              --         102,007
Income tax expense.................    (15,627)     (21,250)             --         (36,877)
                                      ========     ========         =======        ========
Income from continuing
  operations.......................   $ 41,563     $ 23,567         $    --        $ 65,130
                                      ========     ========         =======        ========
Per share income from continuing
  operations(1):
  Basic............................   $   0.53     $   0.36                        $   0.43
                                      ========     ========                        ========
  Diluted..........................   $   0.53     $   0.36                        $   0.43
                                      ========     ========                        ========
Weighted average common shares(1):
  Basic............................     78,460       64,633                         151,172
                                      ========     ========                        ========
  Diluted..........................     78,858       65,988                         153,095
                                      ========     ========                        ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL   HISTORICAL   PRO FORMA POOLING
                                          KING        JONES      RECLASSIFICATION    PRO FORMA
                                       ----------   ----------   -----------------   ---------
Total revenues.......................   $67,909      $88,781          $              $156,690
                                        -------      -------          ------         --------
Operating costs and expenses:
  Cost of revenues(2)................    16,019       25,430          (1,897)          39,552
  Selling, general and
     administrative(2)...............    19,950       21,914            (251)          41,613
  Depreciation and amortization(2)...     3,071        3,357           2,148            8,576
  Research and development costs.....     7,792           --                            7,792
                                        -------      -------          ------         --------
     Total operating costs and
       expenses......................    46,832       50,701              --           97,533
                                        -------      -------          ------         --------
Operating income.....................    21,077       38,080              --           59,157
                                        -------      -------          ------         --------
Interest (expense)...................    (2,787)        (238)             --           (3,025)
Interest income......................     2,110        2,562              --            4,672
Other income (expenses)..............       682           (9)             --              673
                                        -------      -------          ------         --------
Income from continuing operations
  before income taxes................    21,082       40,395              --           61,477
Income tax expense...................     4,257       15,351              --           19,608
                                        -------      -------          ------         --------
Income from continuing operations....   $16,825      $25,044          $   --         $ 41,869
                                        =======      =======          ======         ========
Per share income from continuing
  operations(1):
  Basic..............................   $  0.24      $  0.39                         $   0.29
                                        =======      =======                         ========
  Diluted............................   $  0.24      $  0.38                         $   0.29
                                        =======      =======                         ========
Weighted average common shares:(1)
  Basic..............................    69,796       64,309                          142,144
                                        =======      =======                         ========
  Diluted............................    69,872       65,804                          143,902
                                        =======      =======                         ========

                           KING PHARMACEUTICALS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                  (UNAUDITED)

                                                             PRO FORMA
                               HISTORICAL   HISTORICAL        POOLING
                                  KING        JONES      RECLASSIFICATIONS        PRO FORMA
                               ----------   ----------   -----------------        ----------
ASSETS
Current assets:
Cash and cash equivalents....   $  7,491     $161,142        $     --             $  168,633
Marketable securities........         --       38,707              --                 38,707
Accounts receivable, net.....     59,415       19,738              --                 79,153
Inventory....................     49,734       11,017              --                 60,751
Deferred income taxes........     14,522        3,555              --                 18,077
Prepaid expenses and other
  current assets.............      4,730        2,584              --                  7,314
                                --------     --------        --------             ----------
  Total current assets.......    135,892      236,743              --                372,635
                                --------     --------        --------             ----------
Property, plant and
  equipment, net.............     97,782       27,066              --                124,848
Intangible assets, net.......    552,248       61,961              --                614,209
Other assets.................     19,736        6,586              --                 26,322
                                --------     --------        --------             ----------
  Total assets...............   $805,658     $332,356        $     --             $1,138,014
                                ========     ========        ========             ==========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
Current portion of long-term
  debt.......................   $ 13,392     $     --        $     --             $   13,392
Accounts payable.............     26,525       11,517          (8,829)(6)             29,213
Accrued expenses.............     51,654           --          27,029(6)(8)           78,683
Income taxes payable.........      7,408       15,692              --                 23,100
                                --------     --------        --------             ----------
  Total current
     liabilities.............     98,979       27,209          18,200                144,388
                                --------     --------        --------             ----------
Long-term debt...............    482,834           --              --                482,834
Other long-term
  liabilities................      1,500           --              --                  1,500
Deferred income taxes........     12,516        5,455              --                 17,971
                                --------     --------        --------             ----------
  Total liabilities..........    595,829       32,664          18,200                646,693
                                --------     --------        --------             ----------
Shareholders' equity.........    209,829      299,692         (18,200)(8)            491,321
                                --------     --------        --------             ----------
Total liabilities and
  shareholders' equity.......   $805,658     $332,356        $     --             $1,138,014
                                ========     ========        ========             ==========

                          NOTES TO UNAUDITED PRO FORMA
            COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (1) Retroactively reflects King's 3 for 2 stock split effective June 21, 2000.

 (2) Reflects the reclassification of Jones depreciation expense from cost of revenues and selling, general and administrative expenses to conform with King's presentation.

 (3) Represents the historical results for the Lorabid(R) product line purchase acquisition by King for the period prior to the acquisition from January 1, 1999 through August 19, 1999.

 (4) For 1999, includes amortization of intangible assets from the Lorabid(R) acquisition over periods of 30 years for the Lorabid(R) product line acquisition.

 (5) Adjustment to reflect the increase in interest expense for the period January 1, 1999 through August 19, 1999 as a result of the financing the Lorabid(R) product acquisition, (in thousands):

  Revolving credit facility ($91.65 million at
  8.56%)(a).............................................      $5,884

-------------------------

a. The interest rate shown above for the revolving credit facility was the rate in effect immediately following the Lorabid acquisition on August 19, 1999. A change in the interest rates of one-eighth of one percent (0.125%) would change interest expense by $85 for the period above.

 (6) Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma net income before income taxes.

 (7) Reflects the reclassification of certain Jones' accrued expenses from accounts payable to conform with King's presentation.

 (8) Reflects accrued merger costs of $18.2 million.

              COMPARISON OF RIGHTS OF HOLDERS OF KING COMMON STOCK
                             AND JONES COMMON STOCK

     This section of the joint proxy statement/prospectus describes differences between King common stock and Jones common stock. We believe that the description covers the material differences between the two. However, this summary may not contain all of the information that is important to you, including each of our charters and bylaws. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between King common stock and Jones common stock. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 108.

     After the merger, the holders of Jones common stock who receive King common stock will become shareholders of King. Because Jones is a Delaware corporation and King is a Tennessee corporation, the Tennessee Business Corporation Act, or TBCA, will govern the rights of Jones shareholders after the merger. The Jones certificate of incorporation and the Jones bylaws currently govern the rights of the shareholders of Jones. As shareholders of King, the King charter, as amended and restated, and the King bylaws, as amended and restated, will instead govern their rights following the merger. The following paragraphs summarize differences between the rights of King shareholders and Jones shareholders under the charter documents and bylaws of King and Jones, as applicable. They also summarize the material differences between the Delaware General Corporation Law, or DGCL, and the TBCA.

AUTHORIZED CAPITAL STOCK

     Jones' amended and restated certificate of incorporation authorizes the issuance of up to 250,000,000 shares of Jones common stock and 5,000,000 shares of preferred stock. As of June 30, 2000:

     - 65,525,222 shares of common stock were issued and outstanding; and

     - no shares of preferred stock were issued and outstanding.

     The board of directors of Jones has authority to provide for the issuance, from time to time, of shares of preferred stock on terms determined by the board of directors. The board of directors may establish classes of preferred stock and determine or alter the designations, powers, preferences, and rights and the qualifications, limitations or restrictions granted to or imposed upon each class of preferred stock.

     Under its articles of incorporation, King is authorized to issue up to 300,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of June 30, 2000:

     - 92,042,085 shares of common stock were issued and outstanding; and

     - no shares of preferred stock were issued and outstanding.

King's board of directors is authorized, subject to the TBCA's limitations, to:

     - authorize the issuance of the shares of preferred stock in series;

     - determine the dividend rate of each series, the conditions and dates upon which dividends may be paid, and how dividends may be paid in relation to other series of stock;

     - determine whether the shares shall be subject to redemption by King and the means of such redemption;

     - determine the terms and amount of any sinking fund provided for the purchase or redemption of shares;

     - determine whether the shares are convertible into another sort of King's capital stock and the means and details of such conversion;

     - create restrictions on the issue or reissue of any additional series of preferred stock;

     - establish the rights of the holders of each series of preferred stock upon the voluntary or involuntary liquidation, dissolution or winding up of King; and

     - determine the provisions as to voting and optional special rights and preferences, such as the right to elect one or more directors.

RIGHTS AGREEMENT

     King's board of directors has declared a dividend of one preferred share purchase right for each share of common stock outstanding. A purchase right will also be attached to each share of common stock subsequently issued. The purchase rights will have certain anti-takeover effects. If triggered, the purchase rights would cause substantial dilution to a person or group of persons (other than certain exempt persons) that acquires more than 15.0% of King's common stock on terms not approved by King's board of directors. The purchase rights could discourage or make more difficult a merger, tender offer or other similar transaction.

     Jones does not have a similar rights agreement.

REMOVAL OF DIRECTORS

     Under the DGCL, any of Jones' directors, or the entire board, may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at the election of directors.

     King's bylaws provide that any director is subject to removal by a proper vote of the shareholders. The TBCA provides that a director may be removed with or without cause if the number of shares voted in favor of removal exceeds the number of shares voted against removal.

CONFLICT-OF-INTEREST TRANSACTIONS

     The DGCL generally permits transactions involving Jones and an interested director of Jones if

     - the material facts are disclosed and a majority of disinterested directors consent,

     - the material facts are disclosed and a majority of shares entitled to vote thereon consents, or

     - the transaction is fair to Jones at the time it is authorized by the Jones board of directors, a committee, or the Jones shareholders.

     The TBCA generally permits transactions involving King and an interested director of King if

     - the material facts are disclosed and a majority of disinterested directors or a committee of the King board of directors consents,

     - the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents, or

     - the transaction is fair to King.

The TBCA prohibits loans to directors by King unless approved by a majority vote of disinterested shareholders or the King board of directors determines that the loan benefits King and either approves the specific loan or a general plan of loans by King.

SPECIAL MEETINGS OF SHAREHOLDERS

     Pursuant to Jones' bylaws, a special meeting of Jones' shareholders may be called for any purpose by the board of directors or the President of Jones.

     King's bylaws authorize the Chairman of the Board and Chief Executive Officer, the President or a majority of the King board of directors to call a special meeting of shareholders for any purpose. Such a call shall state the purpose or purposes of the proposed meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     The DGCL provides that the recommendation of the Jones board of directors and the approval of a majority of the outstanding shares of Jones entitled to vote thereon is required to effect a merger or consolidation or to sell, lease or exchange substantially all of Jones' assets. With respect to a merger, no vote of the Jones shareholders would be required if Jones were the surviving corporation and

     - the related agreement of merger did not amend Jones' certificate of incorporation,

     - each share of stock of Jones outstanding immediately before the merger were an identical outstanding or treasury share of Jones after the merger and

     - the number of shares of Jones to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Jones common stock outstanding immediately before the merger.

     The TBCA provides that the approval of the King board of directors and of a majority of the outstanding shares of King entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of King's assets. In accordance with the TBCA, submission by the King board of directors of any such action may be conditioned on any basis, including without limitation, conditions regarding a supermajority voting requirement or that the holders of no more than a certain number of shares indicate that they will seek dissenters' rights.

     With respect to a merger, no vote of the shareholders of King would be required if King were the surviving corporation and

     - King's charter would remain unchanged after the merger, subject to certain exceptions,

     - each shareholder of King immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger,

     - the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and

     - the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to their merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

     With respect to a sale, lease, exchange or other disposition of substantially all the assets of King, no vote of the shareholders of King would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of King. No vote of the shareholders of King would be required for King to mortgage, pledge, encumber or dedicate to the repayment of indebtedness any or all of its property, whether or not in the regular course of business.

SHAREHOLDER PROPOSALS AND NOMINATIONS

     Jones' bylaws do not address requirements for shareholder proposals and nominations.

     King shareholder proposals must be in writing and received by the Secretary of King not less than 60 nor more than 90 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of businesses on the 10th day following the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

     Nominations to King's board of directors by shareholders must be in writing and received by the Secretary of King not less than 60 nor more than 90 days prior to the date of the annual meeting of shareholders. If the date of the annual meeting is changed by more than 30 days from its anniversary date, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. In the case of a special meeting at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

ACTION BY WRITTEN CONSENT

     The DGCL provides for action without shareholder meetings if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     The TBCA provides that action may be taken without a shareholder meeting and vote if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the King shareholders is impracticable given the number of holders of King common stock.

INSPECTION RIGHTS

     Both the TBCA and the DGCL contain provisions granting shareholders the right to inspect certain records of each corporation. Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of Jones' records during certain times. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

     Under the TBCA, King shareholders are also entitled to inspect and copy, during regular business hours at King's principal office, the minutes of shareholder meetings, charter, bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written notice of this demand at least 5 business days before the date on which he wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon 5 days' written notice, inspect and copy:

     - accounting records of the corporation,

     - the records of shareholders,

     - excerpts from minutes of any meeting of the board of directors,

     - records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation,

     - minutes of any meeting of the shareholders, and

     - records of action taken by the shareholders or board of directors without a meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

     Jones' certificate of incorporation may be amended by (1) the adoption of a resolution by the board which sets forth the proposed amendment and declaring its advisability, and (2) the affirmative vote of a majority of all shareholders entitled to vote and the affirmative vote of a majority of each class of shareholders entitled to vote. Jones' certificate of incorporation vests in the board of directors the power to make, alter, amend or repeal the bylaws. The bylaws provide for the amendment, repeal and adoption of new bylaws by the affirmative vote of a majority of the board.

     King's charter may be amended in minimal ways, such as changing of the registered office of the corporation, by the board of directors without shareholder involvement. Other amendments of the charter must be recommended to the shareholders by the board and approved by a majority of the votes entitled to be cast. The TBCA may require a greater vote or voting by groups in certain circumstances. The board of directors may also require a greater vote or voting by groups, and it may condition on any basis its submission of the proposed amendment to the shareholders.

     Section 6 of King's bylaws establishes classes of directors and their term and provides that the number of directors shall be modified by resolution of King's board of directors. This section may not be altered, amended, or repealed by the shareholders without the affirmative vote of the shareholders of at least 80% of King's common stock. The same 80% vote is required for the shareholders to amend portions of the bylaws which provide for special meetings of the shareholders, the procedures for bringing business before a meeting of the shareholders, and the nomination of directors.

VOLUNTARY DISSOLUTION

     The DGCL provides that Jones may be dissolved by the approval of the Jones board of directors and a majority of the shares of Jones entitled to vote thereon. The DGCL also allows all the shareholders of Jones to act unanimously in writing to effect a dissolution of Jones without the approval of the Jones board of directors.

     The TBCA provides that King may be dissolved if the King board of directors proposes dissolution and a majority of the shares of King entitled to vote thereon approves. The King board of directors may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.

INDEMNIFICATION

     Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. The TBCA, however, states that statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled; provided, however, no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability

     - for any breach of loyalty to the corporation or its shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

     - for unlawful distributions.

BUSINESS COMBINATION STATUTE

     The DGCL regulates business combinations such as mergers, consolidations, and asset purchases where the business acquired was, or the assets belonged to, a public corporation, such as Jones, and where the acquiror became an "interested stockholder" of the public corporation before the date of the transaction unless

          (1) prior to the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

          (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

          (3) on or subsequent to the date of the transaction the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of a least 66 2/3% of the outstanding voting stock of the disinterested stockholders.

     In the context of this law, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who directly or indirectly, alone or in concert with others, beneficially owns or controls 15% or more of the voting stock of the public corporation. The law prohibits business combinations with an unapproved interested stockholder for a period of 3 years after the date on which the person became an interested stockholder and requires that any business combination with an unapproved interested stockholder after such 3 year period be approved by the board of directors and authorized by the affirmative vote of 66 2/3% of the outstanding shares held by persons other than the interested stockholders. The law is very broad in scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose certificate of incorporation or bylaws contain a provision not to be covered by this section. Neither Jones' certificate of incorporation nor bylaws contain such a provision.

     Tennessee's Business Combination Act provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination

          (1) takes place at least 5 years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and

          (2) either

             (A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or

             (B) satisfies certain fairness conditions specified in the Business Combination Act.

     These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least 2 years after the vote. King has not adopted a charter or bylaw amendment removing King from coverage under the Business Combination Act.

     The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

CONTROL SHARE ACQUISITION ACT

     The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to 1/5, 1/3 or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights.

     The United States Court of Appeals for the Sixth Circuit, however, has held that the Tennessee Control Share Acquisition Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

     The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

     Tennessee's Investor Protection Act applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The Investor Protection Act requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance, which we call the "Commissioner," a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

     In addition to requiring the offeror to file a registration statement with the commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Act prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA.

Upon proper showing, the Chancery Court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Investor Protection Act violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

     The DGCL contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

     The Tennessee Authorized Corporation Protection Act is the vehicle through which the Tennessee statutes attempt to permit the Business Combination Act and the Control Share Acquisition Act to govern foreign corporations. The Act provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provision of the Business Combination Act and the Tennessee Control Share Acquisition Act, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any two of a number of tests including

     - having its principal place of business located in Tennessee;

     - having a significant subsidiary located in Tennessee;

     - having a majority of such corporation's fixed assets located in Tennessee;

     - having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee;

     - employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000;

     - producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000;

     - or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

     The United States Court of Appeals for the Sixth Circuit, however, has held the Tennessee Authorized Corporation Protection Act unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

     The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

     The Tennessee Greenmail Act applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. The Greenmail Act provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the Act, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either

     - the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued, or

     - the corporation makes an offer of at least equal value per share to all holders of shares of such class.

     The DGCL contains no similar provisions with respect to greenmail.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The DGCL generally allows dividends to be paid out of surplus of Jones or out of the net profits of Jones for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of Jones being less than the capital represented by the preferred stock of Jones. There are no shares of Jones preferred stock outstanding.

     The TBCA provides that King generally may make dividends or other distributions to its shareholders unless after the distribution either (1) King would not be able to pay its debts as they become due in the usual course of business or (2) King's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. There are no shares of King preferred stock authorized.

DISSENTERS' RIGHTS

     The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of

     - shares listed on a national securities exchange or held of record by more than 2,000 shareholders or

     - shares of the surviving corporation of the merger, if the merger did not require the approval of the shareholders of such corporation,

unless, in either case, the holders of such stock are required pursuant to the merger to accept anything other than

     - shares of stock of the surviving corporation,

     - shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or

     - cash in lieu of fractional shares of such stock.

     Appraisal rights are not available for a sale of assets or an amendment to the certificate of incorporation.

     The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934 or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act.

                                 OTHER MATTERS

     We do not expect that any matters other than those described in this joint proxy statement/prospectus will be brought before either of the special meetings. If any other matters are presented, however, it is the intention of the persons named in the King and Jones proxy cards, to vote proxies in accordance with the determination of a majority of the board of directors, as applicable, including, without limitation, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

                             SHAREHOLDER PROPOSALS

     If the merger agreement is approved and the merger takes place, under the rules of the SEC, a shareholder who wishes to include a proposal in King's proxy statement and form of proxy related to King's 2001 annual meeting must send the proposal to Mr. Joseph R. Gregory, Secretary, at 501 Fifth Street, Bristol, Tennessee 37620 by January 15, 2001. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with Rule 14a-18 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

                      WHERE YOU CAN FIND MORE INFORMATION

     King and Jones file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that either of us files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. King can be found on the Internet at http://www.KingPharm.com. Jones can be found on the Internet at http://www.JmedPharma.com. King's common stock is traded on the New York Stock Exchange under the trading symbol KG. Jones' common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbol JMED.

     King has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 relating to King's common stock to be issued to Jones' shareholders in the merger. As permitted by the rules and regulations of the SEC, this joint proxy statement/prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC's principal office in Washington, D.C. or the SEC's Internet site as described above. Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this joint proxy statement/prospectus being qualified in all respects by reference to the document.

     We will provide a copy of any and all of the information that is referred to in this joint proxy statement/prospectus or in the documents included in the supplemental booklet not including exhibits to the information, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS AT THE ADDRESSES LISTED ON PAGE II BY FRIDAY, AUGUST 25, 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE KING COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCLUDED IN THE SUPPLEMENTAL BOOKLET OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO JONES AND ITS SUBSIDIARIES WAS PROVIDED BY JONES AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO KING AND ITS SUBSIDIARIES WAS PROVIDED BY KING.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus and the documents included in the supplemental booklet contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on King's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the King common stock to be issued to Jones shareholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of King stock to be received by Jones shareholders will be made;

     - the possibility that the merger will not be closed;

     - the possibility that the anticipated benefits from the merger cannot or will not be fully realized;

     - the possibility that costs or difficulties related to the integration of our businesses are greater than expected;

     - the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including pre-clinical and clinical pharmaceutical product development projects;

     - the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of new Drug Applications and Investigational New Drug Applications and/or the review of other regulatory agencies worldwide;

     - the impact of competition on revenues and margins; and

     - other risk factors as may be detailed from time to time in public announcements and filings of King and Jones with the SEC.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 16.

                                    EXPERTS

     The consolidated financial statements included in the current report filed on Form 8-K dated June 23, 2000 of King Pharmaceuticals, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in the supplemental booklet to this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Jones Pharma Incorporated as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in the supplemental booklet to this joint proxy statement/ prospectus have been audited by Ernst & Young LLP, independent accountants, as stated in their report also included and are included in reliance on the reports of those independent accountants given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the King common stock to be issued in the merger has been passed upon by Baker, Donelson, Bearman & Caldwell, a professional corporation, Johnson City, Tennessee.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          KING PHARMACEUTICALS, INC.,

                           JONES PHARMA INCORPORATED

                                      AND

                            SPIRIT ACQUISITION CORP.

                           DATED AS OF JULY 13, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                            ARTICLE I.  THE MERGER
SECTION 1.1       The Merger.............................................   A-2
SECTION 1.2       Effective Time.........................................   A-2
SECTION 1.3       Effect of the Merger...................................   A-2
SECTION 1.4       Certificate of Incorporation; Bylaws...................   A-2
SECTION 1.5       Directors and Officers.................................   A-2
SECTION 1.6       Closing................................................   A-3
SECTION 1.7       Subsequent Actions.....................................   A-3
SECTION 1.8       Tax and Accounting Treatment of the Merger.............   A-3

        ARTICLE II.  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.1       Conversion of Securities...............................   A-4
SECTION 2.2       Exchange of Certificates...............................   A-5
SECTION 2.3       Assumption of Obligations to Issue Stock...............   A-7
SECTION 2.4       Transfer Books.........................................   A-8
SECTION 2.5       Certain Adjustments....................................   A-8

             ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF JONES
SECTION 3.1       Organization and Qualification; Subsidiaries...........   A-8
SECTION 3.2       Certificate of Incorporation and Bylaws................   A-9
SECTION 3.3       Capitalization.........................................   A-9
SECTION 3.4       Authority..............................................  A-10
SECTION 3.5       No Conflict; Required Filings and Consents.............  A-10
SECTION 3.6       SEC Filings; Financial Statements......................  A-11
SECTION 3.7       No Undisclosed Liabilities.............................  A-12
SECTION 3.8       Absence of Certain Changes or Events...................  A-12
SECTION 3.9       Absence of Litigation..................................  A-13
SECTION 3.10      Licenses and Permits; Compliance with Laws.............  A-13
SECTION 3.11      Unlawful Payments......................................  A-13
SECTION 3.12      Taxes..................................................  A-13
SECTION 3.13      Intellectual Property..................................  A-14
SECTION 3.14      Material Contracts.....................................  A-14
SECTION 3.15      Employee Benefit Plans.................................  A-15
SECTION 3.16      Properties; Assets.....................................  A-16
SECTION 3.17      Labor Relations........................................  A-17
SECTION 3.18      Environmental Matters..................................  A-17
SECTION 3.19      Insurance..............................................  A-18
SECTION 3.20      Board Approval; Vote Required..........................  A-18
SECTION 3.21      Opinion of Financial Advisor...........................  A-19
SECTION 3.22      Brokers................................................  A-19
SECTION 3.23      Takeover Provisions Inapplicable.......................  A-19
SECTION 3.24      Pooling; Tax Matters...................................  A-19
SECTION 3.25      Registration Statement; Joint Proxy
                    Statement/Prospectus.................................  A-19
SECTION 3.26      Regulatory Compliance..................................  A-20

                                                                           PAGE
                                                                           ----
           ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF MERGER SUB
SECTION 4.1       Organization and Qualification.........................  A-23
SECTION 4.2       Certificate of Incorporation and Bylaws................  A-23
SECTION 4.3       Authority..............................................  A-23
SECTION 4.4       No Conflict; Required Filings and Consents.............  A-24

              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF KING
SECTION 5.1       Organization and Qualification; Subsidiaries...........  A-24
SECTION 5.2       Certificate of Incorporation and Bylaws................  A-25
SECTION 5.3       Capitalization.........................................  A-25
SECTION 5.4       Authority..............................................  A-26
SECTION 5.5       No Conflict; Required Filings and Consents.............  A-26
SECTION 5.6       SEC Filings; Financial Statements......................  A-27
SECTION 5.7       No Undisclosed Liabilities.............................  A-28
SECTION 5.8       Absence of Certain Changes or Events...................  A-28
SECTION 5.9       Absence of Litigation..................................  A-28
SECTION 5.10      Licenses and Permits; Compliance with Laws.............  A-29
SECTION 5.11      Unlawful Payments......................................  A-29
SECTION 5.12      Taxes..................................................  A-29
SECTION 5.13      Intellectual Property..................................  A-30
SECTION 5.14      Material Contracts.....................................  A-30
SECTION 5.15      Employee Benefit Plans.................................  A-31
SECTION 5.16      Properties; Assets.....................................  A-32
SECTION 5.17      Labor Relations........................................  A-32
SECTION 5.18      Environmental Matters..................................  A-33
SECTION 5.19      Insurance..............................................  A-33
SECTION 5.20      Board Approval; Vote Required..........................  A-34
SECTION 5.21      Opinion of Financial Advisor...........................  A-34
SECTION 5.22      Brokers................................................  A-34
SECTION 5.23      Pooling; Tax Matters...................................  A-34
SECTION 5.24      Registration Statement; Joint Proxy
                    Statement/Prospectus.................................  A-34
SECTION 5.25      Regulatory Compliance..................................  A-35

                            ARTICLE VI.  COVENANTS
SECTION 6.1       Affirmative Covenants of Jones.........................  A-38
SECTION 6.2       Affirmative Covenants of King..........................  A-38
SECTION 6.3       Negative Covenants of Jones............................  A-39
SECTION 6.4       Negative Covenants of King.............................  A-42
SECTION 6.5       Control of Other Party's Business......................  A-42

                      ARTICLE VII.  ADDITIONAL AGREEMENTS
SECTION 7.1       Access and Information.................................  A-43
SECTION 7.2       Affiliate Agreements...................................  A-43
SECTION 7.3       Confidentiality........................................  A-43
SECTION 7.4       Joint Proxy Statement/Prospectus and Registration
                    Statement............................................  A-44
SECTION 7.5       HSR Act Matters........................................  A-45
SECTION 7.6       Public Announcements...................................  A-45
SECTION 7.7       Indemnification........................................  A-46

                                                                           PAGE
                                                                           ----
SECTION 7.8       Further Action; Commercially Reasonable Efforts........  A-48
SECTION 7.9       No Solicitation........................................  A-49
SECTION 7.10      NYSE Listing...........................................  A-50
SECTION 7.11      Blue Sky...............................................  A-50
SECTION 7.12      Event Notices..........................................  A-51
SECTION 7.13      Tax Treatment..........................................  A-51
SECTION 7.14      Pooling of Interests...................................  A-51
SECTION 7.15      Exemption from Liability Under Section 16(b)...........  A-51
SECTION 7.16      Board of Directors of King.............................  A-52
SECTION 7.17      Employee Benefit Matters...............................  A-52

                       ARTICLE VIII.  CLOSING CONDITIONS
SECTION 8.1       Conditions to Obligations of King, Merger Sub and Jones
                    to Effect the Merger.................................  A-52
SECTION 8.2       Additional Conditions to Obligations of King and Merger
                    Sub..................................................  A-54
SECTION 8.3       Additional Conditions to Obligations of Jones..........  A-55

                ARTICLE IX.  TERMINATION, AMENDMENT AND WAIVER
SECTION 9.1       Termination............................................  A-56
SECTION 9.2       Effect of Termination..................................  A-59
SECTION 9.3       Amendment..............................................  A-59
SECTION 9.4       Extension; Waiver......................................  A-59
SECTION 9.5       Fees, Expenses and Other Payments......................  A-60

                        ARTICLE X.  GENERAL PROVISIONS
SECTION 10.1      Effectiveness of Representations, Warranties and
                    Agreements...........................................  A-61
SECTION 10.2      Notices................................................  A-61
SECTION 10.3      Certain Definitions....................................  A-62
SECTION 10.4      Headings...............................................  A-65
SECTION 10.5      Severability...........................................  A-65
SECTION 10.6      Entire Agreement.......................................  A-65
SECTION 10.7      Enforcement............................................  A-65
SECTION 10.8      Assignment.............................................  A-65
SECTION 10.9      Third Party Beneficiaries..............................  A-65
SECTION 10.10     Governing Law..........................................  A-66
SECTION 10.11     Counterparts...........................................  A-66

                             INDEX OF DEFINED TERMS

                                                              SECTION
                                                              -------
1989 Plan...................................................  5.3(a)
1997 Plan...................................................  5.3(a)
1998 Plan...................................................  5.3(a)
Acquisition Proposal........................................  7.9(b)
Affiliate...................................................  10.3
Agreement...................................................  PREAMBLE
AHPC........................................................  9.1(o)
Average Trading Price.......................................  9.1(m)
beneficial owner, beneficial ownership and beneficially
  own.......................................................  10.3
Benefit Plans...............................................  3.15(l)
Blue Sky Laws...............................................  3.5(b)
Business Day................................................  10.3
CEO Severance Agreement.....................................  8.3(i)
Certificate and Certificates................................  2.2(b)
Certificate of Merger.......................................  1.2
Claim.......................................................  7.7(b)
Closing.....................................................  1.6
Closing Date................................................  1.6
Cobra.......................................................  3.15(f)
Code........................................................  RECITALS
Confidentiality Agreements..................................  7.3
Consulting Agreement........................................  8.3(g)
control, controlled by and under common control with........  10.3
CSA.........................................................  3.26(a)
Current Cash Reserves.......................................  3.6(c)
DEA.........................................................  3.26(a)
Delaware Law................................................  1.1
Effective Time..............................................  1.2
Encumbrance.................................................  10.3
Environmental Laws..........................................  3.18(d)(ii)
ERISA.......................................................  3.15(a)
EVP Severance Agreement.....................................  8.3(i)
Exchange Act................................................  3.5(b)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
Exchange Ratio..............................................  2.1(a)
FDA.........................................................  3.5(b)
FDCA........................................................  3.26(a)
GAAP........................................................  RECITALS
Governmental Entity.........................................  3.5(b)
Hazardous Materials.........................................  3.18(d)(iii)
HIPAA.......................................................  3.15(f)
HSR Act.....................................................  3.5(b)
Indebtedness................................................  10.3
Indemnified Parties.........................................  7.7(b)
Intellectual Property.......................................  10.3
Interim Period..............................................  7.1

                                                              SECTION
                                                              -------
Joint Proxy Statement/Prospectus............................  3.25
Jones.......................................................  PREAMBLE
Jones Affiliate Agreement...................................  7.2(a)
Jones Benefit Plans.........................................  3.15(l)
Jones Common Stock..........................................  RECITALS
Jones Commonly Controlled Entity............................  3.15(l)
Jones Environment Permits...................................  3.18(a)
Jones Environmental Claim...................................  3.18(d)(i)
Jones ERISA Plan............................................  3.15(l)
Jones Insiders..............................................  7.15(c)
Jones Material Contracts....................................  3.14(a)
Jones Permits...............................................  3.10
Jones Preferred Stock.......................................  3.3(a)
Jones Real Property.........................................  3.16
Jones SEC Reports...........................................  3.6(a)
Jones Stock Option Plans....................................  2.3(a)
Jones Stockholder Approval..................................  3.4
Jones Stockholders Meeting..................................  7.4(b)
Jones Subsidiary and Jones Subsidiaries.....................  3.1
Jones Tax Returns...........................................  3.12
King........................................................  PREAMBLE
King Affiliate Agreement....................................  7.2(b)
King Benefit Plans..........................................  5.15(k)
King Business Combination...................................  9.5(e)
King Common Stock...........................................  RECITALS
King Commonly Controlled Entity.............................  5.15(k)
King Environmental Claim....................................  5.18(d)
King Environmental Permits..................................  5.18(a)
King ERISA Plan.............................................  5.15(k)
King Material Contracts.....................................  5.14(a)
King Permits................................................  5.10
King Real Property..........................................  5.16
King SEC Reports............................................  5.6(a)
King Stock Option Plans.....................................  5.3(a)
King Stockholder Approval...................................  5.4
King Stockholders Meeting...................................  7.4(c)
King Subsidiary and King Subsidiaries.......................  5.1
King Tax Returns............................................  5.12
Material Adverse Effect.....................................  10.3
Merger Consideration........................................  2.1(a)
Merger Sub..................................................  PREAMBLE
Merger......................................................  1.1
Multiemployer Plan..........................................  3.15(c)
NASD........................................................  3.5(b)
Nasdaq......................................................  3.5(b)
Noncompetition Agreement....................................  8.3(h)
NYSE........................................................  4.4(b)
Option......................................................  2.3(a)
Parachute Gross Up Payment..................................  3.15(e)

                                                              SECTION
                                                              -------
Person......................................................  10.3
Pharmaceutical Product......................................  3.26(a)
PHSA........................................................  3.26(a)
reasonable efforts..........................................  10.3
Receiving Party.............................................  7.3
Registration Rights Agreement...............................  8.2(f)
Registration Statement......................................  3.25
Representatives.............................................  7.9(a)
SEC.........................................................  3.6(a)
Section 16 Information......................................  7.15(b)
Securities Act..............................................  3.5(b)
Subsidiary..................................................  10.3
Superior Proposal...........................................  7.9(c)
Surviving Corporation.......................................  1.1
Tax, Taxable and Taxes......................................  10.3
Terminating Jones Breach....................................  9.1(b)
Terminating King Breach.....................................  9.1(c)
Termination Fee.............................................  9.5(b)
Termination Notice..........................................  9.1(m)
Top-up Notice...............................................  9.1(m)
Top-up Right................................................  9.1(m)
Valuation Period............................................  9.1(m)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of July 13, 2000 (this "Agreement"), among KING PHARMACEUTICALS, INC., a Tennessee corporation ("King"), SPIRIT ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of King ("Merger Sub"), and JONES PHARMA INCORPORATED, a Delaware corporation ("Jones").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Jones and King deem it advisable and in the best interests of each corporation and its respective stockholders that Jones and King engage in a business combination in order to advance the long-term strategic business interests of Jones and King;

     WHEREAS, the combination of Jones and King shall be effected by the terms of this Agreement through a merger as outlined below;

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Jones and King have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.04 per share, of Jones ("Jones Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than shares owned or held directly by King or directly or indirectly by Jones, will be converted into the right to receive shares of common stock, no par value, of King ("King Common Stock") as set forth in Section 2.1;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of King and Merger Sub to enter into this Agreement, certain holders of Jones Common Stock, have entered into an agreement with King (the "Jones Voting Agreement") pursuant to which, among other things, such holders have agreed to vote their shares of Jones Common Stock in favor of this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Jones to enter into this Agreement, certain holders of King Common Stock, have entered into an agreement with Jones (the "King Voting Agreement") pursuant to which, among other things, such holders have agreed to vote their shares of King Common Stock in favor of the issuance of King Common Stock in the Merger (as defined below) and the adoption and approval of this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests transaction under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1.  THE MERGER

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law"), at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into Jones (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Jones shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of King.

SECTION 1.2.  EFFECTIVE TIME

     As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by King prior to such filing (the time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

SECTION 1.3.  EFFECT OF THE MERGER

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and Jones shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Jones shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.  CERTIFICATE OF INCORPORATION; BYLAWS

     At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

SECTION 1.5.  DIRECTORS AND OFFICERS

     (a) The directors of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

     (b) The officers of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.6.  CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place on August 31, 2000, or as promptly as practicable thereafter upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, or at such other place as agreed to in writing by the parties hereto. It is the intention of the parties that the Closing shall occur as soon as practicable after the Jones Stockholders Meeting and the King Stockholders Meeting.

SECTION 1.7.  SUBSEQUENT ACTIONS

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.8.  TAX AND ACCOUNTING TREATMENT OF THE MERGER

     It is intended by the parties hereto that the Merger shall (a) constitute a reorganization of Merger Sub and Jones within the meaning of Section 368(a) of the Code, and (b) be accounted for as a pooling of interests under GAAP. The parties hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and Jones within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1.  CONVERSION OF SECURITIES

     At the Effective Time, by virtue of the Merger and without any action on the part of King, Merger Sub, Jones or the holders of any of the securities referred to in this Section 2.1:

          (a) COMMON STOCK. Each share of Jones Common Stock (excluding any shares described in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.125 shares of King Common Stock (the "Exchange Ratio"). The shares of King Common Stock issuable to the holders of Jones Common Stock pursuant hereto, together with the amount of cash in lieu of fractional shares payable pursuant to
     Section 2.1(d), is sometimes referred to herein, collectively, as the "Merger Consideration". All such shares of Jones Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of Jones Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Jones Common Stock. Each such certificate previously evidencing such shares of Jones Common Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2 multiplied by the Exchange Ratio.

          (b) TREASURY STOCK. All shares of capital stock of Jones held in the treasury of Jones immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

          (c) MERGER SUB STOCK. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d) NO FRACTIONAL SHARES. No certificate or scrip representing any fractional shares of King Common Stock shall be issued pursuant to Section 2.1(a), and other than the right to receive the cash payment pursuant to this Section 2.1(d), any such fractional interests shall not entitle the owner thereof to any rights as a securityholder of King. Notwithstanding any other provision hereof, all holders of Jones Common Stock otherwise entitled to receive fractional shares of King Common Stock pursuant to
     Section 2.1(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of King Common Stock to which the holder of Jones Common Stock would otherwise be entitled under Section 2.1(a) multiplied by the closing price per share of King Common Stock on the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, the Exchange Agent shall so notify King, and King shall deposit such amount with the Exchange

     Agent and shall cause the Exchange Agent to forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

SECTION 2.2.  EXCHANGE OF CERTIFICATES

     (a) EXCHANGE AGENT. As of the Effective Time, King shall deposit with Union Planters Bank or an exchange agent designated by King and reasonably acceptable to Jones (the "Exchange Agent"), for the benefit of the former holders of shares of Jones Common Stock (excluding any shares described in Section 2.1(b)), for issuance and payment in accordance with this Article II (i) the shares of King Common Stock issuable pursuant to Section 2.1(a) and (ii) cash in an amount sufficient to make payment for fractional shares under Section 2.1(d) (such shares of King Common Stock and cash being hereinafter referred to as the "Exchange Fund"). King shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver King Common Stock (and cash for fractional shares) contemplated to be paid pursuant to Sections 2.1(a) and (d) out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.2(a).

     (b) PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time, King shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Jones Common Stock (excluding any shares described in Section 2.1(b)): (i) a form letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of Merger Consideration pursuant to Section 2.1(a) and Section 2.1(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(i), and such Certificate shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Jones Common Stock which are not registered in the transfer records of Jones under the name of the Person surrendering such Certificate, a certificate representing the proper number of shares of King Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if (x) such Certificate shall be properly endorsed or otherwise be in proper form for transfer to the Person surrendering such Certificate and requesting such issuance, (y) such Person surrendering such Certificate and requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of King Common Stock to a Person other than the registered holder of such Certificate or shall establish to the satisfaction of King that such Taxes have been paid or are not applicable, and (z) such Person surrendering such Certificate shall, if required by King, have such Person's signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in Section 2.1, without any interest thereon.

     (c) NO FURTHER RIGHTS IN STOCK. All shares of King Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.1 and 2.2 hereof (including any cash paid pursuant to this Article
II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Jones

Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Jones Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to King, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (d) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by King, on a daily basis. Any interest and other income resulting from such investments shall be paid to King.

     (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Jones Common Stock for one hundred eighty (180) days after the Effective Time shall be delivered to King, upon demand, and any holder of Jones Common Stock that have not theretofore complied with this Article II shall thereafter look only to King for the Merger Consideration to which such holder is entitled pursuant hereto.

     (f) NO LIABILITY. Neither King nor the Surviving Corporation shall be liable to any holder of shares of Jones Common Stock for any King Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) WITHHOLDING OF TAX. King or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Jones Common Stock such amounts as King (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by King (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Jones Common Stock in respect of whom such deduction and withholding was made by King (or any Affiliate thereof) or the Exchange Agent.

     (h) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing shares of Jones Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and, if required by King the posting by such Person of a bond in such reasonable amount as King may direct as indemnity against any claim that may be made against King, the Surviving Corporation or the Exchange Agent with respect to such Certificate, King shall cause the Exchange Agent to pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

     (i) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED JONES COMMON STOCK. No dividends or other distributions declared or made with respect to King Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of King Common Stock such holder is entitled to receive pursuant to Section 2.1 until such holder shall surrender such Certificate. Subject to applicable law and the provisions of this Article II, following the surrender of any such Certificate there shall be paid to the record holder of the shares of King Common Stock issued in exchange for such Certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of King Common Stock.

SECTION 2.3.  ASSUMPTION OF OBLIGATIONS TO ISSUE STOCK

     (a) JONES OPTIONS. As of the Effective Time, each outstanding option to purchase or acquire shares of Jones Common Stock (an "Option") granted under Jones' (i) 1989 Incentive Stock Option Plan, (ii) 1994 Incentive Stock Plan,
(iii) 1994 Formula Stock Option Plan for Non-Management Directors, (iv) 1997 Incentive Stock Plan and (v) 1999 Equity Participation Plan for Non-Management Directors (collectively, the "Jones Stock Option Plans") shall be converted into an option to acquire King Common Stock as provided for in this Section 2.3(a). As of the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject as of the Effective Time (including the terms and conditions of the applicable Jones Stock Option Plan), except that (i) each Option shall be exercisable for that number of whole shares of King Common Stock equal to the product, rounded up to the nearest whole number, of (A) the aggregate number of shares of Jones Common Stock subject to such Option at the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the exercise price per share of King Common Stock issuable pursuant to each Option shall be equal to the exercise price per share of Jones Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Except for changes to the Options expressly provided for in the applicable Jones Stock Option Plan by reason of the consummation of the transactions contemplated hereby, the assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights which such holders did not have as of the Effective Time, or relieve the holders of such Options of any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided for herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under Section 424(a) of the Code. The Jones Stock Option Plans shall be assumed by King with respect to all outstanding Options granted under the Jones Stock Option Plans, and no further options to purchase or acquire shares of Jones Common Stock or other awards or rights shall be granted under the Jones Stock Option Plans after the Effective Time. The duration and other terms of the new options provided for in this Section 2.3(a) shall be the same as the original Options except that all references to Jones shall be references to King. King shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of King Common Stock for delivery upon the exercise of the Options.

     (b) FORM S-8. King shall (i) within three (3) Business Days after the Effective Time, file with the SEC one or more registration statements on Form S-8 (or amend existing registration statements on Form S-8) with respect to the shares of King Common Stock subject to Options granted under the Jones Stock Option Plans (as converted pursuant to Section 2.3(a)); and (ii) use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

SECTION 2.4.  TRANSFER BOOKS

     At the Effective Time, the transfer books of Jones with respect to all shares of capital stock and other securities of Jones shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of Jones. On or after the Effective Time, if any Certificates for shares of Jones Common Stock (excluding any shares described in Section 2.1(b)) are presented to the Exchange Agent, the Surviving Corporation or King for any reason, such Certificates shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

SECTION 2.5.  CERTAIN ADJUSTMENTS

     If between the date hereof and the Effective Time, the outstanding shares of Jones Common Stock or of King Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of King Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF JONES

     Jones hereby represents and warrants to King and Merger Sub, subject to the exceptions set forth in Jones' disclosure schedule (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 3.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

     Each of Jones and each Subsidiary (as defined below) of Jones (each a "Jones Subsidiary" and collectively, the "Jones Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Jones and each Jones Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Jones. Each of Jones and each Jones Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Jones. Jones has no Subsidiaries (as defined below) other than those listed in Schedule 3.1, each of which is wholly-owned by Jones, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 3.1.

SECTION 3.2.  CERTIFICATE OF INCORPORATION AND BYLAWS

     Jones has heretofore delivered to King a complete and correct copy of the certificate or articles of incorporation and the bylaws of Jones and each Jones Subsidiary, each as amended to the date of this Agreement. Each such certificate or articles of incorporation and bylaws is in full force and effect. Neither Jones nor any Jones Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

SECTION 3.3.  CAPITALIZATION

     (a) The authorized capital stock of Jones consists of two hundred fifty million (250,000,000) shares of Jones Common Stock, par value $.04 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share, of Jones ("Jones Preferred Stock"). As of June 30, 2000: (i) Sixty-Five Million Five Hundred Twenty-Five Thousand Two Hundred Twenty-Two (65,525,222) shares of Jones Common Stock were issued and outstanding; (ii) all shares of Jones Common Stock issuable upon the exercise of the options under the Jones Stock Option Plans have been reserved for issuance; (iii) no shares of Jones Common Stock are held by Jones in Jones' treasury; and (iv) no shares of Jones Preferred Stock are issued or outstanding. Schedule 3.3 sets forth a complete and correct list, as of June 30, 2000, of the number of shares of Jones Common Stock subject to the options, including, without limitation, those subject to employee stock options or other rights to purchase or receive Jones Common Stock granted under the Jones Stock Option Plans, in each case including the dates of grant, exercise prices, vesting schedule and expiration dates for such options.

     (b) All outstanding shares of capital stock of Jones are, and all shares which may be issued upon exercise of options under any Jones Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3,
(i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Jones, (B) any securities of Jones or any Jones Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of Jones or any Jones Subsidiary, (C) any warrants, calls, options or other rights to acquire from Jones or any Jones Subsidiary, and any obligation of Jones or any Jones Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other ownership interests in, Jones or any Jones Subsidiary, (ii) except as set forth in
Schedule 3.3(b), there are no outstanding obligations of Jones or any Jones Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering of securities under the Securities Act, and (iii) except as contemplated in this Agreement, Jones is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

     (c) Except for the option agreements under the Jones Stock Option Plans, neither Jones nor any Jones Subsidiary is a party to any agreement restricting the purchase or

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transfer of, relating to the voting of or granting any preemptive or antidilutive rights with respect to, any securities of Jones or any of the Jones Subsidiaries that are outstanding, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

     (d) Jones represents and warrants to King and Merger Sub that on the Closing Date, the aggregate number of outstanding shares of Jones Common Stock on a fully diluted basis (assuming full exercise of the Options) shall not exceed Seventy Million (70,000,000) shares.

SECTION 3.4.  AUTHORITY

     Jones has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement by Jones' stockholders required by Delaware Law ("Jones Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for Jones Stockholder Approval, the execution and delivery of this Agreement by Jones and the consummation by Jones of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Jones are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Jones and, assuming the due authorization, execution and delivery by King and Merger Sub, constitutes a legal, valid and binding obligation of Jones, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 3.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by Jones do not, and the performance by Jones of its obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of Jones or any Jones Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Jones or any Jones Subsidiary or by which any of their respective properties or assets is bound or affected, or (iii) except as set forth in
Schedule 3.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Jones or any Jones Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Jones or any Jones Subsidiary is a party or by which Jones, any Jones Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Jones from performing its obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Jones.

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     (b) The execution and delivery of this Agreement by Jones do not, and the performance of this Agreement by Jones will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, or any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), by or with respect to Jones or any Jones Subsidiary, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the National Association of Securities Dealers Automated Quotation System/National Market System ("Nasdaq"), the National Association of Securities Dealers, Inc. ("NASD"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the U.S. Food and Drug Administration (the "FDA"), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Jones from performing its obligations under this Agreement in any material respect, or (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Jones.

     (c) Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by Jones do not, the performance of this Agreement by Jones will not, and the consummation of the transactions contemplated by this Agreement or the Option Agreement will not, (i) entitle any current or former employee or officer of Jones or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock or other securities of Jones.

SECTION 3.6.  SEC FILINGS; FINANCIAL STATEMENTS

     (a) Jones has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1995 (collectively, the "Jones SEC Reports"). As of their respective filing dates, the Jones SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of Jones included in the Jones SEC Reports complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Jones SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Jones and the Jones Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Jones and the Jones Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments and preparation of footnotes.

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

     (c) As of the date of this Agreement, the aggregate amount of (i) Jones' cash on hand, plus (ii) liquid investments of Jones with a maturity of three years or less ((i) and (ii) "Current Cash Reserves") is at least Two Hundred Million Dollars ($200,000,000). Jones owns all such Current Cash Reserves free and clear of all Encumbrances. As of the date of this Agreement, Jones has no Indebtedness except as reflected in the audited consolidated financial statements of Jones included in Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and except for Indebtedness incurred in the ordinary course of business consistent with past practice since December 31, 1999.

SECTION 3.7.  NO UNDISCLOSED LIABILITIES

     Neither Jones nor any of the Jones Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the audited consolidated financial statements of Jones included in the Jones SEC Reports through the date of the filing of Jones' Annual Report on Form 10-K in respect of the fiscal year ended December 31, 1999, (b) liabilities or obligations as of December 31, 1999, incurred in the ordinary course of business and of a character or amount not required to be reflected in such Annual Report, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999, which have not had, and are not reasonably likely to have, a Material Adverse Effect on Jones and (d) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on Jones.

SECTION 3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since December 31, 1999, Jones and the Jones Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth on Schedule 3.8, there has not been (a) any Material Adverse Effect on Jones, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Jones' capital stock, (c) any split, combination or reclassification of any of Jones' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by Jones or any Jones Subsidiary to any current or former director, officer or employee of Jones or any of the Jones Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice,
(ii) any granting by Jones or any of the Jones Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, (iii) any entry by Jones or any of the Jones Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the Jones Stock Option Plans, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on Jones, (f) any change in accounting methods, principles or practices by Jones materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on Jones or any of its tax attributes or any settlement or compromise of any material income tax liability.

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SECTION 3.9.  ABSENCE OF LITIGATION

     Except as set forth on Schedule 3.9 and except as set forth in Jones' annual report on Form 10-K filed with the SEC on March 17, 2000 or Jones' quarterly report on Form 10-Q for Jones' fiscal quarter ended March 31, 2000, filed with the SEC on May 13, 2000, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of Jones, threatened against Jones or any Jones Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Jones or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Jones or any Jones Subsidiary that would be reasonably likely to have a Material Adverse Effect on Jones.

SECTION 3.10.  LICENSES AND PERMITS; COMPLIANCE WITH LAWS

     Jones and the Jones Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the "Jones Permits") which are necessary for the operation of the businesses of Jones and the Jones Subsidiaries as presently conducted and for Jones and the Jones Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Jones. Jones and the Jones Subsidiaries are in compliance with the terms of the Jones Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Jones.

SECTION 3.11.  UNLAWFUL PAYMENTS

     None of Jones, any Jones Subsidiary, or any officer, director, employee, agent or representative of Jones or any Jones Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Jones or any Jones Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

SECTION 3.12.  TAXES

     Except as set forth on Schedule 3.12, Jones and the Jones Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Jones and the Jones Subsidiaries in respect of Taxes (the "Jones Tax Returns") and all such Jones Tax Returns are correct and complete in all material respects. Jones and the Jones Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay would not have a Material Adverse Effect on Jones) and, in the case of material Taxes accruing but not due, Jones has made adequate provisions in its books and records and financial statements for such payments. Jones and the Jones Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors or other third parties, all amounts required by

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law to be withheld, except where the liability for which would not have a
Material Adverse Effect on Jones, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth on Schedule 3.12, (a) there are no assessments of, or claims against, Jones or the Jones Subsidiaries with respect to Taxes, the liability for which would have a Material Adverse Effect on Jones, that are outstanding; (b) no Governmental Entity is conducting an examination or audit of Jones or any Jones Subsidiary in respect of Taxes and neither Jones nor any Jones Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither Jones nor any Jones Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

SECTION 3.13.  INTELLECTUAL PROPERTY

     Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jones and except as disclosed in the Jones SEC Reports filed prior to the date of this Agreement, (a) Jones and each Jones Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Jones and the Jones Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Jones or any Jones Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Jones, no Person is challenging, infringing on or otherwise violating any right of Jones or any Jones Subsidiary with respect to any Intellectual Property owned by and/or licensed to Jones or any Jones Subsidiary; (d) neither Jones nor any Jones Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Jones and the Jones Subsidiaries; and (e) to the knowledge of Jones, no Intellectual Property owned and/or licensed by Jones or the Jones Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

SECTION 3.14.  MATERIAL CONTRACTS

     (a) All of the agreements filed as an exhibit to the Jones SEC Reports which remain in full force and effect and all of the agreements that would have been required to be filed as an exhibit to the Jones SEC Reports if any such agreements have been entered into as of the date of filing of any such Jones SEC Report (collectively "Jones Material Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither Jones nor any Jones Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Jones Material Contract, except defaults which would not reasonably be expected to have a Material Adverse Effect on Jones. True and complete (in all material respects) copies of all Jones Material Contracts have been made available to King.

     (b) Except as disclosed on Schedule 3.14, neither Jones nor any Jones Subsidiary has, since December 31, 1999, entered into any agreement which would have been required to be filed as an exhibit to Jones' SEC Annual Report on Form 10-K if such agreement had been in effect as of December 31, 1999. Each of such agreements is valid

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and in full force and effect on the date hereof, and neither Jones nor any Jones
Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such agreement, except defaults which would not reasonably be expected to have a Material Adverse Effect on Jones.

SECTION 3.15.  EMPLOYEE BENEFIT PLANS

     (a) Schedule 3.15 sets forth a list of all Jones Benefit Plans. Each Jones Benefit Plan (as defined below) intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by Jones to result in the revocation of any such determination. Each Jones Benefit Plan is in compliance with the applicable terms, if any, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on Jones.

     (b) Neither Jones nor any Jones Controlled Common Entity has a defined benefit pension plan.

     (c) No Jones Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither Jones nor any Jones Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Jones or any Jones Commonly Controlled Entity.

     (d) Jones has furnished or made available to King complete copies, as of the date hereof, of all of Jones Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and copies of all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, including a summary of such plans, if material, that have not been reduced to writing. Jones has furnished or made available to King complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning Jones Benefit Plans. Jones has provided to King a written summary of any Jones Benefit Plan that has not been reduced to writing.

     (e) Except as set forth in Schedule 3.15(e), no amount that could be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of Jones or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 3.15(e), no such Person is entitled to receive any additional payment from Jones, the Surviving Corporation or any other Person (a "Parachute Gross Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. Except as set forth in Schedule 3.15(e), the Board of Directors of Jones has not granted to any officer, director or employee of Jones or any Jones Subsidiary any right to receive any Parachute

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Gross Up Payment. Schedule 3.15(e) sets forth the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each disqualified individual (defined as set forth above) whose Options will vest pursuant to their terms in connection with this Agreement or the Merger.

     (f) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions have been filed or distributed appropriately with respect to each Jones Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code ("Cobra") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") have been met with respect to each Jones Benefit Plan.

     (g) No Jones Benefit Plan is an ESOP or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

     (h) Jones has made all contributions and other payments required by and due under the terms of each Jones Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Jones Benefit Plan that will increase Jones' or any Jones Commonly Controlled Entity's obligation under any Jones Benefit Plan.

     (i) No Jones Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no Jones Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

     (j) No Jones Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of Jones or any Jones Common Controlled Entity other than benefits required pursuant to COBRA.

     (k) No "pension plans", as such term is defined in Section 3(2) of ERISA, maintained by Jones or an Jones Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

     (l) As used herein, (i) "Benefit Plans" means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other incentive plans or agreements, all other employee programs, arrangements or agreements and all other employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA; (ii) "Jones Benefit Plans" mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Jones or any Jones Commonly Controlled Entity for the benefit of present and former employees or directors of Jones and of each Jones Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (iii) "Jones Commonly Controlled Entity" means an entity required to be aggregated with Jones which is a member of the "controlled group of corporations" which includes Jones within the meaning of Section 414(b) or (c) of the Code; and (iv) "Jones ERISA Plan" means any Jones Benefit Plan which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA.

SECTION 3.16.  PROPERTIES; ASSETS

     Except as disclosed in the Jones SEC Reports or as described in clause (c) below or as set forth on Schedule 3.16: (a) neither Jones nor any Jones Subsidiary owns or leases

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any real property; (b) each of Jones and the Jones Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by Jones or a Jones Subsidiary (the "Jones Real Property") and all other properties and assets reflected in the consolidated balance sheet of Jones at December 31, 1999, included in Jones' Annual Report on Form 10-K filed with the SEC on March 17, 2000, and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Jones and the Jones Subsidiaries thereon. Except as set forth in Schedule 3.16, Jones and the Jones Subsidiaries have obtained owner's title insurance on all of Jones Real Property owned by Jones or any Jones Subsidiary, in each case insuring good and marketable fee simple title to such Jones Real Property, in an amount at least equal to the aggregate value of such Jones Real Property together with all improvements thereon as of the date of issuance of such title insurance policy.

SECTION 3.17.  LABOR RELATIONS

     Neither Jones nor any Jones Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Jones or any Jones Subsidiary. Jones and each Jones Subsidiary is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on Jones.

SECTION 3.18.  ENVIRONMENTAL MATTERS

     (a) Except for matters which would not have a Material Adverse Effect on Jones and except as otherwise disclosed on Schedule 3.18, (i) Jones and each Jones Subsidiary are in compliance with all applicable Environmental Laws (as defined below); (ii) neither Jones nor any Jones Subsidiary has received any written communication that alleges that Jones or any Jones Subsidiary is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by Jones and each Jones Subsidiary pursuant to the Environmental Laws ("Jones Environmental Permits") are in full force and effect, Jones and each Jones Subsidiary are in compliance with all of the terms of such Jones Environmental Permits, and no other permits or other governmental authorizations are required by Jones or any Jones Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by Jones and each Jones Subsidiary of any Hazardous Materials (as defined below) is and has been in compliance with all applicable Environmental Laws.

     (b) Except for matters which would not have a Material Adverse Effect on Jones, there is no Jones Environmental Claim (as defined below) pending or, to the knowledge of Jones, threatened against or involving Jones, any of the Jones Subsidiaries or against any Person whose liability for any Environmental Claim Jones or any of the Jones Subsidiaries has or may have retained or assumed either contractually or by operation of law.

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

     (c) Except for matters which would not have a Material Adverse Effect on Jones, to the knowledge of Jones, there are no past or present actions or activities by Jones, any Jones Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Jones Environmental Claim against Jones or any Jones Subsidiary or against any Person whose liability for any Jones Environmental Claim Jones or any Jones Subsidiary may have retained or assumed either contractually or by operation of law.

     (d) As used herein, these terms shall have the following meanings:

          (i) "JONES ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by Jones or any Jones Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

          (ii) "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

          (iii) "HAZARDOUS MATERIALS" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials, including sources of ionizing and nonionizing radiation", "petroleum products or wastes" or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

SECTION 3.19.  INSURANCE

     Jones and the Jones Subsidiaries maintain insurance policies which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Jones' management, considering Jones and the Jones Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither Jones nor any of the Jones Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

SECTION 3.20.  BOARD APPROVAL; VOTE REQUIRED

     The Board of Directors of Jones has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Jones and its stockholders and has resolved to recommend to such stockholders that they vote in favor of this Agreement. The affirmative vote at the Jones Stockholders Meeting of the holders of a majority of all outstanding shares of Jones Common Stock to adopt this Agreement is the only vote of

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the holders of any class or series of Jones' capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 3.21.  OPINION OF FINANCIAL ADVISOR

     The Board of Directors of Jones has received the written opinion of Chase Securities Inc., Jones' financial advisor, that the Exchange Ratio is fair from a financial point of view to the holders of shares of Jones Common Stock. A copy of such opinion has been delivered to King, and such opinion has not been withdrawn or modified in any material respect.

SECTION 3.22.  BROKERS

     Except for Chase Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Jones. Prior to the date of this Agreement, Jones has furnished or made available to King a complete and correct copy of all agreements between Jones and Chase Securities Inc. pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 3.23.  TAKEOVER PROVISIONS INAPPLICABLE

     The provisions of Section 203 of the Delaware Law are not applicable to the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.24.  POOLING; TAX MATTERS

     Neither Jones nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (b) constituting a reorganization within the meaning of Section 368(a) of the Code.

SECTION 3.25.  REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS

     The information supplied by Jones or required to be supplied by Jones (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of King Common Stock to be issued in the Merger will be registered under the Securities Act (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Jones or required to be supplied by Jones (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to Jones Stockholders Meeting and the King Stockholders

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Meeting (such joint proxy statement, together with the prospectus relating to the shares of King Common Stock to be issued in the Merger, in each case as amended or supplemented from time to time, the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Jones' stockholders and King's stockholders, at the time of the Jones Stockholders Meeting and the King Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Jones for the Jones Stockholders Meeting or by or on behalf of King for the King Stockholders Meeting which has become false or misleading. The Joint Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, Jones makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by King which is contained in or omitted from any of the foregoing documents.

SECTION 3.26.  REGULATORY COMPLIANCE

     (a) As to each product subject to the jurisdiction of the FDA under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder ("FDCA") and the Public Health Services Act, as amended ("PHSA") and the regulations thereunder, and each product subject to the jurisdiction of the Drug Enforcement Administration ("DEA") under the Controlled Substances Act, as amended, and Controlled Substances Import and Export Act, as amended ("CSA") and the regulations thereunder (each such product, a "Pharmaceutical Product") that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Jones or any Jones Subsidiary, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Jones or any Jones Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports except where the failure to be in compliance would not have a Material Adverse Effect on Jones. Except as disclosed in the Jones SEC Reports or as set forth in Schedule 3.26, since January 1, 1995, none of Jones or any Jones Subsidiary has received any notice, warning letter or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product described in this Section 3.26 or (ii) otherwise alleging any violation of any laws, rules or regulations by Jones or any Jones Subsidiary, and which would have a Material Adverse Effect on Jones.

     (b) Except as set forth on Schedule 3.26, since January 1, 1995, no Pharmaceutical Products of Jones or any Jones Subsidiary have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by Jones or any Jones Subsidiary in the United States or outside the United States (whether voluntarily or otherwise) which would have a Material Adverse Effect on Jones.

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     (c) As to each Pharmaceutical Product of Jones or the Jones Subsidiaries
for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, investigational new animal drug application, new animal drug application, or abbreviated or supplemental new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, Jones and the Jones Subsidiaries are in compliance with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.,
respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on Jones. As to each such application or other submission that Jones or the Jones Subsidiaries has submitted to, but not yet gained approval or other permission from FDA or DEA, Jones has provided all additional information and taken all additional action reasonably required by the FDA or DEA in connection with the application or submission. In Jones' good faith opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending applications or other submissions to FDA or DEA. As to each such Pharmaceutical Product, Jones and any relevant Jones Subsidiary, and the officers, employees or agents of Jones and such Jones Subsidiary have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar law and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, Jones and the Jones Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar laws.

     (d) Each article of any Pharmaceutical Product manufactured and released and/or distributed by Jones or any of the Jones Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on Jones.

     (e) Neither of Jones nor any Jones Subsidiary, or any officer, employee or agent of Jones or any Jones Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10,
1991) or any similar policy. Neither Jones nor any Jones Subsidiary nor any officer, employee or agent of Jones or any Jones Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

     (f) Except as set forth on Schedule 3.26, since January 1, 1995, neither Jones nor any Jones Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of,

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request the recall of, suspension of, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of Jones or any Jones Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by Jones or any Jones Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree of Permanent Injunction with Jones or any Jones Subsidiary which would have a Material Adverse Effect on Jones.

     (g) Jones and each of the Jones Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, good laboratory practices, good clinical practices, investigational new drug requirements and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on Jones. Each clinical trial with respect to Pharmaceutical Products of Jones and each of the Jones Subsidiaries has been conducted in accordance with its clinical trial protocol and Jones or one of the Jones Subsidiaries has filed all required notices (and made available to King copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and Jones or one of the Jones Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on Jones.

     (h) Jones or the Jones Subsidiaries are authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by Jones or one of the Jones Subsidiaries. To the extent that any biological drugs or other drug is intended for export from the United States, each of Jones and any Jones Subsidiary is in full compliance with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act 21 U.S.C. sec. 951, et. seq., except where the failure to be in compliance would not have a Material Adverse Effect on Jones.

     (i) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of Jones and each of the Jones Subsidiaries are not in violation of and have been and are being conducted in compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, except where the failure to be in compliance would not have a Material Adverse Effect on Jones.

     (j) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of Jones or one of the Jones Subsidiaries.

     (k) No material modifications to the process by which Pharmaceutical Products of Jones or any of the Jones Subsidiaries that have been or are being used in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

     (l) Jones does not manufacture, sell or distribute, and has not developed and is not currently developing any veterinary biological products, radiopharmaceuticals, or medical devices.

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     (m) Jones has provided or made available to King all documents in its possession or the possession of the Jones Subsidiaries concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     King and Merger Sub jointly and severally represent and warrant to Jones as follows:

SECTION 4.1.  ORGANIZATION AND QUALIFICATION

     Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 4.2.  CERTIFICATE OF INCORPORATION AND BYLAWS

     Merger Sub has heretofore made available to Jones a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.3.  AUTHORITY

     Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not reasonably be likely to have a Material Adverse Effect on Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Jones and King, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

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SECTION 4.4.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not,
(i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in
Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected, or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

     (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state takeover laws, the New York Stock Exchange ("NYSE"), the HSR Act and the FDA, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF KING

     King represents and warrants to Jones subject to the exceptions set forth herein and in King's disclosure schedules (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 5.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

     Each of King and each Subsidiary of King, (each a "King Subsidiary" and collectively, the "King Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of King and each King Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on

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King. Each of King and each King Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on King. King has no Subsidiaries other than those listed in Schedule 5.1, each of which is wholly-owned by King, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 5.1.

SECTION 5.2.  CERTIFICATE OF INCORPORATION AND BYLAWS

     King has heretofore delivered to Jones a complete and correct copy of the articles of incorporation and the bylaws of King and each King Subsidiary, each as amended to date. Each such articles of incorporation and bylaws is in full force and effect. Neither King nor any King Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws.

SECTION 5.3.  CAPITALIZATION

     (a) The authorized capital stock of King consists of Three Hundred Million (300,000,000) shares of King Common Stock. As of June 30, 2000: (i) Ninety-Two Million Forty-Two Thousand Eighty-Five (92,042,085) shares of King Common Stock were issued and outstanding; (ii) all shares of King Common Stock issuable upon the exercise of outstanding employee stock options or other rights to purchase or receive King Common Stock granted under King's 1997 Incentive and Nonqualified Stock Option Plan (the "1997 Plan") have been reserved for issuance; (iii) all shares of King Common Stock issuable upon the exercise of outstanding stock options or other rights to receive King Common Stock granted under King's 1998 Non-employee Director Stock Option Plan (the "1998 Plan") have been reserved for issuance; (iv) all shares of King Common Stock issuable upon the exercise of outstanding stock options under the 1989 Stock Option and Stock Appreciation Rights Plan (the "1989 Plan", and together with the 1997 Plan and the 1998 Plan, the "King Stock Option Plans") have been reserved for issuance; and (iv) no shares of King Common Stock were held by King in King's treasury.
Schedule 5.3 sets forth a complete and correct list, as of June 30, 2000, of the number of shares of King Common Stock subject to employee stock options or other rights to purchase or receive King Common Stock granted under the King Stock Option Plans, the dates of grant and exercise prices thereof.

     (b) All outstanding shares of capital stock of King are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes resulting from the issuance of shares of King Common Stock pursuant to the King Stock Option Plans or as expressly permitted by this Agreement, as of the date hereof
(i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of King, (B) any securities of King or any King Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in King or any King Subsidiary, (C) any warrants, calls, options or other rights to acquire from King or any King Subsidiary, and any obligation of King or any King Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, King or any King Subsidiary, (ii) there are no outstanding obligations of King

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or any King Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering under the Securities Act and (iii) except as contemplated in this Agreement, King is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

     (c) Except as described in Schedule 5.3, as of the date hereof, neither King nor any King Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, or granting any preemptive or antidilutive rights with respect to, any securities of King or any King Subsidiary that are outstanding as of the date hereof, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

     (d) King represents and warrants to Jones that on the Closing Date, the aggregate number of outstanding shares of King Common Stock on a fully diluted basis (assuming full exercise of stock options or other rights to purchase or receive King Common Stock) shall not exceed Ninety Two Million Forty-Two Thousand Eighty-Five (92,042,085) shares.

SECTION 5.4.  AUTHORITY

     King has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the stockholders of King (the "King Stockholder Approval") of the issuance of King Common Stock in the Merger and the adoption and approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the King Stockholder Approval, the execution and delivery of this Agreement by King and the consummation by King of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of King are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by King and, assuming the due authorization, execution and delivery by Jones, constitutes a legal, valid and binding obligation of King, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity. King, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

SECTION 5.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by King do not, and the performance by King of its obligations under this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws of King, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to King or any King Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) except as set forth in Schedule 5.5, result in any breach of or

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constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of King or any King Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which King or any King Subsidiary is a party or by which King, any King Subsidiary or any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent King from performing its obligations under this Agreement in any material respect, and (B) have not and would not be reasonably likely to have a Material Adverse Effect on King.

     (b) The execution and delivery of this Agreement by King does not, and the performance of this Agreement by King will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to King, except (i) for (A) applicable requirements, if any, of the Securities Act, Blue Sky Laws, Exchange Act, state takeover laws, the NYSE, the HSR Act and the FDA, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and
(C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent King from performing its obligations under this Agreement in any material respect, and (B) have not had and would not reasonably likely to have a Material Adverse Effect on King.

SECTION 5.6.  SEC FILINGS; FINANCIAL STATEMENTS

     (a) King has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1998, and has heretofore delivered to Jones, in the form filed with the SEC since such date, together with any amendments thereto, all of its (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q, (iii) proxy statements relating to meetings of stockholders (whether annual or special), (iv) reports on Form 8-K and (v) other reports or registration statements filed by King and such King Subsidiaries (collectively, the "King SEC Reports"). As of their respective filing dates, the King SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of King included in the King SEC Reports complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the King SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of King and the King Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of King and the King Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved

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(except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 5.7.  NO UNDISCLOSED LIABILITIES

     Neither King nor any of the King Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the audited consolidated financial statements of King included in the King SEC Reports through the date of the filing of King's Annual Report on Form 10-K in respect of the fiscal year ended December 31, 1999, (b) liabilities or obligations as of December 31, 1999, incurred in the ordinary course of business and of a character or amount not required to be reflected in such Annual Report, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999, which have not had, and are not reasonably likely to have, a Material Adverse Effect on King and (d) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on King.

SECTION 5.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since December 31, 1999, King and the King Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth on Schedule 5.8, there has not been (a) any Material Adverse Effect on King, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of King's capital stock, (c) any split, combination or reclassification of any of King's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by King or any King Subsidiary to any current or former director, officer or employee of King or any of the King Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, (ii) any granting by King or any of the King Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, (iii) any entry by King or any of the King Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the King Stock Option Plans, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on King, (f) any change in accounting methods, principles or practices by King materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on King or any of its tax attributes or any settlement or compromise of any material income tax liability.

SECTION 5.9.  ABSENCE OF LITIGATION

     Except as set forth on Schedule 5.9 and except as set forth in King's annual report on Form 10-K filed with the SEC on March 30, 2000 or King's quarterly report on Form 10-Q for King's fiscal quarter ended March 31, 2000, filed with the SEC on May 15, 2000, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to King's knowledge, threatened against King or any King Subsidiary before any court,

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administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on King or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against King or any King Subsidiary that would be reasonably likely to have a Material Adverse Effect on King.

SECTION 5.10.  LICENSES AND PERMITS; COMPLIANCE WITH LAWS

     King and the King Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from Governmental Entities (the "King Permits") which are necessary for the operation of the businesses of King and the King Subsidiaries as presently conducted and for King and the King Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on King. King and the King Subsidiaries are in compliance with the terms of the King Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on King.

SECTION 5.11.  UNLAWFUL PAYMENTS

     None of King, any King Subsidiary, or any officer, director, employee, agent or representative of King or any King Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of King or any King Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

SECTION 5.12.  TAXES

     King and the King Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by King and the King Subsidiaries in respect of Taxes (the "King Tax Returns") and all such King Tax Returns are correct and complete in all material respects. King and the King Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay have not had and are not reasonably likely to have a Material Adverse Effect on King) and, in the case of material Taxes accruing but not due, King has made adequate provision in its books and records and financial statements for such payments. King and the King Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors, creditors or other third parties, all amounts required by law to be withheld, except where the liability for which would not have a Material Adverse Effect on King, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, (a) there are no assessments of, or claims against, King or any King Subsidiaries with respect to Taxes, the liability for which would have a Material Adverse Effect on King, that are outstanding; (b) no Governmental Entity is conducting an examination or audit of King or any King Subsidiary in respect of Taxes and neither King nor any King Subsidiary has received notice of any such examination or

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audit from any Governmental Entity; and (c) neither King nor any King Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

SECTION 5.13.  INTELLECTUAL PROPERTY

     Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on King and except as disclosed in the King SEC Reports filed prior to the date of this Agreement, (a) King and each King Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by King and King Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which King or any King Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of King, no Person is challenging, infringing on or otherwise violating any right of King or any King Subsidiary with respect to any Intellectual Property owned by and/or licensed to King or any King Subsidiary; and (d) neither King nor any King Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by King and King Subsidiaries; and (e) to the knowledge of King, no Intellectual Property owned and/or licensed by King or King Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

SECTION 5.14.  MATERIAL CONTRACTS

     (a) All of the agreements filed as an exhibit to the King SEC Reports which remain in full force and effect and all of the agreements that would have been required to be filed as an exhibit to the King SEC Reports if any such agreements have been entered into as of the date of filing of any such King SEC Report (collectively "King Material Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither King nor any King Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any King Material Contract, except defaults which would not reasonably be expected to have a Material Adverse Effect on King.

     (b) Except as disclosed on Schedule 5.14, neither King nor any King Subsidiary has, since December 31, 1999, entered into any agreement which would have been required to be filed as an exhibit to King's SEC Annual Report on Form 10-K if such agreement had been in effect as of December 31, 1999. Each of such agreements is valid and in full force and effect on the date hereof, and neither King nor any King Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such agreement, except defaults which would not reasonably be expected to have a Material Adverse Effect on King

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SECTION 5.15.  EMPLOYEE BENEFIT PLANS

     (a) Schedule 5.15 sets forth a list of all King Benefit Plans. Each King Benefit Plan (as defined below) intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by King to result in the revocation of any such determination. Each King Benefit Plan is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on King.

     (b) Except as provided in Schedule 5.15(b), no King ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and the assets of each such plan are sufficient to satisfy plan liabilities on a termination basis.

     (c) No King Benefit Plan is or has been a Multiemployer Plan. Neither King nor any King Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by King or any King Commonly Controlled Entity.

     (d) King has furnished or made available to Jones complete copies, as of the date hereof, of all of King Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and copies of all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, including a summary of such plans that have not been reduced to writing. King has furnished or made available to Jones complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning King Benefit Plans. King has provided to Jones a written summary of any King Benefit Plan that has not been reduced to writing.

     (e) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each King Benefit Plan. The requirements of COBRA and HIPAA have been met with respect to each King Benefit Plan.

     (f) No King Benefit Plan is an ESOP or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

     (g) King has made all contributions and other payments required by and due under the terms of each King Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any King Benefit Plan that will increase King's or any King Commonly Controlled Entity's obligation under any King Benefit Plan.

     (h) No King Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no King Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

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     (i) No King Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of King or any King Common Controlled Entity other than benefits required pursuant to COBRA.

     (j) No "pension plans", as such term is defined in Section 3(2) of ERISA, maintained by King or an King Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

     (k) As used herein, (i) "King Benefit Plans" mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by King or any King Commonly Controlled Entity for the benefit of present and former employees or directors of King and of each King Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (ii) "King Commonly Controlled Entity" means an entity required to be aggregated with King which is a member of the "controlled group of corporations" which includes King within the meaning of
Section 414(b) or (c) of the Code; and (iii) "King ERISA Plan" means any King Benefit Plan which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA.

SECTION 5.16.  PROPERTIES; ASSETS

     Except as disclosed in the King SEC Reports and as described in clause (c) below: (a) neither King nor any King Subsidiary owns or leases any real property; (b) each of King and the King Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by King or a King Subsidiary (the "King Real Property") and all other properties and assets reflected in the consolidated balance sheet of King at December 31, 1999, included in King's Annual Report on Form 10-K filed with the SEC on March 30, 2000, and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of King and the King Subsidiaries thereon. Except as set forth in Schedule 5.16, King and the King Subsidiaries have obtained owner's title on all of the King Real Property owned by King or any King Subsidiary, in each case insuring good and marketable fee simple title to such King Real Property, in an amount at least equal to the aggregate value of such King Real Property together with all improvements thereon as of the date of issuance of such title insurance policy.

SECTION 5.17.  LABOR RELATIONS

     Except as disclosed in Schedule 5.17, neither King nor any King Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of King or any King Subsidiary. King and each King Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on King.

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SECTION 5.18.  ENVIRONMENTAL MATTERS

     (a) Except for matters which would not have a Material Adverse Effect on King, (i) King and each King Subsidiary is in compliance with all applicable Environmental Laws; (ii) neither King nor any King Subsidiary has received any written communication that alleges that King or any King Subsidiary is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by King and each King Subsidiary pursuant to the Environmental Laws ("King Environmental Permits") are in full force and effect, and King and each King Subsidiary are in compliance with all of the terms of such King Environmental Permits, and no other permits or other governmental authorizations are required by King or any King Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by King and each King Subsidiary of any Hazardous Materials is and has been in compliance with all applicable Environmental Laws.

     (b) Except for matters which would not have a Material Adverse Effect on King, there is no King Environmental Claim (as defined below) pending or, to the knowledge of King, threatened against or involving King or any of the King Subsidiaries or against any Person whose liability for any King Environmental Claim King or any of the King Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except for matters which would not have a Material Adverse Effect on King, to the knowledge of King, there are no past or present actions or activities by King, any King Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any King Environmental Claim against King or any King Subsidiary or against any Person whose liability for any King Environmental Claim King or any King Subsidiary may have retained or assumed either contractually or by operation of law.

     (d) As used herein, "King Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by King or any King Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

SECTION 5.19.  INSURANCE

     King and the King Subsidiaries maintain insurance which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of King's Board of Directors, considering King and King Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither King nor any of the King Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

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SECTION 5.20.  BOARD APPROVAL; VOTE REQUIRED

     The Board of Directors of King has determined that the transactions contemplated by this Agreement are in the best interests of King and its stockholders and has resolved to recommend to such stockholders that they adopt and approve this Agreement and approve the issuance of King Common Stock pursuant to this Agreement. The affirmative vote at the King Stockholders Meeting of the holders of a majority of all outstanding shares of King Common Stock to adopt and approve this Agreement and to approve the issuance of the King Common Stock pursuant to this Agreement (a) is a condition to the approval of the King Common Stock to be issued pursuant hereto for listing on the NYSE and (b) is the only vote of the holders of any class or series of King's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 5.21.  OPINION OF FINANCIAL ADVISOR

     The Board of Directors of King has received the written opinion of Credit Suisse First Boston, King's financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of King Common Stock. A copy of such opinion has been delivered to Jones, and such opinion has not been withdrawn or modified in any material respect.

SECTION 5.22.  BROKERS

     Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of King. Prior to the date of this Agreement, King has provided to Jones a complete and correct copy of all agreements between King and Credit Suisse First Boston pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 5.23.  POOLING; TAX MATTERS

     Neither King nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (b) from constituting a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.24.  REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS

     The information supplied by King or required to be supplied by King (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by King or required to be supplied by King (except to the extent revised or

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superseded by amendments or supplements) for inclusion in the Joint Proxy
Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Jones' stockholders and King's stockholders at the time of the Jones Stockholders Meeting and the King Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Jones for the Jones Stockholders Meeting or by or on behalf of King for the King Stockholders' Meeting which has become false or misleading. The Registration Statement and Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, King makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Jones which is contained in or omitted from any of the foregoing documents.

SECTION 5.25.  REGULATORY COMPLIANCE

     (a) As to each Pharmaceutical Product that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by King or any King Subsidiary, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by King or any King Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, product listing, quotas, good manufacturing practices, good laboratory practices, good clinical practices, security requirements, labeling, advertising, record keeping, and filing of reports, except as set forth in
Schedule 5.25 or where the failure to be in compliance would not have a Material Adverse Effect on King. Except as disclosed in the King SEC Reports or as set forth in Schedule 5.25, since January 1, 1995, none of King or any King Subsidiary has received any notice, warning letter, or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product described in this Section 5.25 or (ii) otherwise alleging any violation of any laws, rules or regulations by King or any King Subsidiary, and which would have a Material Adverse Effect on King or has been disclosed previously to Jones.

     (b) Except as set forth on Schedule 5.25, since January 1, 1995, no Pharmaceutical Products of King or any King Subsidiary have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by King or any King Subsidiary in the United States or outside the United States (whether voluntarily or otherwise), which would have a Material Adverse Effect on King.

     (c) As to each Pharmaceutical Product of King or King Subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, investigational new animal drug application, new animal drug application, abbreviated or supplemental new

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animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, King and King Subsidiaries are in compliance with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and
1301 et seq., respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on King. As to each such application or other submission that King or King Subsidiaries has submitted to, but not yet gained approval or other permission from FDA or DEA, King has provided all additional information and taken all additional action reasonably required by the FDA or DEA in connection with the application or submission. In King's good faith opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending applications or other submissions to FDA or DEA. As to each such Pharmaceutical Product, King and any relevant King Subsidiary, and the officers, employees or agents of King and such King Subsidiary have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar law and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, King and King Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar laws.

     (d) Each article of any Pharmaceutical Product manufactured and released and/or distributed by King or any of King Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on King.

     (e) Neither King nor any King Subsidiary, or any officer, employee or agent of King or any King Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither King nor any King Subsidiary nor any officer, employee or agent of King or any King Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

     (f) Except as set forth on Schedule 5.25, since January 1, 1995, neither King nor any King Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension or, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of King or any King Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by King or any King Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend

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or revoke the DEA registration or any facility of, or enter into a Consent
Decree of Permanent Injunction with King or any King Subsidiary which would have a Material Adverse Effect on King.

     (g) King and each of King Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, good laboratory practices, good clinical practices, investigational new drug requirements and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on King. Each clinical trial with respect to Pharmaceutical Products of King and each of King Subsidiaries has been conducted in accordance with its clinical trial protocol and King or one of King Subsidiaries has filed all required notices (and made available to Jones copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and King or one of King Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on King.

     (h) King or King Subsidiaries are authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by King or one of King Subsidiaries. To the extent that any biological drugs or other drug is intended for export from the United States, each of King and any King Subsidiary is in full compliance with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act, 21 U.S.C. sec. 951, et. seq., except where the failure to be in compliance would not have a Material Adverse Effect on King.

     (i) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of King and each of King Subsidiaries are not in violation of and have been and are being conducted in compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, except as set forth in Schedule 5.25 or where the failure to be in compliance would not have a Material Adverse Effect on King.

     (j) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of King or one of King Subsidiaries.

     (k) No material modifications to the process by which Pharmaceutical Products of King or any of the King Subsidiaries that have been or are being used in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

     (l) King does not manufacture, sell or distribute, and has not developed and is not currently developing any veterinary biological products, radiopharmaceuticals, or medical devices.

     (m) King has provided or made available to King all documents in its possession or the possession of King Subsidiaries concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter,

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warning letter, non-approvable letter/order, withdrawal letter/order or similar communications.

                                   ARTICLE VI

                                   COVENANTS

SECTION 6.1.  AFFIRMATIVE COVENANTS OF JONES

     Jones hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by King, Jones shall, and shall cause each Jones Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees (subject to termination as management of Jones deems reasonably appropriate) and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Jones Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

SECTION 6.2.  AFFIRMATIVE COVENANTS OF KING

     King hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Jones, King shall, and shall cause each King Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all King Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the

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Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

SECTION 6.3.  NEGATIVE COVENANTS OF JONES

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by King or as set forth in Schedule 6.3, from the date hereof until the Closing Date, Jones shall not, and shall cause each Jones Subsidiary not to, do any of the following:

          (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock; provided, however, that Jones may continue to pay its regular quarterly dividend in a manner and in amounts consistent with Jones' past practices;

          (b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding Options in accordance with their respective terms or pursuant to any redemption agreement which constitutes a Jones Material Contract);
     (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

          (c) (i) issue, pledge, deliver, award, grant or sell, or register under the Securities Act or the Exchange Act or otherwise file any registration statement under any statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering any shares of any class of its capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; or (ii) amend or otherwise modify the terms of any such rights, warrants or options; provided, that the foregoing shall not apply to (A) grants of stock options by Jones to its employees in the ordinary course of business consistent with past practices in aggregate amounts; provided further, that the options granted prior to December 31, 2000 shall not exceed One Hundred Twenty Five Thousand (125,000) (B) issuances of stock upon the exercise of options;

          (d) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of Jones) thereof; (ii) make or commit to make any capital expenditures other than capital expenditures not exceeding Two Hundred Thousand Dollars ($200,000) individually or One Million Dollars ($1,000,000) in the aggregate and which are solely for equipment, furniture and fixtures incurred in the ordinary course of business consistent with past practices;

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

     or (iii) make or commit to make any loans, advances or capital contributions to, or investments in, any other Person.

          (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for sales of inventory or other assets in the ordinary course of business and consistent with past practices;

          (f) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (i) adopt, enter into, terminate or amend in any material respect (A) any Jones Benefit Plan or (B) any other agreement, plan or policy involving Jones or the Jones Subsidiaries, and one or more of its current or former directors, officers or employees; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Jones or the Jones Subsidiaries); (iii) pay any benefit or amount not required under any Jones Benefit Plan or any other benefit plan or arrangement of Jones or the Jones Subsidiaries as in effect on the date of this Agreement; (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee; (v) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director; (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Jones Benefit Plans or agreements or awards made thereunder); (vii) amend or modify any Option, (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; (ix) take any action to accelerate the vesting of payment of any compensation or benefit under any Jones Benefit Plan or (x) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (g) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

          (h) (i) make any change in any of its methods of accounting, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1999, except, in the case of clause
     (i) or clause (ii), as may be required by law or GAAP;

          (i) incur any Indebtedness, or prepay, before the scheduled maturity thereof, any long-term debt;

          (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity's Affiliates which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

          (k) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument which, had it been entered into as of the date hereof, would have been included as a Jones Material Contract;

          (l) enter into any contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of the products of Jones or the Jones Subsidiaries, or products licensed by Jones or the Jones Subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings in place as of the date of this Agreement (that have been disclosed in writing to King prior to the date hereof) in accordance with their terms as of the date hereof;

          (m) except for transactions in the ordinary course of business, terminate, or amend or waive any provision of, any Jones Material Contract;

          (n) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of claims for money damages which do not exceed Two Hundred Thousand Dollars ($200,000) per claim or One Million Dollars ($1,000,000) in the aggregate for all such claims, or in accordance with their terms or liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Jones included in the Jones SEC Reports; (ii) cancel any Indebtedness; (iii) waive or assign any claims or rights of material value or (iv) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which Jones or any of the Jones Subsidiaries is a party or
     (B) other than in the ordinary course of business, any confidentiality or similar agreements to which Jones or any of the Jones Subsidiaries is a party;

          (o) transfer or license to any Person or otherwise extend, amend or modify any rights to Intellectual Property of Jones;

          (p) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

          (q) take any action that would be reasonably likely to prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP; or

          (r) agree in writing or otherwise to do any of the foregoing.

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

SECTION 6.4.  NEGATIVE COVENANTS OF KING

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by Jones or as set forth in Schedule 6.4, from the date hereof until the Closing Date, King shall not, and shall cause each King Subsidiary not to, do any of the following:

          (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

          (b) issue, pledge, deliver, award, grant or sell, or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) any shares of any class of its capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; provided, that the foregoing shall not apply to (i) grants of stock options by King in the ordinary course of business consistent with past practices; and (ii) issuances of stock upon the exercise of stock options;

          (c) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of King);

          (d) incur any new Indebtedness after the date of this Agreement except for such Indebtedness which does not exceed One Hundred Million Dollars ($100,000,000) in the aggregate;

          (e) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

          (f) make any material change in any of its methods of accounting, except as may be required by law or GAAP;

          (g) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

          (h) take any action that would be reasonably likely to prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP;

          (i) intentionally take or fail to take any action which would reasonably be expected to materially delay the consummation of the Merger; or

          (j) agree in writing or otherwise to do any of the foregoing.

SECTION 6.5.  CONTROL OF OTHER PARTY'S BUSINESS

     Nothing contained in this Agreement shall give King, directly or indirectly, the right to control or direct Jones' operations prior to the Effective Time. Nothing contained in this Agreement shall give Jones, directly or indirectly, the right to control or direct King's operations prior to the Effective Time. Prior to the Effective Time, each of Jones and King

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

shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1.  ACCESS AND INFORMATION

     During the period from the date hereof to the Effective Time (the "Interim Period"), Jones and King shall, and shall cause the Jones Subsidiaries and the King Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of Jones and the Jones Subsidiaries or King and the King Subsidiaries, as the case may be, as such other party may reasonably request.

SECTION 7.2.  AFFILIATE AGREEMENTS

     (a) Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of King to enter into this Agreement, each Affiliate of Jones has entered into an agreement with Jones and King (the "Jones Affiliate Agreement") pursuant to which, among other things, such person has agreed (i) not to undertake any transaction in Jones Common Stock or in King Common Stock which would jeopardize the application of pooling of interests accounting treatment under the provisions of SEC Accounting Series Release No. 135, and (ii) acknowledging the application of Rule 145 of the Rules and Regulations of the SEC under the Securities Act to certain resales of the shares of King Common Stock to be received and held as a result of the transactions contemplated hereby.

     (b) Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Jones to enter into this Agreement, each Affiliate of King has entered into an agreement with Jones and King (the "King Affiliate Agreement") pursuant to which, among other things, such person has agreed not to undertake any transaction in Jones Common Stock or in King Common Stock which would jeopardize the application of pooling of interests accounting treatment under the provisions of SEC Accounting Series Release No. 135.

SECTION 7.3.  CONFIDENTIALITY

     King and Jones each acknowledge and agree that (a) all information received by it (the "Receiving Party") from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality agreements previously executed between Jones and King (the "Confidentiality Agreements"), (b) such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreements with respect to such information, and (c) the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein.

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SECTION 7.4.  JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT

     (a) As soon as practicable following the date of this Agreement, Jones and King shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and King shall prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as King's prospectus. Each of Jones and King shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of King and Jones shall use its best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. King also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of King Common Stock in the Merger, and Jones shall furnish all information concerning Jones and the holders of Jones Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement/ Prospectus (including, without limitation, any periodic report to be filed under Section 13 of the Exchange Act which will be incorporated therein by reference) will be made by either King or Jones without the other party's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party the opportunity to review and comment thereon. King shall advise Jones, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of King Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Jones shall advise King, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Jones or King, or any of their respective Affiliates, officers or directors, should be discovered by Jones or King which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Jones and King.

     (b) Jones shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Jones Stockholders Meeting") in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the Jones Stockholder Approval and shall, through its Board of Directors, declare that this Agreement is advisable and recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that the Board of Directors of Jones shall submit this Agreement to Jones' stockholders, whether or not the Board of Directors of Jones at any time subsequent to the

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

date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Jones reject it. Unless the Board of Directors of Jones has withdrawn its recommendation of this Agreement in compliance herewith, Jones shall use reasonable efforts to solicit from stockholders of Jones proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by Delaware Law and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     (c) King shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "King Stockholders Meeting") in accordance with Tennessee Law and its certificate of incorporation and bylaws for the purpose of obtaining the King Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders, and use reasonable efforts to solicit from its stockholders proxies in favor of, the approval of the issuance of the King Common Stock in the Merger pursuant to this Agreement and the adoption and approval of this Agreement.

     (d) Unless otherwise agreed, the respective record dates and meeting dates for the Jones Stockholder Meeting and for the King Stockholder Meeting shall be the same.

SECTION 7.5.  HSR ACT MATTERS

     (a) King, Merger Sub and Jones (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the Persons, if any, who are required to join in such filings, shall file such documents with the appropriate Governmental Entities. King, Merger Sub and Jones shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use their best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

     (b) Jones shall use its best efforts to cause any of its Affiliates who may be required to make prenotification filings under the HSR Act to complete such documents not later than fifteen (15) days following the date hereof.

SECTION 7.6.  PUBLIC ANNOUNCEMENTS

     King and Jones shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder. Neither King nor Jones shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement. At or prior to the issuance of any such release or statement or any other press release, a copy of any such release shall be provided by facsimile or other electronic transmission to the other party.

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SECTION 7.7.  INDEMNIFICATION

     (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Jones on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of Jones in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law; provided, however, that, notwithstanding the foregoing and the provisions regarding indemnification set forth in the certificate of incorporation and bylaws of Jones as of the date of this Agreement, the certificate of incorporation and bylaws of the Surviving Corporation may contain provisions prohibiting indemnification in respect of actions or omissions if the person that would be entitled to such indemnification shall have been finally adjudged to be grossly negligent or to have committed or engaged in willful misconduct.

     (b) From and after the Effective Time, King shall indemnify, defend and hold harmless the present and former officers, directors and employees of Jones and the Jones Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of King or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law), provided, however, that no Indemnified Party shall be entitled to any indemnification or expenses pursuant to this Section 7.7 in respect of any Claim, issue or matter as to which such Indemnified Party shall have been finally adjudged to be grossly negligent or to have committed or engaged in willful misconduct.

     (c) Promptly after receipt by any Indemnified Party of notice of the commencement of any action, suit, proceeding, inquiry or investigation, the Indemnified Party will, if a Claim in respect thereof is to be made against King under this Agreement, notify King of the commencement thereof; but the omission to notify King will not relieve King from any liability which King may have to the Indemnified Party (except to the extent such failure prejudices King and the Surviving Corporation). With respect to any such Claim as to which the Indemnified Party notifies the Company of the commencement thereof:

          (i) King and/or Jones will be entitled to participate therein at its (or their) own expense; and

          (ii) Except as otherwise provided below, to the extent that it may wish, King jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel selected by King in its sole discretion. After notice from King to the Indemnified Party of its election so to assume the defense thereof,

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     King will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnified Party shall have the right to employ its counsel in matters giving rise to such Claim, but the fees and expenses of such counsel incurred after notice from King of its assumption of the defense thereof shall be at the expense of the Indemnified Party unless (A) the employment of counsel by the Indemnified Party has been authorized by King, (B) the Indemnified Party shall have reasonably concluded in good faith that there is reasonably likely to be a conflict of interest between King and the Indemnified Party in the conduct of the defense of matters giving rise to such Claim or (C) King shall not have, within a reasonable time after notice from the Indemnified Party of such Claim, in fact have employed counsel to assume the defense of such Claim, in each of which cases the reasonable fees and expenses of counsel for the Indemnified Party shall be at the expense of King. King shall not be entitled to assume the defense of any action, suit, proceeding, inquiry or investigation brought by or on behalf of King, or as to which the Indemnified Party shall have made the conclusion provided in (B) above; and

          (iii) King shall not be liable to indemnify any Indemnified Party under this Agreement for any amounts paid in settlement of any Claim effected without King's prior written consent. King shall not, without the Indemnified Party's written consent, settle any Claim in any manner which
     (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim in form and substance reasonably satisfactory to the Indemnified Party and (B) includes any admission of liability with respect to such Indemnified Party or an admission of any facts with respect to such Indemnified Party which could reasonably be expected to result in any liability for such Indemnified Party.

     (d) If the Indemnified Party is entitled under any provision of this Agreement to indemnification by King for some or a portion of the expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, King shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to a matter with respect to which the Indemnified Party is entitled to indemnification from King under this Agreement, or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnified Party shall be indemnified, to the extent permitted by Delaware Law, against all expenses incurred in connection with such matter.

     (e) For purposes of this Agreement, the termination of any claim, action, suit or proceeding, whether civil or criminal, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnified Party did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

     (f) The rights of the Indemnified Party hereunder shall be in addition to any other rights the Indemnified Party may have under Jones' Bylaws or Delaware Law or otherwise. To the extent that a change in Delaware Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the

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Company's Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by such change.

     (g) In the event of payment under this Agreement, King shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party and in furtherance thereof the Indemnified Party shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable King effectively to bring suit to enforce such rights.

     (h) King shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnified Party to the extent the Indemnified Party has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder. To the extent that the Indemnified Party is entitled to indemnification in respect of a Claim from Jones or another party, the Indemnified Party shall assign such right to King.

     (i) Notwithstanding any contrary provision of this Agreement, prior to the Effective Time, Jones shall purchase insurance coverage extending for a period of six (6) years Jones' directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods prior to and including the Effective Time); provided that the aggregate premium payable for such insurance shall not exceed two hundred percent (200%) of the last annual premium paid for such coverage prior to the date hereof.

SECTION 7.8.  FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

     (a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Jones, King or any Jones Subsidiary or King Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

     (b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Jones Common Stock into the Merger Consideration pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise limit the right of King to own or operate all or any portion of the business or assets of Jones.

     (c) Each party hereto shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material

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effect or which would result in a material breach of any covenant made by it in this Agreement.

SECTION 7.9.  NO SOLICITATION

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, Jones shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Jones or any of its Subsidiaries (collectively, "Representatives") directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, Jones shall promptly notify King of any such inquiries and proposals received by Jones or any of its Subsidiaries or Representatives, relating to any of such matters; provided, however, that the foregoing shall not prohibit the Board of Directors or Representatives of Jones from (A) furnishing information to, or engaging in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Jones, if, and only to the extent that, (w) the Board of Directors of Jones concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would reasonably be expected to constitute a Superior Proposal (as hereinafter defined), (x) the Board of Directors of Jones determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach by the Board of Directors of Jones of its fiduciary duties to Jones' stockholders under applicable law, (y) prior to furnishing such information to, or entering into discussions or negotiations with, such Person Jones provides prompt written notice to King to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person (which notice shall identify the nature and material terms of the proposal), and
(z) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Jones receives from such Person an executed confidentiality agreement with provisions no less favorable to Jones than the Confidentiality Agreement. Jones agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. Jones shall promptly provide King with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. Jones shall inform King promptly of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal and shall promptly provide to King all written materials received by Jones with respect thereto. Jones agrees to keep King fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal. Jones shall promptly provide to King any non-public information concerning Jones provided to any other person in connection with any Acquisition Proposal which was not previously provided to King.

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

     (b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Jones or its
Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or twenty-five percent (25%) or more of the equity securities of, Jones or any of its Subsidiaries, in a single transaction or series of related transactions;
(ii) the acquisition by any Person (other than any beneficial owner of more than five percent (5%) of Jones Common Stock as long as such beneficial owner is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) of beneficial ownership of ten percent (10%) or more of the outstanding shares of Jones Common Stock (including Jones Common Stock currently beneficially owned by such Person); (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of Jones or any Jones Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by any Person that the Board of Directors of Jones determines in its good faith judgment to be more favorable to Jones' stockholders than the Merger (after consideration of, among other things, the written opinion of Jones' independent financial advisor that the consideration provided for in such proposal is fair from a financial point of view to the holders of shares of Jones Common Stock) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Jones (in consultation with Jones' independent financial advisor), is reasonably capable of being obtained by such Person.

     (d) Nothing contained in this Section 7.9 shall prohibit Jones from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Jones' stockholders which, in the good faith judgment of the Board of Directors of Jones based on the advice of outside counsel, is required under applicable law; provided that in any such cases Jones does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless Jones and its Board of Directors have complied with all the provisions of this
Section 7.9.

SECTION 7.10.  NYSE LISTING

     King shall use reasonable efforts to cause the King Common Stock to be issued pursuant to Section 2.1(a) of this Agreement and the King Common Stock issuable upon exercise of options under Jones Option Plans to be approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

SECTION 7.11.  BLUE SKY

     King shall use reasonable efforts to obtain prior to the Effective Time any necessary permits and approvals under all applicable Blue Sky Laws required to permit the distribution of the shares of King Common Stock to be issued in accordance with the provisions of Section 2.1(a) of this Agreement.

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SECTION 7.12.  EVENT NOTICES

     During the Interim Period, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 7.13.  TAX TREATMENT

     Each of King and Jones shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

SECTION 7.14.  POOLING OF INTERESTS

     Each of Jones and King shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and each of Jones and King agrees that it shall take no action that would cause such accounting treatment not to be obtained.

SECTION 7.15.  EXEMPTION FROM LIABILITY UNDER SECTION 16(B)

     (a) Provided that Jones delivers to King the Section 16 Information with respect to Jones prior to the Effective Time, the Board of Directors of King, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Jones Insiders of King Common Stock in exchange for shares of Jones Common Stock, and of options to purchase King Common Stock upon assumption and conversion by King of options to purchase Jones Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

     (b) "Section 16 Information" shall mean information accurate in all respects regarding Jones Insiders, the number of shares of Jones Common Stock or other Jones equity securities deemed to be beneficially owned by each such Jones Insider and expected to be exchanged for King Common Stock in connection with the Merger.

     (c) "Jones Insiders" shall mean those officers and directors of Jones who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

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SECTION 7.16.  BOARD OF DIRECTORS OF KING

     Promptly following the Effective Time, the Board of Directors of King will take all actions necessary such that G. Andrew Franz shall be appointed to King's Board of Directors as a Director of Jones with a term expiring at the annual meeting of King's stockholders in 2001.

SECTION 7.17.  EMPLOYEE BENEFIT MATTERS

     (a) As of the Effective Time, King shall provide or cause to be provided to current employees of Jones and its Subsidiaries (i) the same base salary as the base salary being paid to such employees as of the Effective Time, (ii) bonuses accrued in the ordinary course of business consistent with past practices as of the Effective Time, and (iii) employee benefits that are comparable, in the aggregate, to the compensation and employee benefits provided to similarly situated employees of King. Nothing herein shall require King to continue any particular Jones Benefit Plan or King Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of employee benefits as provided in the preceding sentence). Prior to January 1, 2004, King shall not discontinue in any material respect the operations of the St. Louis facility of Jones. Notwithstanding or limiting the foregoing, as of the Effective Time, in the event that at any time during the period from the Effective Time to January 1, 2004, any employees of Jones are severed or terminated other than for cause, King shall provide severance benefits to those severed employees at least as favorable as the Jones' severance program described on Schedule 3.15 hereto.

     (b) Following the Effective Time, King shall, and shall cause its Subsidiaries to, recognize service with Jones and its Subsidiaries and any predecessor entities prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of King or its Subsidiaries in which the particular or former employee of Jones or its respective Subsidiaries participates; provided, however, that the foregoing shall not result in any duplication of benefits.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

SECTION 8.1. CONDITIONS TO OBLIGATIONS OF KING, MERGER SUB AND JONES TO EFFECT
             THE MERGER

     The respective obligations of King, Merger Sub and Jones to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) STOCKHOLDER APPROVAL. Each of the Jones Stockholder Approval and the King Stockholder Approval shall have been obtained.

          (b) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Joint Proxy Statement/Prospectus by each of Jones and King to their

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

     respective stockholders and no stop order suspending the effectiveness of such Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of King or Jones, threatened by the SEC.

          (c) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

          (d) NYSE LISTING. King Common Stock issuable to the holders of Jones Common Stock pursuant to this Agreement or upon exercise of options under the Jones Options Plans shall have been included for listing on NYSE upon official notice of issuance.

          (e) HSR ACT. Any waiting periods with any extensions thereof under the HSR Act shall have expired or been terminated.

          (f) JONES POOLING LETTER. There shall have been delivered to King and Jones two (2) letters from Jones' independent accountants, one dated as of the Closing Date and one dated as of approximately the effective date of the Registration Statement, each addressed to King, Jones and King's independent accountants, each reasonably satisfactory in form and substance to King and King's independent accountants, and each to the effect that Jones' independent accountants (i) concur with Jones' conclusion that as of the date of their report, no conditions exist that would preclude Jones from being a party to a merger accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) as of the date of their report, no conditions exist that would preclude King's accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (g) KING POOLING LETTER. There shall have been delivered to King and Jones two (2) letters from King's independent accountants, one dated as of the Closing Date and one dated as of approximately the effective date of the Registration Statement, each addressed to King, each reasonably satisfactory in form and substance to King, and each to the effect that King's independent accountants (i) concur with King's conclusion that, as of the date of their report, no conditions exist that would preclude King from being a party to a merger accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) concur in King's management conclusion as of the date of their report, no conditions exist that would preclude King's accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (h) TAX OPINION OF JONES' COUNSEL. Jones shall have received a legal opinion of Jones' counsel, on or before the date the Registration Statement shall become

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

     effective and subsequently on the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, (A) in rendering such opinion, Jones' legal counsel may rely upon tax representation letters from each of King, Merger Sub and Jones, in each case, in form and substance reasonably satisfactory to such legal counsel, and (B) if Jones' legal counsel does not render such opinion, the condition set forth in this Section shall nonetheless be deemed to be satisfied if King's legal counsel renders such an opinion to King).

          (i) TAX OPINION OF KING'S COUNSEL. King shall have received a legal opinion of King's counsel, on or before the date the Registration Statement shall become effective and subsequently on the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
     Section 368 of the Code (it being understood that in rendering such opinion, King's legal counsel may rely upon tax representation letters from each of King, Merger Sub and Jones, in each case, in form and substance reasonably satisfactory to such legal counsel).

SECTION 8.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF KING AND MERGER SUB

     The obligations of King and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by King, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Jones made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time); provided, however, that, notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.3(d) shall be true and correct in all respects when made and on and as of the Closing Date. King shall have received a certificate of the Chief Executive Officer or Chief Operating Officer of Jones to that effect.

          (b) AGREEMENTS AND COVENANTS. The agreements and covenants of Jones required to be performed on or before the Effective Time shall have been performed in all material respects. King shall have received a certificate of the Chief Executive Officer or Chief Operating Officer of Jones to that effect.

          (c) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Jones since the date of this Agreement.

          (d) NO LITIGATION. There shall not be pending or imminently threatened any suit, action, proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from King or any King Subsidiary any damages that may be material to King, (iii) seeking to prohibit or limit in any material respect King's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Jones.

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

          (e) CONSENTS UNDER JONES AGREEMENTS. Jones shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on Jones.

          (f) REGISTRATION RIGHTS AGREEMENT. The stockholders of Jones set forth in the Registration Rights Agreement in the form of Exhibit A hereto (the "Registration Rights Agreement") shall have executed and delivered to King the Registration Rights Agreement. [Subsequently waived by the parties]

          (g) CONSULTING AGREEMENT. Dennis M. Jones shall have executed and delivered to King the Consulting Agreement by and between King and Dennis
     M. Jones in the form of Exhibit B hereto (the "Consulting Agreement").

          (h) NONCOMPETITION AGREEMENTS. (i) Dennis M. Jones shall have executed and delivered to King the Noncompetition Agreement by and between King and Dennis M. Jones in the form of Exhibit C hereto (the "CEO Noncompetition Agreement"), and (ii) Judith A. Jones shall have executed and delivered to King the Noncompetition Agreement by and between King and Judith A. Jones in the form of Exhibit D hereto (the "EVP Noncompetition Agreement").

          (i) SEVERANCE AGREEMENTS. (i) Dennis M. Jones shall have executed and delivered to King the Severance Agreement by and between King and Dennis M. Jones in the form of Exhibit E hereto (the "CEO Severance Agreement"), and
     (ii) Judith A. Jones shall have executed and delivered to King the Severance Agreement by and between King and Judith A. Jones in the form of Exhibit F hereto (the "EVP Severance Agreement").

SECTION 8.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF JONES

     The obligations of Jones to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived by Jones, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of King and Merger Sub made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time). Jones shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of King to such effect.

          (b) AGREEMENTS AND COVENANTS. The agreements and covenants of King and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. Jones shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of King to such effect.

          (c) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on King since the date of this Agreement.

          (d) REGISTRATION RIGHTS AGREEMENT. King shall have executed and delivered the Registration Rights Agreement to the stockholders of Jones set forth therein. [Subsequently waived by the parties]

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          (e) CONSULTING AGREEMENT.  King shall have executed and delivered the
     Consulting Agreement.

          (f) NONCOMPETITION AGREEMENT. King shall have executed and delivered the Noncompetition Agreement.

          (g) SEVERANCE AGREEMENTS. King shall have executed and delivered (i) the CEO Severance Agreement and (ii) the EVP Severance Agreement.

          (h) NO LITIGATION. There shall not be pending or imminently threatened any suit, action, proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from King or any King Subsidiary any damages that may be material to King, (iii) seeking to prohibit or limit in any material respect King's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Jones.

          (i) CONSENTS UNDER KING AGREEMENTS. King shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on King.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1.  TERMINATION

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of
Jones:

          (a) by mutual consent of King and Jones;

          (b) by King, upon a breach of any covenant or agreement on the part of Jones set forth in this Agreement, or if any representation or warranty of Jones shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Jones Breach"); provided, that, if such Terminating Jones Breach is curable by Jones through the exercise of reasonable efforts and for so long as Jones continues to exercise such reasonable efforts, King may not terminate this Agreement under this Section 9.1(b);

          (c) by Jones, upon breach of any covenant or agreement on the part of King set forth in this Agreement, or if any representation or warranty of King shall have

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     become untrue, in either case such that the conditions set forth in Section
     8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating King Breach"); provided, that, if such Terminating King Breach is curable by King through the exercise of their reasonable efforts and for so long as King continues to exercise such reasonable efforts, Jones may not terminate this Agreement under this Section 9.1(c);

          (d) by either King or Jones, if there shall be any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable efforts to cause any such decree, permanent injunction, judgment or other order to be vacated or lifted;

          (e) by either King or Jones, if the Merger shall not have been consummated on or before that date which is one hundred eighty (180) calendar days after the date hereof; provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, then such date shall be extended to the 30th day following certification by King and/or Jones, as applicable, that King and/or Jones, as applicable, have substantially complied with such request, but in any event not later than that date which is two hundred seventy (270) calendar days after the date hereof; provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

          (f) by either King or Jones, if the Jones Stockholder Approval shall not have been obtained at the Jones Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Jones if Jones has not complied with its obligations under Section 7.4(b);

          (g) by either Jones or King, if the King Stockholder Approval shall not have been obtained at the King Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to King if King has not complied with its obligations under Section 7.4(c);

          (h) by King, if (i) the Board of Directors of Jones withdraws or modifies its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing or the Board of Directors of Jones shall have recommended to the stockholders of Jones any Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Jones Common Stock is commenced or a registration statement with respect thereto shall have been filed and the Board of Directors of Jones, within ten (10) Business Days after such tender offer or exchange offer is so commenced or such registration statement is so filed, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders;

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          (i) by Jones, if the Board of Directors of King withdraws or modifies its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing;

          (j) by Jones, if the Board of Directors of Jones shall have determined to recommend an Acquisition Proposal to its stockholders after determining, pursuant to Section 7.9, that such Acquisition Proposal constitutes a Superior Proposal, and Jones gives King at least three (3) Business Days prior notice of its intention to effect such termination pursuant to this
     Section 9.1(j), and Jones makes the payment required pursuant to Section 9.5(b) of this Agreement and pays the expenses for which Jones is responsible under Section 9.5(a) of this Agreement;

          (k) by King, if any Person (other than King, any Affiliate of King or any beneficial owner of more than five percent (5%) of Jones Common Stock who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), other than a "group" comprised of some or all of the Persons listed on the signature pages to Jones Voting Agreement, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the then outstanding shares of capital stock of Jones;

          (l) by King, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on Jones which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from King of King's intention to terminate pursuant to this Section 9.1(l);

          (m) by Jones, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on King which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from Jones of Jones' intention to terminate pursuant to this Section 9.1(m);

          (n) by Jones, by delivering an irrevocable notice of termination (the "Termination Notice") (and in such event, this Agreement shall terminate at 5:00 p.m., New York City time, on the second (2nd) Business Day after King's receipt of such Termination Notice unless prior to such time King shall have exercised its Top-up Right (as hereinafter defined)) in the event that the Average Trading Price (as defined hereafter) is less than $29.33. Any Termination Notice must be delivered by Jones to King after the Valuation Period (as hereinafter defined) but no later than 5:00 p.m., New York City time, on the first (1st) Business Day following the last day of the Valuation Period. Upon receipt of the Termination Notice, King shall have the right to irrevocably agree, by giving written notice (the "Top-up Notice") to Jones, to increase the Exchange Ratio to a number equal to the quotient obtained by dividing Thirty-Three Dollars ($33) by the Average Trading Price (the "Top-up Right") and, upon exercise of such Top-up Right, the Termination Notice shall be deemed to be withdrawn and of no further force and effect and the Exchange Ratio shall be increased as provided pursuant to the foregoing. Any Top-up Notice shall be delivered by King to Jones prior to 5:00 p.m., New York City time, on the second (2nd) Business Day after King's receipt of the Termination Notice. As used herein,

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     "Average Trading Price" shall mean the volume-weighted average sales price per share, rounded up to four (4) decimals points, of King Common Stock, subject to Section 2.5, as reported on the NYSE during the twenty 20) consecutive trading days ending with and including the sixth (6th) trading day immediately preceding the date of Jones Stockholders Meeting (the "Valuation Period");

          (o) by Jones, if Jones shall have delivered to King a notice of termination of this Agreement within five (5) Business Days after Jones' receipt of a notice from King (the "Notice of AHP Termination") that American Home Products Corporation ("AHP") exercised its right to terminate under Section 11.3 of the Co-Promotion Agreement dated as of June 22, 2000 between AHP and King (the "Co-Promotion Agreement"), which Notice of AHP Termination shall be delivered to Jones within five (5) Business Days of the termination of the Co-Promotion Agreement by AHP; or

          (p) by Jones, if Jones shall have delivered to King a notice of termination of this Agreement within five (5) Business Days after Jones' receipt of a notice from King (the "Notice of SNDA Denial") that prior to the Effective Time the FDA denied in whole the supplemental new drug application for the pharmaceutical product known as ALTACE(R), with the primary endpoints from the HOPE Study, which Notice of SNDA Denial shall be delivered to Jones within five (5) Business Days of the FDA's denial in whole of such supplemental new drug application.

SECTION 9.2.  EFFECT OF TERMINATION

     Except as provided in Section 9.5 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement and the Affiliate Agreements shall forthwith become void, there shall be no liability on the part of King or Jones or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of Section 7.3 and Section 9.5 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

SECTION 9.3.  AMENDMENT

     This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Jones or the stockholders of King no amendment may be made which by law or rule of Nasdaq or NYSE, as the case may be, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.4.  EXTENSION; WAIVER

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance

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by any other party with any of the agreements or conditions contained herein.
Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.5.  FEES, EXPENSES AND OTHER PAYMENTS

     (a) Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, whether or not the Merger is consummated; provided, however, that King and Jones shall share equally all costs and expenses (other than attorneys' and accountants' fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus.

     (b) If this Agreement is terminated (i) by King pursuant to Section 9.1(h), or (ii) by Jones pursuant to Section 9.1(j), then Jones shall pay to King a termination fee of One Hundred Million Dollars ($100,000,000) in cash (the "Termination Fee"), immediately upon such termination.

     (c) If this Agreement is terminated pursuant to Section 9.1(e) and at any time prior to such termination an Acquisition Proposal shall have been made to Jones or shall have been made directly to the stockholders of Jones or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Jones, and if an Acquisition Proposal involving Jones is thereafter consummated or Jones enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement, Jones shall pay to King the Termination Fee immediately upon the consummation of such Acquisition Proposal, or immediately upon the effective date of such definitive agreement, whichever is earlier.

     (d) If this Agreement is terminated by either King or Jones pursuant to
Section 9.1(f) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Jones at Jones Stockholders Meeting and an Acquisition Proposal involving Jones is thereafter consummated or Jones enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement pursuant to Section 9.1(f), then Jones shall pay to King the Termination Fee immediately upon the consummation of such Acquisition Proposal, or immediately upon the effective date of such definitive agreement, whichever is earlier.

     (e) If (i) this Agreement is terminated by either King or Jones pursuant to
Section 9.1(g) as a result of the failure to receive the requisite vote for approval from King's stockholders at the King Stockholders Meeting, (ii) at or prior to the King Stockholders Meeting an offer for a King Business Combination (as hereinafter defined) shall have been publicly announced, (iii) the terms of the King Business Combination shall have required termination of this Agreement as a condition to effect such King Business Combination, and (iv) such King Business Combination is thereafter consummated or King enters into a definitive agreement with respect to such King Business Combination within twelve (12) months after such termination of this Agreement, then King shall pay to Jones the Termination Fee immediately upon the consummation of such King Business Combination, or immediately upon the effective date of such definitive

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agreement, whichever is earlier. For purposes of this Section 9.5(e), "King
Business Combination" means any of the following transactions involving the King and a party other than Jones or any Affiliate of Jones which has been approved and recommended by the Board of Directors of King: (A) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or the equity securities of the King, in a single transaction or series of related transactions, or (B) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the King.

     (f) If this Agreement is terminated by Jones pursuant to Section 9.1(i), then King shall pay to Jones the Termination Fee, immediately upon such termination.

     (g) Any payment required to be made pursuant to this Section 9.5 of this Agreement shall be made by wire transfer of immediately available funds to an account designated by King (in the case of payments due King) or by Jones (in the case of payments due Jones).

                                   ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     (a) Except as set forth in Section 10.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Affiliate of such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

     (b) The representations and warranties in this Agreement will terminate at the Effective Time; provided, however, that this Section 10.1(b) shall in no way limit or terminate any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement pursuant to Article IX.

SECTION 10.2.  NOTICES

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below. A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

        (a) If to King or Merger Sub:

               KING PHARMACEUTICALS, INC.
               501 Fifth Street
               Bristol, Tennessee 37620

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               Telecopier No.: (423) 989-8006
               Attention: Chief Executive Officer

               and

               Telecopier No.: (423) 989-6282
               Attention: Executive Vice President and General Counsel

               With a copy (which shall not constitute notice) to:

               Hogan & Hartson L.L.P.
               8300 Greensboro Drive
               Suite 1100
               McLean, Virginia 22102
               Telecopier No.: (703) 610-6200
               Attention: Richard T. Horan, Jr., Esq.
                          Thomas E. Repke, Esq.

        (b) If to Jones:

               JONES PHARMA INCORPORATED
               1945 Craig Road
               P.O. Box 46903
               St. Louis, Missouri
               Telecopier No.: (314) 205-9497
               Attention: Chief Operating Officer

               With a copy (which shall not constitute notice) to:

               Greensfelder, Hemker & Gale, P.C.
               2000 Equitable Building
               10 South Broadway
               St. Louis, Missouri 63102-1774
               Telecopier No.: (314) 241-8624
               Attention: Edward A. Chod, Esq.
                          Charles H. Luedde, Esq.

SECTION 10.3.  CERTAIN DEFINITIONS

     For purposes of this Agreement, the term:

          "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and for purposes of this Agreement shall be deemed to include, without limitation, with respect to King and Jones (i) each executive officer of either King or Jones, respectively; (ii) each director of either King or Jones, respectively; and
     (iii) each beneficial owner of more than five percent (5%) of King Common Stock or Jones Common Stock, respectively, other than any such beneficial owner who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations.

          "beneficial owner" (including the terms "beneficial ownership" and "beneficially own") means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (i) which such Person or any of its Affiliates or associates beneficially owns, directly

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     or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
     (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          "Encumbrance" shall mean any lien, pledge, charge, security interest or other encumbrance of any nature;

          "Indebtedness" of a Person shall mean (i) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (A) is due twelve months or more from the date of incurrence of the obligation in respect thereof or
     (B) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person); (iii) obligations of such Person under capital leases, (iv) obligations of such Person arising under acceptance facilities, (v) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (vi) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations of such Person upon which interest charges are customarily paid, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (x) all executory obligations of such Person in respect of financial hedge contracts (including, without limitation, equity hedge contracts), (xi) all indebtedness of the types referred to in clauses (i) through (x) above for which such Person is obligated under a contingent obligation and (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee;

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          "Intellectual Property" means all (i) patents and patent applications,
     (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data, and documentation, (v) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (vi) Internet domain names and applications for domain names, (vii) other proprietary rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium);

          "Material Adverse Effect" shall mean, with respect to a specified Person any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the business, operations, earnings or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole; provided, however, that any such change, event or effect which is caused by a decline in the price of a share of a Person's equity securities or a change in the trading volume of a Person's equity securities shall not be deemed to result in a Material Adverse Effect;

          "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group, including, without limitation, any entity or group as defined in Section 13(d) of the Exchange Act;

          "reasonable efforts" shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its reasonable efforts;

          "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise); and

          "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or

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     claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 10.4.  HEADINGS

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.5.  SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or other judgment, decree, injunction or order, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.6.  ENTIRE AGREEMENT

     This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.7.  ENFORCEMENT

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.8.  ASSIGNMENT

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.9.  THIRD PARTY BENEFICIARIES

     Subject to Section 10.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Indemnified Persons under Section 7.7.

SECTION 10.10.  GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.11.  COUNTERPARTS

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                             -----------------------------------
                                              John M. Gregory
                                              Chairman of the Board &
                                              Chief Executive Officer

                                          SPIRIT ACQUISITION CORP.

                                          By:      /s/ JOHN M. GREGORY
                                             -----------------------------------
                                              John M. Gregory
                                              President

                                          JONES PHARMA INCORPORATED

                                          By:      /s/ DENNIS M. JONES
                                             -----------------------------------
                                              Dennis M. Jones
                                              Chairman of the Board,
                                              President and
                                              Chief Executive Officer

                                                                         ANNEX B

                                 July 13, 2000

Board of Directors
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620

Members of the Board:

     You have asked us to advise you with respect to the fairness to King Pharmaceuticals, Inc. ("King Pharmaceuticals") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of July 13, 2000 (the "Acquisition Agreement"), among Jones Pharma Incorporated (the "Company"), King Pharmaceuticals and Jones Pharma Acquisition Corp. (the "Sub"), a wholly-owned subsidiary of King Pharmaceuticals. The Acquisition Agreement provides for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of King Pharmaceuticals and each outstanding share of common stock, par value $0.04 per share, of the Company will be converted into the right to receive 1.125 shares (the "Exchange Ratio") of common stock, no par value of King Pharmaceuticals ("King Pharmaceuticals Common Stock").

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and King Pharmaceuticals, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and King Pharmaceuticals, and have met with the Company's and King Pharmaceuticals' management to discuss the business and prospects of the Company and King Pharmaceuticals. We have also relied upon the views of the Company's and King Pharmaceuticals' management concerning the operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and King Pharmaceuticals, relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and King Pharmaceuticals.

     We have also considered certain financial and stock market data of the Company and King Pharmaceuticals, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company and King Pharmaceuticals and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and King Pharmaceuticals' management as to the future financial performance of the Company and King Pharmaceuticals and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or King Pharmaceuticals, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of King Pharmaceuticals Common Stock when issued to the Company's stockholders pursuant to the Merger or the prices at which shares of King Pharmaceuticals Common Stock will trade subsequent to the Merger.

     We have acted as financial advisor to King Pharmaceuticals in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

     In the past, we have performed certain investment banking services for King Pharmaceuticals and have received customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and King
Pharmaceuticals for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of King Pharmaceuticals in connection with its consideration of the Merger and does not constitute a recommendation to any holder of King Pharmaceuticals Common Stock as to how such holder should vote with respect to any matter relating to the proposed Merger. Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to King Pharmaceuticals from a financial point of view.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                          By:       /s/ PAUL HENDERSON
                                             -----------------------------------
                                                       Paul Henderson
                                                          Director

                                                                         ANNEX C

                                  (CHASE LOGO)

                                                                   July 11, 2000

Board of Directors
Jones Pharma Incorporated
1945 Craig Road
St. Louis, MO 63146

Members of the Board:

     You have informed us that Jones Pharma Incorporated (the "Company"), King Pharmaceuticals, Inc. (the "Merger Partner"), and Spirit Acquisition Corp., a wholly-owned subsidiary of the Merger Partner ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") which provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger") in a transaction in which each outstanding share of common stock, par value $0.04 per share, of the Company (the "Company Common Stock"), other than shares of the Company Common Stock held in treasury, all of which shall be canceled, will be converted into the right to receive 1.125 shares (the "Exchange Ratio") of common stock, no par value, of the Merger Partner (the "Merger Partner Common Stock").

     You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

     In arriving at the opinion set forth below, we have, among other things:

        (a) reviewed a draft dated July 7, 2000 of the Agreement;

        (b) reviewed certain publicly available business and financial information we deemed relevant relating to the Company and the Merger Partner and the industry in which they operate;

        (c) reviewed certain internal non-public financial and operating data and forecasts provided to us by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the amount and timing of the revenue enhancements expected to result from the Merger (the "Synergies") furnished to us by the Merger Partner;

        (d) discussed, with members of the senior managements of the Company and the Merger Partner, the Company's and the Merger Partner's operations, historical financial statements and future prospects, before and after giving effect to the Merger;

        (e) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies;

Chase Securities Inc. is a member NASD/SIPC, and is a wholly-owned subsidiary of
                        The Chase Manhattan Corporation.

        (f) compared the proposed financial terms of the Merger with the financial terms of certain recent transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

        (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for us, or publicly available, for purposes of this opinion and have further relied upon the assurance of the managements of the Company and the Merger Partner that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company or the Merger Partner, nor have we conducted a physical inspection of the properties or facilities of the Company or the Merger Partner. We have assumed that the financial forecasts and the Synergies provided to or discussed with us by the Company and the Merger Partner have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company and the Merger Partner as to the future financial performance of their respective companies and the Synergies. We express no view as to such forecast or projection information or the assumptions on which they were based.

     For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Merger Partner are a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger. We have further assumed that the Merger will be accounted for as a pooling of interests under United States generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matters relating thereto. In addition, we express no opinion as to the prices at which the Company Common Stock or the Merger

Partner Common Stock will trade following the announcement or the consummation of the Merger, as the case may be.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, payment of a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have from time to time, provided investment banking services to the Merger Partner, including serving as co-manager in connection with the Merger Partner's initial public offering in 1998, for which we received usual and customary compensation, and in the future may continue to provide commercial and investment banking services. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company and the Merger Partner for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

     This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Chase Securities Inc. be made by the Company, without the prior written consent of Chase Securities Inc.

                                              Very truly yours,

                                              CHASE SECURITIES INC.

                             SUPPLEMENTAL DOCUMENTS

                                   RELATED TO

                        SPECIAL MEETINGS OF SHAREHOLDERS

                                       OF

                           KING PHARMACEUTICALS, INC.

                                      AND

                           JONES PHARMA INCORPORATED

                                   TO BE HELD

                                AUGUST 31, 2000

                               TABLE OF CONTENTS

                                                              ANNEX
                                                              -----
Consolidated Financial Statements as filed on King's Current
  Report on Form 8-K dated June 22, 2000....................    A

Management's Discussion and Analysis of Supplementary
  Financial Condition and Results of Operations as filed on
  King's Current Report on Form 8-K dated April 19, 2000....    B

King's Quarterly Report on Form 10-Q for the quarter ended
  March 31, 2000............................................    C

King's Annual Report on Form 10-K for the year ended
  December 31, 1999.........................................    D

Jones' Quarterly Report on Form 10-Q for the quarter ended
  March 31, 2000............................................    E

Jones' Annual Report on Form 10-K for the year ended
  December 31, 1999.........................................    F

                                                                         ANNEX A

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Accountants on Consolidated Financial
  Statements................................................  A-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  A-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999..........................  A-4
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 1997, 1998 and 1999......  A-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  A-6
Notes to Consolidated Financial Statements..................  A-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.:

     In our opinion, the consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of King Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 21 to these financial statements, on February 25, 2000, the Company merged with Medco Research, Inc. ("Medco") in a transaction accounted for as a pooling of interest. The accompanying consolidated financial statements give retroactive effect to the merger of the Company with Medco.

PricewaterhouseCoopers LLP

Greensboro, North Carolina
February 25, 2000, except for
the information in Note 21 for
which the date is March 17, 2000
and the information in Note 17
for which the date is
June 21, 2000

                           KING PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1998       1999
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  5,901   $ 20,720
  Investments, held to maturity.............................    21,434     17,001
  Trade accounts receivable, net of allowance for doubtful
     accounts of $1,402 and $1,864..........................    39,666     69,215
  Royalty receivable........................................     8,349      6,691
  Inventory.................................................    26,556     33,410
  Deferred income taxes.....................................     6,256     14,643
  Prepaid expenses and other current assets.................     2,460      9,443
                                                              --------   --------
          Total current assets..............................   110,622    171,123
                                                              --------   --------
Property and equipment, net.................................    94,447     97,759
Other assets................................................    17,997     20,321
Investments, held to maturity...............................    25,074     33,583
Intangible assets, net......................................   482,212    558,555
                                                              --------   --------
          Total assets......................................  $730,352   $881,341
                                                              ========   ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 13,233   $ 25,447
  Accrued expenses..........................................    20,532     53,735
  Income taxes payable......................................     3,524      4,756
  Current portion of long term debt.........................    13,310     14,502
                                                              --------   --------
          Total current liabilities.........................    50,599     98,440
Long-term Debt:
  Revolving credit facility.................................    19,000     45,000
  Term loans................................................   414,750    354,194
  Senior subordinated notes.................................    75,000    150,000
  Other.....................................................     5,737      4,161
Deferred income taxes.......................................     5,621     12,638
Other liabilities...........................................       150      1,500
                                                              --------   --------
          Total liabilities.................................   570,857    665,933
Commitments and contingencies (notes 14 and 21)
  Shareholders' equity......................................   159,495    215,408
                                                              --------   --------
          Total liabilities and shareholders' equity........  $730,352   $881,341
                                                              ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1997        1998        1999
                                                              -------    --------    --------
Revenues:
  Net sales.................................................  $47,351    $158,180    $348,271
  Royalty revenue...........................................   20,000      27,544      31,650
  Development revenue.......................................      558       5,283          --
                                                              -------    --------    --------
          Total revenues....................................   67,909     191,007     379,921
                                                              -------    --------    --------
Operating Costs and Expenses:
  Costs of sales............................................   13,034      64,052     113,204
  Selling, general and administrative.......................   19,950      36,193      80,213
  Royalty expense...........................................    2,985       4,873       5,661
  Depreciation and amortization.............................    3,071       9,963      27,734
  Research and development expense..........................    7,792      10,749      16,316
                                                              -------    --------    --------
          Total operating costs and expenses................   46,832     125,830     243,128
                                                              -------    --------    --------
Operating Income............................................   21,077      65,177     136,793
                                                              -------    --------    --------
Other Income (Expenses):
  Interest income...........................................    2,110       2,875       3,314
  Interest expense..........................................   (2,787)    (14,866)    (55,371)
  Other, net................................................      682       4,004      (3,052)
                                                              -------    --------    --------
          Total other income (expense)......................        5      (7,987)    (55,109)
                                                              -------    --------    --------
Income Before Income Taxes and Extraordinary Item...........   21,082      57,190      81,684
  Income tax expense........................................    4,257      15,627      29,986
                                                              -------    --------    --------
Income Before Extraordinary Item............................   16,825      41,563      51,698
  Extraordinary item, net of income taxes of $2,787 and $445
     in 1998 and 1999.......................................       --      (4,411)       (705)
                                                              -------    --------    --------
Net Income..................................................  $16,825    $ 37,152    $ 50,993
                                                              =======    ========    ========
Income Per Common Share:
  Basic.....................................................  $  0.24    $   0.47    $   0.61
                                                              -------    --------    --------
  Diluted...................................................  $  0.24    $   0.47    $   0.61
                                                              =======    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              DUE
                                                   COMMON                      UNREALIZED    FROM     COST OF        TOTAL
                                            ---------------------   RETAINED    LOSS ON     RELATED   TREASURY   SHAREHOLDERS'
                                              SHARES      AMOUNT    EARNINGS   SECURITIES    PARTY     STOCK        EQUITY
                                            ----------   --------   --------   ----------   -------   --------   -------------
Balance, December 31, 1996 as previously
  reported................................  15,643,452   $  8,448   $  7,938      $(16)     $  (677)  $     --     $ 15,693
  Medco pooling of interests..............  10,885,560     52,216    (11,394)       --           --     (4,323)      36,499
                                            ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1996, as adjusted...  26,529,012     60,664     (3,456)      (16)        (677)    (4,323)      52,192
  Issuance of common shares, net of $743
    of expenses...........................   6,856,548      8,007         --        --           --         --        8,007
  Realized loss on securities.............          --         --         --        16           --         --           16
  Advances to Benevolent Fund.............          --         --         --        --         (994)        --         (994)
  2.8 to 1 common stock split.............  40,500,000         --         --        --           --         --           --
  Stock options exercised.................      27,366        297         --        --           --         --          297
  Purchase of stock held in treasury......    (256,631)                             --           --     (2,353)      (2,353)
  Net income..............................          --         --     16,825        --           --         --       16,825
                                            ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1997................  73,656,295     68,968     13,369        --       (1,671)    (6,676)      73,990
  Issuance of common shares, net of
    expenses..............................   9,235,643     50,117         --        --           --         --       50,117
  Payments from Benevolent Fund...........          --         --         --        --        1,075         --        1,075
  Stock options exercised.................     117,471      1,293         --        --           --         --        1,293
  Purchase of stock held in treasury......    (223,386)        --         --        --           --     (4,132)      (4,132)
  Net income..............................          --         --     37,152        --           --         --       37,152
                                            ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1998................  82,786,023    120,378     50,521        --         (596)   (10,808)     159,495
  Stock options exercised.................     496,958      5,764         --        --           --         --        5,764
  Stock warrants exercised................      40,542        540         --        --           --         --          540
  Purchase of stock held in treasury......    (187,406)        --         --        --           --     (4,455)      (4,455)
  Retirement of treasury stock............          --    (15,263)        --        --           --     15,263           --
  Tax benefit.............................          --      2,475         --        --           --         --        2,475
  Payments from Benevolent Fund...........          --         --         --        --          596         --          596
  Net income..............................          --         --     50,993        --           --         --       50,993
                                            ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1999................  83,136,117   $113,894   $101,514      $ --      $    --   $     --     $215,408
                                            ==========   ========   ========      ====      =======   ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                1997       1998        1999
                                                              --------   ---------   ---------
Cash flows from operating activities:
  Net income................................................  $ 16,825   $  37,152   $  50,993
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     3,071       9,963      27,734
     Amortization of deferred financing costs...............        --         728       2,834
     Loss on sale of marketable securities..................        32          --          --
     Net amortization of investments premium (discount).....      (102)       (334)         16
     Extraordinary loss.....................................        --       7,198       1,150
     Net loss on sale of property and equipment.............        26          19         134
     Deferred income taxes..................................      (980)     (2,626)     (1,370)
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (6,256)    (31,105)    (29,642)
     Royalty receivable.....................................      (226)     (2,345)      1,696
     Inventories............................................    (4,753)    (15,706)     (6,854)
     Prepaid expenses and other assets......................    (4,940)      2,912      (4,481)
     Accounts payable.......................................     2,898       6,806      12,214
     Accrued expenses and other.............................     7,861       7,215      34,553
     Deferred revenue.......................................      (548)         --          --
     Deferred royalty payment...............................    (1,266)     (1,451)         --
     Income taxes...........................................     2,514       1,662       1,232
                                                              --------   ---------   ---------
     Net cash provided by operating activities..............    14,156      20,088      90,209
                                                              --------   ---------   ---------
Cash flows from investing activities:
  Purchase of investment securities.........................   (20,162)    (34,293)    (25,592)
  Proceeds from maturity and sale of investment
     securities.............................................     8,682      25,922      21,500
  Purchases of property, plant and equipment................    (1,430)    (81,432)     (9,170)
  Purchases of intangible assets............................   (54,161)   (345,618)    (98,199)
  Merger related costs......................................      (373)         --      (2,094)
  Proceeds from sale of property and equipment..............         2          44          20
                                                              --------   ---------   ---------
       Net cash used in investing activities................   (67,442)   (435,377)   (113,535)
                                                              --------   ---------   ---------
Cash flows from financing activities:
  Proceeds from revolving credit facility...................    29,599          --      92,000
  Payments on revolving credit facility.....................   (23,447)         --     (66,000)
  Proceeds from issuance of common shares and exercise of
     stock options, net.....................................     8,304      51,410       8,779
  Purchase of stock held in treasury........................    (2,353)     (4,132)     (4,455)
  Book overdraft............................................     1,423          --          --
  Repayment on shareholder notes receivable.................     2,093          --          --
  Proceeds from other long-term debt........................    55,923     658,741     150,000
  Payments on other long-term debt..........................   (23,798)   (262,318)   (136,021)
  Payments on notes payable.................................        --        (916)         --
  Due to affiliate..........................................      (994)      1,075         596
  Initial public offering costs.............................      (710)         --          --
  Debt issuance costs.......................................      (458)    (25,465)     (6,754)
                                                              --------   ---------   ---------
          Net cash provided by financing activities.........    45,582     418,395      38,145
                                                              --------   ---------   ---------
Increase (decrease) in cash.................................    (7,704)      3,106      14,819
Cash and cash equivalents, beginning of period..............    10,499       2,795       5,901
                                                              --------   ---------   ---------
Cash and cash equivalents, end of period....................  $  2,795   $   5,901   $  20,720
                                                              ========   =========   =========
Supplemental disclosure of cash paid for:
          Interest..........................................  $  2,335   $  13,929   $  50,411
                                                              ========   =========   =========
          Taxes.............................................  $  2,974   $  11,507   $  30,576
                                                              ========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

     Supplemental schedule of non-cash investing and financing activities:

          For the years ended December 31, 1997, 1998 and 1999, the Company entered into capital leases totalling $85, $1,004 and $83, respectively.

          The Company purchased intangible assets financed by the seller of $75,000 in 1998.

          In connection with its purchases of intangible assets the Company assumed estimated liabilities of $3,062 and $2,913 for returns of products shipped prior to acquisition date during 1997 and 1998, respectively.

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1.  THE COMPANY

     King Pharmaceuticals, Inc. ("King" or the "Company") is a vertically integrated pharmaceutical company that researches, develops, manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force and copromotion arrangements, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. The Company also provides contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies.

     These consolidated financial statements include the accounts of King and its wholly owned subsidiaries, Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., Medco Research, Inc. (acquired February 25, 2000) and King Pharmaceuticals of Nevada, Inc. All intercompany transactions and balances have been eliminated in consolidation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

     Revenue Recognition -- Sales are reported net of an estimate for returns and allowances, rebates and chargebacks when goods are shipped to the customer. Product sales and sales of manufactured products are recognized upon shipment. Development revenue is recognized upon approval of the product from the Food and Drug Administration. The Company records royalty revenue when it is earned, based on third party net sales of products under license.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents are placed in large domestic banks which limit the amount of credit exposure.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory of product samples not distributed to third parties represent 11.3% of inventory as of December 31, 1999.

     Investments -- The Company's investments primarily include marketable securities, which are recorded at cost, net of amortization of premiums and discounts. All premiums and/or discounts are amortized over the remaining term of the related security using the straight-line method, which does not differ significantly from the effective interest rate method. The Company's investments are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments on debt securities. These investments are classified in three categories and are accounted for as follows:
(1) debt securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings;
(3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. All of the Company's investments are accounted for as held-to-maturity securities as of December 31, 1998 and 1999. The classification of investments is determined on the date of acquisition. The Company reviews its investment portfolio as deemed necessary and, where appropriate, adjusts individual

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

investments for other-than-temporary impairments. In February 2000, the Company sold its held to maturity investments as a result of the merger and recognized a loss on sale of $662.

     Income Taxes -- Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Financial Instruments and Derivatives -- The Company does not use financial instruments for trading purposes. Financial instruments, which are a type of derivative instrument, are used to manage interest rate risks. The notional amounts of the interest rate protection agreements entered into by the Company are used to measure the interest to be paid or received and do not represent the amount of exposure to loss.

     The fair value of financial instruments are determined by reference to various market data or other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial statement purposes and accelerated methods for income tax purposes. The estimated useful lives are principally 15 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in income.

     In the event that facts and circumstances indicate that the cost of property, plant and equipment may be impaired, evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required.

     Capitalized Interest -- For the years ended December 31, 1998 and 1999, the Company capitalized interest of approximately $239 and $381, respectively. The Company had no capitalized interest for the year ended December 31, 1997.

     Intangible Assets -- Intangible assets which include product rights and goodwill are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives, ranging from 10 to 30 years, using the straight-line method. In addition, the Company capitalizes certain acquisition costs incurred in connection with the application for and the procurement of patents, trademarks and distribution rights. Costs are capitalized on a case-by-case basis relating to those territories where the Company anticipates receiving significant future benefits from the patent, and are amortized over the life of the patent beginning at date of grant. Amortization periods on capitalized patent costs trademarks and distribution rights range from 3 to 20 years.

     The Company periodically reevaluates the propriety of the carrying amount of intangibles as well as the related amortization period to determine whether the current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required. To the extent such projection indicates that undiscounted cash flow is not expected to be adequate to recover the carrying amounts, the assets are written down to discounted cash flows.

     Other Assets -- Other assets consist primarily of deferred financing costs which are being amortized over periods ranging from six to ten years. Amortization expense related to deferred financing costs was $0, $728 and $2,834 for 1997, 1998 and 1999, respectively, and has been included in interest expense.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     During 1998 and 1999, the Company repaid certain debt prior to maturity. The repayment resulted in extraordinary charges of $4,411, net of related tax benefits of $2,787 in 1998, and $705, net of related tax benefits of $445, in 1999, associated with the write-off of certain deferred financing costs.

     Self-Funded Health Insurance -- The Company is self-insured with respect to its health care benefit program. The Company contributes estimated amounts to a third-party administrator on a monthly basis which are used to pay health care claims during the year. Under the plan, the Company pays a minimum amount annually and has an aggregate stop-loss limit based upon the number of participants and their insured status. Self-insured costs are accrued based upon reported claims and an estimated liability for claims incurred but not reported.

     Research and Development -- The Company incurs research and development costs that are expensed as incurred. These costs were approximately $7,792, $10,749 and $16,316, for the years ended December 31, 1997, 1998 and 1999, respectively.

     Advertising and Promotion -- The Company expenses advertising and promotion costs as incurred and these costs are included as selling, general and administrative expenses. Advertising and promotion costs for the years ended December 31, 1997, 1998 and 1999 were $1,583, $10,744 and $26,513, respectively.

     Statement of Accounting Standards Not Yet Adopted -- In June 1998, the Board adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the effective date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133", that revises SFAS No. 133, to become effective in the first quarter of fiscal 2001. The Company is evaluating the provisions of SFAS No. 133, but does not anticipate its adoption to have a material impact on financial position or results of operations.

     Comprehensive Income -- In 1997, the Company had other comprehensive income of $16, net of tax, related to an unrealized loss on securities. The Company had no other comprehensive income in 1998 or 1999.

3.  CONCENTRATIONS OF CREDIT RISK

     A significant portion of the Company's sales is to customers in the pharmaceutical industry. Approximately, 19% and 17% of accounts receivable at December 31, 1998 and 1999, respectively were due from one customer. At December 31, 1998 and 1999, an additional 25% and 16%, respectively, were due from two other customers. The Company monitors the extension of credit to customers and has not experienced significant credit losses.

     The following table represents a summary of sales to significant customers as a percentage of the Company's total revenues:

                                                         1997    1998    1999
                                                         ----    ----    ----
Customer A.............................................  11.8%    n/a%   16.8%
Customer B.............................................   n/a    10.8    13.4
Customer C.............................................   n/a     n/a    11.6
Customer D.............................................  29.5    14.4     n/a

---------------
n/a -- sales were less than 10% for the year.

     The majority of the royalty receivable balance at December 31, 1998 and 1999 relates to Fujisawa USA, Inc.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The Company invests its excess cash primarily in U.S. Government and high-quality corporate debt securities and commercial paper. The commercial paper securities are highly liquid and the government securities typically mature within one to three years (although there is an established secondary market for sales at any given time). Based on the nature of the financial instruments and/or historical realization of these financial instruments, management believes they bear minimal risk.

4.  INVESTMENTS

     The aggregate fair values of investment securities at December 31, 1998 and 1999 along with unrealized gains and losses determined on an individual security basis are as follows:

                                                         GROSS         GROSS
                                                       UNREALIZED    UNREALIZED
                                             COST        GAINS         LOSSES      MARKET
                                            -------    ----------    ----------    -------
1999 Held to Maturity
  U.S. Government Obligations.............  $25,951       $ --         $(278)      $25,673
  Corporate Obligations...................   24,633         29          (235)       24,427
                                            -------       ----         -----       -------
  Total securities held to maturity.......  $50,584       $ 29         $(513)      $50,100
                                            =======       ====         =====       =======
1998 Held to Maturity
  U.S. Government Obligations.............  $26,046       $217         $  --       $26,263
  Corporate Obligations...................   20,462         --           (99)       20,363
                                            -------       ----         -----       -------
  Total securities held to maturity.......  $46,508       $217         $ (99)      $46,626
                                            =======       ====         =====       =======

     There were no realized gains or losses in 1999, 1998 or 1997.

     The following represents the contractual maturities of investments held as of December 31, 1999.

Less than 1 year............................................  $17,001
1 to 5 years................................................   33,583
                                                              -------
Total.......................................................  $50,584
                                                              =======

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                           1998        1999
                                                         --------    --------
Land...................................................  $  3,949    $  4,115
Buildings and improvements.............................    56,015      59,309
Machinery and equipment................................    33,430      39,100
Equipment under capital lease..........................     2,713       2,537
Construction in progress...............................     6,106       6,189
                                                         --------    --------
                                                          102,213     111,250
Less accumulated depreciation..........................    (7,766)    (13,491)
                                                         --------    --------
                                                         $ 94,447    $ 97,759
                                                         ========    ========

     Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $1,087, $4,336 and $5,809, respectively.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

6.  INVENTORY

     Inventory consists of the following:

                                                            1998       1999
                                                           -------    -------
Finished goods...........................................  $13,772    $18,085
Work-in-process..........................................    5,386      6,120
Raw materials............................................    7,398      9,205
                                                           -------    -------
                                                           $26,556    $33,410
                                                           =======    =======

7.  ACQUISITIONS/INTANGIBLE ASSETS

     GOODWILL AND PRODUCT RIGHTS:

     On November 12, 1999, the Company purchased the rights, title and interest to the Tigan product line from Roberts Pharmaceuticals, Inc. for a purchase price of $6,493, including $93 related to the forgiveness of certain indebtedness owed by the Company. The purchase price is being amortized over its estimated useful life of 20 years. The acquisition was financed through borrowings on the Company's revolving credit facility.

     On July 30, 1999, the Company purchased the rights, title and interest in and to the trademark Lorabid within the United States and Puerto Rico, from Eli Lilly and Company for a purchase price of $90,500, plus acquisition costs of $1,299 and sales performance milestones. The sales performance milestones could bring the total price to $158,000 if the Company achieves annual product sales of $140,000. The entire purchase price of $90,500 was allocated to intangible assets and is being amortized over its estimated useful life of 25 years for goodwill and 15 years for amounts allocated to the patents. The acquisition was financed through borrowings on the Company's revolving credit facility.

     On December 22, 1998, the Company acquired three branded pharmaceutical products from Hoechst Marion Roussel, Inc. ("HMR" or "Seller") for a purchase price of $362,500, plus acquisition costs of approximately $450. The acquired products were: (a) the U.S. rights to the Altace product line with patents expiring through 2008, (b) worldwide rights to the Silvadene product line, and
(c) worldwide rights to the AVC product line (collectively the "Altace Acquisition"). The purchase price was principally allocated to intangible assets and financed under the Company's Senior Credit Facility and a $75,000 note from the Seller (Note 9). Intangible assets are being amortized over 15 to 30 years.

     On June 30, 1998, the Company acquired the rights, title and interest to the Menest(R) product line for approximately $5,000. The entire purchase was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The acquisition was financed with proceeds resulting from the completion of the Company's June 25, 1998 initial public offering.

     On February 28, 1998, the Company acquired the rights, titles and interest to certain product lines, production facilities (the "Parkedale Facility"), and assumed contracts for manufacturing for third parties from Warner-Lambert Company (the "Sterile Products Acquisition"). The purchase price, including assumed liabilities of $2,913, of $127,913 was allocated to real estate and equipment based on fair values ($44,130 and $28,914, respectively) with the residual $54,869 being allocated to intangibles and is being amortized over 5 to 40 years and 25 years, respectively. The purchase price was financed under the Company's Credit Agreement.

     The following unaudited pro forma summary presents the financial information as if the acquisitions had occurred on January 1, 1998. These pro forma results have been prepared for comparative purposes and do not

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

purport to be indicative of what would have occurred had the acquisitions been made on January 1, 1998, nor is it indicative of future results.

                                                          FOR THE YEAR ENDED
                                                     ----------------------------
                                                     DECEMBER 31,    DECEMBER 31,
                                                         1998            1999
                                                     ------------    ------------
Total revenues.....................................    $406,294        $416,934
                                                       ========        ========
Net income.........................................    $ 36,470        $ 60,653
                                                       ========        ========
Basic and diluted income per common share..........    $   0.47        $   0.77
                                                       ========        ========

     In October 1989, the Company received FDA approval to market Adenocard in the United States. The Company entered into agreements with Fujisawa USA, Inc. ("Fujisawa") for the manufacture and marketing of Adenocard in the United States and Canada and receives royalties from Fujisawa based on a percentage of Adenocard net sales. The Company has also entered into an agreement with Sanofi Pharma (France) (Sanofi) for the manufacture and marketing of Adenocard in all countries other than the United States and Canada. In September 1991, Sanofi received marketing approval (under the trade name Adenocor) in the United Kingdom and, in May 1992, received marketing approval (under the trade name Krenosin) in Switzerland. The Company receives royalties from Sanofi based on a percentage of Adenocor and Krenosin sales. One half of all royalties received from Adenocard, Adenocor and Krenosin sales are payable by the Company to the University of Virginia Alumni Patents Foundation from which the Company acquired rights to Adenocard.

     In 1988, the Company entered into a Development and License Agreement (the "Agreement") with Fujisawa that provides for Fujisawa to fund one-half of the development costs (as incurred) of Adenoscan, and other products. Under the agreement, Fujisawa will have manufacturing and marketing rights to these drugs in the United States and Canada upon the Company's receipt of the required regulatory approvals, and will pay the Company royalties based on sales of these drugs. Royalties received by the Company from sales of these drugs outside of the United States and Canada will be shared equally with Fujisawa. In May 1995, the FDA granted marketing clearance for Adenoscan in the United States. In May 1996, the parties entered into an agreement to jointly develop adenosine-based products having indications as cardioprotective agents. In March 1998, Fujisawa on behalf of itself and the Company, licensed additional intellectual property rights for intravenous adenosine in cardiac imaging and the right to use intravenous adenosine as a cardioprotectant in combination with thrombolytic therapy, balloon angioplasty and coronary bypass surgery and secured intellectual property rights to extend the exclusivity of Adenoscan until 2015. Pursuant to the Agreement and the May 1996 agreement, the Company paid its 50% share of the one-time up-front fee due to the licensor, which the Company capitalized and is amortizing over the life of the patents, and is obligated to pay its 50% share of a 6% royalty on Adenoscan net sales to this third party.

     In June 1998, Fujisawa assigned and transferred to the Company all of its right, title and interest in the May 1996 cardioprotective product development agreement, including all of Fujisawa's related scientific data and intellectual properties in the United States and Canada. In the event that the Company markets an adenosine-containing cardioprotective product, Fujisawa will receive an 8% royalty on the Company's net sales. In the event that the Company licenses a third party to sell such product, Fujisawa will receive 25% of licensing fees, milestone payments, royalties, and other considerations received by the Company from such third party after the Company has recouped $2,000 toward its investment plus its substantiated future development costs. Also in June 1998, the Company transferred the NDA for Adenocard and Adenoscan to Fujisawa and provided assistance to Fujisawa in connection with the contract manufacturing agreement for both products with a third party.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     Intangible assets consist of the following:

                                                           1998        1999
                                                         --------    --------
Altace, Silvadene, AVC.................................  $362,950    $362,950
Lorabid................................................        --      91,799
Sterile Products.......................................    54,509      54,509
Septra, Proloprim, Mantadil, Kemadrin..................    15,425      15,425
Cortisporin............................................    23,694      23,694
Other..................................................    30,566      37,059
Patents, trademark and distribution rights.............     2,514       2,514
                                                         --------    --------
                                                          489,658     587,950
Less accumulated amortization..........................    (7,446)    (29,395)
                                                         --------    --------
                                                         $482,212    $558,555
                                                         ========    ========

     Amortization expense for the years ended December 31, 1997, 1998, and 1999 was $1,984, $5,627, and $21,925, respectively.

8.  LEASE OBLIGATIONS

     The Company leases certain office and manufacturing equipment and automobiles under noncancelable operating leases with terms from one to five years. Estimated future minimum lease payments, as of December 31, 1999 for leases with initial or remaining terms in excess of one year are as follows:

2000......................................................    $4,676
2001......................................................     3,554
2002......................................................     2,342
2003......................................................     1,387
2004......................................................       397

     Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $349, $2,004, and $4.020, respectively.

     Additionally, the Company leases office space in its building to tenants under agreements ranging from one to twenty years. Such leases are accounted for as operating leases. Rental income for the years ended December 31, 1997, 1998 and 1999 was approximately $44, $40 and $40, respectively. As of December 31, 1999 estimated future minimum rental payments to be received each year from 2000 to 2004 is $40.

     Capital lease obligations for certain equipment as of December 31, 1999 are as follows:

2000......................................................    $  628
2001......................................................       447
2002......................................................       292
2003......................................................       160
                                                              ------
Total minimum lease payments..............................     1,527
Less imputed interest.....................................        86
                                                              ------
Present value of minimum lease payments...................     1,441
Less current maturities...................................       562
                                                              ------
                                                              $  879
                                                              ======

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

9.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                            1998       1999
                                                           -------    -------
Product returns and chargebacks..........................  $ 9,397    $16,822
Rebates..................................................      266     12,507
Accrued interest.........................................    1,176      6,517
Other....................................................    9,693     17,889
                                                           -------    -------
                                                           $20,532    $53,735
                                                           =======    =======

10.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                           1998        1999
                                                         --------    --------
Senior Credit Facility:
  Revolving Credit Facility............................  $ 19,000    $ 45,000
  Tranche A Term Loan..................................   150,000      97,235
  Tranche B Term Loan..................................   275,000     269,921
Senior Subordinated Notes with interest at 10 3/4%
  payable semiannually due March 2009..................        --     150,000
Senior Subordinated Notes due to seller paid in March
  1999.................................................    75,000          --
Notes payable to former owners, due in equal annual
  installments of principal and interest (at a rate of
  6%) of $1,226 through December 2003..................     5,163       4,247
Note payable to shareholder, paid March 1999...........     1,750          --
Various capital leases with interest rates ranging from
  8.3% to 12.7% and maturing at various times through
  2002.................................................     1,849       1,441
Other notes payable....................................        35          13
                                                         --------    --------
                                                          527,797     567,857
     Less current portion..............................    13,310      14,502
                                                         --------    --------
                                                         $514,487    $553,355
                                                         ========    ========

     On March 3, 1999, the Company issued $150,000 of 10 3/4% Senior Subordinated Notes due 2009. Net proceeds of approximately $144,000 were used to repay outstanding indebtedness under the Senior Credit Facility ($69,000) and a note due to seller ($75,000). The debt is guaranteed by the Company's wholly owned subsidiaries.

     On December 22, 1998, the Company amended and restated its Credit Agreement (as defined below) dated as of February 27, 1998 (the "Senior Credit Facility") to: (a) finance the Altace Acquisition; (b) refinance the Company's then existing indebtedness; and (c) provide for ongoing working capital and other financing requirements. The Senior Credit Facility, as amended, provides for up to $525,000 of aggregate borrowing capacity, consisting of: a $150,000 tranche A term loan (the "Tranche A Term Loan"); a $275,000 tranche B term loan (the "Tranche B Term Loan"); and a revolving credit facility in an aggregate amount of $100,000 (the "Revolving Credit Facility"). The Revolving Credit Facility includes a $10,000 sublimit available for the issuance of letters of credit and a $5,000 sublimit available for swingline loans.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     As of December 31, 1999, the Company had $55,000 of available borrowings under its Revolving Credit Facility.

     The Tranche A Term Loan is subject to certain specified amortization payments required to be made in quarterly installments until December 22, 2004. The Tranche B Term Loan is subject to certain specified amortization payments required to be made in quarterly installments until December 22, 2006. The Revolving Credit Facility is available until December 22, 2004. In addition, the loans and the aggregate available commitments under the Senior Credit Facility will be reduced upon the occurrence of certain specified events.

     The loans under the Senior Credit Facility accrue interest, at the Company's option, at either (a) the base rate (which is based on the prime rate or the federal funds rate plus one-half of 1%) plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 1.25% to 2.25% (based on a leverage ratio) and
(ii) in the case of the Tranche B Term Loan, 2.75% or (b) the applicable LIBOR rate plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 2.25% to 3.25% (based on a leverage ratio) and (ii) in the case of the Tranche B Term Loan, 3.75%. In addition, the lenders under the Senior Credit Facility are entitled to customary facility fees based on (a) unused commitments under the Revolving Credit Facility and (b) letters of credit outstanding.

     The interest rates for borrowings under the Revolving Credit Facility, the Tranche A Term Loan and the Tranche B Term Loan as of December 31, 1999 were 9.71%, 9.74% and 10.24%, respectively.

     The Company's obligations under the Senior Credit Facility are unconditionally guaranteed on a senior basis by each direct and indirect majority owned U.S. subsidiary of the Company (collectively, the "Subsidiaries"). In addition, the Senior Credit Facility is collateralized by substantially all of the real and personal property of the Company.

     The Company's debt agreements contain covenants which, among other things, require the Company to comply with certain financial and other covenants. The financial covenants require the maintenance of certain ratios including interest coverage and leverage as defined in the agreements. As of December 31, 1999 the Company has complied with the covenants.

     On February 27, 1998, the Company entered into a $195,000 credit agreement ("Credit Agreement"). The Company used the proceeds from the Credit Agreement to finance the Warner Lambert Acquisition (Note 7), and pay off a $40,000 term loan and outstanding borrowings under a revolving credit facility as of February 27, 1998. The Credit Agreement was paid in full on December 22, 1998, with proceeds from the Senior Credit Facility.

     The Company has entered into several interest rate swap agreements designated as a partial hedge of the Company's variable interest rate debt. The purpose of these swaps is to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 1999, the Company had interest rate swaps with notional amounts aggregating $285,000. Under these agreements, the Company pays a weighted average fixed rate of 5.78% and receives a rate equivalent to the three-month and one-month LIBOR. The notional amounts do not represent the amounts exchanged by the parties. The agreements expire between 2004 and 2006.

     On November 12, 1999, the Company entered into an interest rate swap agreement related to its fixed rate senior subordinated notes. The notional amount at December 31, 1999 was $150.0 million and the agreement expires in 2009. Under this agreement the Company exchanged its fixed rate 10.75% for a floating rate based on LIBOR with the floating rate being fixed at 9.89% through November 15, 2002. Thereafter the Company pays a floating rate based on the three month LIBOR.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The aggregate maturities of long-term debt (including capital lease obligations -- Note 8) at December 31, 1999 are as follows:

2000......................................................  $ 14,502
2001......................................................    19,576
2002......................................................    24,553
2003......................................................    29,623
2004......................................................    28,315
Thereafter................................................   451,288
                                                            --------
                                                            $567,857
                                                            ========

11.  FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair values of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

     Cash and Cash Equivalents, Trade Receivables, Royalty Receivable and Accounts Payable. The carrying amounts of these items are a reasonable estimate of their fair values.

     Investments. The fair value of investments was based primarily on quoted market prices (see Note 4). If quoted market prices are not readily available, fair values are based on quoted market prices of comparable instruments.

     Long-Term Debt. The fair value of the Company's long-term debt, including the current portion, at December 31, 1998 and 1999, is estimated to be approximately $527,500 and $563,300, respectively, using discounted cash flow analyses and based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     Interest Rate Swaps. The estimated fair market value of the interest rate swap agreements at December 31, 1998 and 1999, as determined by the issuing financial institution and based on the estimated termination values, was an unrealized loss of approximately $2,787 and an unrealized gain of $1,045, respectively.

12.  INCOME TAXES

     The net income tax expense (benefit) is summarized as follows:

                                                      1997     1998      1999
                                                     ------   -------   -------
Current............................................  $5,237   $17,890   $31,356
Deferred...........................................    (980)   (2,263)   (1,370)
                                                     ------   -------   -------
          Total expense............................  $4,257   $15,627   $29,986
                                                     ======   =======   =======

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     A reconciliation of the difference between the federal statutory tax rate and the effective income tax rate as a percentage of income before income taxes and extraordinary item is as follows:

                                                     1997      1998      1999
                                                     -----     -----     ----
Federal statutory tax rate.........................   34.0%     35.0%    35.0%
State income taxes, net of federal benefit.........    3.0       3.3      3.0
Change in valuation allowance......................  (15.5)    (10.3)      --
Permanent differences..............................    0.4       0.1     (0.6)
Other..............................................   (1.7)     (0.8)    (0.7)
                                                     -----     -----     ----
Effective tax rate.................................   20.2%     27.3%    36.7%
                                                     =====     =====     ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liability are as follows:

                                                             1998       1999
                                                            -------   --------
Accrued expenses..........................................  $ 5,307   $ 13,809
State net operating loss carryforward.....................      793      1,648
Tax credit carryforwards..................................    1,264      1,436
Other.....................................................      949        834
                                                            -------   --------
          Total deferred tax assets.......................    8,313     17,727
                                                            -------   --------
Property, plant and equipment.............................   (3,792)    (6,922)
Intangible assets.........................................   (3,721)    (8,635)
Miscellaneous.............................................     (165)      (165)
                                                            -------   --------
          Total deferred tax liabilities..................   (7,678)   (15,722)
                                                            -------   --------
          Net deferred tax asset..........................  $   635   $  2,005
                                                            =======   ========

     The Company's state net operating loss carryforward of approximately $50,000 expires in 2014. Management has determined, based on both their ability to carryback earnings to prior years and existing deferred tax liabilities, it is more likely than not that the deferred tax assets will be realizable and no valuation allowance has been recorded.

     At December 31, 1998 and 1999, the Company had federal tax credit carryforwards of approximately $974 and $1,436 which expire through 2019.

13.  BENEFIT PLANS

     The Company maintains two defined contribution employee benefit plans which covers substantially all employees. The plans allows for employees' salary deferrals, which are matched by the Company up to a specific amount under provisions of the plans. Company contributions during the years ended December 31, 1997, 1998 and 1999, were $335, $1,093 and $1,531, respectively. The plans also provides for discretionary profit-sharing contributions by the Company.

14.  COMMITMENTS AND CONTINGENCIES

     AGREEMENTS WITH FUJISAWA:

     In June 1998, the Company received a $4,000 payment from Fujisawa for the transfer of the Adenoscan and Adenocard NDAs and for the assistance provided by the Company to Fujisawa in connection with its contract manufacturing agreement with a third party relating to Adenoscan and Adenocard. The Company has included this payment in other income. Additionally, the Company incurred a one-time charge of $2,361

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

pertaining to the purchase of Fujisawa's commercialization rights and related intellectual properties for the cardioprotection application of intravenous adenosine, which is included in research and development expenses.

     In October 1999, Fujisawa entered into a world-wide, exclusive license for the use of adenosine under U.S. Patent No. 4,824,660 ("the '660 patent") over the seven year remaining life of the '660 patent. Fujisawa sub-licensed the Company under the '660 patent and the Company is obligated to pay Fujisawa sub-license fees of $2,250, of which $500 was paid in 1999. This license fee is included in 1999 research and development expenses.

     PATENTS, TRADEMARKS AND DISTRIBUTION RIGHTS:

     The Company is engaged in the development of new prescription drugs in pursuit of obtaining governmental marketing approvals in the United States and other countries. The Company acquires from third parties exclusive rights to develop and market various drugs, including related patents and trademarks (where applicable), and develops drugs and seeks patents and trademarks for its products on a proprietary basis. Agreements under which the Company acquires such rights from third parties generally require the Company to finance the costs of clinical trials and the filing of New Drug Applications ("NDAs") with the United States Food and Drug Administration ("FDA") and, in some instances, comparable applications with appropriate regulatory agencies in other countries. The Company is also typically required to pay royalties to such third parties based on sales of the applicable approved drugs. The Company also may be obligated to pay to third parties advance royalties or licensing fees, some of which may be based on the attainment of specified milestones.

     Under present agreements with third parties, the Company has obligations as of December 31, 1999 to pay $1,900 in nonrefundable payments which are payable through April 25, 2006. At December 31, 1999, approximately $400 of this obligation is included in accounts payable and accrued expenses and the remaining obligation of $1,500 is included in other long-term obligations in the consolidated balance sheet. The Company may also be required to pay a maximum of $5,500 in nonrefundable payments generally upon the completion of development milestones and the FDA's approvals of NDAs for certain compounds.

     LEGAL:

     In May 1998, the Company was named as a co-defendant in a wrongful death and survival action in the District Court of Gregg County, Texas. The action demands an unspecified amount. This action relates to the manufacture of the anorexigenic product for SmithKline.

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. The Company is a defendant in various lawsuits which claim damages for personal injury arising from the Company's production of the anorexigenic drug, phentermine, under contract for SmithKline. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them,
(2) failed to adequately test the products and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court supervised medical monitoring of persons who have ingested the product. The Company expects to be named in additional lawsuits related to the company's production of the anorexigenic drug under contract for SmithKline.

     While the Company cannot predict the outcome of these suits, the Company believes that the claims against it are without merit and intends to vigorously pursue all defenses available to it. The Company is being

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

indemnified in all of these suits by SmithKline for which it manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon the independent negligence or intentional acts of the Company, and intends to submit a claim for all unreimbursed costs to its product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, the Company would have to defend the lawsuit and be responsible for damages, if any, which are awarded against it or for amounts in excess of the Company's product liability coverage.

     OTHER:

     The Parkedale Facility was one of six facilities owned by Warner-Lambert subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America v. Warner-Lambert Company and Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.) (the "Consent Decree"). The Parkedale Facility is currently manufacturing pharmaceutical products subject to the Consent Decree which prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to current good manufacturing practices and are produced in accordance with an approved abbreviated new drug application or new drug application. The Company is in the process of petitioning for, and if appropriate, obtaining relief from the Consent Decree.

     The Company is involved in various routine legal proceedings incident to the ordinary course of its business. Management believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse affect on the Company's consolidated financial position, results of operations, or cash flow.

15.  SEGMENT INFORMATION

     The Company's business is classified into three reportable segments; Branded Pharmaceuticals, Contract Manufacturing and Licensed Products. Branded Pharmaceuticals include a variety of branded prescription products over four therapeutic areas, including cardiovascular, anti-infective, vaccines and biologicals and women's health products. These branded prescription products have been aggregated because of the similarity in regulatory environment, manufacturing process, method of distribution, and type of customer. Licensed Products represents the licensed manufacturing and marketing rights to some of the Company's products to corporate partners in exchange for licensing fees and royalty payments on future product sales. Contract Manufacturing represents contract manufacturing services provided for pharmaceutical and biotechnology companies. The classification all other primarily includes generic pharmaceutical, companion animal health products and development services.

     The Company primarily evaluates its segments based on gross profit. Reportable segments were separately identified based on revenues, gross profit and total assets.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The following represents selected information for the Company's operating segments for the periods indicated:

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------
                                                    1997       1998        1999
                                                  --------   ---------   ---------
Total revenues:
  Branded pharmaceuticals.......................  $37,912    $125,399    $304,004
  Licensed Products.............................   20,000      27,544      31,650
  Contract manufacturing........................    7,962      54,734      70,524
  All Other.....................................    3,015       6,453       9,511
  Eliminations..................................     (980)    (23,123)    (35,768)
                                                  -------    --------    --------
     Consolidated total revenues................  $67,909    $191,007    $379,921
                                                  =======    ========    ========
Gross profit (loss):
  Branded pharmaceuticals.......................  $33,165    $ 94,452    $234,325
  Licensed Products.............................   17,015      22,671      25,990
  Contract manufacturing........................     (187)       (531)     (4,858)
  All Other.....................................    1,897       5,490       5,599
                                                  -------    --------    --------
     Consolidated gross profit..................  $51,890    $122,082    $261,056
                                                  =======    ========    ========

                                                           AS OF DECEMBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Total assets:
  Branded pharmaceuticals................................  $522,218   $637,225
  Licensed Products......................................    64,285     77,162
  Contract manufacturing.................................   144,614    168,484
  All Other..............................................     1,735      1,070
  Eliminations...........................................    (2,500)    (2,600)
                                                           --------   --------
     Consolidated total assets...........................  $730,352   $881,341
                                                           ========   ========

     Capital expenditures of $1,430, $81,432 and $9,170 for the years ended December 31, 1997, 1998 and 1999, respectively, are substantially utilized for contract manufacturing purposes.

16.  RELATED PARTY TRANSACTIONS

     THE UNITED COMPANY

     In connection with its purchase of Cortisporin in 1997, the Company received $8,750 from The United Company for 6,856,549 common shares.

     OTHER

     Certain management and employees of the Company sit on the board of directors of a private foundation. The Company made contributions to this foundation and expensed approximately $994 and $247 for the years ended December 31, 1997 and 1998, respectively. At December 31, 1997 and 1998, the Company had receivables from this foundation of approximately $1,671 and $596, respectively, for expenses paid by the Company on their behalf. The remaining balance was paid in full during 1999.

     The Company donated inventory to the private foundation with a cost of $1,780 in 1999.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     For the year ended December 31, 1998 and 1999, the Company paid Bourne & Co., Inc., an affiliate of a director and since January 1999 an officer of the Company, $2,475 and $108 for consulting services and the purchase of furniture. In connection with the Altace Acquisition and related financing, Bourne & Co., Inc., received $1,250 in January 1999. For the year ended December 31, 1997, the Company paid Bourne & Co., Inc., approximately $651 for its advisory services in the acquisition of the Cortisporin product line and $62 for consulting services.

     In September 1998, the Company purchased for approximately $350 the primary residence of an officer of the Company in connection with his relocation to the Parkedale Facility. The Company believes the purchase price was at fair market value. The property was sold in February 2000.

     Fees of $24, $108 and $144 as well as related travel expenses were paid in 1999, 1998 and 1997, respectively, to an individual director for consulting with the Company on matters such as acquisitions, financial public relations and pending litigation.

17.  STOCKHOLDERS' EQUITY

     COMMON SHARES

     The Company is authorized to issue 150 million shares of no par value common stock. As of December 31, 1998 and 1999 there were 82,786,023 and 83,136,117 shares outstanding, respectively.

     STOCK SPLITS

     On June 2, 2000, the Company's Board of Directors declared a three for two stock split for shareholders of record as of June 12, 2000, to be distributed June 21, 2000. The stock split has been reflected in all share data contained in these financial statements.

     On October 4, 1999 the Company's board of directors declared a three for two stock split for shareholders of record as of October 28, 1999, to be distributed November 11, 1999. The stock split has been reflected in all share data contained in these financial statements.

     On November 15, 1997, the shareholders approved a stock split of 2.8 common shares for each share of the Company's common shares outstanding.

     STOCK OPTION PLANS

     In 1989, the Company adopted the 1989 Stock Option and Stock Appreciation Rights Plan (the "1989 Stock Option Plan"). The 1997 Incentive and Nonqualified Stock Option Plan for Employees (the "1997 Stock Option Plan") was adopted in 1997. In February 1998, the Company adopted the 1998 Non-employee Director Stock Option Plan (the "1998 Stock Option Plan"). The aggregate number of shares which may be issued under the 1989, 1997 and 1998 Stock Option Plans shall not exceed 9,993,319, (2,118,319, 7,200,000 and 675,000, respectively). No Stock
Appreciation Rights have been granted.

     During 1998, the Company granted 501,187 options of common stock to employees under the 1997 Stock Option Plan at an exercise price equal to fair market value at date of grant. On March 1, 1999, the Company granted 597,262 options of common stock to employees under the 1997 Stock Option Plan at an exercise price of $10.722 per share and on November 24, 1999 the Company granted 863,625 options of common stock to employees at an exercise price of $30.0416 per share.

     As of December 31, 1999, the Company had 1,047,053 options outstanding of which 366,263 are exercisable under the 1989 Stock Option Plan. As a result of the merger all outstanding options vested immediately and are exercisable.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     As of December 31, 1999, the Company had 1,818,441 options outstanding of which 1,147,013 are vested and exercisable under the 1997 stock option plan. Options under the 1997 Stock Option Plan vest at various times through 2001 and expire 10 years from the date of grant.

     During 1998, the Company granted 112,500 options of common stock to its directors under the 1998 Stock Option Plan at an exercise price equal to the initial public offering price. The options vested immediately upon grant. As of December 31, 1999, the Company had 112,500 options vested, exercisable and outstanding. Options under the 1998 Stock Option Plan expire 10 years from the date of grant.

     A summary of the status of the Company's Plans of December 31, 1999 and changes during the years, ended December 31, 1998 and 1999 are presented in the table below:

                                1997 STOCK OPTION     1998 STOCK OPTION      1989 STOCK OPTION
                                       PLAN                  PLAN                  PLAN
                               --------------------   ------------------   ---------------------
                                           WEIGHTED             WEIGHTED                WEIGHTED
                                           AVERAGE              AVERAGE                 AVERAGE
                                           EXERCISE             EXERCISE                EXERCISE
                                SHARES      PRICE     SHARES     PRICE       SHARES      PRICE
                               ---------   --------   -------   --------   ----------   --------
Shares under option:
Outstanding at January 1,
  1997.......................         --    $   --         --    $  --        792,578    $ 4.95
Granted......................         --        --         --       --        405,501      6.31
Exercised....................         --        --         --       --        (27,366)     4.95
Forfeited, expired or
  cancelled..................         --        --         --       --       (173,451)     6.31
                               ---------    ------    -------    -----     ----------    ------
Outstanding at December 31,
  1997.......................         --        --         --       --        997,262      5.41
Granted......................    501,188      6.23    112,500     6.22        345,555      9.01
Exercised....................         --        --         --       --       (117,471)     4.95
Forfeited, expired or
  cancelled..................     (5,738)     6.22         --       --        (90,875)     6.31
                               ---------    ------    -------    -----     ----------    ------
Outstanding at December 31,
  1998.......................    495,450      6.23    112,500     6.22      1,134,471      6.31
Granted......................  1,460,887     26.22         --       --        343,239     11.71
Exercised....................    (72,748)    15.95         --       --       (424,209)     4.95
Forfeited, expired or
  cancelled..................    (65,148)    10.22         --       --         (6,449)     8.56
                               ---------    ------    -------    -----     ----------    ------
Outstanding at December 31,
  1999.......................  1,818,441    $18.48    112,500    $6.22      1,047,052    $ 9.01
                               =========    ======    =======    =====     ==========    ======
Weighted average fair value
  of options granted in
  1999.......................        N/A    $13.15        N/A    $6.22            N/A    $11.59
                               =========    ======    =======    =====     ==========    ======
Options available for grant
  at December 31, 1999.......  5,308,811       N/A    562,500      N/A             --       N/A
                               =========    ======    =======    =====     ==========    ======

     Options outstanding at December 31, 1999 have exercise prices between $5.92 and $30.04, with a weighted average exercise price of $15.55 and a remaining contractual life of approximately 8.9 years.

     The Company has adopted the disclosure only provision of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, since options were granted at fair value, no compensation cost has been recognized for stock options granted to date. Had compensation cost for these plans been determined for

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

options granted, consistent with SFAS No. 123, the Company's net income and diluted income per share would have decreased to the following pro forma amounts for the year ended December 31, 1999:

                                                 1997       1998       1999
                                                -------    -------    -------
Income before extraordinary item:
  As reported.................................  $16,825    $41,563    $51,698
                                                =======    =======    =======
  Pro Forma...................................  $15,662    $39,471    $39,294
                                                =======    =======    =======
Net income:
  As reported.................................  $16,825    $37,152    $50,993
                                                =======    =======    =======
  Pro Forma...................................  $15,662    $35,060    $38,589
                                                =======    =======    =======
Diluted income per share:
Income before extraordinary item:
  As reported.................................  $  0.24    $  0.53    $  0.62
                                                =======    =======    =======
  Pro Forma...................................  $  0.23    $  0.50    $  0.47
                                                =======    =======    =======
Net income:
  As reported.................................  $  0.24    $  0.47    $  0.61
                                                =======    =======    =======
  Pro Forma...................................  $  0.23    $  0.45    $  0.46
                                                =======    =======    =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1999: expected lives ranging from 3 to 5 years; expected volatility of approximately 72%; expected dividend yield of $0 and risk-free interest rates ranging from 5.19% to 6.02%.

18.  INCOME PER SHARE

     The basic and diluted income before extraordinary item per share was determined as follows:

                                                 1997           1998           1999
                                              -----------    -----------    -----------
Income before extraordinary item available
  to common shareholders....................  $    16,825    $    41,563    $    51,698
                                              ===========    ===========    ===========
Basic income per share:
  Weighted average common shares............   69,796,155     78,460,372     82,794,675
                                              -----------    -----------    -----------
  Basic income per common share.............  $      0.24    $      0.53    $      0.63
                                              ===========    ===========    ===========
Diluted income per share weighted average
  common shares.............................   69,796,155     78,460,372     82,794,675
  Effect of stock options...................       76,270        397,934        868,600
                                              -----------    -----------    -----------
  Weighted average common shares plus
     assumed conversions....................   69,872,425     78,858,306     83,663,275
                                              -----------    -----------    -----------
  Diluted income per share..................  $      0.24    $      0.53    $      0.62
                                              ===========    ===========    ===========

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

19.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth summary quarterly financial information for the years ended December 31, 1998 and 1999:

1998 BY QUARTER                                    FIRST       SECOND      THIRD       FOURTH
---------------                                   --------    --------    --------    --------
Total revenues..................................  $ 31,356    $ 46,651    $ 54,515    $ 54,485
Gross profit....................................    22,728      31,684      32,931      34,739
Operating income................................    12,452      15,872      18,698      18,155
Income before extraordinary item................     7,532      11,610      11,019      11,402
Net income......................................     7,246      11,610      11,019       7,277
Basic and diluted income per common share(1):
  Income before extraordinary item..............      0.10        0.15        0.13        0.15
  Net income....................................      0.10        0.15        0.13        0.09

1999 BY QUARTER                                    FIRST       SECOND      THIRD       FOURTH
---------------                                   --------    --------    --------    --------
Total revenues..................................  $ 67,569    $ 84,939    $114,119    $113,294
Gross profit....................................    50,430      60,227      76,197      74,202
Operating income................................    27,161      32,984      43,023      33,625
Income before extraordinary item................     9,508      13,183      18,397      10,610
Net income......................................     8,803      13,183      18,397      10,610
Basic income per common share(1):
  Income before extraordinary item..............      0.11        0.16        0.22        0.13
  Net income....................................      0.11        0.16        0.22        0.13

---------------
(1) Quarterly amounts do not add to annual amounts due to the effect of rounding on a quarterly basis.

20.  GUARANTOR FINANCIAL STATEMENTS

     The Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Medco Research, Inc., Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. (the "Guarantor Subsidiaries") have guaranteed the Company's performance under the $150,000 10 3/4% Senior Subordinated Notes due 2009 on a joint and several basis. There are no restrictions under the Company's financing arrangements on the ability of the Guarantor Subsidiaries to distribute funds to the Company in the form of cash dividends, loans or advances. The following combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries (condensed consolidated/combined financial data). Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that such information would not be material to the holders of the notes.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             GUARANTOR SUBSIDIARIES

                       CONDENSED COMBINED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
Current assets:
  Cash......................................................    $  4,742        $ 12,269
  Investments, held to maturity.............................      21,434          17,001
  Accounts Receivable.......................................      30,559          63,382
  Royalty receivable........................................       8,349           6,691
  Inventory.................................................      20,089          27,433
  Prepaid expenses and other current assets.................         848           6,382
  Deferred income taxes.....................................         458             607
                                                                --------        --------
     Total current assets...................................      86,479         133,765
                                                                --------        --------
  Property, plant, and equipment, net.......................      73,091          75,267
  Intangible assets, net....................................     119,487         120,316
  Other assets..............................................       1,228           2,506
  Investments, held to maturity.............................      25,074          33,583
                                                                --------        --------
     Total assets...........................................    $305,359        $365,437
                                                                ========        ========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  8,796        $ 22,275
  Current portion of long-term debt.........................          --              27
  Accrued expenses and other liabilities....................      16,082          44,694
  Income taxes payable......................................          --           4,755
                                                                --------        --------
     Total current liabilities..............................      24,878          71,751
                                                                --------        --------
  Long-term debt............................................          --              42
  Other long-term liabilities...............................         150           1,500
  Intercompany payable......................................     175,613          57,290
                                                                --------        --------
     Total liabilities......................................     200,641         130,583
                                                                --------        --------
  Shareholders' equity......................................     104,718         234,854
                                                                --------        --------
     Total liabilities and shareholders' equity.............    $305,359        $365,437
                                                                ========        ========

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

            GUARANTOR SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                               1997        1998        1999
                                                              -------    --------    --------
Revenues:
     Total net revenues.....................................  $57,912    $183,601    $364,825
                                                              -------    --------    --------
Operating Costs and Expenses:
  Cost of sales.............................................    4,804      60,053     104,187
  Royalty expense...........................................    2,985       4,873       5,661
  Selling, general, and administrative......................   12,898      24,728      67,653
  Depreciation and amortization.............................    2,045       7,973      14,824
  Research and development expense..........................    6,328       9,740      13,673
                                                              -------    --------    --------
     Total operating costs and expenses.....................   29,060     107,367     205,998
                                                              -------    --------    --------
Operating Income............................................   28,852      76,234     158,827
Other (Expenses) Income.....................................      605     (10,590)        127
                                                              -------    --------    --------
  Income before income taxes................................   29,457      65,644     158,954
                                                              -------    --------    --------
  Income tax expense........................................    7,624      19,260      31,687
                                                              -------    --------    --------
     Net Income.............................................  $21,833    $ 46,384    $127,267
                                                              =======    ========    ========

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

            GUARANTOR SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS

                                                                   FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                             1997        1998         1999
                                                           --------    ---------    ---------
Net income...............................................  $ 21,833    $  46,384    $ 127,267
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Amortization and Depreciation..........................     2,045        7,973       14,824
  Loss on disposition of assets..........................        --           --          143
Changes in operating assets and liabilities:
  Accounts payable.......................................     3,833        5,379       18,505
  Inventory..............................................    (4,999)     (15,090)      (7,344)
  Prepaid expenses and other assets......................    (5,149)      (1,425)      (1,224)
  Accrued expenses.......................................     4,664        6,968       25,404
  Income taxes...........................................        --       (1,686)       4,204
  Accounts receivable....................................    (6,193)     (25,241)     (31,258)
                                                           --------    ---------    ---------
     Net cash provided by operating activities...........    16,034       23,262      150,521
                                                           --------    ---------    ---------
Cash flow from investing activities:
  Purchase of investment securities......................   (20,162)     (34,293)     (25,592)
  Proceeds from maturity or sale of investments..........     8,479       25,922       21,500
  Merger related costs...................................                                (715)
  Process from sale of property and equipment............        --           14            2
  Purchases of intangible assets.........................   (65,286)     (60,901)      (6,400)
  Purchases of property and equipment....................      (101)     (75,658)      (6,584)
                                                           --------    ---------    ---------
     Net cash used in investing activities...............   (77,070)    (144,916)     (17,789)
                                                           --------    ---------    ---------
Cash flows from financing activities:
  Increase (decrease) in inter-company payable...........    52,236      128,271     (123,218)
  Increase (decrease) in long-term debt..................     1,762       (1,762)          69
  Proceeds from exercise of stock options and warrants...     5,113        1,293          297
  Purchase of stock held in treasury.....................    (4,455)      (4,132)      (2,353)
                                                           --------    ---------    ---------
     Net cash provided by (used in) financing
       activities........................................    54,656      123,670     (125,205)
                                                           --------    ---------    ---------
Change in cash and cash equivalents......................    (6,380)       2,016        7,527
Cash and cash equivalents at beginning of period.........     9,106        2,726        4,742
                                                           --------    ---------    ---------
Cash and cash equivalents at end of period...............  $  2,726    $   4,742    $  12,269
                                                           ========    =========    =========

21.  SUBSEQUENT EVENTS

     On February 25, 2000, the Company completed a merger with Medco Research, Inc. ("Medco") by exchanging 7,221,125 (10,831,688 post-split) shares of it common stock for all of the common stock of Medco. Each share of Medco was exchanged for .6757 (1.0136 for 1 post-split) of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange rate into options to purchase approximately 695,164 (1,042,746 post-split) shares of King common stock.

                           KING PHARMACEUTICALS, INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The merger has been accounted for as a pooling of interests. In connection with this transaction the Company expects to charge to expense between $16,000 and $24,000 of merger related costs in the first quarter of 2000.

     In February 2000, the Company paid $2,823 to a director for services performed in connection with the successful completion of the merger.

     The following information presents certain unaudited financial statement data of the separate companies as of December 31, 1998, 1999 and for the three years in the period ended December 31, 1999, preceding the merger:

                                                          FOR THE YEAR
                                                       ENDED DECEMBER 31,
                                                  -----------------------------
                                                   1997       1998       1999
                                                  -------   --------   --------
Net revenues:
  King..........................................  $47,909   $163,463   $348,271
  Medco.........................................   20,000     27,544     31,650
                                                  -------   --------   --------
                                                  $67,909   $191,007   $379,921
                                                  =======   ========   ========
Net income:
  King..........................................  $ 6,612   $ 20,910   $ 44,949
  Medco.........................................   10,213     16,242      6,044
                                                  -------   --------   --------
                                                  $16,825   $ 37,152   $ 50,993
                                                  =======   ========   ========

                                                           AS OF DECEMBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Total assets
  King...................................................  $668,171   $805,689
  Medco..................................................    62,181     75,652
                                                           --------   --------
                                                           $730,352   $881,341
                                                           ========   ========

     In March 2000, the United States Food and Drug Administration notified the Company that the methods, facilities and control used by the Parkedale facility in the manufacture, processing and packaging of Fluogen(R), the Company's influenza virus vaccine, were not in compliance with current Good Manufacturing Practices ("cGMP"). The FDA therefore informed Parkedale that it must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards for the manufacture and distribution of Fluogen(R). The FDA has received the Company's initial response to its March 10 notification and following discussions with the FDA, the Company has filed with the FDA its written certification of conformance that the Company is now sufficiently in compliance with cGMP manufacturing standards to resume the manufacture of Fluogen(R) and the Company has now resumed the manufacture of Fluogen(R). The distribution of Fluogen(R) remains suspended pursuant to the FDA's order. The Company cannot resume the distribution of Fluogen(R) until the FDA conducts an on-site inspection of the Parkedale facility and finds the facility in substantial compliance with cGMPs. The Company is working to meet all of the FDA's requirements to resume distribution of Fluogen(R), which can occur upon the FDA's verification that Parkedale has satisfactorily completed all required corrective measures and is in substantial compliance with cGMP standards. Fluogen(R)'s gross sales totaled $32.0 million, while net sales equaled $28.7 million, for the year ended December 31, 1999. Gross profit for Fluogen(R) equaled $6.9 million for the same period. While the Company is pursuing all actions reasonably necessary to assure Fluogen(R)'s availability during the upcoming flu season commencing in September 2000, the Company cannot be sure that it will be able to satisfy the FDA's concerns respecting the cGMP standards applicable to Fluogen(R). Consequently, the Company cannot be sure that it will be able to market or distribute any amount of vaccine, if at all, in the future.

                                                                         ANNEX B

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          SUPPLEMENTARY FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in Annex A. Historical results and percentage relationships set forth in the supplemental statement of operations, including trends that might appear, are not necessarily indicative of future operations. This discussion does not reflect the three-for-two stock split effected June 21, 2000.

OVERVIEW

     We are a vertically integrated pharmaceutical company that researches, develops, manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of approximately 300 representatives and copromotion arrangements, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. Our business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are attractive to us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert Company, Centocor, Inc., Mallinckrodt Chemical, Inc., Genetics Institute, Inc. and Hoffman-La Roche Inc.

     Our branded pharmaceutical products can be divided primarily into four therapeutic areas: (i) cardiovascular (including Altace(R), Thalitone(R) and Procanbid(R)), (ii) anti-infectives (including Lorabid(R), Cortisporin(R), Neosporin(R) and Coly-Mycin M(R)), (iii) vaccines and biologicals (including Fluogen(R) and Aplisol(R)) and (iv) women's health (including Menest(R) and Pitocin(R)). All of these products are marketed to general/family practitioners and internal medicine physicians. Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products, as evidenced by our acquisition of 31 products over the last 36 months, including Altace(R) and Lorabid(R). In addition, we have well known products in all of our therapeutic categories that generate high prescription volumes. Our portfolio of well-recognized prescription brand names includes, among others, Altace(R), Lorabid(R), Neosporin(R), Cortisporin(R), Menest(R), Pitocin(R), Anusol-HC(R), Fluogen(R).

     We acquired from Glaxo Wellcome the Cortisporin(R) product line in March 1997, the Viroptic(R) product line in May 1997 and six additional branded products, including Septra(R), and exclusive licenses, free of royalty obligations, for the prescription formulations of Neosporin(R) and Polysporin(R)in November 1997 (the "Glaxo Acquisition").

     In February 1998, we acquired from Warner-Lambert 15 branded pharmaceutical products, the Parkedale Facility located in Rochester, Michigan and certain manufacturing contracts for third parties for $127.9 million, including $2.9 million of assumed liabilities (the "Sterile Products Acquisition").

     In June 1998, we launched our new Cortisporin(R)-TC Otic line. Cortisporin(R)-TC Otic is a product line extension for our Cortisporin(R) Otic Suspension product.

     In December 1998, we acquired from Hoechst Marion Roussel, Inc., predecessor to Aventis ("HMR"), for $362.5 million, the United States rights to Altace(R), an Angiotensin Converting Enzyme inhibitor, HMR's worldwide rights to Silvadene(R) and HMR's worldwide rights to AVC(TM), (the "Altace Acquisition"). Aventis currently manufactures Altace(R) for us. We anticipate moving the manufacturing of Altace(R) to the Bristol facility prior to December 31, 2001. Aventis will continue to supply raw material for the process and we anticipate that Aventis will continue to be the secondary manufacturer for this product.

     In August 1999, we acquired the antibiotic Lorabid(R) from Eli Lilly and Company for $91.7 million including acquisition costs plus sales performance milestones that could bring the total value of the deal to $158.0 million. The final contingent payment will be made if we achieve $140.0 million in annual net sales of Lorabid(R). As part of the agreement, we acquired or licensed all of Lilly's rights in the United States and Puerto Rico to Lorabid(R) including Lorabid(R)'s new drug applications, investigational new drug applications, and certain patents and associated United States copyright and trademark material. Lilly manufactures Lorabid(R) for us. Lorabid(R) has United States patent protection through December 31, 2005.

     On February 25, 2000, we acquired Medco in an all stock transaction accounted for as a pooling of interests valued at approximately $366 million. Medco is now one of our wholly-owned subsidiaries. We exchanged approximately
7.2 million shares of King common stock for all of the outstanding shares of Medco. Each share of Medco was exchanged for 0.6757 of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange ratio to purchase approximately 700,000 shares of King common stock. Medco is engaged in the development and global commercialization of cardiovascular medicines and adenosine-receptor technologies. Medco's products and the related intellectual property rights are typically obtained under license from academic or corporate sources who have received United States patents. Medco then sponsors and directs any additional preclinical studies and clinical testing needed for product registration and marketing approval. These late-stage product development activities are outsourced to independent clinical research organizations to maximize efficiency and minimize internal overhead. Historically Medco has licensed the manufacturing and marketing rights to its products to corporate partners in exchange for licensing fees and royalty payments on future sales. A portion of the formulation development, as well as microbiology, chemistry, manufacturing and controls information, are typically provided by Medco's licensed corporate partner, and Medco then submits to the FDA, a New Drug Application, which we refer to in this report as an "NDA," to obtain the FDA's clearance to market the drug. Medco has successfully developed two adenosine-based products, Adenocard(R) and Adenoscan(R). The NDAs for Adenocard(R) and Adenoscan(R) are held by Fujisawa Healthcare, Inc. and Medco receives a royalty based on the sales of the products.

     Our strategy is to continue to acquire branded pharmaceutical products and to create value by leveraging our marketing, manufacturing and product development capabilities. The success of our marketing strategy will be aided by gaining approval of the new indications for Altace(R) requested under the Supplemental New Drug Application, which is now before the FDA, and capitalizing on that approval by increasing our marketing efforts related to Altace(R), including the potential execution of copromotion agreements, and our ability to continue to develop product line extensions. As soon as practicable after regulatory requirements are satisfied and when advantageous, we expect that manufacturing some of these acquired pharmaceutical products ourselves will increase our margins because the cost of producing pharmaceutical products on our own should be lower than the cost of having these products manufactured by third parties. As discussed above, we anticipate beginning the manufacturing of Altace(R) in our Bristol facility prior to December 31, 2001.

     We manufacture pharmaceutical products for a variety of pharmaceutical and biotechnology companies under contracts expiring at various times within the next four years. We intend to enter into additional manufacturing contracts in cases where we identify contracts that offer significant volumes and attractive revenues. We have not accepted or renewed manufacturing contracts for third parties where we perceived insignificant volumes or revenues. In accordance with our focus on branded pharmaceutical products, we expect that, over time, our contract manufacturing will continue to be a smaller percentage of revenues.

     The following summarizes approximate net revenues by operating segment (in thousands).

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1997        1998         1999
                                                              --------    ---------    ---------
Branded pharmaceuticals.....................................  $37,912     $125,399     $304,004
Licensed products...........................................   20,000       27,544       31,650
Contract manufacturing......................................    6,982       31,611       34,756
Other.......................................................    3,015        6,453        9,511
                                                              =======     ========     ========
          Total.............................................  $67,909     $191,007     $379,921
                                                              =======     ========     ========

RESULTS OF OPERATIONS

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Total net revenues increased $188.9 million, or 98.9%, to $379.9 million in 1999 from $191.0 million in 1998, due primarily to the acquisition and growth of branded pharmaceutical products. The increase in revenues is primarily attributable to the Altace Acquisition, the acquisition of Lorabid(R), and revenue growth of certain branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $178.6 million, or 142.4%, to $304.0 million in 1999 from $125.4 million in 1998. The Altace Acquisition, the acquisition of Lorabid(R) and revenue gains by Fluogen(R) and the Cortisporin(R) and Neosporin(R) product lines accounted for most of the sales increase. From time to time we announce price increases on some of our pharmaceutical products. In advance of a price increase, many of our customers may order pharmaceutical products in larger than normal quantities. We cannot determine the exact quantity of additional inventory that our customers may order in anticipation of a price increase. The ordering of excess quantities in any quarter could cause sales of some of our branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. Net revenues from Fluogen(R) increased from $17.7 million in 1998 to $28.7 million in 1999. However, the amount of revenue, if any, that we can anticipate from Fluogen(R) in the future is not certain at this time. On March 10, 2000, the United States Food and Drug Administration notified us that the methods, facilities and control used by the Parkedale facility in the manufacture, processing and packaging of Fluogen(R), our influenza virus vaccine, were not in compliance with current Good Manufacturing Practices ("cGMP"). The FDA therefore informed Parkedale that it must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards for the manufacture and distribution of Fluogen(R). The FDA has received our initial response to its March 10 notification and following discussions with the FDA, we filed with the FDA our written certification of conformance that we are now sufficiently in compliance with cGMP manufacturing standards to resume the manufacture of Fluogen and we have now resumed the manufacture of Fluogen(R). The distribution of Fluogen(R) remains suspended pursuant to the FDA's order. We cannot resume the distribution of Fluogen until the FDA conducts and on-site inspection of the Parkedale facility and finds the facility in substantial compliance with cGMPs. We are working to meet all of the FDA's requirements to resume distribution of Fluogen(R), which can occur upon the FDA's verification that Parkedale has satisfactorily completed all required corrective measures and is in substantial compliance with cGMP standards. While we are pursuing all actions reasonably necessary to assure Fluogen(R)'s availability during the upcoming flu season commencing in September 2000, we cannot be sure that we will be able to satisfy the FDA's concerns respecting the cGMP standards applicable to Fluogen(R). Consequently, we cannot be sure that we will be able to market or distribute any amount of vaccine, if at all, in the future.

     Revenues from licensed products increased $4.2 million or 15.3% to $31.7 million in 1999 from $27.5 million in 1998. The increase was primarily due to continued year-over-year increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee. Fujisawa is the source of substantially all of our royalties.

     Revenues from contract manufacturing increased $3.2 million, or 10.1%, to $34.8 million in 1999 from $31.6 million in 1998. Contract manufacturing revenues increased primarily because we had a full year of contract revenue from the Sterile Products Acquisition that closed in February 1998.

     Net sales from generic and other sources increased $3.0 million, or 46.2%, to $9.5 million in 1999 from $6.5 in 1998. The increase in revenues is primarily attributable to increased sales of a generic product line, offset by a decrease in development revenue. We have recognized no development revenues in 1999. In 1998, we recognized $5.0 million in development revenues as a result of the FDA approval and our validation of the process of two additional Abbreviated New Drug Applications pursuant to an agreement with Mallinckrodt. Currently, we have no ongoing agreements that will result in future development revenue.

     Gross Profit. Total gross profit increased $139.0 million or 113.8% to $261.1 million in 1999 from $122.1 million in 1998. The increase was primarily due to increased gross profit from branded pharmaceutical products, offset by a decrease in contract manufacturing gross profit contribution.

     The gross profit from branded pharmaceutical products increased $139.9 million or 148.0% to $234.4 million from $94.5 million. This increase was primarily due to increases in gross profit from the Altace product line acquired in December 1998, and the Lorabid product acquired in August 1999.

     The gross profit from licensed products increased $3.3 million or 14.5% to $26.0 million from $22.7 million. The increase is primarily due to the continued year-over-year increases in unit sales of Adenoscan(R), a drug for which we pay a royalty of 3% of net sales to a third party and Adenocard(R), a drug for which we pay a royalty of 12.5% of net sales to the University of Virginia Alumni Patents Foundation.

     Gross profit associated with contract manufacturing decreased $4.3 million to $4.9 million. This decrease in gross profit is primarily related to an increase in costs associated with the contract manufacturing business.

     The gross profit from generic and other increased $109,000 or 2.0% to $5.6 million from $5.5 million.

     Operating Costs and Expenses. Total operating costs and expenses increased $117.3 million, or 93.2%, to $243.1 million in 1999 from $125.8 million in 1998.
The increase was due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Altace Acquisition.

     Cost of sales increased $49.1 million, or 76.6%, to $113.2 million in 1999 from $64.1 million in 1998. The increase was due primarily to the costs associated with the newly acquired branded product lines and increases in the production of Fluogen.

     Selling, general and administrative expenses increased $44.0 million, or 121.5%, to $80.2 million in 1999 from $36.2 million in 1998. The increase was primarily attributable to the hiring of additional sales representatives during the second half of 1998 and first part of 1999; as well as other personnel costs, marketing, and sampling costs associated with the new branded product lines. As a percentage of total revenues, selling, general and administrative expenses increased to 21.1% in 1999 from 18.9% in 1998.

     Royalty expense increased $800,000 or 16.3% to $5.7 million in 1999 from $4.9 million 1998. The increase was associated with the increased royalty revenue for Adenocard(R) and Adenoscan(R).

     Research and development expenses increased $5.6 million or 52.3% to $16.3 million in 1999 from $10.7 million in 1998. Research and development expenditures were higher during 1999 primarily due to a phase II study to further investigate the safety and efficacy of Pallacor(TM), as well as the completion of a phase I study and the initiation of a phase II study of MRE0470.

     Depreciation and amortization expense increased $17.7 million, or 177.0%, to $27.7 million in 1999 from $10.0 million in 1998. This increase was primarily attributable to the amortization of the fixed assets and intangible assets acquired in the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).

     Other Income (Expense). Interest expense increased $40.5 million, or 271.8%, to $55.4 million in 1999 from $14.9 million in 1998, as a result of additional term loans used to finance, in part, the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).

     Interest income increased to $0.4 million or 13.8% to $3.3 million in 1999 from $2.9 million in 1998. The increase was primarily due to higher investment income higher in 1999 mainly as cash and investment balances were higher.

     Other income (expense) decreased $7.0 million, or 175.0% to a $3.0 million expense in 1999 from a $4.0 million income in 1998. This decrease was due to the receipt of a $4.0 million in 1998 for assistance provided in connection with the contract manufacturing of Adenoscan(R) and Adenocard(R) by a third party and the transfer of the Adenoscan(R) and Adenocard(R) NDAs to Fujisawa. In addition, we incurred expenses of $3.3 million for a legal settlement and fees related to a patent protection.

     Income Tax Expense. The effective tax rate in 1999 of 36.7% was higher and 1998 of 27.3% was lower than the federal statutory rate of 35.0% primarily due to state income taxes and a valuation allowance adjustment in 1998 respectively.

     Extraordinary item. During the first quarter of 1999, we repaid $75.0 million of senior subordinated seller notes prior to maturity. The early repayment of the notes resulted in an extraordinary loss of $705,000, net of related tax benefits of $445,000, from the write off of certain deferred financing costs. During 1998, we repaid other long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, from the write off of certain deferred financing costs.

     Net Income. Due to the factors set forth above, net income increased $13.8 million, or 37.1%, to $51.0 million in 1999 from $37.2 million in 1998.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Total net revenues increased $123.1 million, or 181.3%, to $191.0 million in 1998 from $67.9 million in 1997, due primarily to the acquisition of branded products in 1998 and late 1997 and increased contract manufacturing related to the Sterile Products Acquisition.

     Net sales from branded pharmaceuticals increased $87.5 million, or 230.9%, to $125.4 million in 1998 from $37.9 million in 1997. The Glaxo Acquisition, Sterile Products Acquisition, Menest(R) and the Altace Acquisition accounted for most of the sales increase.

     Licensed products revenue increased $7.5 million, or 37.5% to $27.5 million in 1998 from $20.0 million in 1997. The increase was primarily due to continued year-over-year increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee, and a 4% increase in the royalty revenue rate which began midway through fourth quarter 1997. Fujisawa is the source of substantially all of our royalties.

     Revenues from contract manufacturing increased $24.6 million, or 351.4%, to $31.6 million in 1998 from $7.0 million in 1997, due primarily to the increased contract manufacturing related to the Sterile Products Acquisition.

     Additionally, we recognized other revenues in 1998 of $5.0 million for the development and related FDA approval of two ANDAs filed in connection with our agreement with Mallinckrodt.

     Gross Profit. Total gross profit increased $70.2 million, or 135%, to $122.1 million in 1998 from $51.9 million in 1997. The increase was primarily due to the increase in gross profit associated with branded pharmaceutical products of $61.3 million and the gross profit of royalty revenues on licensed products of $5.7 million. Additionally, gross profit associated with contract development revenues, generic pharmaceutical sales and companion animal health sales increased by $3.6 million.

     The gross profit of branded pharmaceutical products increased $61.3 million to $94.5 million in 1998 from $33.2 million in 1997. This increase was primarily due to increases in revenues from certain products acquired in the Sterile Products Acquisitions, the Cortisporin Acquisition, the Glaxo Acquisition, and the Altace transaction in December 1998.

     The gross profit associated with licensed products increased $5.7 million, or 33.5% to $22.7 million in 1999 from $17.0 million in 1998. This increase was primarily due to the continued shift in the product sales mix to Adenoscan(R) and continued year-over-year increases in unit sales of Adenoscan(R) a drug for which we pay a royalty of 3% of net sales to a third party and Adenocard(R), a drug for which we pay a royalty of 12.5% of net sales to the University of Virginia Alumni Patents Foundation.

     The gross profit associated with contract development revenue, generic pharmaceutical sales, and companion animal health sales increased by $3.6 million to $5.5 million in 1998 from $1.9 million in 1997. The increase was primarily due to an increase in contract development revenue offset by a decrease in gross profit contribution of generic pharmaceutical and companion animal costs.

     Operating Costs and Expenses. Total operating costs and expenses increased $79.0 million, or 168.8%, to $125.8 million in 1998 from $46.8 million in 1997. The increase was due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Glaxo Acquisition.

     Cost of sales increased $51.1 million, or 393.1%, to $64.1 million in 1998 from $13.0 million in 1997. The increase was due primarily to the costs associated with the newly acquired branded product lines.

     Selling, general and administrative expenses increased $16.2 million, or 81.0%, to $36.2 million in 1998 from $20.0 million in 1997. This increase was primarily attributable to the hiring of additional sales representatives in 1998 and during the second half of 1997, as well as other personnel costs and marketing, promotion and sampling costs associated with the newly acquired branded product lines. As a percentage of net sales, selling, general and administrative expenses decreased to 29.4% in 1998 from 18.9% in 1997.

     Royalty expense increased $1.9 million, or 63.3% to $4.9 million in 1998 from $3.0 million in 1997. The increase was primarily due to the payment of a royalty of 3% of net sales of Adenoscan(R) to a third party beginning January 1, 1998 relating to the procurement of additional intellectual property rights for intravenous adenosine from such third party.

     Research and development expenses increased $2.9 million, or 37.2% to $10.7 million in 1998 from $7.8 million in 1997. Research and development expenditures were higher during 1998 primarily due to a one-time charge of $2.4 million in the second quarter of 1998 pertaining to the purchase of Fujisawa's commercialization rights and related intellectual properties for the cardioprotection application of intravenous adenosine. Also, research and development expenditures were higher during 1998 due to a $1.0 million charge in the fourth quarter of 1998 for a milestone payment to Discovery Therapeutics, Inc. related to the December filing of the IND for MRE0470.

     Depreciation and amortization expense increased $6.9 million, or 222.6%, to $10.0 million in 1998 from $3.1 million in 1997. This increase was primarily attributable to the depreciation and amortization of the fixed assets and intangibles assets acquired with the branded product acquisitions in 1997 and the Sterile Products and Altace Acquisitions in 1998.

     Other Income (Expense). Interest income increased $0.8 million, or 38.1% to $2.9 million in 1998 from $2.1 million in 1997. This increase was primarily due to higher investment income in 1998 as investment balances were higher.

     Interest expense increased $12.1 million, or 432.1%, to $14.9 million in 1998 from $2.8 million in 1997, as a result of additional term loans used to finance, in part, the acquisitions in 1998.

     Other income increased $3.3 million, or 471.4% to $4.0 million in 1998 from $0.7 million in 1997. This increase was due to the receipt of a $4.0 million payment in 1998 from Fujisawa for the assistance provided by us to Fujisawa in connection with the contract manufacturing of Adenoscan(R) and Adenocard(R) by a third party and the transfer of the Adenoscan(R) and Adenocard(R) NDAs to Fujisawa.

     Income Tax Expense. The effective tax rate in 1998 of 27.3% was lower than the federal statutory rate of 35.0% primarily due to a valuation allowance adjustment.

     Extraordinary Item. During 1998, we repaid certain long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, associated with the write-off of deferred financing costs.

     Net Income. Due to the factors set forth above, net income increased $20.3 million, or 120.8%, to $37.1 million in 1998 from $16.8 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL

     Our liquidity requirements arise from debt service, working capital requirements and funding of acquisitions of branded pharmaceutical products.

     As of December 31, 1999 we have available up to $55.0 million under a revolving line of credit, which allows for total borrowing of up to $100.0 million.

     YEAR ENDED DECEMBER 31, 1999

     We generated net cash from operations of $90.2 million for the year ended December 31, 1999. Our net cash provided from operations was primarily the result of $51.0 million in net income, adjusted for non-cash depreciation and amortization of $27.7 million and amortization of deferred financing costs of $2.8 million, a non-cash extraordinary charge of $1.2 million before income tax benefit, and increases in accrued expenses of $34.6 million and accounts payable of $12.2 million. These increases were offset by increases in accounts receivable of $29.6 million, inventories of $6.9 million and prepaid expenses and other assets of $4.5 million.

     Cash flows used in investing activities was $113.4 million primarily due to the purchase of Lorabid(R) for $91.7 million, merger related costs of $2.1 million, capital expenditures of $9.2 million and net purchases of investments of $4.1 million.

     Financing activities provided $38.1 million of cash flow comprised principally of $150.0 million in proceeds from senior subordinated notes, $26.0 million in net proceeds from the revolving credit facility and $8.8 million in proceeds from the exercise of options. These amounts were offset by repayments of the $75.0 million senior subordinated seller notes and $61.0 million relating to the term loans, acquisition of treasury stock for $4.5 million and payment of debt issuance costs of $6.8 million.

     YEAR ENDED DECEMBER 31, 1998

     We generated net cash from operations of $20.1 million for the year ended December 31, 1998. Our net cash provided from operations was primarily the result of $37.2 million in net income, adjusted for non-cash depreciation and amortization of $10.0 million and amortization of deferred financing costs of $800,000, a non-cash extraordinary charge of $7.2 million before income tax benefit, and increases in accrued expenses of $7.2 million and accounts payable of $6.8 million. These increases were offset by increases in accounts receivable of $31.1 million, inventories of $15.7 million and prepaid expenses and other assets of $2.3 million.

     Cash flows used in investing activities was $455.4 million due principally to the Sterile Products and Altace Acquisitions, the Menest(R) acquisition, capital expenditures of $81.4 million and net purchases of investments of $8.4 million.

     Financing activities provided $418.4 million of cash flow, which was a result of the net proceeds of the initial public offering, proceeds from long-term debt to finance the Sterile Products and Altace Acquisitions, offset in part by debt issuance costs.

     YEAR ENDED DECEMBER 31, 1997

     We generated net cash from operations of $14.2 million for the year ended December 31, 1997. Our net cash provided from operations was primarily the result of $16.9 million in net income, adjusted for non-cash depreciation and amortization of $3.1 million and increases in accrued expenses of $7.9 million, accounts payable of $2.9 million and income taxes payable of $2.5 million. These increases were offset by increases in accounts receivable of $6.3 million, inventories of $4.8 million and prepaid expenses and other assets of $4.9 million.

     Cash flows used in investing activities for the year ended December 31, 1997 was $67.4 million and was the result of cash of $54.2 million paid for the acquisition of new branded product lines and net purchases of investments of $11.5 million.

     Financing activities provided $45.6 million, which was the result of proceeds from long-term-debt of $55.9 million, net proceeds from the revolving credit facility of $6.6 million and $8.3 million in proceeds from the exercise of options. These amounts were offset by repayments of the long-term debt of $23.8 million and the acquisition of treasury stock for $8.3 million.

     CERTAIN INDEBTEDNESS AND OTHER MATTERS

     As of December 31, 1999, we have outstanding approximately $522.9 million of long-term debt (including current portion) and $45.0 million in borrowings under our revolving credit facility. Of the amounts, approximately $412.2 million were at variable rates based on LIBOR and the remainder at fixed rates. We have entered into $285.0 million of interest rate hedging transactions with a group of commercial banks to exchange our variable LIBOR for a fixed rate of interest. We do not believe our exposure to changes in interest rates under the remaining variable rate agreements will have a material effect on our financial condition or results of operations. We have also entered into a $150.0 million interest rate hedging agreement to exchange our fixed interest rate for a variable LIBOR-based interest rate. Certain financing arrangements require us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements. As of December 31, 1999, we were in compliance with these covenants.

     Subsequent to the completion of the merger with Medco, we utilized approximately $55.0 million of cash and other investments to repay portions of our revolving credit facility and term loans.

     We believe that existing credit facilities and cash generated from operations are sufficient to finance our current operation and working capital requirements. However, in the event we make significant future acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

     At present, we are actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

     We financed the acquisition of Lorabid(R) with borrowings under our revolving credit facility and cash generated from operations.

     On April 19, 2000, we accepted an offer to sell 4,000,0000 shares of common stock for $41.38 per share. The net proceeds of approximately $165 million are expected to be used to pay down borrowings under the senior credit facility.

CAPITAL EXPENDITURES

     Capital expenditures, including capital lease obligations, were $9.2 million and $81.4 million for the years December 31, 1999 and 1998, respectively. The principal capital expenditures included property and equipment purchases and building and leasehold improvements, including the Sterile Products Acquisition in 1998. We expect to increase our capital expenditures over the next few years as a part of our acquisition and growth strategy.

YEAR 2000 COMPLIANCE

     We conducted an evaluation of our IT and non-IT computer systems with respect to the "Year 2000" issue. This issue arose because many electronic systems use two digits rather than four to determine dates. This could have caused information technology systems such as software applications, hardware, network systems and embedded systems to misread important dates beginning in the year 2000, which could cause system failures and disruption of operations.

     We completed a Year 2000 readiness assessment of our business critical IT and non-IT systems. As a result of the assessment, we developed and implemented corrective action plans designed to address Year 2000 issues. These plans included modification, upgrade and replacement of our critical administrative, production and research and development computer systems to make them Year 2000 ready. Implementation of corrective action plans was completed before the end of the year, and we did not encounter any significant issues with respect to Year 2000.

     Because our operations depend on the uninterrupted flow of materials and services from our suppliers, we requested and received analyzing information from our suppliers with regard to Year 2000 issues. We monitored the progress of our key suppliers toward Year 2000 readiness, and no significant issues were encountered.

     We do not manufacture any products that were subject to Year 2000 risks. Contingency plans were developed to avoid or mitigate the risks that either key suppliers or we might not achieve Year 2000 readiness in time to avoid disruption of our operations. We have not encountered any significant issues with respect to Year 2000 risks. The risks associated with the Year 2000 computer problem as of December 31, 1999 have not been material.

IMPACT OF INFLATION

     We have experienced only moderate raw material and labor price increases in recent years. While we have passed some price increases along to our customers, we have primarily benefited from rapid sales growth negating most inflationary pressures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the effective date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133," that revises SFAS No. 133, to become effective in the first quarter of fiscal 2001. We are evaluating the provisions of SFAS No. 133, but do not anticipate its adoption to have a material impact on our financial position or results of operations.

FORWARD-LOOKING STATEMENTS

     This MD&A includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors," "Management's Discussions and Analysis of Financial Condition and Results of Operations," "Business" and other sections included here and within our Annual Report filed on Form 10-K.

     Such forward-looking statements include, but are not limited to: (a) anticipated developments and expansions of our business; (b) increases in sales of recently acquired products or royalty payments; (c) development of product line extensions; (d) future findings and determinations of the FDA, including the outcome of any future inspections, arising from or in relation to the referenced notification to Parkedale, or otherwise by the FDA; (e) significant debt service and leverage requirements; (f) the products which we expect to offer; (g) the intent to market and distribute certain of our products internationally; (h) the intent to manufacture certain products in our own facilities which are currently manufactured for us by third parties; (i) the intent, belief or current expectations, primarily with respect to our future operating performance; (j) expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; and
(k) expectations regarding our financial condition and liquidity as well as future cash flows and earnings.

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; dependence on continued acquisition of products or companies; management of growth of business and integration of product acquisitions; changes in current pricing levels; development of new competitive products; changes in economic conditions and federal and state regulations; competition for acquisition of products or companies; manufacturing capacity constraints; and the availability, terms and deployment of capital. We also refer you to the section entitled "Risk Factors" in our registration statement on Form S-3 filed with the SEC in January 2000.

     We do not undertake to update our forward-looking statements to reflect future events or circumstances.

         A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Certain of our financial instruments are subject to market risks, including interest rate risk. Our financial instruments are not currently subject to foreign currency risk or commodity price risk. We have no financial instruments held for trading purposes.

     A significant portion of our investments were invested in U.S. Treasury Notes, debt securities or various federal governmental agencies and high quality corporate debt securities which are subject to the impact of interest rate changes. Our strategy for maintaining interest rate risk was to maintain a balance of U.S. Government and Corporate Obligations across a variety of maturities. Additionally, we adopted a hold-to-maturity policy to eliminate risk associated with temporary fluctuations in the market value to securities. All of our investments were in U.S. Treasury Notes, debt securities of various governmental agencies and high quality corporate debt securities, and as such, we consider the risk of non-performance to be remote. On February 25, 2000, we disposed of all our investments and as such are no longer exposed to any material market rate risk.

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates rise and decrease as interest rates fall. The estimated fair value of our total long-term debt December 31, 1999 was $563.3 million. Fair values were determined from available market prices, using current interest rates and terms to maturities.

     We are exposed to market risk related to changes in interest rates on borrowings under our senior credit facility. The senior credit facility bears interest based on LIBOR. However, we have entered into an aggregate notional principal amount of $285.0 million in interest rate swap agreements to manage a portion of our exposure to interest rate changes. The swaps involve the exchange of fixed and variable interest rate payments based on contractual principal amounts and time periods. Payments or receipts on the agreements are recorded as adjustments to interest expense. At December 31, 1999, our swap agreements expire between 2004 and 2006. Under these agreements, we pay a fixed weighted average interest rate of 5.8 % and receive a floating interest rate based on the one-month LIBOR.

     On November 12, 1999 we entered into an interest rate swap agreement related to our fixed rate senior subordinated notes. The notional amount at December 31, 1999 was $150.0 million and the agreement expires in 2009. Under this agreement we exchanged our fixed rate 10.75% for a floating rate based on LIBOR with the floating rate being fixed at 9.89% through November 15, 2002. Thereafter we pay a floating rate based on the three month LIBOR.

     The fair value of the interest rate swap agreements represent the estimated payments or receipts that would be made to terminate the agreements. At December 31, 1999, we would have received approximately $1.0 million upon the termination of the agreements. The fair value is based on dealer quotes. We have $127.0 million of debt remaining that bears interest at a variable rate. Accordingly, an increase in interest rates would adversely affect interest expense.

                                                                         ANNEX C

                           King Pharmaceuticals, Inc.
      Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2000.

     Please note that the information contained in the quarterly report on form 10-Q for March 31, 2000 has not been adjusted to reflect the three for two stock split effected on June 21, 2000.

                                                                         ANNEX C
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-Q

   (MARK ONE)
      [X]         QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2000
                                               OR
      [  ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE TRANSITION PERIOD FROM ____________ TO ____________

                          COMMISSION FILE NO. 0-24425

                           KING PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

              TENNESSEE                             54-1684963
   (State or other jurisdiction of               (I.R.S. Employer
   Incorporation or organization)               Identification No.)

          501 FIFTH STREET
             BRISTOL, TN                               37620
   (Address of principal executive                  (Zip Code)
              offices)

      Registrant's telephone number, including area code:  (423) 989-8000

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

              CLASS                OUTSTANDING SHARES AT MAY 5, 2000
              -----                ---------------------------------
             Common                           59,702,988

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 1: FINANCIAL STATEMENTS

                           KING PHARMACEUTICALS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $  7,491       $ 20,720
  Investments held to maturity..............................         --         17,001
  Accounts receivable, net..................................     59,415         75,906
  Inventory.................................................     49,734         33,410
  Deferred income taxes.....................................     14,522         14,643
  Prepaid expenses and other assets.........................      4,730          9,443
                                                               --------       --------
          Total current assets..............................    135,892        171,123
                                                               --------       --------
  Investments held to maturity..............................         --         33,583
Property, plant and equipment, net..........................     97,782         97,759
Intangible assets, net......................................    552,248        558,555
Other assets................................................     19,736         20,321
                                                               --------       --------
          Total assets......................................   $805,658       $881,341
                                                               ========       ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt:
     Term loans.............................................   $ 11,870       $ 12,962
     Other..................................................      1,522          1,540
  Accounts payable..........................................     26,525         25,447
  Accrued expenses..........................................     51,654         53,735
  Income taxes payable......................................      7,408          4,756
                                                               --------       --------
          Total current liabilities.........................     98,979         98,440
                                                               --------       --------
Long-term debt:
  Revolving Credit Facility.................................         --         45,000
  Term loans................................................    328,789        354,194
  Senior Subordinated Notes.................................    150,000        150,000
  Other.....................................................      4,045          4,161
Other long-term liabilities.................................      1,500          1,500
Deferred income taxes.......................................     12,516         12,638
                                                               --------       --------
          Total liabilities.................................    595,829        665,933
                                                               --------       --------
Shareholders' equity........................................    209,829        215,408
                                                               --------       --------
          Total liabilities and shareholders' equity........   $805,658       $881,341
                                                               ========       ========

                            See accompanying notes.

                           KING PHARMACEUTICALS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                2000       1999
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues:
          Total net revenues................................  $ 91,441   $ 67,569
                                                              --------   --------
Operating Costs and Expenses:
     Cost of revenue........................................    22,585     17,139
     Selling, general and administrative....................    25,711     13,920
     Research and development...............................     3,434      2,907
     Merger and restructuring costs.........................    20,789         --
     Depreciation and amortization..........................     7,858      6,442
                                                              --------   --------
          Total operating costs and expenses................    80,377     40,408
                                                              --------   --------
Operating Income............................................    11,064     27,161
                                                              --------   --------
Other (Expenses) Income:
     Interest expense.......................................   (14,032)   (12,719)
     Interest income........................................       822        771
     Other expenses.........................................      (181)       (88)
                                                              --------   --------
          Total other expenses..............................   (13,391)   (12,036)
                                                              --------   --------
Income (loss) before income taxes and extraordinary item....    (2,327)    15,125
     Income tax expense.....................................    (6,206)    (5,617)
                                                              --------   --------
Income (loss) before extraordinary item.....................    (8,533)     9,508
     Extraordinary item net of income taxes.................        --       (705)
                                                              --------   --------
Net Income (Loss)...........................................  $ (8,533)  $  8,803
                                                              ========   ========
Basic and diluted income (loss) per common share:
     Income before extraordinary item.......................  $  (0.15)  $   0.17
     Extraordinary item.....................................        --      (0.01)
                                                              --------   --------
     Income (loss)..........................................  $  (0.15)  $   0.16
                                                              ========   ========

                            See accompanying notes.

                           KING PHARMACEUTICALS, INC.

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           COMMON                          TOTAL
                                                    ---------------------   RETAINED   SHAREHOLDERS'
                                                      SHARES      AMOUNT    EARNINGS      EQUITY
                                                    ----------   --------   --------   -------------
Balance, December 31, 1999, as previously
  reported........................................  48,205,594   $ 68,027   $ 80,409     $148,436
  Medco pooling of interests......................   7,218,484     45,866     21,106       66,972
                                                    ----------   --------   --------     --------
Balance, December 31, 1999, as adjusted...........  55,424,078    113,893    101,515      215,408
  Stock options exercised (unaudited).............      82,988      2,954         --        2,954
  Net loss (unaudited)............................          --         --     (8,533)      (8,533)
                                                    ----------   --------   --------     --------
Balance, March 31, 2000 (unaudited)...............  55,507,066   $116,847   $ 92,982     $209,829
                                                    ==========   ========   ========     ========

                            See accompanying notes.

                           KING PHARMACEUTICALS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                   (UNAUDITED)
NET CASH PROVIDED BY OPERATING ACTIVITIES...................  $  6,645    $  6,548
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of investment securities held to maturity....        --      (1,000)
     Maturity of investment securities held to maturity.....        --       6,000
     Proceeds from sale of investment securities............    50,584          --
     Purchases of property and equipment....................    (2,015)     (1,822)
     Proceeds from sale of property and equipment...........       262          --
                                                              --------    --------
          Net cash provided by investing activities.........    48,831       3,178
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from revolving line of credit.................     9,000       5,000
     Payments on revolving line of credit...................   (54,000)    (22,174)
     Payments on long-term debt and capital lease
      obligations...........................................   (26,630)    (53,836)
     Repayment of senior subordinated notes.................        --     (75,000)
     Proceeds of senior subordinated notes..................        --     150,000
     Debt issuance costs....................................        --      (6,451)
     Proceeds from issuance of common stock and exercise of
      stock options, net....................................     2,925         599
     Purchase of stock held in treasury.....................        --      (3,483)
                                                              --------    --------
          Net cash used in financing activities.............   (68,705)     (5,345)
                                                              --------    --------
Increase (decrease) in cash and cash equivalents............   (13,229)      4,381
Cash and cash equivalents, beginning of the period..........    20,720       5,901
                                                              --------    --------
Cash and cash equivalents, end of the period................  $  7,491    $ 10,282
                                                              ========    ========

                            See accompanying notes.

                           KING PHARMACEUTICALS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  GENERAL

     The accompanying unaudited interim condensed consolidated financial statements of King Pharmaceuticals, Inc. (the "Company") have been prepared by the Company in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, and accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of items of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2000, are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. The interim statements should be read in conjunction with the financial statements and notes thereto included in the Company's Prospectus Supplement dated April 19, 2000 to Prospectus dated April 19, 2000 filed with the Securities and Exchange Commission pursuant to Rule 424(b) on April 20, 2000. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2.  NEW ACCOUNTING PRONOUNCEMENTS

     In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is the type of hedge transaction. The Financial Accounting Standards Board delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The delay, published as SFAS No. 137, applies to quarterly and annual financial statements. Management is evaluating the provisions of SFAS No. 137, but management does not anticipate its adoption to have a material impact on the Company's financial position or results of operations.

3.  INCOME (LOSS) PER SHARE

     The following table sets forth a reconciliation of the numerators and denominators in computing income (loss) per share:

                                                          FOR THE THREE MONTHS
                                                            ENDED MARCH 31,
                                                       --------------------------
                                                          2000           1999
                                                       -----------    -----------
                                                              (UNAUDITED)
Net income (loss)....................................    $(8,533)       $ 8,803
                                                         =======        =======
Weighted average basic shares outstanding............     55,475         55,158
Effect of dilutive stock options.....................        696            482
                                                         -------        -------
Dilutive shares outstanding..........................     56,171         55,640
                                                         =======        =======
Basic and diluted income (loss) per share............    $ (0.15)       $  0.16
                                                         =======        =======

4.  INVENTORY

     Inventory consists of the following:

                                                         MARCH 31,    DECEMBER 31,
                                                           2000           1999
                                                        -----------   ------------
                                                        (UNAUDITED)
Finished goods........................................    $24,448       $18,085
Work-in-process.......................................     14,613         6,120
Raw materials.........................................     10,673         9,205
                                                          -------       -------
                                                          $49,734       $33,410
                                                          =======       =======

                           KING PHARMACEUTICALS, INC.

5.  INCOME TAXES

     A significant part of the transaction costs related to the merger with Medco Research, Inc. of 266.7% are considered non-deductible under the Internal Revenue Code. Therefore, the Company's effective tax rate is substantially different than the statutory rate of 35.0%.

6.  CONTINGENCIES

     In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance.

     STATE OF WISCONSIN INVESTMENT BOARD.

     On November 30, 1999, the Company entered into an agreement of merger with Medco pursuant to which the Company acquired Medco in an all stock, tax-free pooling of interests transaction, which was subject to approval by the Medco shareholders. On January 5, 2000, Medco issued to its stockholders a proxy statement with respect to the proposed transaction and noticed a meeting to approve the transaction for February 10, 2000.

     On January 11, 2000, the State of Wisconsin Investment Board, ("SWIB"), a Medco shareholder which held approximately 11.6% of the outstanding stock of Medco, filed suit on behalf of a proposed class of Medco shareholders in the Court of Chancery for the State of Delaware, New Castle County, against Medco and members of Medco's board of directors to enjoin the shareholder vote on the merger and the consummation of the merger. State of Wisconsin Investment Board
v. Bartlett, et al., C.A. No. 17727. SWIB alleged, among other things, that the proxy materials failed to disclose all material information and included misleading statements regarding the transaction, its negotiation, and its approval by the Medco board of directors; that the Medco directors were not adequately informed and did not adequately inform themselves of all reasonably available information before recommending the transaction to Medco shareholders; and that the Medco directors were disloyal and committed waste in allegedly enabling one of the Medco directors to negotiate the transaction purportedly for his own benefit and in agreeing to terms that precluded what the complaint alleged were more beneficial alternative transactions. SWIB also moved for a preliminary injunction to enjoin the shareholder vote and the merger based on the claims asserted in its complaint. Medco and the other defendants denied all allegations and continue to deny them.

     After Medco distributed a supplemental proxy statement on January 31, 2000 and the court postponed the February 10, 2000 vote on the merger agreement for 15 days to allow shareholders sufficient time to consider the supplemental disclosures, the court rejected SWIB's claims in a February 24 Memorandum Opinion and denied preliminary injunctive relief because SWIB had not shown a reasonable likelihood of success following trial on the merits. The court made a number of preliminary findings, including that the Medco board of directors properly delegated to one of its directors the responsibility to negotiate the merger; that the payment of the negotiating fee was a proper exercise of business judgment and did not constitute waste; that the other merger provisions were also valid; that the Medco directors were adequately informed of all material information reasonably available to them prior to approving the merger agreement; that the Medco directors acted independently and in good faith to benefit the economic interests of the Medco shareholders; that the alleged omissions in the proxy statements were not material; and that the Medco board of directors fully met its duty of complete disclosure with respect to the transaction.

     SWIB has filed an Application for a Scheduling Order stating its intention to dismiss the case, before a class has been certified, without prejudice. In the meantime, the action is still pending. While SWIB has indicated that it does not intend to prosecute the merits of the case further, another shareholder could intervene and continue the action. Even though SWIB lost its motion for preliminary injunction, and is going

                           KING PHARMACEUTICALS, INC.

to dismiss the case, SWIB has claimed that its attorneys are entitled to an award of attorneys' fees and costs. SWIB has petitioned the court for approximately $7.26 million in attorneys' fees and approximately $270,000 in costs.

     The Company believes that SWIB's case, including SWIB's claim for significant attorneys' fees which includes fees based on a formula related to an alleged benefit conferred on Medco shareholders, is meritless, and the Company is vigorously contesting it. The Company believes SWIB's actions did not confer a benefit on the Medco shareholders. The Company also believes it is unlikely that another shareholder will intervene to continue the action, but if that results then the Company will vigorously contest it.

     OTHER.

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. The Company is a defendant in 117 lawsuits, which claim damages for personal injury arising from the Company's production of the anorexigenic drug phentermine under contract for SmithKline Beecham Corporation. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them, (2) failed to adequately test the products, and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court-supervised medical monitoring of persons who have ingested the product. The Company expects to be named in additional lawsuits related to the Company's production of the anorexigenic drug under contract for SmithKline.

     While the Company cannot predict the outcome of these suits, the Company believes that the claims against it are without merit and intends to vigorously pursue all defenses available to it. The Company is being indemnified in all of these suits by SmithKline for which it manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon the independent negligence or intentional acts of the Company, and intends to submit a claim for all unreimbursed costs to its product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, the Company would have to defend the lawsuit and be responsible for damages, if any, which are awarded against it or for amounts in excess of the Company's product liability coverage.

     FLUOGEN(R).

     On April 13, 2000, the Company resumed production of the Company's product Fluogen(R) upon written certification to the U.S. Food and Drug Administration ("FDA") of its conformance with and completion of all actions required by the FDA to resume manufacturing, processing, packing and labeling of the product. The Company must still receive written notification from the FDA permitting distribution. The FDA will issue to the Company written notification permitting distribution, upon the FDA's determination that the Company is in substantial compliance. If the FDA does not allow the Company to distribute Fluogen(R) for the 2000-2001 flu vaccine season, the Company would suffer an adverse financial impact.

7.  LONG-TERM DEBT

     On March 31, 2000, the Company made a mandatory prepayment of the Senior Credit Facility of $23,257 as a result of the excess cash-flow sweep definition contained in the Senior Credit Facility. This prepayment was applied to the outstanding term loans as required by the Senior Credit Facility, with $19,156 applied to the Tranche A Term Loan, and $4,101 applied to the Tranche B Term Loan. As of March 31, 2000, the Company has $100,000 of availability under the Senior Credit Facility.

                           KING PHARMACEUTICALS, INC.

     Long-term debt consists of the following:

                                                        MARCH 31,     DECEMBER 31,
                                                          2000            1999
                                                       -----------    ------------
                                                       (UNAUDITED)
Revolving credit facility............................    $     --       $ 45,000
Tranche A............................................      75,520         97,235
Tranche B............................................     265,139        269,921
Senior subordinated notes............................     150,000        150,000
Other................................................       5,567          5,701
                                                         --------       --------
                                                         $496,226       $567,857
                                                         ========       ========

     On April 19, 2000, the Company completed an offering of 4,000,000 shares of common stock, at a price of $41.38 per share. The Company received net proceeds from the underwriter of $165,520 on April 25, 2000. On April 28, 2000, after giving the required notice to the Administrative Agent, the Company prepaid $143,760 of its Senior Credit Facility. This prepayment repaid the remaining balance of the Tranche A Term Loan and $196,899 remains outstanding under the Tranche B Term Loan. In addition, as a result of this prepayment, the Company will record an extraordinary charge related to the write-off of certain deferred financing costs in the second quarter. The basic and diluted loss per common share would have been $(0.14) for the three months ended March 31, 2000 if the 4,000,000 shares had been issued at January 1, 2000.

8.  SEGMENT REPORTING

     The Company primarily evaluates its segments based on gross profit. Reportable segments were separately identified based on revenues, gross profit and total assets.

     The following represents selected information for the Company's reporting segments for the periods indicated:

                                                           FOR THE THREE MONTHS
                                                             ENDED MARCH 31,
                                                           --------------------
                                                             2000        1999
                                                           --------    --------
                                                               (UNAUDITED)
TOTAL REVENUE:
Branded pharmaceuticals..................................  $70,868     $50,939
Licensed products........................................   12,742       7,567
Contract manufacturing...................................   12,899      13,665
All other................................................      340       1,000
Eliminations.............................................   (5,408)     (5,602)
                                                           -------     -------
  Consolidated total revenues............................  $91,441     $67,569
                                                           =======     =======
GROSS PROFIT:
Branded pharmaceuticals..................................  $56,494     $42,742
Licensed products........................................   10,847       6,238
Contract manufacturing...................................    1,439         794
All other................................................       76         656
                                                           -------     -------
  Consolidated gross profit..............................  $68,856     $50,430
                                                           =======     =======

                           KING PHARMACEUTICALS, INC.

                                                 AS OF MARCH 31,   AS OF DECEMBER 31,
                                                      2000                1999
                                                 ---------------   ------------------
                                                   (UNAUDITED)
TOTAL ASSETS:
Branded pharmaceuticals........................     $619,103            $637,225
Licensed products..............................       14,069              77,162
Contract manufacturing.........................      172,360             168,484
All other......................................          880               1,070
Eliminations...................................         (754)             (2,600)
                                                    --------            --------
  Consolidated total assets....................     $805,658            $881,341
                                                    ========            ========

     Capital expenditures were $2,015 and $1,822 for the three months ended March 31, 2000 and 1999, respectively. Capital expenditures are substantially utilized for contract manufacturing.

9.  GUARANTOR FINANCIAL STATEMENTS

     The Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., King Pharmaceuticals of Nevada, Inc. and Medco Research, Inc. (the "Guarantor Subsidiaries") have guaranteed the Company's performance under the $150,000 of 10 3/4% Senior Subordinated Notes due 2009 on a joint and several basis. There are no restrictions under the Company's financing arrangements on the ability of the Guarantor Subsidiaries to distribute funds to the Company in the form of cash dividends, loans or advances. The following combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries (condensed consolidated/combined financial data). Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that such information would not be material to the holders of the Notes.

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES

                       CONDENSED COMBINED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................   $     --       $ 12,269
  Investments held to maturity..............................         --         17,001
  Accounts receivable.......................................     53,903         70,073
  Inventory.................................................     44,045         27,433
  Prepaid expenses and other assets.........................      3,254          6,382
  Deferred tax asset........................................        607            607
                                                               --------       --------
          Total current assets..............................    101,809        133,765
                                                               --------       --------
  Investments held to maturity..............................         --         33,583
  Other assets..............................................        750          2,506
  Deferred income taxes.....................................      1,632             --
  Intercompany receivable...................................     31,522             --
  Property, plant, and equipment, net.......................     76,001         75,267
  Intangible assets, net....................................    118,489        120,316
                                                               --------       --------
          Total assets......................................   $330,203       $365,437
                                                               ========       ========
                          LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................   $ 22,302       $ 22,275
  Current portion of long-term debt.........................         27             27
  Accrued expenses..........................................     44,452         44,694
  Income taxes payable......................................     16,127          4,755
                                                               --------       --------
          Total current liabilities.........................     82,908         71,751
                                                               --------       --------
  Other long-term liabilities...............................      1,500          1,500
  Long-term debt............................................         35             42
  Intercompany payable......................................         --         57,290
                                                               --------       --------
          Total liabilities.................................     84,443        130,583
                                                               --------       --------
  Shareholder's equity......................................    245,760        234,854
                                                               --------       --------
          Total liabilities and shareholder's equity........   $330,203       $365,437
                                                               ========       ========

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                                  FOR THE THREE MONTHS
                                                                    ENDED MARCH 31,
                                                                  --------------------
                                                                    2000        1999
                                                                  --------    --------
                                                                      (UNAUDITED)
    REVENUES:
              Total net revenues................................  $93,313     $69,474
                                                                  -------     -------
    OPERATING COSTS AND EXPENSES
      Cost of sales.............................................   24,833      19,612
      Selling, general and administrative.......................   23,457      11,948
      Merger and restructuring costs............................   14,564          --
      Research and development..................................    3,174       1,834
      Depreciation and amortization.............................    2,624       6,075
                                                                  -------     -------
              Total operating costs and expenses................   68,652      39,469
                                                                  -------     -------
    OPERATING INCOME............................................   24,661      30,005
                                                                  -------     -------
    OTHER (EXPENSES) INCOME
      Interest expense..........................................       (1)         --
      Gain (loss) on disposition of assets......................      (90)        (69)
      Interest income...........................................      617         725
      Other income..............................................       --           1
                                                                  -------     -------
      Income before income taxes................................   25,187      30,662
                                                                  -------     -------
      Income tax expense........................................   14,325      11,647
                                                                  -------     -------
              NET INCOME........................................  $10,862     $19,015
                                                                  =======     =======

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                  (UNAUDITED)
Net cash provided by operating activities...................  $ 27,543    $  9,824
                                                              --------    --------
Cash flow from investing activities:
  Purchase of investments...................................        --      (1,000)
  Proceeds from sale of investments.........................    50,584       6,000
  Purchases of property and equipment.......................    (1,620)     (1,053)
                                                              --------    --------
          Net cash provided by investing activities.........    48,964       3,947
                                                              --------    --------
Cash flows from financing activities:
  Cash from employee stock option plan......................        43         595
  Proceeds from exercise of stock options...................        --      (3,483)
  Decrease in inter-company payable.........................   (88,812)     (7,827)
  Decrease in long-term debt................................        (7)         --
                                                              --------    --------
          Net cash used in financing activities.............   (88,776)    (10,715)
                                                              --------    --------
Change in cash and cash equivalents.........................   (12,269)      3,056
Cash and cash equivalents beginning of the period...........    12,269       4,742
                                                              --------    --------
Cash and cash equivalents, end of the period................  $     --    $  7,798
                                                              ========    ========

10.  BUSINESS COMBINATION

     On February 25, 2000, the Company completed a merger with Medco by exchanging 7,221,126 shares of its common stock for all of the common stock of Medco. Each share of Medco was exchanged for 0.6757 of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange ratio into options to purchase approximately 700,000 shares of King common stock. Medco, the common stock of which was previously publicly traded, is a pharmaceutical company engaged in the global commercialization of cardiovascular medicines and adenosine-based products. The merger has been accounted for as a pooling of interests and accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of Medco.

                           KING PHARMACEUTICALS, INC.

     The unaudited revenues and net income (loss) of the separate companies for the periods indicated below were as follows:

                                                             THREE MONTHS
                                                           ENDED MARCH 31,
                                                         --------------------
                                                           2000        1999
                                                         --------    --------
Revenues:
     King..............................................  $ 78,699    $ 60,002
     Medco.............................................    12,742       7,567
                                                         --------    --------
                                                         $ 91,441    $ 67,569
                                                         ========    ========
Net income(loss):
     King..............................................  $    470    $  5,993
     Medco.............................................    (9,003)      2,810
                                                         --------    --------
                                                         $ (8,533)   $  8,803
                                                         ========    ========

     There were no material transactions between King and Medco prior to the merger. The effects of conforming Medco's accounting policies to those of King were not material. Certain amounts of Medco and King have been reclassified to conform to the merged financial presentation.

     In connection with the merger, the Company incurred merger and restructuring related costs of $20.8 million in the first quarter of 2000. The types of costs incurred, the actual cash payments made and the remaining accrued balances at March 31, 2000 are summarized below:

                                                                ACTIVITY THROUGH     ACCRUED BALANCE
                                                      TOTAL      MARCH 31, 2000     AT MARCH 31, 2000
                                                     -------    ----------------    -----------------
    Transaction costs..............................  $14,389        $ 9,370              $5,019
    Employee costs and other.......................    6,400          4,685               1,715
                                                     -------        -------              ------
              Total................................  $20,789        $14,055              $6,734
                                                     =======        =======              ======

     Transaction costs of $14,389 include fees for banking, legal, accounting, printing, finders and other costs directly related to the merger. A finder's fee of $2,823 was paid to the Chairman of Medco in connection with the merger.

     Employee related costs of $5,679 consist of payments made to certain employees of Medco pursuant to change in control provisions, severance benefits for terminated employees, and the termination of a consulting contract with a former officer.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with the consolidated financial statements and related notes included in our Prospectus Supplement dated April 19, 2000 to the Prospectus dated April 19, 2000, which is on file with the Securities and Exchange Commission. The results discussed below are not necessarily indicative of the results to be expected in any future periods. To the extent that the information presented in this discussion addresses financial projections, information or expectations about our products, strategies or markets or otherwise makes statements about future events, such statements are forward-looking and are subject to a number of special risks and uncertainties that could cause actual results to differ materially from the statements made.

OVERVIEW

     We are a vertically integrated pharmaceutical company that develops, manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of approximately 300 representatives and co-promotion arrangements, we market our branded pharmaceutical products to general/family practitioners, cardiologists, internal medicine physicians and hospitals across the country. Our business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are attractive to us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert, Centocor, Inc., Mallinckrodt Chemical, Inc., Genetics Institute, Inc. and Hoffmann-La Roche Inc.

     Our branded pharmaceutical products can be divided primarily into four therapeutic areas: (i) cardiovascular (including Altace(R), Thalitone(R) and Procanbid(R)), (ii) anti-infectives (including Lorabid(R), Cortisporin(R), Neosporin(R) and Coly-Mycin(R) M), (iii) vaccines and biologicals (including Fluogen(R) and Aplisol(R)) and (iv) women's health (including Menest(R) and Pitocin(R)). All of these products are marketed to general/family practitioners, cardiologists, internal medicine physicians and hospitals. Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products, as evidenced by our acquisition of 31 products over the last 36 months, including Altace(R) and Lorabid(R). In addition, we have well known products in all of our therapeutic categories that generate high prescription volumes. Our portfolio of well-recognized prescription brand names includes, among others, Altace(R), Lorabid(R), Neosporin(R), Cortisporin(R), Menest(R), Pitocin(R), Anusol-HC(R) and Fluogen(R).

     We acquired from Glaxo Wellcome the Cortisporin(R) product line in March 1997, the Viroptic(R) product line in May 1997 and six additional branded products, including Septra(R), and exclusive licenses, free of royalty obligations, for the prescription formulations of Neosporin(R) and Polysporin(R) in November 1997.

     In February 1998, we acquired from Warner-Lambert 15 branded pharmaceutical products, the Parkedale Facility located in Rochester, Michigan and certain manufacturing contracts for third parties for $127.9 million, including $2.9 million of assumed liabilities.

     In June 1998, launched our new Cortisporin(R)-TC Otic line.
Cortisporin(R)-TC Otic is a product line extension for our Cortisporin(R) Otic Suspension product.

     In December 1998, we acquired from Hoechst Marion Roussel, Inc., predecessor to Aventis, for $362.5 million the United States rights to Altace(R), an Angiotensin Converting Enzyme inhibitor, HMR's worldwide rights to Silvadene(R), and HMR's worldwide rights to AVC(TM). Aventis currently manufactures Altace(R) for us. We anticipate moving the manufacturing of Altace(R) to the Bristol facility prior to December 31, 2001. Aventis will continue to supply raw materials for the process and we anticipate that Aventis will continue to be a secondary manufacturer for this product.

     In August 1999, we acquired the antibiotic Lorabid(R) from Eli Lilly and Company for $91.8 million including acquisition costs plus sales performance milestones that could bring the total value of the deal to $158.0 million. The final contingent payment will be made if we achieve $140.0 million in annual net sales of Lorabid(R). As part of the agreement, we acquired or licensed all of Lilly's rights in the United States and Puerto Rico to Lorabid(R) including Lorabid(R)'s new drug applications, investigational new drug applications, and certain patents and associated United States copyright and trademark material. Lilly will manufacture Lorabid(R) for us. Lorabid(R) has United States patent protection through December 31, 2005.

     In November 1999, we entered into a definitive agreement to acquire Medco in an all-stock transaction accounted for as a pooling of interests. Medco is a research and development company engaged in the development and global commercialization of cardiovascular medicines and adenosine-based products. On February 25, 2000, we completed the merger with Medco by exchanging approximately 7.2 million shares of King common stock for all of the outstanding shares of Medco. Each share of Medco was exchanged for 0.6757 of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange ratio into options to purchase approximately 700,000 shares of King common stock.

     Our strategy is to continue to acquire branded pharmaceutical products and to create value by leveraging our marketing, manufacturing and product development capabilities. The success of our marketing strategy will be aided by gaining approval of the new indications for Altace(R) requested under the Supplemental New Drug Application, which is now before the FDA, and capitalizing on that approval by increasing our marketing efforts related to Altace(R), including the potential execution of co-promotion agreements, and our ability to continue to develop product line extensions.

     As soon as practicable after regulatory requirements are satisfied and when advantageous, we expect that manufacturing some of these acquired pharmaceutical products ourselves will increase our margins because the cost of producing pharmaceutical products on our own should be lower than the cost of having these products manufactured by third parties. As discussed above, we anticipate beginning the manufacturing of Altace(R) in our Bristol facility prior to December 31, 2001.

     We manufacture pharmaceutical products for a variety of pharmaceutical and biotechnology companies under contracts expiring at various times within the next five years. We intend to enter into additional manufacturing contracts in cases where we identify contracts that offer significant volumes and attractive revenues. We have not accepted or renewed manufacturing contracts for third parties where we perceived insignificant volumes or revenues. In accordance with our focus on branded pharmaceutical products, we expect that, over time, our contract manufacturing will become a smaller percentage of revenues.

     The following summarizes approximate net revenues by operating segment (in thousands).

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
                                                              (UNAUDITED)
Branded pharmaceuticals..................................  $70,924    $50,939
Contract manufacturing...................................    7,428      8,063
Licensed products........................................   12,742      7,567
Other....................................................      347      1,000
                                                           -------    -------
          Total..........................................  $91,441    $67,569
                                                           =======    =======

RESULTS OF OPERATIONS

     THREE MONTHS ENDED MARCH 31, 2000 AND 1999

     Revenues. Net revenues increased $23.8 million, or 35.2%, to $91.4 million in 2000 from $67.6 million in 1999, due primarily to the acquisition and growth of branded pharmaceutical products. The increase in revenues is primarily from Altace(R), the acquisition of Lorabid(R), and revenue growth of royalties and certain other branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $20.0 million, or 39.3%, to $70.9 million in 2000 from $50.9 million in 1999. The acquisition of Lorabid(R) and revenue gains by Altace(R), Fluogen(R) and the Cortisporin(R) and Neosporin(R) product lines accounted for most of the sales increase. On March 10, 2000, the FDA notified us that the methods, facilities and controls used by our Parkedale facility in the manufacture, processing and packaging of Fluogen(R), our influenza virus vaccine, were not in compliance with current Good Manufacturing Practices, which we refer to as "cGMP," requirements. The FDA therefore informed Parkedale that it must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards for the manufacture and distribution of Fluogen(R). The FDA has received our initial response to its March 10 notification and following discussions with the FDA, we have filed with the FDA our written certification of conformance that we are now sufficiently in compliance with cGMP manufacturing standards to resume the manufacture of Fluogen(R) and we have now resumed the manufacture of Fluogen(R). The distribution of Fluogen(R) remains suspended pursuant to the FDA's order. We cannot resume the distribution of Fluogen(R) until the FDA conducts an on-site inspection of our Parkedale facility and finds the facility in substantial compliance with cGMPs. We are working to meet all of the FDA's requirements to resume distribution of Fluogen(R), which can occur upon the FDA's verification that Parkedale has satisfactorily completed all required corrective measures and is in substantial compliance with cGMP standards. If the FDA does not allow us to distribute Fluogen(R) for the 2000-2001 flu vaccine season, we would suffer an adverse financial impact.

     Revenues from contract manufacturing decreased $0.7 million, or 8.6%, to $7.4 million in 2000 from $8.1 million in 1999. Revenues from contract manufacturing decreased because of reduced orders from our contract manufacturing customers. While contract manufacturing is an important part of our business, we do not consider contract manufacturing as a key part of our growth strategy.

     Revenues from royalties increased $5.1 million, or 67.1%, to $12.7 million in 2000 from $7.6 million in 1999 due to continued increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee.

     Net sales from generic and other sources decreased $653,000, or 65.3%, to $347,000 in 2000 from $1.0 million in 1999. The decrease in revenues is primarily attributable to a discontinued generic product line.

     Gross Profit. Total gross profit increased $18.5 million, or 36.7%, to $68.9 million in 2000 from $50.4 million in 1999. The increase was primarily due to increased gross profit from branded pharmaceutical products.

     The gross profit from branded pharmaceutical products increased $13.8 million, or 32.3%, to $56.5 million in 2000 from $42.7 million in 1999. This increase was primarily due to increases in gross profit from the Lorabid(R) product acquired in August 1999.

     Gross profit from contract manufacturing increased $0.6 million, or 75.0%, to $1.4 million in 2000 from $0.8 million in 1999.

     Gross profit from licensed products increased to $10.8 million from $6.2 million, an increase of 74.2%, due to the continuing shift in the product sales mix to Adenoscan(R) from which we receive a higher net royalty than from Adenocard(R) sales. Royalty expense from adenosine sales increased to $1.9 million from $1.3 million, an increase of 46.2%, due to an 81.3% increase in net sales of Adenoscan(R), a drug for which we pay a royalty of 3% of net sales to a third party.

     Gross profit from generic and other sources decreased $0.6 million, or 85.7%, to $0.1 million in 2000 from $0.7 million in 1999.

     Operating Costs and Expenses. Total operating costs and expenses increased $40.0 million, or 99.0%, to $80.4 million in 2000 from $40.4 million in 1999. The increase was due to increases in the costs associated with our growth, particularly increases in our sales force due primarily to the acquisitions of Altace(R), Lorabid(R) and Medco.

     Cost of revenues increased $5.5 million, or 32.2%, to $22.6 million in 2000 from $17.1 million in 1999. The increase was due primarily to the costs associated with acquisition of Lorabid(R) offset by decreases in the production of Fluogen(R).

     Selling, general and administrative expenses increased $11.8 million, or 84.9%, to $25.7 million in 2000 from $13.9 million in 1999. The increase was primarily attributable to the hiring of additional sales representatives during the second half of 1999 and first part of 2000, as well as other personnel costs, marketing and sampling costs associated with the new branded product lines. As a percentage of total revenues, selling, general and administrative expenses increased to 28.2% in 2000 from 20.6% in 1999.

     Research and development costs increased $0.5 million, or $17.2%, to $3.4 million in 2000 from $2.9 million in 1999.

     Merger and restructuring costs of $20.8 million were one-time charges incurred in the acquisition of Medco.

     Depreciation and amortization expense increased $1.5 million, or 23.4%, to $7.9 million in 2000 from $6.4 million in 1999. This increase was primarily attributable to the amortization of the fixed assets and intangible assets acquired in the acquisition of Lorabid(R).

     Operating Income. Operating income decreased $16.1 million, or 59.2%, to $11.1 million in 2000 from $27.2 million in 1999. This decrease was primarily due to increased revenues from the acquisition of branded products and revenue growth of certain branded pharmaceutical products offset by increased expenses described above. As a percentage of total net revenues, operating income decreased to 12.1% in 2000 from 40.2% in 1999.

     Interest Expense. Interest expense increased $1.3 million, or 10.2%, to $14.0 million in 2000 from $12.7 million in 1999, as a result of additional term loans used to finance the acquisition of Lorabid(R).

     Income Tax Expense. The effective tax rate in 2000 of 266.7% and 1999 of 37.0% was higher than the federal statutory rate of 35.0%. The effective rate for 2000 is primarily due to non-deductible merger and restructuring costs related to our merger with Medco.

     Net Income (Loss). Due principally to the merger and restructuring costs and other factors set forth above, net income decreased $17.3 million.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL

     Our liquidity requirements arise from debt service, working capital requirements and funding of acquisitions of branded pharmaceutical products.

     As of March 31, 2000, we have available up to $100.0 million under our revolving credit facility.

     QUARTER ENDED MARCH 31, 2000

     We generated net cash from operations of $6.6 million for the quarter ended March 31, 2000. Our net cash provided from operations was primarily the result of non-cash depreciation and amortization of $7.9 million and amortization of deferred financing costs of $0.7 million, a decrease in accounts receivable of $16.5 million, a decrease in prepaid assets of $4.6 million, and an increase in accounts payable and income taxes payable of $1.1 million and $2.7 million, respectively. A net loss of $8.5 million, a decrease in accrued expenses of $2.1 million and an increase in inventory of $16.3 million offset the items previously discussed.

     Investing activities provided cash flows of $48.8 million resulting primarily from proceeds from the sale of investment securities of $50.6 million offset by purchases of property and equipment of $2.0 million.

     Cash flows used in financing activities was $68.7 million comprised principally of repayments of $54.0 million on the revolving credit facility and $26.6 million relating to term loans. These amounts were offset by $9.0 million in proceeds from our revolving credit facility and $2.9 million in proceeds from the exercise of stock options.

     CERTAIN INDEBTEDNESS AND OTHER MATTERS

     As of March 31, 2000, we had outstanding approximately $496.2 million of long-term debt (including current portion), and no borrowings outstanding under our $100.0 million revolving credit facility. Of these amounts, approximately $340.7 million were at variable rates based on LIBOR and the remainder at fixed rates. We have entered into $285.0 million of interest rate hedging transactions with a group of commercial banks to exchange our variable LIBOR for a fixed rate of interest. We do not believe our exposure to changes in interest rates under the remaining variable rate agreements will have a material effect on our financial condition or results of operations. We have also entered into a $150.0 million interest rate hedging agreement to exchange our fixed interest rate for a variable LIBOR-based interest rate, with the LIBOR rate fixed for three years. Certain financing arrangements require us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements. As of March 31, 2000, we were in compliance with these covenants.

     Subsequent to the completion of the merger with Medco, we utilized approximately $55.0 million of cash and other investments from Medco to repay $32.0 million on our revolving credit facility and $23.0 million on term loans.

     On April 19, 2000, we completed an offering of 4.0 million shares of common stock at a price of $41.38 per share. We received $165,520 in net proceeds from the offering on April 25, 2000. On April 28, 2000, we prepaid $143,670 of our Senior Credit Facility. This prepayment repaid the balance of the Tranche A term loan and $196,899 remains outstanding under the Tranche B term loan. Additionally, as a result of this prepayment, we will record an extraordinary change related to the write-off of certain deferred financing costs in the second quarter.

     We believe that existing credit facilities and cash expected to be generated from operations are sufficient to finance our current operations and working capital requirements. However, in the event we make significant future acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

     At present, we are actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

     CAPITAL EXPENDITURES

     Capital expenditures, including capital lease obligations, were $2.0 million and $1.8 million for the quarter ended March 31, 2000 and 1999, respectively. The principal capital expenditures included property and equipment purchases and building improvements. We expect that we may need to incur additional capital expenditures in connection with the maintenance and operation of our Parkedale facility. In addition, we expect to increase our capital expenditures over the next few years as a part of our acquisition and growth strategy, and growth of our primary product Altace(R).

QUANTITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We use derivative instruments to manage our long-term interest rate exposure, rather than for trading purposes.

     As of March 31, 2000, there were no significant changes in our qualitative or quantitative market risk since the prior reporting period.

                          PART II -- OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     In the normal course of business, we are subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance.

     State of Wisconsin Investment Board. On November 30, 1999, we entered into an agreement of merger with Medco pursuant to which we acquired Medco in an all stock, tax-free pooling of interests transaction, which was subject to approval by the Medco shareholders. On January 5, 2000, Medco issued to its stockholders a proxy statement with respect to the proposed transaction and noticed a meeting to approve the transaction for February 10, 2000.

     On January 11, 2000, the State of Wisconsin Investment Board, whom we call SWIB, a Medco shareholder which held approximately 11.6% of the outstanding stock of Medco filed suit on behalf of a proposed class of Medco shareholders in the Court of Chancery for the State of Delaware, New Castle County, against Medco and members of Medco's board of directors to enjoin the shareholder vote on the merger and the consummation of the merger. State of Wisconsin Investment Board v. Bartlett, et al., C.A. No. 17727. SWIB alleged, among other things, that the proxy materials failed to disclose all material information and included misleading statements regarding the transaction, its negotiation, and its approval by the Medco board of directors; that the Medco directors were not adequately informed and did not adequately inform themselves of all reasonably available information before recommending the transaction to Medco shareholders; and that the Medco directors were disloyal and committed waste in allegedly enabling one of the Medco directors to negotiate the transaction purportedly for his own benefit and in agreeing to terms that precluded what the complaint alleged were more beneficial alternative transactions. SWIB also moved for a preliminary injunction to enjoin the shareholder vote and the merger based on the claims asserted in its complaint. Medco and the other defendants denied all allegations and continue to deny them.

     After Medco distributed a supplemental proxy statement on January 31, 2000 and the court postponed the February 10, 2000 vote on the merger agreement for 15 days to allow shareholders sufficient time to consider the supplemental disclosures, the court rejected SWIB's claims in a February 24 Memorandum Opinion and denied preliminary injunctive relief because SWIB had not shown a reasonable likelihood of success following trial on the merits. The court made a number of preliminary findings, including that the Medco board of directors properly delegated to one of its directors the responsibility to negotiate the merger; that the payment of the negotiating fee was a proper exercise of business judgment and did not constitute waste; that the other merger provisions were also valid; that the Medco directors were adequately informed of all material information reasonably available to them prior to approving the merger agreement; that the Medco directors acted independently and in good faith to benefit the economic interests of the Medco shareholders; that the alleged omissions in the proxy statements were not material; and that the Medco board of directors fully met its duty of complete disclosure with respect to the transaction.

     SWIB has filed an Application for a Scheduling Order stating its intention to dismiss the case, before a class has been certified, without prejudice. In the meantime, the action is still pending. While SWIB has indicated that it does not intend to prosecute the merits of the case further, another shareholder could intervene and continue the action. Even though SWIB lost its motion for preliminary injunction, and is going to dismiss the case, SWIB has claimed that its attorneys are entitled to an award of attorneys' fees and costs. SWIB has petitioned the court for approximately $7.26 million in attorneys' fees and approximately $270,000 in costs.

     We believe that SWIB's case, including SWIB's claim for significant attorneys' fees which includes fees based on a formula related to an alleged benefit conferred on Medco shareholders, is meritless, and we are vigorously contesting it. We believe SWIB's actions did not confer a benefit on the Medco shareholders. We also believe it is unlikely that another shareholder will intervene to continue the action, but if that results then we will vigorously contest it.

     Other. Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. We are a defendant in 117 lawsuits which claim damages for personal injury arising from our production of the anorexigenic drug phentermine under contract for SmithKline. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them, (2) failed to adequately test the products, and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court-supervised medical monitoring of persons who have ingested the product. We expect to be named in additional lawsuits related to our production of the anorexigenic drug under contract for SmithKline.

     While we cannot predict the outcome of these suits, we believe that the claims against us are without merit and intend to vigorously pursue all defenses available to us. We are being indemnified in all of these suits by SmithKline for which we manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon our independent negligence or intentional acts, and intend to submit a claim for all unreimbursed costs to our product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, we would have to defend the lawsuit and be responsible for damages, if any, which are awarded against us or for amounts in excess of our product liability coverage.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (A) EXHIBITS

     Exhibit No. Description

     (27.1) Financial Data Schedule (For SEC Use Only)

     (B) REPORTS ON FORM 8-K

     On February 28, 2000, we filed a Current Report on Form 8-K related to our acquisition of Medco Research, Inc.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          KING PHARMACEUTICALS, INC.

Date: May 12, 2000                                        By: /s/ JOHN M. GREGORY
                                                          ----------------------------------------------------
                                                                              John M. Gregory
                                                                    Chairman and Chief Executive Officer

Date: May 12, 2000                                        By: /s/ BRIAN G. SHRADER
                                                          ----------------------------------------------------
                                                                              Brian G. Shrader
                                                                          Chief Financial Officer

                                                                         ANNEX D

                           King Pharmaceuticals, Inc.
        Annual Report on Form 10-K for the Year Ended December 31, 1999

     Please note that the Consolidated Financial Statements contained in this Annual Report have been superceded by those contained in Annex A above.

                                                                         ANNEX D
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                   FORM 10-K

   (MARK ONE)
      [X]         ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.
                                               OR
      [  ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE TRANSITION PERIOD FROM ____________ TO ____________

                         COMMISSION FILE NUMBER 0-24425
                           KING PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

              TENNESSEE                             54-1684963
   (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)               Identification No.)

          501 FIFTH STREET
         BRISTOL, TENNESSEE                            37620
   (Address of Principal Executive                  (Zip Code)
               Offices)

      Registrant's telephone number, including area code:  (423) 989-8000

         Securities registered under Section 12(b) of the Exchange Act:

                                      NONE

         Securities registered under Section 12(g) of the Exchange Act:

                                  COMMON STOCK

     Indicate by check mark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the shares of common stock held by nonaffiliates of the Registrant as of March 8, 2000 is approximately $1,545,000,000. (For purposes of this calculation only, all executive officers and directors are classified as affiliates.)

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date. Outstanding at March 8, 2000, Common Stock, no par value, 55,546,468.

                   DOCUMENTS INCORPORATED BY REFERENCE: NONE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS

     King Pharmaceuticals, Inc. was incorporated in the State of Tennessee in 1993. Our principal executive offices are located at 501 Fifth Street, Bristol, Tennessee 37620. Our telephone number is (423) 989-8000 and our facsimile number is (423) 274-8677. Our wholly-owned subsidiaries are Monarch Pharmaceuticals, Inc.; Parkedale Pharmaceuticals, Inc.; Medco Research, Inc. (acquired February 25, 2000); and King Pharmaceuticals of Nevada, Inc.

     We are a vertically integrated pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products. Through a national sales force of approximately 300 representatives and copromotion arrangements, we market our branded pharmaceutical products to general/family practitioners and internal medicine physicians and hospitals across the country. Our primary business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are attractive for us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert Company, Centocor, Inc., Mallinckrodt Chemical Inc., Genetics Institute, Inc. and Hoffman-LaRoche, Inc.

     Cost containment initiatives and consolidation among large, global pharmaceutical companies have created substantial opportunities for us to acquire established branded pharmaceutical products. We generally seek branded pharmaceutical products that:

     - have some patent protection or potential for market exclusivity;

     - lend themselves to product life cycle management;

     - can benefit from focused marketing efforts including sampling, advertising and direct mail; or

     - complement our existing product lines.

     Consistent with our strategy to acquire established branded pharmaceutical products, we have acquired 36 branded pharmaceutical products since December 1994.

RECENT DEVELOPMENTS

     In March 2000, the United States Food and Drug Administration, which we refer to in this report as the "FDA," concluded that the methods, facilities and controls used by Parkedale in the manufacture, processing and packaging of Fluogen(R) were not in compliance with current Good Manufacturing Practices, which we refer to in this report as "cGMP," requirements. The FDA therefore informed Parkedale that it must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards. The production and distribution of Fluogen(R) is currently suspended pursuant to the FDA's order. We are working to meet all of the FDA's requirements for the production and distribution of Fluogen(R) to resume, which can occur upon the FDA's verification that Parkedale has substantially complied with all required corrective measures. Fluogen(R)'s gross sales totaled $32.0 million, while net sales equaled $28.7 million, for the year ended December 31, 1999. Gross profit for Fluogen(R) equaled $6.9 million for the same period. We generally recognize revenue from Fluogen(R) during the third and fourth quarters of each calendar year. We are presently evaluating strategies pertaining to Fluogen(R). Presently, we intend to pursue all actions reasonably necessary to assure Fluogen(R)'s availability during the upcoming flu season commencing in September 2000.

     On February 25, 2000 we acquired Medco in an all stock transaction accounted for as a pooling of interests valued at approximately $366 million. Medco is now one of our wholly-owned subsidiaries. Medco is engaged in the development and global commercialization of cardiovascular medicines and adenosine-receptor technologies. Medco's products and the related intellectual property rights are typically obtained under license from academic or corporate sources who have received United States patents. Medco then sponsors and directs any additional preclinical studies and clinical testing needed for product registration and marketing approval. These late-stage product development activities are outsourced to independent clinical research organizations to maximize efficiency and minimize internal overhead. Historically Medco has licensed the manufacturing and marketing rights to its products to corporate partners in exchange for licensing fees and royalty payments on future product sales. A portion of formulation development, as well as microbiology, chemistry, manufacturing and controls information, are typically provided by Medco's licensed corporate partner, and Medco then submits to the FDA, a New Drug Application, which we refer to in this report as an "NDA," to obtain the FDA's clearance to market the drug. Medco has successfully developed two adenosine-based products, Adenocard(R) and Adenoscan(R). The NDAs for Adenocard(R) and Adenoscan(R) are held by Fujisawa Healthcare, Inc. and Medco receives a royalty based on the sales of the products.

     On January 21, 2000, we filed a registration statement with the SEC which allows us to offer up to $350.0 million from offerings of common stock, preferred stock, debt securities and debt warrants at the time and in the amounts we deem appropriate. To date, none of these securities have been issued.

COMPLETED ACQUISITIONS

     Information regarding certain of our acquisitions is set forth below:

                                                                  DATE OF
           SELLER                  PRODUCTS ACQUIRED(1)         ACQUISITION     PURCHASE PRICE
-----------------------------  -----------------------------  ---------------  ----------------
Eli Lilly Company............  Lorabid(R)                     August 1999      90.5 million(2)
Hoechst Marion Roussel,        Altace(R), Silvadene(R),       December 1998    362.5 million
  Inc........................  AVC(TM)
Warner-Lambert Company.......  Fluogen(R), Anusol-HC(R),      February 1998    125.0 million(3)
                               Procanbid(R), Pitocin(R) and
                               others
Glaxo Wellcome, Inc..........  Septra(R), Proloprim(R),       November 1997    23.0 million
                               Mantadil(R), Kemadrin(R),
                               Neosporin(R),
                               Polysporin(R)(4)
Glaxo Wellcome...............  Cortisporin(R) product line    March 1997       22.8 million

---------------
(1) For additional information, see Note 6 to the notes to consolidated financial statements.

(2) Plus sales performance milestones that, if met, would bring the total value of the transaction to $158 million.

(3) The purchase price includes the acquisition of the Parkedale facility and certain manufacturing contracts for third parties.

(4) We acquired the exclusive licenses, free of royalty obligations, to market and manufacture prescription formulations of Neosporin(R) and Polysporin(R).

INDUSTRY

     Growth in the pharmaceutical industry is being driven primarily by: (i) the aging population; (ii) technological breakthroughs which have increased the number of ailments which can be treated with or prevented by drugs; (iii) managed care's preference for drug therapy over surgery since drug therapy is generally less costly; and (iv) direct-to-consumer television advertising which has increased public awareness of available drug therapies.

     During the past decade, the pharmaceutical industry has been faced with cost containment initiatives from government and managed care organizations and has begun to consolidate. Consolidation is being driven by a desire among pharmaceutical companies to reduce costs through economies of scale and synergies, to add previously lacking U. S. or European sales strength or to add promising product pipelines or manufacturing capabilities in key therapeutic categories.

     Industry consolidation and cost containment pressures have increased the level of sales necessary for an individual product to justify active marketing and promotion from large pharmaceutical companies. This has led large pharmaceutical companies to focus their marketing efforts on drugs with high volume sales, newer or novel drugs which have the potential for high volume sales and products which fit within core therapeutic or marketing priorities. As a result, major pharmaceutical companies increasingly have sought to divest small or non-strategic product lines which can be profitable for emerging pharmaceutical companies, like us, to manufacture and market.

PRODUCTS AND PRODUCT DEVELOPMENT

     We market a variety of branded prescription products primarily over four therapeutic areas, including cardiovascular products (e.g., Altace(R)), anti-infective products (e.g., Lorabid(R)), vaccines and biologicals (e.g., Fluogen(R)) and women's health products (e.g., Pitocin(R)). Our branded pharmaceutical products are generally in high volume categories and are well known for their indications (e.g., Altace(R) and Lorabid(R)). Additionally, many of our branded products have limited or no generic competition, including patent protected products, vaccines and biologicals that have no generic equivalent or products that are difficult to formulate (e.g., creams, ophthalmic suspensions). Branded pharmaceutical products represented 87% and 77% of our net revenues for the years ended December 31, 1999 and 1998.

     Cardiovascular products. Altace(R), an Angiotensin Converting Enzyme ("ACE") inhibitor, is our primary product within this category. In August 1999, the results of the Heart Outcomes Prevention Evaluation Study were released. The study determined that Altace(R) significantly reduces the rates of death, myocardial infarction, and stroke in a broad range of high-risk heart patients. We submitted a Supplemental New Drug Application to the FDA on January 18, 2000 to request approval for new and unique indications for Altace(R). The indications sought are for the significant reduction of mortality, myocardial infarction, stroke, revascularization procedures and heart failure in patients at risk for such cardiovascular events. We are evaluating alternative marketing strategies for Altace(R). In February 1998, we acquired Procanbid(R) from Warner-Lambert. Procanbid(R) is a branded pharmaceutical product used to treat arrhythmia. Thalitone(R) is a hypertension diuretic tablet indicated for the management of hypertension with patent protection through 2007.

     Anti-infective products. Our anti-infective products are marketed primarily to general/family practitioners and internal medicine physicians and are prescribed to treat uncomplicated infections of the respiratory tract, urinary tract, eyes, ears and skin. Our products are generally in technologically mature product segments and as a result have limited product risk. Lorabid(R) is our largest product in the category while Cortisporin(R) has become our second largest product in this category. Lorabid(R) is indicated for the treatment of patients with mild to moderate infections caused by susceptible strains of bacteria in the upper and lower respiratory tract, the skin and the urinary tract.

     Vaccines and biologicals. Fluogen(R), one of the products acquired in February 1998 from Warner-Lambert, is a trivalent influenza virus vaccine. In March 2000, we received written notice from the FDA that we must suspend the production of Fluogen(R) until certain production issues have been satisfactorily addressed. More information about the FDA's communication appears in the section below called "Government Regulation."

     Women's health. We have a number of leading brand-name products in this category including Pitocin(R), the most recognized brand name in labor induction, and Anusol-HC(R), which is the number one prescribed hemorrhoidal product, according to industry sources. Both of these products have been on the market for many years and we believe were underpromoted by their previous owners.

     In an effort to further strengthen our women's health franchise, we acquired Menest(R) from SmithKline in June 1998. We previously manufactured this product for SmithKline. Menest(R) competes in the growing $2 billion estrogen replacement category. Menest(R) is well positioned in this category because the primary ingredient in the market leader's product is derived from the urine of pregnant mares. In contrast, Menest(R)'s active ingredient is derived from Mexican yams.

     Certain of our products are described below:

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION   PRODUCT DESCRIPTION AND INDICATION
----------------------------------  ------------------------  ----------------------------------
CARDIOVASCULAR PRODUCTS
Altace(R)(1)......................  Hoechst Marion Roussel,   A hard-shell capsule for oral
                                    Inc. (December 1998)      administration indicated for the
                                                              treatment of hypertension.
Thalitone(R)(2)...................  Horus Therapeutics, Inc.  A hypertension-diuretic tablet
                                    (December 1996)           indicated for the management of
                                                              hypertension, either alone or in
                                                              combination with other
                                                              antihypertensive drugs, and for
                                                              edema associated with congestive
                                                              heart failure and various forms of
                                                              renal dysfunction.
Procanbid(R)......................  Warner-Lambert            A procainamide extended-release
                                    (February 1998)           tablet indicated for the treatment
                                                              of documented ventricular
                                                              arrhythmia, such as sustained
                                                              ventricular tachycardia, that, in
                                                              the judgment of a physician, are
                                                              life-threatening.
Adrenalin(R)......................  Warner-Lambert            A sterile solution made from the
                                    (February 1998)           active principle of the adrenal
                                                              medulla used to relieve
                                                              respiratory distress and
                                                              hypersensitivity reactions and
                                                              restore cardiac rhythm in cardiac
                                                              arrest due to various causes.
ANTI-INFECTIVE PRODUCTS
Lorabid(R)........................  Eli Lilly Company         A capsule and suspension product
                                    (August 1999)             indicated for the treatment of
                                                              patients with mild to moderate
                                                              infections caused by susceptible
                                                              strains of bacteria in the upper
                                                              and lower respiratory tract, the
                                                              skin and the urinary tract.
Cortisporin(R)....................  Glaxo Wellcome            A full line of prescription
                                    (March 1997)              antibiotic and anti-inflammatory
                                                              formulations of ophthalmic
                                                              ointments and suspensions, otic
                                                              solutions and suspensions, and
                                                              topical creams and ointments
                                                              indicated for the treatment of
                                                              corticosteroid-responsive
                                                              dermatoses with secondary
                                                              infections.

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION   PRODUCT DESCRIPTION AND INDICATION
----------------------------------  ------------------------  ----------------------------------
Viroptic(R).......................  Glaxo Wellcome            A sterile solution indicated for
                                    (May 1997)                the treatment of ocular Herpes
                                                              simplex virus,
                                                              idoxuridine-resistant Herpes and
                                                              vidarabine-resistant Herpes. In
                                                              November 1997, the FDA approved
                                                              the expanded use of Viroptic to
                                                              include pediatric patients, ages
                                                              six and above.
Neosporin(R)(3)...................  Glaxo Wellcome            A prescription strength ophthalmic
                                    (March 1997)              ointment and solution indicated
                                                              for the topical treatment of
                                                              ocular infections. It is also
                                                              formulated as a prescription
                                                              strength genito-urinary
                                                              concentrated sterile irrigant
                                                              indicated for short-term use as a
                                                              continuous irrigant or rinse to
                                                              help prevent infections associated
                                                              with the use of indwelling
                                                              catheters.
Polysporin(R)(3)..................  Glaxo Wellcome            A prescription strength wide range
                                    (November 1997)           antibacterial sterile ointment
                                                              indicated for the topical
                                                              treatment of superficial ocular
                                                              infections.
Vira-A(R).........................  Warner-Lambert            An antiviral ointment indicated
                                    (February 1998)           for the topical treatment of
                                                              ocular infections caused by the
                                                              Herpes simplex virus types 1 and
                                                              2.
Chloromycetin(R)..................  Warner-Lambert (February  A broad spectrum antibiotic
                                    1998)                     ophthalmic ointment and solution
                                                              indicated for the treatment of
                                                              serious bacterial infections that
                                                              are not responsive to other
                                                              antibiotics or when other
                                                              antibiotics are contraindicated.
                                                              This product is also available in
                                                              an otic solution and sterile
                                                              injectable form for intravenous
                                                              administration in the treatment of
                                                              acute infections caused by
                                                              salmonella and meningeal
                                                              infections.
Septra(R).........................  Glaxo Wellcome (November  An antibiotic indicated for the
                                    1997)                     treatment of infectious diseases,
                                                              including urinary tract
                                                              infections, pneumonia, enteritis
                                                              and ear infections in adults and
                                                              children.

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION   PRODUCT DESCRIPTION AND INDICATION
----------------------------------  ------------------------  ----------------------------------
Coly-Mycin(R).....................  Warner-Lambert            An antibiotic sterile parenteral
                                    (February 1998)           indicated for the treatment of
                                                              acute or chronic infections due to
                                                              sensitive strains of certain
                                                              gram-negative bacteria and a
                                                              sterile aqueous suspension for the
                                                              treatment of superficial bacterial
                                                              infections of the external
                                                              auditory canal.
Silvadene(R)(4)...................  HMR                       A topical antimicrobial cream
                                    (December 1998)           indicated as an adjunct for the
                                                              prevention and treatment of wound
                                                              sepsis in patients with second-and
                                                              third-degree burns.
WOMEN'S HEALTH PRODUCTS
Pitocin(R)........................  Warner-Lambert            A sterile hormone solution used to
                                    (February 1998)           initiate or improve uterine
                                                              contractions during labor and to
                                                              control bleeding or hemorrhage in
                                                              the mother after childbirth.
Menest(R).........................  SmithKline                A film-coated esterified estrogen
                                    (June 1998)               tablet for the treatment of
                                                              vasomotor symptoms of menopause,
                                                              atrophic vaginitis, kraurosis
                                                              vulvae, female hypogonadism,
                                                              female castration, primary ovarian
                                                              failure, breast cancer and
                                                              prostatic carcinoma.
AVC(TM)(4)........................  HMR                       Cream and suppositories for
                                    (December 1998)           vaginal administration as
                                                              indicated for the treatment of
                                                              Candida albicans infections.
Anusol-HC(R)......................  Warner-Lambert            A suppository and cream indicated
                                    (February 1998)           for the relief of inflammation
                                                              accompanying hemorrhoids (piles),
                                                              post-irradiation proctitis,
                                                              cryptitis and other inflammatory
                                                              conditions of the anorectum.
VACCINES AND BIOLOGICALS
Fluogen(R)(5).....................  Warner-Lambert            A trivalent vaccine for
                                    (February 1998)           immunization against influenza
                                                              (flu); composition of the vaccine
                                                              is determined each year by the
                                                              Centers for Disease Control and
                                                              Center for Biologics Evaluation
                                                              and Research.

                                     COMPANY ACQUIRED FROM
             PRODUCT                AND DATE OF ACQUISITION   PRODUCT DESCRIPTION AND INDICATION
----------------------------------  ------------------------  ----------------------------------
Aplisol(R)........................  Warner-Lambert            A sterile aqueous solution of
                                    (February 1998)           purified protein fraction for
                                                              intradermal administration as an
                                                              aid in the diagnosis of
                                                              tuberculosis.

---------------
(1) We acquired licenses for the exclusive rights in the United States under various HMR patents to the active ingredient in Altace(R).

(2) We acquired the trademark and patents for this product from Boehringer Ingelheim Pharmaceuticals, Inc.

(3) We have exclusive licenses, free of royalty obligations, to manufacture and market prescription formulations of these products.

(4) We acquired HMR's worldwide rights to these products.

(5) We have currently suspended production of Fluogen(R) pursuant to the request of the FDA. For more information see "Government Regulations" below.

CONTRACT MANUFACTURING

     We utilize our excess manufacturing capacity to provide third party contract manufacturing. We currently provide contract manufacturing for many pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert, Centocor, Inc, Mallinckrodt, Genetics Institute, Inc. and Hoffman-LaRoche, Inc. Many of the products that we contract manufacture are difficult to manufacture and, therefore, do not attract significant competition. Contract manufacturing as a percentage of sales has declined from 85% in 1994 to 10% of net revenues for the year ended December 31, 1999 as we have acquired branded pharmaceuticals products. Contract manufacturing, however, remains an important part of our business because it:

     - provides a stable, recurring source of cash flows;

     - allows us to absorb overhead costs, and as such is an efficient utilization of excess capacity; and

     - provides experience in manufacturing a broad line of formulations which is advantageous to us in pursuing and integrating acquired products.

SALES AND MARKETING

     We have a national sales force of approximately 300 sales representatives. We distribute our branded pharmaceutical products primarily through wholesale drug distributors. These products are ordinarily dispensed to the public through pharmacies on the prescription of a physician. For branded pharmaceutical products, our marketing and sales promotions principally target general/family practitioners and internal medicine physicians through detailing and sampling to encourage physicians to prescribe more of our products. The sales force is supported and supplemented by copromotion arrangements, telemarketing and direct mail, as well as through advertising in trade publications and representations at regional and national medical conventions. Our telemarketing and direct mailing efforts are performed primarily by using a computer sampling system which we developed to distribute samples to physicians. We identify and target physicians through data available from IMS America, Ltd. and Scott-Levin, suppliers of prescriber prescription data. We intend to seek new markets in which to promote our product lines and will continue expansion of our field sales force as product growth or product acquisitions warrant.

     Similar to other pharmaceutical companies, our principal customers are wholesale pharmaceutical distributors. The wholesale distributor network for pharmaceutical products has in recent years been subject to increasing consolidation which has increased our, and other industry participants', customer concentration. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. For the year ended December 31, 1999, approximately 45.5% of our sales were attributable to three distributors: McKesson Corporation (18.3%), Bergen Brunswig (14.6%) and Cardinal/Whitmire (12.6%).

MANUFACTURING

     Our two manufacturing facilities are the Bristol facility, located in Bristol, Tennessee, and the Parkedale facility, located in Rochester, Michigan. These facilities have in the aggregate approximately one million square feet of manufacturing, packaging, laboratory, office and warehouse space. We are licensed by the Drug Enforcement Agency, which we refer to as the "DEA," to procure and produce controlled substances. We manufacture certain of our own branded pharmaceutical products as well as products owned by other pharmaceutical companies under manufacture and supply contracts which expire over periods ranging from one to four years.

     We can produce a broad range of dosage formulations, including sterile solutions, lyophylized (freeze-dried) products, injectables, tablets and capsules, liquids, creams and ointments, suppositories and powders. We believe our manufacturing capabilities allow us to capture higher margins and pursue product line extensions more efficiently. However, currently 16 of our product lines, including Cortisporin(R), the six product lines acquired from Glaxo Wellcome, four of the product lines acquired from Warner-Lambert and all three of the products, including Altace(R) acquired from HMR and Lorabid(R) acquired from Eli Lilly and Company, are manufactured in the same facilities or by the same manufacturer as they were previously manufactured. As of December 31, 1999, capacity utilization was approximately 60% at the Bristol facility and approximately 40% at the Parkedale facility, providing us with substantial manufacturing capacity for future growth. We intend to transfer, when advantageous, production of newly acquired branded pharmaceutical products and their product line extensions to our manufacturing facilities as soon as practicable after regulatory requirements and contract manufacturing requirements are satisfied. For example, we anticipate moving the manufacturing of Altace(R) to the Bristol facility prior to December 31, 2001. Aventis Pharma AG, successor by merger to HMR, will continue to supply raw materials for the process and we anticipate that Aventis will continue to be a secondary manufacturer for this product.

     In addition to manufacturing, we have fully integrated manufacturing support systems including quality assurance, quality control, regulatory compliance and inventory control. These support systems enable us to maintain high standards of quality for our products and simultaneously deliver reliable services and goods to our customers on a timely basis. Companies that do not have such support systems in-house must out source these services.

     We manufacture pharmaceutical products for, among others, Amgen, Inc., Warner-Lambert Company, Centocor, Inc., B.V., Fujisawa Healthcare, Inc., Genentech, Inc., Genetics Institute, Inc., Hoffman-LaRoche, Inc., Mallinckrodt, Novartis and Santen Incorporated. Contract manufacturing represented in the aggregate approximately 10.0% and 19.3% of our net sales for the years ended December 31, 1999 and 1998.

     We require a supply of quality raw materials and components to manufacture and package drug products for us and for third parties with which we have contracted. Generally we have not had difficulty obtaining raw materials and components from suppliers in the past. Currently, we rely on approximately 350 suppliers to deliver the necessary raw materials and components. The loss of any one of these suppliers is not expected to have a material adverse effect on our ability to acquire raw materials and components. We have no reason to believe we will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if for any reason we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to distribute our products as planned. In such case, our business, financial condition and results of operations could be materially and adversely affected.

RESEARCH AND DEVELOPMENT

     We are also involved in product development and continually seek to develop extensions to our product lines and to improve the quality and efficiency of our manufacturing processes. Our laboratories and product development scientists have produced several product line extensions to existing branded pharmaceutical products. For more information about Medco's research and development activities, see the section above entitled "Recent Developments."

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GOVERNMENT REGULATION

     Our business and our products are subject to extensive and rigorous regulation at both the federal and state levels. Most importantly, nearly all of our products are subject to premarket approval requirements. New drugs are approved under, and are subject to, the Federal Food, Drug and Cosmetic Act, which we refer to in this report as the "FDC Act," and the respective related regulations. Biological drugs are subject to both the FDC Act and the Public Health Service Act, which we refer to in this report as the "PHS Act," and the related regulations. Biological drugs are licensed under the PHS Act.

     At the federal level, we are principally regulated by the FDA as well as by the DEA, the Consumer Product Safety Commission, the Federal Trade Commission, the U.S. Department of Agriculture, Occupation Safety and Health Administration and the U.S. Environmental Protection Agency which we refer to in this report as the "EPA." The FDC Act, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the development, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products and those manufactured by and for third parties. Product development and approval within this regulatory framework requires a number of years and involves the expenditure of substantial resources.

     When we acquire the right to market an existing approved pharmaceutical product, both we and the former application holder are required to submit certain information to the FDA. This information, if adequate, results in the transfer to us of marketing rights to the pharmaceutical products. We are also required to advise the FDA about any changes in certain conditions in the approved application as set forth in the FDA's regulations. Our strategy focuses on acquiring branded pharmaceutical products and transferring, when advantageous, their manufacture to our manufacturing facilities as soon as practicable after regulatory requirements are satisfied. In order to transfer manufacturing of the acquired branded products, we must demonstrate, by filing information with the FDA, that we can manufacture the product in accordance with cGMPs and the specifications and conditions of the approved marketing application. For changes requiring prior approval, there can be no assurance that the FDA will grant such approval in a timely manner, if at all.

     The FDA also mandates that drugs be manufactured, packaged and labeled in conformity with cGMPs. In complying with cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that the product meets applicable specifications and other requirements to ensure product safety and efficacy. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the use of products must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

     The federal government has extensive enforcement powers over the activities of pharmaceutical manufacturers, including authority to withdraw product approvals, commence actions to seize and prohibit the sale of unapproved or non-complying products, to halt manufacturing operations that are not in compliance with cGMPs, and to impose or seek injunctions, voluntary recalls, and civil monetary and criminal penalties. Such a restriction or prohibition on sales or withdrawal of approval of products marketed by us could materially adversely affect our business, financial condition and results of operations.

     In November 1998 the Parke-Davis division of Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid(R) manufactured prior to our acquisition of Procanbid(R). In April 1999, Warner-Lambert initiated a voluntary Class III recall for two additional lots of Procanbid(R) manufactured prior to our acquisition of the product. A Class III recall is one in which use of, or exposure to, the product is not likely to cause adverse consequences. These recalls were instituted because the lots at issue failed a dissolution test as part of the routine stability program at the 18- month interval. In December 1999, Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid(R) manufactured prior to our acquisition of the product because it had failed the same dissolution test at the 24-month interval.
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     Marketing authority for our products is subject to revocation by the applicable government agencies. In addition, modifications or enhancements of approved products or changes in manufacturing locations are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy application process. Our manufacturing facilities are continually subject to inspection by such governmental agencies and manufacturing operations could be interrupted or halted in any such facilities if such inspections prove unsatisfactory.

     We also manufacture and sell pharmaceutical products which are "controlled substances" as defined in the Controlled Substances Act and related federal and state laws, which establish certain security, licensing, record keeping, reporting and personnel requirements administered by the DEA, a division of the Department of Justice, and state authorities. The DEA has a dual mission -- law enforcement and regulation. The former deals with the illicit aspects of the control of abusable substances and the equipment and raw materials used in making them. The DEA shares enforcement authority with the Federal Bureau of Investigation, another division of the Department of Justice. The DEA's regulatory responsibilities are concerned with the control of licensed manufacturers, distributors and dispensers of controlled substances, the substances themselves and the equipment and raw materials used in their manufacture and packaging in order to prevent such articles from being diverted into illicit channels of commerce. We maintain appropriate licenses and certificates with the applicable state authorities in order to engage in pharmaceutical development, manufacturing and distribution of pharmaceutical products containing controlled substances. We are licensed by the DEA to manufacture and distribute certain pharmaceutical products containing controlled substances. We have not experienced license revocations, restrictions or fines for non-compliance with the foregoing regulations but no assurance can be given that revocations, restrictions or fines which could have a material adverse effect upon our business, financial condition and results of operations will not be imposed upon us in the future.

     The distribution of pharmaceutical products is subject to the Prescription Drug Marketing Act ("PDMA"), as part of the FDC Act, which regulates such activities at both the federal and state level. Under the PDMA and its implementing regulations, states are permitted to require registration of manufacturers and distributors who provide pharmaceuticals even if such manufacturers or distributors have no place of business within the state. States are also permitted to adopt regulations limiting the distribution of product samples to licensed practitioners. The PDMA also imposes extensive licensing, personnel record keeping, packaging, quantity, labeling, product handling and facility storage and security requirements intended to prevent the sale of pharmaceutical product samples or other diversions.

     Our Parkedale facility, located in Rochester, Michigan, manufactures both drug and biological pharmaceutical products. Parkedale was one of six Warner-Lambert facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993. We plan to petition for relief from the consent decree with respect to the Parkedale facility when appropriate.

     The Parkedale facility was inspected by the FDA's Team Biologics in March and April 1998. During that inspection, the FDA made cGMP observations in a written report provided to King. This written report is known as an "FDA Form 483" or simply as a "483." We provided the FDA with a written response to the 483 including an action plan to address the observations.

     As a continuation of the inspections in March and April 1998, the FDA inspected the Parkedale facility in May 1999 to verify actions taken in response to the 1998 inspection and to address compliance with the FDA's cGMP requirements. At the end of that inspection, the FDA issued another 483 listing their observations. We submitted a written response to that 483 and met with FDA representatives to present our plans for addressing the observations. In August 1999, the FDA asked us to clarify and supplement our responses to the 483 which resulted from the May 1999 inspection. The FDA also stated it would require additional product testing for the product Histoplasmin. We decided that since revenues attributable to Histoplasmin were minimal we would discontinue the manufacture and distribution of the product, and we subsequently informed the FDA of our decision. Most, but not all, of our actions in response to the May 1999 inspection and the August 1999 FDA letter have been completed, and we have continued to inform the FDA in writing of our progress in implementing those actions.

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     In October 1999, as part of its program for inspection of all manufacturers of influenza virus vaccine, the FDA's Team Biologics inspected our production of Fluogen(R)at the Parkedale facility and issued a 483 listing certain cGMP observations. In November 1999, we submitted a written response containing our plan to address the observations.

     In March 2000, the FDA concluded that the methods, facilities and controls used by Parkedale in the manufacture, processing and packaging of Fluogen(R) were not in compliance with cGMP requirements. The FDA therefore informed Parkedale, pursuant to the consent decree, that it must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards. The production and distribution of Fluogen(R) is currently suspended pursuant to the FDA's order. We are working to meet all of the FDA's requirements for the production and distribution of Fluogen(R) to resume, which can occur upon the FDA's verification that Parkedale has substantially complied with all required corrective measures. Fluogen(R)'s gross sales totaled $32.0 million, while net sales equaled $28.7 million, for the year ended December 31, 1999. Gross profit for Fluogen(R) equaled $6.9 million for the same period. We generally recognize revenue from Fluogen(R) during the third and fourth quarters of each calendar year. We are presently evaluating strategies pertaining to Fluogen(R). Presently, we intend to pursue all actions reasonably necessary to assure Fluogen(R)'s availability during the upcoming flu season commencing September 2000.

     In March 2000, the FDA also wrote to provide comments and requests for further information and clarification of previous information submitted by Parkedale to the FDA in relation to certain process validation issues of Aplisol(R) (tuberculin purified protein derivative diluted). The FDA's correspondence does not require Parkedale to discontinue or delay, in any manner, the production and distribution of Aplisol(R), and the FDA continues to approve the release and distribution of Aplisol(R) by Parkedale.

     We cannot determine what effect changes in regulations or statutes or legal interpretation, when and if promulgated or enacted, may have on our business in the future. Changes could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuance of certain products, additional record keeping or expanded documentation of the properties of certain products and scientific substantiation. Such changes, or new legislation, could have a material adverse effect on our business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

     Our operations are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances and the discharge of pollutants into the air and water. Environmental permits and controls are required for certain of our operations and these permits are subject to modification, renewal and revocation by the issuing authorities. We believe that our facilities are in substantial compliance with our permits and environmental laws and regulations and do not believe that future environmental compliance will have a material adverse effect on our business, financial condition or results of operations. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result in changes in environmental laws and regulations.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the EPA can impose liability for the entire cost of cleanup of contaminated properties upon each or any of current and former site owners and operators or parties who sent waste to the site, regardless of fault or the legality of the original disposal activity. Many states, including Tennessee and Michigan, have statutes and regulatory authorities similar to CERCLA and to the EPA. We have hazardous waste hauling agreements with licensed third parties to properly dispose of hazardous wastes. We cannot assure you that we will not be found liable under CERCLA for the costs of undertaking a clean up at a site to which our wastes were transported.

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COMPETITION

     GENERAL

     We compete with other pharmaceutical companies for product and product line acquisitions. These competitors include Jones Pharma Incorporated, ICN Pharmaceuticals, Inc., Dura Pharmaceuticals, Inc., Medicis Pharmaceutical Corporation, Forest Laboratories, Inc., Shire Pharmaceuticals Group plc, Watson Pharmaceuticals, Inc. and other companies which also acquire branded pharmaceutical products and product lines from other pharmaceutical companies. Additionally, since the Company's products are generally established and commonly sold, they are subject to competition from products with similar qualities. The Company's branded pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic equivalents. The manufacturers of generic products typically do not bear the related research and development costs and consequently are able to offer such products at considerably lower prices than the branded equivalents. There are, however, a number of factors which enable products to remain profitable once patent protection has ceased. These include the establishment of a strong brand image with the prescriber or the consumer, supported by the development of a broader range of alternative formulations than the manufacturers of generic products typically supply.

     GENERIC SUBSTITUTES

     Many of our branded pharmaceutical products have either a strong market niche or competitive position. Some of our branded pharmaceutical products face competition from generic substitutes. Of our branded pharmaceutical products that have generic substitutes, we believe that only a small number face significant competition because many of our branded pharmaceutical products have sales levels that are too low to attract competition or are too difficult to manufacture or prove bioequivalence (i.e., the two products produce identical effects on the body).

     For a manufacturer to launch a generic substitute, it must prove to the FDA when filing an application to make a generic substitute that the branded pharmaceutical and the generic substitute have bioequivalence. This is easiest to prove when a drug is systemically absorbed into and measurable in the bloodstream. However, some of our products are topical preparations and because topical preparations are less likely to be absorbed into the bloodstream it is more difficult to prove bioequivalence for topical products. While it typically takes two or three years to prove bioequivalence and receive FDA approval for many generic substitutes, we believe that for topical products the approval period is longer. By focusing our efforts in part on products with bioequivalence or complex manufacturing requirements, we are able to protect market share and produce sustainable, high margins and cash flows.

INTELLECTUAL PROPERTY

     PATENTS, LICENSES AND PROPRIETARY RIGHTS

     We consider the protection of discoveries in connection with our development activities important to our business. The patent positions of pharmaceutical firms, including King, are uncertain and involve legal and factual questions which can be difficult to resolve. We intend to seek patent protection in the United States and selected foreign countries where and when deemed appropriate.

     The patent application and issuance process may take several years and involves considerable expense, and there is no assurance that any patent sought by us or our licensors will issue. The coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, neither the applicant nor the licensee knows whether any claim contained in a patent application will be allowed and result in the issuance of a patent or, if any patent is issued, whether it will provide meaningful proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy, until foreign counterparts, if any, are published, and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we or any licensor was the first inventor of the subject matter covered by the patent application or that it or the licensor was the first to file a patent application therefor or that it will obtain the freedom to practice the claimed inventions. Moreover, priority in filing a patent application for an invention can be overcome by another party who first practiced the
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invention. Accordingly, we might be required to engage in extended proceedings in U.S. and/or foreign patent offices or courts, including interference proceedings declared by the U.S. Patent and Trademark Office, which we call the Patent Office, to determine priority and/or patent validity. Any proceeding could be costly and consuming of management's time. There can be no assurance either that our owned or licensed patents would be held valid or that our products would not be found to infringe the patents of others. In the event of a determination that we are infringing a third party's patent, we would likely be required to pay royalties, which could be substantial, to a third party. In order to avoid the cost and risk of a Patent Office proceeding, or otherwise to obtain the intellectual property rights, we may seek to obtain from third parties patent licenses we believe are necessary or appropriate. However, it is possible that the third party could refuse a license to us in order to keep our product off the market.

     There can be no assurance that any patent rights held by us will provide any actual competitive advantage to us. Competitors may be able to develop similar and competitive products outside the scope of our patents. For example, should third parties patent or otherwise develop and receive governmental clearance to commercialize an adenosine product for a use not covered by our patents, physicians could use those third party products in place of our products even though the third party products were not approved by the FDA for the same indications as our products. Any off-label use of third party products could have a material adverse effect on sales of our products and the amount of royalty revenues we receive.

     In connection with the Altace(R) product line, we acquired the exclusive rights in the United States under various HMR patents to the active ingredients in Altace(R) patented to 2008. Our rights include the exclusive utilization of the active ingredients in Altace(R) in any combination as human therapeutic or human diagnostic products. We also own U.S. Patents for Novel Chlorthalidone Process and Product, covering the raw materials used in the manufacture of Thalitone(R), and for Procanbid(R). These patents expire in 2007 and 2014, respectively.

     In connection with the acquisition of Lorabid(R), we acquired, among other things, all of Lilly's rights in approximately 30 patents and received a broad royalty-free non-exclusive license in the U.S. and Puerto Rico to 12 other patents and associated technology. We also received an exclusive sublicense to 4 other patents for which we must pay a royalty to Lilly if certain sales thresholds are met. Lorabid(R) has patent protection through 2005.

     We have exclusive licenses expiring June 2036 for the prescription formulations of Neosporin(R) and Polysporin(R) and a license expiring February 2038 for the prescription formulation of Anusol-HC(R). Such licenses are subject to early termination in the event we fail to meet specified quality control standards, including cGMP regulations with respect to the products, or commit a material breach of other terms and conditions of the licenses which would have a significant adverse effect on the uses of the licensed products retained by the licensor, which would include among other things, marketing products under these trade names outside the prescription field.

     In February 2000, we acquired the licenses to several patents related to Medco's adenosine-based products through our merger with Medco.

     Medco is party to an agreement with Fujisawa Healthcare, Inc., which we call "Fujisawa" in this report for the manufacture and marketing of Adenocard in the United States and Canada in exchange for royalties. Medco is also party to an agreement with Sanofi Pharma, France, which we call "Sanofi" in this report, for the manufacture and marketing of Adenocard in countries other than the United States and Canada in exchange for royalties. Sanofi has received marketing approval under the trade name Adenocor in the United Kingdom and under the trade name Krenosin in Switzerland. Medco pays one half of all royalties received from Adenocard, Adenocor and Krenosin sales to the University of Virginia Alumni Patents Foundation from which Medco acquired rights to Adenocard.

     Medco is party to an agreement with Fujisawa that provides for Fujisawa to fund one-half of the development costs of Adenoscan, and other products; grants to Fujisawa manufacturing and marketing rights to such products in the United States and Canada and entitles Medco to royalties. Royalties received by Medco from sales outside of the United States and Canada are shared equally with Fujisawa. Fujisawa, on

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behalf of itself and Medco, licensed additional intellectual property rights for intravenous adenosine in cardiac imaging and the right to use intravenous adenosine as a cardioprotectant in combination with thrombolytic therapy, balloon angioplasty and coronary bypass surgery and secured intellectual property rights to extend the exclusivity of Adenoscan until 2015. Medco is obligated to pay 50% share of a 6% royalty on Adenoscan net sales to this third party.

     Medco has licensed exclusive rights to Sanofi to manufacture and market adenoscan worldwide except in the United States, Canada, Japan, Korea and Taiwan. Sanofi has received marketing approval for Adenoscan in the United Kingdom and has registered Adenoscan in a number of different countries. Fujisawa is party to a worldwide, exclusive, paid-up license for the use of adenosine under a certain U.S. Patent over its seven year remaining life. Fujisawa sub-licensed this particular patent to Medco and Medco agreed to pay Fujisawa sub-license fees equal to 50%, or an aggregate of $2,250,000.

     Medco regained the rights from Fujisawa to develop adenosine-based products having cardioprotective indications in the United States and Canada. Upon marketing by Medco of such a product, Fujisawa will receive an 8% royalty on Medco's net sales. If Medco licenses a third party to sell such product, Fujisawa will receive 25% of all fees and royalties from such third party after recouping $2 million plus development costs.

     Medco is party to a Development and Commercialization Agreement with Discovery Therapeutics, Inc. ("DTI") dedicated to the discovery, development and commercialization of compounds that stimulate the A2a subfamily of adenosine receptors ("A2a-agonists"). Under the terms of that agreement, DTI granted to Medco an exclusive license under certain U.S. and foreign patents and pending applications relating to DTI's current intellectual property related to A2a-agonists. Medco has exclusive rights under certain U.S. and foreign patents and pending applications to market and sell developed compounds, either directly or through sublicense. In exchange for these rights, Medco agreed to pay DTI certain licensing fees, development milestones and royalties on future sales of A2a-agonists.

     We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation, where patent protection is not believed to be appropriate or attainable, to develop our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets or disclose the technology or that we can adequately protect our trade secrets.

     TRADEMARKS

     We sell our branded products under a variety of trademarks. While we believe that we have valid proprietary interests in all currently used trademarks or foreign governmental entities, only certain of the trademarks are registered with the U.S. government, including those for our principal branded pharmaceutical products registered in the U.S. Altace(R), Lorabid(R), Coly-Mycin(R), Fluogen(R), Procanbid(R), Anusol-HC(R), Cortisporin(R), Neosporin(R), Polysporin(R), Septra(R), Proctocort(R), Thalitone(R), Pediotic(R), Viroptic(R), Silvadene(R), Menest(R), Adrenalin(R), Pitocin(R), Aplisol(R), Quibron(R), Nucofed(R), Humatin(R), Tussend(R), Mantadil(R), Vira-A(R), Chloromycetin(R) and Kemadrin(R). We own the U.S. registered trademarks for Adenoscan(R) and Adenocard(R). Additionally, a trademark application for Monarchpharm(TM) is pending. We intend to market products under the trademark AVC(TM). We also own the registered service marks Secure-A-Sample(R) and Classics That Work(R).

BACKLOG

     As of December 31, 1999, we had no material backlog.

EMPLOYEES

     As of December 31, 1999, we employed 1,281 full-time and 24 part-time persons. Certain employees of the Parkedale Facility, representing approximately 28% of our employees, are covered by a collective bargaining agreement with the Oil, Chemical & Atomic Workers, International Union which expires

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February 28, 2003. We believe our employee relations are good. We employ two full-time Chaplains and offer as part of our employee benefits package access to additional counseling services.

ITEM 2.  PROPERTIES

     We own the manufacturing facilities listed below. These facilities include space for manufacturing, packaging, laboratories, offices and warehousing. We believe these facilities are adequate for the conduct of our operations.

                                                               APPROXIMATE
LOCATION                                                      SQUARE FOOTAGE
--------                                                      --------------
Bristol, Tennessee..........................................     500,000
Rochester, Michigan.........................................     500,000

ITEM 3.  LEGAL PROCEEDINGS

     In the normal course of business, we are subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance.

STATE OF WISCONSIN INVESTMENT BOARD

     On November 30, 1999, we entered into an agreement of merger with Medco pursuant to which we acquired Medco in an all stock, tax-free pooling of interests transaction, which was subject to approval by the Medco shareholders. On January 5, 2000, Medco issued to its stockholders a proxy statement with respect to the proposed transaction and noticed a meeting to approve the transaction for February 10, 2000.

     On January 11, 2000, the State of Wisconsin Investment Board, whom we call SWIB, a Medco shareholder which held approximately 11.6% of the outstanding stock of Medco filed suit on behalf of a proposed class of Medco shareholders in the Court of Chancery for the State of Delaware, New Castle County, against Medco and members of Medco's board of directors to enjoin the shareholder vote on the merger and the consummation of the merger. State of Wisconsin Investment Board v. Bartlett, et al., C.A. No. 17727. SWIB alleged, among other things, that the proxy materials failed to disclose all material information and included misleading statements regarding the transaction, its negotiation, and its approval by the Medco board of directors; that the Medco directors were not adequately informed and did not adequately inform themselves of all reasonably available information before recommending the transaction to Medco shareholders; and that the Medco directors were disloyal and committed waste in allegedly enabling one of the Medco directors to negotiate the transaction purportedly for his own benefit and in agreeing to terms that precluded what the complaint alleged were more beneficial alternative transactions. SWIB also moved for a preliminary injunction to enjoin the shareholder vote and the merger based on the claims asserted in its complaint. Medco and the other defendants denied all allegations and continue to deny them.

     After Medco distributed a supplemental proxy statement on January 31, 2000 and the court postponed the February 10, 2000 vote on the merger agreement for 15 days to allow shareholders sufficient time to consider the supplemental disclosures, the court rejected SWIB's claims in a February 24 Memorandum Opinion and denied preliminary injunctive relief because SWIB had not shown a reasonable likelihood of success following trial on the merits. The court made a number of preliminary findings, including that the Medco board of directors properly delegated to one of its directors the responsibility to negotiate the merger; that the payment of the negotiating fee was a proper exercise of business judgment and did not constitute waste; that the other merger provisions were also valid; that the Medco directors were adequately informed of all material information reasonably available to them prior to approving the merger agreement; that the Medco directors acted independently and in good faith to benefit the economic interests of the Medco shareholders; that the alleged omissions in the proxy statements were not material; and that the Medco board of directors fully met its duty of complete disclosure with respect to the transaction.

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     SWIB has filed an Application for a Scheduling Order stating its intention to dismiss the case, before a class has been certified, without prejudice. In the meantime, the action is still pending. While SWIB has indicated that it does not intend to prosecute the merits of the case further, another shareholder could intervene and continue the action. Even though SWIB lost its motion for preliminary injunction, and is going to dismiss the case, SWIB has claimed that its attorneys are entitled to an award of attorneys' fees and costs. SWIB has petitioned the court for approximately $7.26 million in attorneys' fees and approximately $270,000 in costs.

     We believe that SWIB's case, including SWIB's claim for attorneys' fees, is meritless, and we are vigorously contesting it. We believe SWIB's actions did not confer a benefit on the Medco shareholders. We also believe it is unlikely that another shareholder will intervene to continue the action, but if that results then we will vigorously contest it. Although there can be no assurance as to the outcome of these matters, an unfavorable resolution could have a material adverse effect on our results of operations and our financial condition in the future.

OTHER

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. We are a defendant in 93 lawsuits which claim damages for personal injury arising from our production of the anorexigenic drug phentermine under contract for SmithKline Beecham Corporation. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them, (2) failed to adequately test the products, and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court-supervised medical monitoring of persons who have ingested the product. We expect to be named in additional lawsuits related to our production of the anorexigenic drug under contract for SmithKline Beecham.

     While we cannot predict the outcome of these suits, we believe that the claims against us are without merit and intend to vigorously pursue all defenses available to us. We are being indemnified in all of these suits by SKB for which we manufacture the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon our independent negligence or intentional acts, and intend to submit a claim for all unreimbursed costs to our product liability insurance carrier. However, in the event that SKB is unable to satisfy or fulfill its obligations under the indemnity, we would have to defend the lawsuit and be responsible for damages, if any, which are awarded against us or for amounts in excess of our product liability coverage.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

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                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Common Stock of King is traded on the Nasdaq Stock Market under the symbol "KING." There were approximately 2,300 shareholders on December 31, 1999, based on the number of record holders of the Common Stock and an estimate of the number of individual participants represented by security position listings.

     The Company's Common Stock began trading on June 25, 1998 and the price range of Common Stock is described below:

                                                                   1998
                                                              --------------
                                                              HIGH      LOW
                                                              -----    -----
Second quarter (June 25 through June 30)....................   9.50     9.17
Third quarter (ended September 30)..........................  14.25     8.50
Fourth quarter (ended December 31)..........................  19.17     7.08

                                                                   1999
                                                              --------------
                                                              HIGH      LOW
                                                              -----    -----
First quarter (ended March 31)..............................  19.92    12.92
Second quarter (ended June 30)..............................  21.75    13.83
Third quarter (ended September 30)..........................  27.83    16.33
Fourth quarter (ended December 31)..........................  68.00    20.13

     The Company has no plans to pay dividends in the foreseeable future.

ITEM 6.  SELECTED FINANCIAL DATA

     The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes included elsewhere in this report. The information below does not include information related to the Medco merger which occurred on February 25, 2000.

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------
                                                 1995      1996      1997       1998       1999
                                               --------   -------   -------   --------   ---------
Statement of Operations Data:
  Net sales(1)...............................  $ 25,441   $15,457   $47,351   $158,180   $ 348,271
  Development revenues(2)....................        --     5,000       558      5,283          --
                                               --------   -------   -------   --------   ---------
          Total revenues.....................    25,441    20,457    47,909    163,463     348,271
                                               --------   -------   -------   --------   ---------
Gross profit.................................    13,311    11,675    34,875     99,411     235,067
Operating income (loss)......................    16,031    (1,413)   13,357     55,438     128,171
Gain on sale of investment in affiliate(3)...        --     1,760        --         --          --
Interest expense.............................    (2,006)   (1,272)   (2,749)   (14,866)    (55,371)
Other income (expenses), net.................       367       578        10        145         246
                                               --------   -------   -------   --------   ---------
Income (loss) before income taxes and
  extraordinary item.........................    14,392      (347)   10,580     40,717      73,046
Income tax (benefit) expense.................     5,058      (107)    3,968     15,396      27,392
                                               --------   -------   -------   --------   ---------
Income (loss) before extraordinary item......     9,334      (240)    6,612     25,321      45,654
Extraordinary item, net of income taxes(4)...       528        --        --     (4,411)       (705)
                                               --------   -------   -------   --------   ---------
          Net income (loss)..................  $  9,862   $  (240)  $ 6,612   $ 20,910   $  44,949
                                               ========   =======   =======   ========   =========
Basic and diluted income (loss) per share:
  Income (loss) before extraordinary item....  $   0.36   $ (0.02)  $  0.17   $   0.56   $    0.94
                                               ========   =======   =======   ========   =========

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------
                                                 1995      1996      1997       1998       1999
                                               --------   -------   -------   --------   ---------
          Net income (loss) per share........  $   0.36   $ (0.02)  $  0.17   $   0.46   $    0.93
                                               ========   =======   =======   ========   =========
Other Data:
  EBITDA(5)..................................  $ 18,175   $ 1,907   $15,724   $ 64,838   $ 155,331
  Capital expenditures(6)....................     1,672     1,069     1,379      8,099       8,826
  Cash flow provided by (used in) operating
     activities..............................    (2,585)   (6,269)    5,016      5,831      80,661
  Cash flow provided by (used in) investing
     activities..............................    30,268    (2,126)  (53,977)  (425,975)   (108,384)
  Cash flow provided by (used in) financing
     activities..............................   (18,143)     (781)   47,638    421,234      35,015
Balance Sheet Data as of the Year Ended:
  Working capital............................  $  7,599   $ 7,749   $  (424)  $ 31,087   $  42,692
  Total assets...............................    33,942    39,279   104,863    668,171     807,458
  Total debt.................................     4,487    18,011    56,373    527,796     567,857
  Shareholders' equity.......................    11,011    15,697    29,334    101,436     148,436

---------------
(1) Total revenues decreased $4.9 million, or 19.3%, to $20.5 million in 1996 from $25.4 million in 1995 due primarily to the disposition of the Anexsia(R) product line, which had generated net revenues of $9.6 million in 1995.

(2) The Company developed four Abbreviated New Drug Applications which were filed with the FDA on Mallinckrodt's behalf for a maximum of $2.5 million each paid upon FDA approval and validation of the process.

(3) In September 1996, the Company sold its entire 6.0% interest in an affiliated, privately held pharmaceutical company.

(4) Reflects gain on early extinguishment of debt in connection with the disposition of the Anexsia(R) product line in 1995 and loss on early extinguishment of debt in connection with the repayment of certain debt instruments during 1998 and 1999, net of income taxes of $2.8 million and $445,000, respectively.

(5) "EBITDA" is defined as net income (loss) from continuing operations before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance or as a measure of our liquidity.

(6) Capital expenditures represent the Company's purchases of property, plant and equipment. Capital expenditures exclude business and product acquisitions. For the years ended December 31, 1998 and 1999, we completed approximately $493.0 million and $98.2 million of business and product acquisitions.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. Historical results and percentage relationships set forth in the statement of operations, including trends that might appear, are not necessarily indicative of future operations.

OVERVIEW

     We are a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of approximately 300 representatives and copromotion arrangements, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. Our business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are attractive to us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert Company, Centocor, Inc., Mallinckrodt Chemical, Inc., Genetics Institute, Inc. and Hoffman-La Roche Inc.

     Our branded pharmaceutical products can be divided primarily into four therapeutic areas: (i) cardiovascular (including Altace(R), Thalitone(R) and Procanbid(R)), (ii) anti-infectives (including Lorabid(R), Cortisporin(R), Neosporin(R) and Coly-Mycin M(R)), (iii) vaccines and biologicals (including Fluogen(R) and Aplisol(R)) and (iv) women's health (including Menest(R) and Pitocin(R)). All of these products are marketed to general/family practitioners and internal medicine physicians. Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products, as evidenced by our acquisition of 31 products over the last 36 months, including Altace(R) and Lorabid(R). In addition, we have well known products in all of our therapeutic categories that generate high prescription volumes. Our portfolio of well-recognized prescription brand names includes, among others, Altace(R), Lorabid(R), Neosporin(R), Cortisporin(R), Menest(R), Pitocin(R), Anusol-HC(R) and Fluogen(R).

     We acquired from Glaxo Wellcome the Cortisporin(R) product line in March 1997, the Viroptic(R) product line in May 1997 and six additional branded products, including Septra(R), and exclusive licenses, free of royalty obligations, for the prescription formulations of Neosporin(R) and Polysporin(R)in November 1997 (the "Glaxo Acquisition").

     In February 1998 we acquired from Warner-Lambert 15 branded pharmaceutical products, the Parkedale Facility located in Rochester, Michigan and certain manufacturing contracts for third parties for $127.9 million, including $2.9 million of assumed liabilities (the "Sterile Products Acquisition").

     In June 1998 we launched our new Cortisporin(R)-TC Otic line. Cortisporin(R)-TC Otic is a product line extension for our Cortisporin(R) Otic Suspension product.

     In December 1998 we acquired from Hoechst Marion Roussel, Inc., predecessor to Aventis ("HMR"), for $362.5 million the United States rights to Altace(R), an Angiotensin Converting Enzyme inhibitor, HMR's worldwide rights to Silvadene(R) and HMR's worldwide rights to AVC(TM), (the "Altace Acquisition"). Aventis currently manufactures Altace(R) for us. We anticipate moving the manufacturing of Altace(R) to the Bristol facility prior to December 31, 2001. Aventis will continue to supply raw materials for the process and we anticipate that Aventis will continue to be the secondary manufacturer for this product.

     In August 1999, we acquired the antibiotic Lorabid(R) from Eli Lilly and Company for $91.7 million including acquisition costs plus sales performance milestones that could bring the total value of the deal to $158.0 million. The final contingent payment will be made if we achieve $140.0 million in annual net sales of Lorabid(R). As part of the agreement, we acquired or licensed all of Lilly's rights in the United States and Puerto Rico to Lorabid(R) including Lorabid(R)'s new drug applications, investigational new drug applications, and certain patents and associated United States copyright and trademark material. Lilly manufactures Lorabid(R) for us. Lorabid(R) has United States patent protection through December 31, 2005.

     In November 1999, we entered into a definitive agreement to acquire Medco in an all stock transaction accounted for as a pooling of interests. Medco is a research and development company engaged in the development and global commercialization of cardiovascular medicines and adenosine-based products. On February 25, 2000, we completed the merger with Medco by exchanging approximately 7.2 million shares of King common stock for all of the outstanding shares of Medco. Each share of Medco was exchanged for 0.6757 of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange ratio to purchase approximately 700,000 shares of King common stock.

     Our strategy is to continue to acquire branded pharmaceutical products and to create value by leveraging our marketing, manufacturing and product development capabilities. The success of our marketing strategy will be aided by gaining approval of the new indications for Altace(R) requested under the Supplemental New Drug Application, which is now before the FDA, and capitalizing on that approval by increasing our marketing efforts related to Altace(R), including the potential execution of copromotion agreements, and our ability to continue to develop product line extensions. As soon as practicable after regulatory requirements are satisfied and when advantageous, we expect that manufacturing some of these acquired pharmaceutical products ourselves will increase our margins because the cost of producing pharmaceutical products on our own should be lower than the cost of having these products manufactured by third parties. As discussed above, we anticipate beginning the manufacturing of Altace(R) in our Bristol facility prior to December 31, 2001.

     We manufacture pharmaceutical products for a variety of pharmaceutical and biotechnology companies under contracts expiring at various times within the next four years. We intend to enter into additional manufacturing contracts in cases where we identify contracts that offer significant volumes and attractive revenues. We have not accepted or renewed manufacturing contracts for third parties where we perceived insignificant volumes or revenues. In accordance with our focus on branded pharmaceutical products, we expect that, over time, our contract manufacturing will continue to be a smaller percentage of revenues.

     The following summarizes approximate net revenues by operating segment (in thousands).

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997       1998        1999
                                                              --------   ---------   ---------
Branded pharmaceuticals.....................................  $37,912    $125,399    $304,004
Contract manufacturing......................................    6,982      31,611      34,756
Other.......................................................    3,015       6,453       9,511
                                                              -------    --------    --------
          Total.............................................  $47,909    $163,463    $348,271
                                                              =======    ========    ========

RESULTS OF OPERATIONS

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Net revenues increased $184.8 million, or 113.0%, to $348.3 million in 1999 from $163.5 million in 1998, due primarily to the acquisition and growth of branded pharmaceutical products. The increase in revenues is primarily attributable to the Altace Acquisition, the acquisition of Lorabid(R), and revenue growth of certain branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $178.6 million, or 142.4%, to $304.0 million in 1999 from $125.4 million in 1998. The Altace Acquisition, the acquisition of Lorabid(R) and revenue gains by Fluogen(R) and the Cortisporin(R) and Neosporin(R) product lines accounted for most of the sales increase. From time to time we announce price increases on some of our pharmaceutical products. In advance of a price increase, many of our customers may order pharmaceutical products in larger than normal quantities. We cannot determine the exact quantity of additional inventory that our customers may order in anticipation of a price increase. The ordering of excess quantities in any quarter could cause sales of some of our branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. Net revenues from Fluogen(R) increased from $17.7 million in 1998 to $28.7 million in 1999. However, the amount of revenue, if any, that we can anticipate from Fluogen(R) in the future is not certain at this time. On March 10, 2000 we received written notice from the FDA that we must cease and discontinue manufacturing, processing, packaging, labeling, and distributing all lots of Fluogen(R) pending performance, and FDA review and acceptance, of certain actions described in detail in a press release we issued on March 13, 2000. We are working with the FDA and outside consultants to address the FDA's concerns and complete the actions required by the FDA related to Fluogen(R) to gain FDA approval for us to produce and distribute Fluogen(R) in a timely manner in advance of and during the 2000 influenza virus vaccine season. However, we cannot be certain that we will be able to adequately address the FDA's concerns or complete the actions required by the FDA, or to gain the FDA's approval of these actions in a timely manner without negatively impacting sales of Fluogen(R) during the third and fourth quarters of 2000.

     Revenues from contract manufacturing increased $3.2 million, or 10.1%, to $34.8 million in 1999 from $31.6 million in 1998. Contract manufacturing revenues increased primarily because we had a full year of contract revenue from the Sterile Products Acquisition that closed in February 1998.

     Net sales from generic and other sources increased $3.0 million, or 46.2%, to $9.5 million in 1999 from $6.5 in 1998. The increase in revenues is primarily attributable to increased sales of a generic product line, offset by a decrease in development revenue. We have recognized no development revenues in 1999. In 1998, we recognized $5.0 million in development revenues as a result of the FDA approval and our validation of the process of two additional Abbreviated New Drug Applications pursuant to an agreement with Mallinckrodt. Currently, we have no ongoing agreements that will result in future development revenue recognition.

     Gross Profit. Total gross profit increased $135.7 million or 137.9% to $235.1 million in 1999 from $98.4 million in 1998. The increase was primarily due to increased gross profit from branded pharmaceutical products, offset by a decrease in contract manufacturing gross profit contribution.

     The gross profit from branded pharmaceutical products increased $139.9 million or 148.0% to $234.3 million from $94.5 million. This increase was primarily due to increases in gross profit from the Altace product line acquired in December 1998, and the Lorabid product acquired in August 1999.

     Gross profit associated with contract manufacturing decreased $4.3 million to $4.9 million. This decrease in gross profit is primarily related to an increase in costs associated with the contract manufacturing business.

     The gross profit from generic and other increased $109,000 or 2.0% to $5.6 million from $5.5 million.

     Operating Costs and Expenses. Total operating costs and expenses increased $112.1 million, or 103.8%, to $220.1 million in 1999 from $108.0 million in 1998. The increase was due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Altace Acquisition.

     Cost of sales increased $49.1 million, or 76.6%, to $113.2 million in 1999 from $64.1 million in 1998. The increase was due primarily to the costs associated with the newly acquired branded product lines and increases in the production of Fluogen.

     Selling, general and administrative expenses increased $45.3 million, or 130.6%, to $80.0 million in 1999 from $34.7 million in 1998. The increase was primarily attributable to the hiring of additional sales representatives during the second half of 1998 and first part of 1999; as well as other personnel costs, marketing, and sampling costs associated with the new branded product lines. As a percentage of net sales, selling, general and administrative expenses increased to 23.0% in 1999 from 21.9% in 1998.

     Depreciation and amortization expense increased $17.6 million, or 189.3%, to $26.9 million in 1999 from $9.3 million in 1998. This increase was primarily attributable to the amortization of the fixed assets and intangible assets acquired in the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).

     Operating Income. Operating income increased $72.8 million, or 131.4%, to $128.2 million in 1999 from $55.4 million in 1998. This increase was primarily due to increased revenues from the acquisition of branded products and revenue growth of certain branded pharmaceutical products offset by increased expenses described above. As a percentage of total revenues, operating income increased to 36.8% in 1999 from 33.9% in 1998.

     Interest Expense. Interest expense increased $40.5 million, or 271.8%, to $55.4 million in 1999 from $14.9 million in 1998, as a result of additional term loans used to finance, in part, the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).

     Income Tax Expense. The effective tax rate in 1999 of 37.5% and 1998 of 37.8% was higher than the federal statutory rate of 35.0% primarily due to state income taxes. The effective tax rate was lower in 1999 as compared to 1998 because of an inventory donation.

     Extraordinary Item. During the first quarter of 1999, we repaid $75.0 million of senior subordinated seller notes prior to maturity. The early repayment of the notes resulted in an extraordinary loss of $705,000, net of related tax benefits of $445,000, from the write-off of certain deferred financing costs. During 1998, we repaid other long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, from the write off of certain deferred financing costs.

     Net Income. Due to the factors set forth above, net income increased $24.0 million, or 114.8%, to $44.9 million in 1999 from $20.9 million in 1998.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Net revenues increased $115.6 million, or 241.3%, to $163.5 million in 1998 from $47.9 million in 1997, due primarily to the acquisition of branded products in 1998 and late 1997 and increased contract manufacturing related to the Sterile Products Acquisition.

     Net sales from branded pharmaceuticals increased $87.5 million, or 230.9%, to $125.4 million in 1998 from $37.9 million in 1997. The Glaxo Acquisition, Sterile Products Acquisition, Menest(R) and the Altace Acquisition accounted for most of the sales increase.

     Revenues from contract manufacturing increased $24.6 million, or 351.4%, to $31.6 million in 1998 from $7.0 million in 1997, due primarily to the increased contract manufacturing related to the Sterile Products Acquisition.

     Additionally, we recognized other revenues in 1998 of $5.0 million for the development and related FDA approval of two ANDAs filed in connection with our agreement with Mallinckrodt.

     Gross Profit. Total gross profit increased $64.6 million, or 185%, to $99.4 million in 1998 from $34.9 million in 1997. The increase was primarily due to the increase in gross profit associated with branded pharmaceutical products of $61.3 million. Additionally, gross profit associated with contract development revenues, generic pharmaceutical sales and companion animal health sales increased by $3.6 million.

     The gross profit of branded pharmaceutical products increased $61.3 million to $94.5 million in 1998 from $33.2 million in 1997. This increase was primarily due to increases in revenues from certain products acquired in the Sterile Products Acquisitions, the Cortisporin Acquisition, the Glaxo Acquisition, and the Altace transaction in December 1998.

     The gross profit associated with contract development revenue, generic pharmaceutical sales, and companion animal health sales increased by $3.6 million to $5.5 million in 1998 from $1.9 million in 1997. The increase was primarily due to an increase in contract development revenue offset by a decrease in gross profit contribution of generic pharmaceutical and companion animal products.

     Operating Costs and Expenses. Total operating costs and expenses increased $73.4 million, or 212.1%, to $108.0 million in 1998 from $34.6 million in 1997. The increase was due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Glaxo Acquisition.

     Cost of sales increased $51.1 million, or 393.1%, to $64.1 million in 1998 from $13.0 million in 1997. The increase was due primarily to the costs associated with the newly acquired branded product lines.

     Selling, general and administrative expenses increased $15.6 million, or 81.7%, to $34.7 million in 1998 from $19.1 million in 1997. This increase was primarily attributable to the hiring of additional sales representatives in 1998 and during the second half of 1997, as well as other personnel costs and marketing, promotion and sampling costs associated with the newly acquired branded product lines. As a percentage of net sales, selling, general and administrative expenses decreased to 21.9% in 1998 from 40.3% in 1997.

     Depreciation and amortization expense increased $6.9 million, or 287.5%, to $9.3 million in 1998 from $2.4 million in 1997. This increase was primarily attributable to the depreciation and amortization of the fixed assets and intangibles assets acquired with the branded product acquisitions in 1997 and the Sterile Products and Altace Acquisitions in 1998.

     Operating Income. Operating income increased $42.0 million, or 313.4%, to $55.4 million in 1998 from $13.4 million in 1997. This increase was primarily due to incremental revenues and costs associated with the acquisition of branded products. As a percentage of total revenues, operating income increased to 33.9% in 1998 from 28.0% in 1997.

     Interest Expense. Interest expense increased $12.1 million, or 432.1%, to $14.9 million in 1998 from $2.8 million in 1997, as a result of additional term loans used to finance, in part, the acquisitions in 1998.

     Income Tax Expense. The effective tax rate in 1998 of 37.8% and 1997 of 37.5% was higher than the federal statutory rate of 35.0% primarily due to state income taxes.

     Extraordinary Item. During 1998, we repaid certain long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, associated with the write-off of deferred financing costs.

     Net Income. Due to the factors set forth above, net income increased $14.3 million, or 216.7%, to $20.9 million in 1998 from $6.6 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL

     Our liquidity requirements arise from debt service, working capital requirements and funding of acquisitions of branded pharmaceutical products.

     As of December 31, 1999 we have available up to $55.0 million under a revolving line of credit, which allows for total borrowing of up to $100.0 million.

     YEAR ENDED DECEMBER 31, 1999

     We generated net cash from operations of $80.7 million for the year ended December 31, 1999. Our net cash provided from operations was primarily the result of $44.9 million in net income, adjusted for non-cash depreciation and amortization of $26.9 million and amortization of deferred financing costs of $2.8 million, a non-cash extraordinary charge of $1.2 million before income tax benefit, an increase in accrued expenses of $30.0 million, and an increase in accounts payable and income taxes payable of $12.8 million and $1.2 million, respectively, and a decrease in other assets of $2.0 million. While cash flow from operations was reduced by an increase in accounts receivable of $29.7 million and an increase in inventory of $6.9 million.

     Cash flows used in investing activities was $108.4 million primarily due to the purchase of Lorabid(R) for $91.7 million, merger related costs of $1.4 million and $8.8 million of capital expenditures.

     Financing activities provided $35.0 million of cash flow comprised principally of $150.0 million in proceeds from senior subordinated notes and $26.0 million in net proceeds from the revolving credit facility. These amounts were offset by repayments of the $75.0 million senior subordinated seller notes and $61.0 million relating to the term loans.

     YEAR ENDED DECEMBER 31, 1998

     We generated net cash from operations of $5.8 million for the year ended December 31, 1998. Our net cash provided by operating activities was primarily the result of $20.9 million in net income resulting from sales from recently purchased branded pharmaceutical products, adjusted for non-cash charges for depreciation and amortization of $9.3 million, and an extraordinary loss on early retirement of existing indebtedness of $7.2 million. Our net cash provided by operating activities was impacted by an increase in receivables and inventory of $31.1 million and $15.7 million, and increases in accounts payable, accrued expenses and income taxes of $6.7 million, $5.7 million, and $1.7 million, respectively.

     Cash flows used in investing activities was $426.0 million due principally to the Sterile Products and the Altace Acquisitions, the Menest(R) acquisition, and other purchases of property and equipment.

     Financing activities provided $421.2 million, which was a result of the net proceeds from the initial public offering, and proceeds from long-term debt to finance the Sterile Products and the Altace Acquisitions.

     YEAR ENDED DECEMBER 31, 1997

     We generated net cash from operations of $5.0 million for the year ended December 31, 1997. Our net operating cash in 1997 was primarily the result of $6.6 million in net income resulting from sales from recently purchased branded pharmaceutical products, adjusted for non-cash charges of $2.4 million for depreciation and amortization, additional income taxes and deferred taxes of $1.5 million, and related increases in accounts receivable, inventories, accounts payable and accrued expenses of $6.3 million, $4.8 million, $3.6 million and $2.2 million, respectively.

     Net cash used in investing activities for the year ended December 31, 1997 was $54.0 million and was the result of cash of $52.4 million paid for the acquisition of new branded product lines as well as cash of $1.4 million paid for purchases of property and equipment.

     Financing activities provided $47.6 million, which was the result of (i) aggregate borrowings of $14.0 million to finance the acquisition of the Cortisporin product line, other product acquisitions totaling $6.6 million, the refinancing of all remaining acquisition term loans along with the acquisition of six additional products for $23.0 million, and the net increase in the revolving line of credit of $6.2 million, offset by payments on long-term debt and capital lease obligations of $23.8 million, (ii) proceeds from issuance of common shares of $8.0 million in connection with the acquisition of the Cortisporin product line and (iii) repayment on shareholder notes receivable of $2.1 million.

     CERTAIN INDEBTEDNESS AND OTHER MATTERS

     As of December 31, 1999, we have outstanding approximately $522.9 million of long-term debt (including current portion), and $45.0 million in borrowings under our revolving credit facility. Of these amounts, approximately $412.2 million were at variable rates based on LIBOR and the remainder at fixed rates. We have entered into $285.0 million of interest rate hedging transactions with a group of commercial banks to exchange our variable LIBOR for a fixed rate of interest. We do not believe our exposure to changes in interest rates under the remaining variable rate agreements will have a material effect on our financial condition or results of operations. We have also entered into a $150.0 million interest rate hedging agreement to exchange our fixed interest rate for a variable LIBOR-based interest rate. Certain financing arrangements require us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements. As of December 31, 1999, we were in compliance with these covenants.

     Subsequent to the completion of the merger with Medco, we utilized approximately $55.0 million of cash and other investments from Medco to repay $35.0 million on our revolving credit facility and $20.0 on term loans.

     We believe that existing credit facilities and cash generated from operations are sufficient to finance our current operations and working capital requirements. However, in the event we make significant future acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

     At present, we are actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

     We financed the acquisition of Lorabid(R) with borrowings under the revolving credit facility and cash generated from operations.

     CAPITAL EXPENDITURES

     Capital expenditures, including capital lease obligations, were $8.8 million and $81.1 million for the years December 31, 1999 and 1998, respectively. The principal capital expenditures included property and equipment purchases and building improvements, including the Sterile Products Acquisition in 1998. We expect to increase our capital expenditures over the next few years as a part of our acquisition and growth strategy.

Year 2000 Compliance

     We conducted an evaluation of our IT and non-IT computer systems with respect to the "Year 2000" issue. This issue arose because many electronic systems use two digits rather than four to determine dates. This could have caused information technology systems such as software applications, hardware, network systems and embedded systems to misread important dates beginning in the year 2000, which could cause system failures and disruption of operations.

     We completed a Year 2000 readiness assessment of our business critical IT and non-IT systems. As a result of the assessment, we developed and implemented corrective action plans designed to address Year 2000 issues. These plans included modification, upgrade and replacement of our critical administrative, production and research and development computer systems to make them Year 2000 ready. Implementation of corrective action plans was completed before the end of the year, and we did not encounter any significant issues with respect to Year 2000.

     Because our operations depend on the uninterrupted flow of materials and services from our suppliers, we requested and received analyzing information from our suppliers with regard to Year 2000 issues. We monitored the progress of our key suppliers toward Year 2000 readiness, and no significant issues were encountered.

     We do not manufacture any products that were subject to Year 2000 risks. Contingency plans were developed to avoid or mitigate the risks that either key suppliers or we might not achieve Year 2000 readiness in time to avoid disruption of our operations. We have not encountered any significant issues with respect to Year 2000 risks. The costs associated with the Year 2000 computer problem as of December 31, 1999 have not been material.

IMPACT OF INFLATION

     We have experienced only moderate raw material and labor price increases in recent years. While we have passed some price increases along to its customers, we have primarily benefited from rapid sales growth negating most inflationary pressures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the effective date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133," that revises SFAS No. 133, to become effective in the first quarter of fiscal 2001. We are evaluating the provisions of SFAS No. 133, but do not anticipate its adoption to have a material impact on financial position or results of operations.

FORWARD-LOOKING STATEMENTS

     This Annual Report on Form 10-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this Annual Report on Form 10-K.

     Such forward-looking statements include, but are not limited to: (a) anticipated developments and expansions of our business; (b) increases in sales of recently acquired products, (c) development of product line extensions; (d) future findings and determinations of the FDA, including the outcome of any future inspections, arising from or in relation to the referenced notification to Parkedale, or otherwise by the FDA; (e) significant debt service and leverage requirements; (f) the products which we expect to offer; (g) the intent to market and distribute certain of our products internationally; (h) the intent to manufacture certain products in our own facilities which are currently manufactured for us by third parties; (i) the intent, belief or current expectations, primarily with respect to our future operating performance; (j) expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; and
(k) expectations regarding our financial condition and liquidity as well as future cash flows and earnings.

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; dependence on continued acquisition of products; management of growth of business and integration of product acquisitions; changes in current pricing levels; development of new competitive products; changes in economic conditions and federal and state regulations; competition for acquisition of products; manufacturing capacity constraints; and the availability, terms and deployment of capital. We also refer you to the section entitled "Risk Factors" in our registration statement on Form S-3 filed with the SEC in January 2000.

     We do not undertake to update our forward-looking statements to reflect future events or circumstances.

ITEM 7a.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Certain of our financial instruments are subject to market risks, including interest rate risk. Our financial instruments are not currently subject to foreign currency risk or commodity price risk. We have no financial instruments held for trading purposes.

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates rise and decrease as interest rates fall. The estimated fair value of the Company's total long-term debt at December 31, 1999 was $563.3 million. Fair values were determined from available market prices, using current interest rates and terms to maturity.

     We are exposed to market risk related to changes in interest rates on borrowings under our senior credit facility. The senior credit facility bears interest based on LIBOR. However, we have entered into an aggregate notional principal amount of $285.0 million in interest rate swap agreements to manage a portion of our exposure to interest rate changes. The swaps involve the exchange of fixed and variable interest rate payments based on contractual principal amount and time period. Payments or receipts on the agreements are recorded as adjustments to interest expense. At December 31, 1999, our swap agreements expire between 2004 and 2006. Under these agreements, we pay a fixed weighted average interest rate of 5.8% and receive a floating interest rate based on the one-month LIBOR.

     On November 12, 1999, we entered into an interest rate swap agreement related to our fixed rate senior subordinated notes. The notional amount at December 31, 1999 was $150.0 million and the agreement expires in 2009. Under this agreement we exchanged our fixed rate 10.75% for a floating rate based on LIBOR with the floating rate being fixed at 9.89% through November 15, 2002. Thereafter we pay a floating rate based on the three month LIBOR.

     The fair value of the interest rate swap agreements represent the estimated payments or receipts that would be made to terminate the agreements. At December 31, 1999, we would have received approximately $1.0 million upon termination of the agreements. The fair value is based on dealer quotes. We have $127.0 million of debt remaining that bears interest at a variable rate. Accordingly, an increase in interest rates would adversely affect interest expense.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information required by this item is set forth at the pages indicated in Item 14(a) below.

ITEM 9.  CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The executive officers, directors and key employees of the Company as of December 31, 1999 are as follows:

                   NAME                     AGE                 POSITION HELD
                   ----                     ---                 -------------
John M. Gregory...........................  46    Chairman of the Board of Directors and
                                                  Chief Executive Officer
Jefferson J. Gregory......................  44    President of King Pharmaceuticals, Inc.
                                                  and of Parkedale Pharmaceuticals, Inc. and
                                                  Director
Joseph R. Gregory.........................  45    Vice Chairman of Operations for the Board
                                                  of Directors of the Company, President of
                                                  Monarch Pharmaceuticals, Inc.
Brian G. Shrader..........................  31    Chief Financial Officer
James E. Gregory..........................  48    Executive Vice President, General Manager
                                                  (Bristol)
R. Henry Richards, M.D....................  55    Executive Vice President, Medical Affairs
John P. McCoy.............................  51    Executive Vice President, Quality
Terri D. White-Gregory....................  37    Executive Vice President, Financial
                                                  Analyst
John A. A. Bellamy........................  37    Executive Vice President, Legal Affairs
                                                  and General Counsel
Ronald C. Siegfried.......................  58    Executive Vice President, Development
Steven M. Samet...........................  49    Executive Vice President, General Manager
                                                  (Parkedale)
Kyle P. Macione...........................  36    Executive Vice President, Investor
                                                  Relations
Thomas K. Rogers, III.....................  46    Vice President, Regulatory Affairs
Edward J. Reilly..........................  47    Vice President, Brand Management
Moises Saporta............................  62    Vice President, Manufacturing
Norman T. Miller..........................  66    Senior Director, Regulatory Affairs
                                                  (Compliance)
Ernest C. Bourne..........................  58    Director and President of the
                                                  International Division
Lois A. Clarke............................  54    Director
Frank W. De Friece, Jr....................  78    Director
D. Greg Rooker............................  52    Director
Ted G. Wood...............................  62    Director
Richard C. Williams(1)....................  56    Director, Vice Chairman of Research for
                                                  the Board of Directors of the Company

---------------
(1) Effective February 25, 2000 with acquisition of Medco.

     John M. Gregory has served as Chairman of the Board of Directors since the Company's inception in 1993 and Chief Executive Officer since 1994. He previously co-founded General Injectables and Vaccines, Inc. ("GIV") and served as President of GIV from 1984 through 1994. Prior to co-founding GIV, he was the owner and registered pharmacist of a pharmacy located in Bastian, Virginia. He graduated from the University of Maryland School of Pharmacy with a B.S. in Pharmacy in 1976.

     Jefferson J. Gregory has served as President of King Pharmaceuticals, Inc., since 1993, and as President of Parkedale Pharmaceuticals, Inc., a wholly owned subsidiary of the Company, since February 1998 and as a Director since 1995. He was formerly the Director of Regulatory Affairs and Product Information for GIV from 1991 to 1993 and was a consultant to the pharmaceutical industry from 1989 to 1991. He formerly served as a registered pharmacist in retail pharmacies in the Washington D.C. and Baltimore, Maryland metropolitan areas. He graduated from the University of Maryland School of Law with a Juris Doctor in 1985, University of Maryland School of Pharmacy with a B.S. in Pharmacy in 1979, and Montgomery College with an Associate of Arts in 1976.

     Joseph R. Gregory has served as President of Monarch Pharmaceuticals, Inc., a wholly owned subsidiary of the Company, since 1994, has served as a Director since 1993 as Vice Chairman of the Board of Directors of the Company since December 1997 and as Vice Chairman of Operations for the Board of Directors since February 2000. Prior to joining the Company, he was the Chief Operating Officer of GIV from 1987 to 1994 and also served as the President of Insource/Williams, Inc., a GIV subsidiary, from 1989 to 1994. He previously served as President of The Buying Group Network/A Service of Pharmacist Shared Services. He graduated from the University of Maryland School of Business with a B.S. in Business Administration in 1977.

     Ernest C. Bourne has served as President of the International Division since January 1999 and as a Director since October 1997. From 1968 until January 1999, he had been employed with Bourne & Co., Inc., an investment banking firm, where he served as President.

     Brian G. Shrader, CPA, has served as Chief Financial Officer since 1993. He was formerly the Manager of Accounting for GIV from 1990 to 1993. He is a current member of the American Institute of Certified Public Accountants and Virginia Society of CPA's. He graduated from the Virginia Polytechnic Institute and State University with a B.S. in Accounting in 1990 and a Masters of Accountancy in 1991.

     James E. Gregory has served as Executive Vice President, General Manager (Bristol) and Production/Administration since February 1995. Previously, he was the Deputy Executive Officer of the Washington D.C. Court system from 1990 through 1995 and a senior administrator with that court from 1987 to 1990. He was responsible for managing all business affairs for another major urban court system in Phoenix, Arizona from 1982 to 1985 and was the Deputy County Recorder for Maricopa County (Phoenix) from 1985 to 1987. Through management consulting firms, he provided administrative systems consulting services to various state court systems from 1973 to 1982. He graduated from American University with a Masters of Public Administration in 1979 and the University of Maryland with a B.A. in History in 1973.

     R. Henry Richards, M.D. has served as Executive Vice President of Medical Affairs since 1994. He also was the Medical Director/Director of Managed Care for GIV during 1993. He served as the Vice President Medical Director for Medical Dimensions, Inc. from 1991 to 1993, after having served as a M.D. in private practice (Internal Medicine, Hypertension and Nephrology) since 1976. He was also the Medical Director for the Hypertension Medical Clinic of San Jose and Review Services Inc., Resource Consultant for Health Strategies in San Jose, was associated with Samaritan Kidney Medical Associates, San Jose and Medical Director, Hospital Private Review in Campbell, California. Dr. Richards graduated from the University of Maryland with a M.D. in 1971, the Atlantic Christian College with a B.S. in Biology in 1966, and Montgomery College with an Associate of Arts in 1963.

     John P. McCoy has served as Executive Vice President of Quality since 1994. He previously served as the Director of Total Quality Management/Marketing/Logistics, Material Management and Planning for Connaught Laboratories in Swiftwater, Pennsylvania from 1986 to 1993. He was the Group Manager, Logistics Services Manager and Manufacturing Planner for McNeil Pharmaceuticals from 1982 to 1986; Distribution Planning Manager from 1979 to 1982; and Manager, Marketing/Sales Systems, Distribution Center Manager and Traffic Manager from 1971 to 1979. He graduated from Pennsylvania State University with a B.S. in Business in 1970, and he also completed graduate work at the University of Pennsylvania from 1983 to 1986.

     Terri D. White-Gregory, CPA, has served as Executive Vice President, Financial Analyst since 1996. She served as a financial analyst for Westinghouse Electric in 1995 and as a consultant and sole proprietor in public accounting from 1993 to 1996. From 1988 to 1993, she was an audit manager and supervisor in the Emerging Business Services Group of Coopers & Lybrand L.L.P., in Washington D.C. and Roanoke, Virginia and was a senior associate on the audit staff of Ernst & Young LLP in Columbia, South Carolina from 1985 to 1988. She graduated from The Ohio State University with a B.S. in Business Administration in 1985.

     John A. A. Bellamy has served as Executive Vice President of Legal Affairs and General Counsel since February 1995. He was formerly a corporate attorney with the law firm of Hunter, Smith & Davis in Kingsport, Tennessee from 1990 to 1995. He graduated from the University of Tennessee College of Law with a J.D. with Honors in 1990, and graduated Summa Cum Laude with Honors in Independent Study from King College in 1984 with a B.A. degree in Classics and English. He is a member of the Licensing Executives Society.

     Ronald C. Siegfried has served as Executive Vice President of Development, Vice President of Development, Technical Services and Manufacturing since December 1993. He previously served as Director of Manufacturing for RSR Laboratories, Inc. ("RSR Laboratories"), from 1990 to 1993, was the Manager of Manufacturing and a Product Development Chemist for Beecham Laboratories from 1972 to 1990, and was a Product Development Chemist for Bristol Laboratories, a division of Bristol-Myers Squibb from 1964 to 1972. He graduated from the Rochester Institute of Technology with a B.S. in Chemistry in 1964.

     Steven M. Samet has served as Executive Vice President, General Manager (Parkedale Facility) since its acquisition by the Company on February 28, 1998. For the 12 years prior, he served as Vice President, General Manager of Parke-Davis Sterile Products Operations, overseeing both Rochester, Michigan and Dublin, Ireland operations. From 1973 to 1986, Mr. Samet held various operations positions with both Elkins-Sinn, Inc. and Sterling Drugs. Mr. Samet received an M.B.A. from the Michigan State Advanced Management Program in 1989 and a B.S. in Biology from the State University of New York in 1972.

     Kyle P. Macione has served as Executive Vice President, Investor Relations since January 1998 and as Corporate Counsel since March 1996. He was formerly a corporate attorney with the law firm of Elliott Lawson & Pomrenke in Bristol, Virginia from 1992 to 1996. He graduated from Washington & Lee University School of Law with a Juris Doctor in 1991, University of Alabama with a Masters of Accountancy in 1987, and University of Mississippi with a Bachelor of Accountancy in 1986. He is a Certified Public Accountant and licensed to practice law in Tennessee and Virginia.

     Thomas K. Rogers, III has served as Vice President, Regulatory Affairs, since April 1997. He previously served as Director of Regulatory Affairs from 1995 to 1997 and as Manager of Regulatory Affairs from 1994 to 1995. Prior to joining the Company, he served RSR Laboratories as Manager of Scientific Development from 1991 to 1993, and Manager of Quality Assurance from 1990 to 1991. He served Beecham Laboratories as Manager of Quality Assurance from 1988 to 1990 and as Microbiologist from 1979 to 1988. He graduated from East Tennessee State University with a M.S. in Microbiology in 1977 and from Milligan College with a B.S. in Biology in 1975.

     Edward J. Reilly has served as Vice President, Brand Management of Monarch Pharmaceuticals, Inc., since January 1999. Previously, he was Product Manager with Hoechst Marion Roussel, Inc., from 1990 to 1998. Since 1981 he served in various sales and management and product management capacities with Merrell Dow Pharmaceuticals and Marion Merrell Dow Pharmaceuticals. He graduated from the State University of New York in 1976 with a B.S. in Biology.

     Moises Saporta has served as Vice President of Manufacturing of King Pharmaceuticals, Inc. since 1998. He was formerly Senior Director of Technology Development. He previously served as Vice President World Wide Manufacturing Operations for Roberts Pharmaceutical Corporation from 1991 to 1997. From 1988 to 1991, he was Assistant Director, Manufacturing and Engineering, with Whitehall International. He served as plant manager and area manager for American Cyanamid Company from 1981 to 1988 in Argentina. From 1977 to 1981, he was manager of Pharmaceutical Technology for E. R. Squibb & Sons International. He served in a series of technical operations and planned management positions for USV Pharmaceutical internationally and domestically from 1966 to 1977. From 1961 to 1966, he served as manager of technical operations for F. Hoffman-LaRoche. He graduated from the University of Chile in 1960 as a Pharmaceutical Chemist.

     Norman T. Miller has served as Senior Director, Regulatory Affairs (Compliance), since December 1993. He previously served as a Research Compliance Specialist and as acting Director of Compliance for Beecham Laboratories from 1988 to 1990. From 1990 to 1993 he served as Manager of Regulatory Affairs for

RSR Laboratories. Prior to 1988, he served as Resident-in-Charge, Senior Investigator and Inspector for the FDA for 28 years. He graduated from South Dakota State University with a M.S. in Animal Science-Biochemistry minor in 1960 and a B.S. in Animal Husbandry in 1958.

     Lois A. Clarke has served as a Director of the Company since April 1997. Presently she is Executive Vice President and Chief Financial Officer of The United Company in Bristol, Virginia, one of the Company's principal shareholders. She also serves as President of United Investment Corporation, a registered investment advisor, and an affiliate of The United Company. Ms. Clarke has been with The United Company since 1971 and has been responsible for financial matters of the Company. She is a graduate of McClains College with a degree in Accounting.

     Frank W. De Friece, Jr. has served as a Director of the Company since October 1997. He has served as President, Vice President, Fund Administrator and Board member of the Massengill De Friece Foundation, Inc. since 1950. Since 1946 he served in various capacities with the S.E. Massengill Company. He served as President of the S.E. Massengill Company from 1960 to 1971 when the company was purchased by Beecham, Inc. From 1971 to 1973, he served as Board Member Vice Chairman of Beecham, Inc. He graduated from Roanoke College with a B.S. in Chemistry in 1946.

     D. Greg Rooker has served as a Director of the Company since October 1997. Mr. Rooker is the owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia ("FCN"). FCN consists of six community newspapers and a national monthly motor sports magazine. He is the founder of the Jason Foundation. Mr. Rooker is a graduate of Northwestern University with a degree in Journalism.

     Ted G. Wood has served as a Director of the Company since April 1997. Presently, he is President, United Operating Companies, affiliates of The United Company in Bristol, Virginia, one of the Company's principal shareholders. From 1992 to 1993, he was President of Boehringer Mannheim Pharmaceutical Corporation in Rockville, Maryland. From 1993 to 1994 he was President of KV Pharmaceuticals in St. Louis, Missouri. From 1975 to 1991, he was employed by SmithKline where he served as President of Beecham Laboratories from 1988 to 1989 and Executive Vice President of SmithKline from 1990 to 1991. He served as account supervisor at Frank J. Corbett, Inc. in Chicago, Illinois from 1972 to 1974. From 1962 to 1971, he held various sales and marketing management positions with The Dow Chemical Company. He graduated from the University of Kentucky with a B.S. in Commerce in 1960. In 1986 he completed the Advanced Management Program at Harvard University.

     Richard C. Williams has served as a Director and Vice Chairman of Research for the Board of Directors of the Company since February 25, 2000. He was Chairman of Medco which merged with King in February 2000, since 1992 and a Director of Medco since 1991. He was a Director of Vysis, Inc. from 1997 to September 1999 and Co-chairman from January to September 1999. He has been President of Conner-Thoele Limited, a consulting and financial advisory firm which services the health care and pharmaceutical industries, since March 1989. From November 1983 to March 1989, Mr. Williams served as Vice President-Finance and Chief Financial Officer of Erbamont N.V., a pharmaceutical company. Prior to that, he served in various financial and operational executive positions with Field Enterprises, Inc., Abbott Laboratories and American Hospital Supply Corporation. Mr. Williams also serves as a director of Immunomedics, Inc., a biopharmaceutical research company. Mr. Williams is also a director of Centaur, Inc., a private equine diagnostic company. He has a B.A. degree from DePauw University and an M.B.A. from the Wharton School of Finance.

     Messrs. John, Joseph, Jefferson, and James Gregory, and R. Henry Richards, M.D., are brothers. Ms. Terri D. White-Gregory is the spouse of Jefferson Gregory.

COMPENSATION OF DIRECTORS

     For the year ended December 31, 1999, directors of the Company received no fees for serving in such capacity. The 1998 Non-Employee Director Plan was adopted by the Board of Director in February 1998. Currently options exercisable for 75,000 shares of common stock have been issued to non-employee directors.

MEETINGS OF DIRECTORS

     The Board of Directors held 10 meetings during 1999. No director attended less than 75% of all meetings held.

CLASSIFICATION OF BOARD OF DIRECTORS

     Pursuant to the Company's Bylaws, the Board of Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of the Company's shareholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two separate meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has appointed an Audit Committee and a Stock Option Committee.

     Audit Committee. The Audit Committee, which currently consists of D. Greg Rooker, Lois A. Clarke and Frank W. DeFriece, Jr., has the authority and responsibility to hire one or more independent public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control); to discuss with the independent accountants the results of the annual audit and quarterly reviews; to conduct periodic independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings.

     Stock Option Committee. The Stock Option Committee, which currently consists of Lois A. Clarke, Frank W. DeFriece, Jr. and D. Greg Rooker, is responsible for administering, and determining awards under, the 1997 Incentive and Nonqualified Stock Option Plan for Employees.

ITEM 11.  EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by our Chief Executive Officer and by each of the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities for the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                    -----------------------------        ALL OTHER
           NAME AND PRINCIPAL POSITION              YEAR   SALARY($)    BONUS($)    COMPENSATION($)(1)
           ---------------------------              ----   ----------   ---------   -------------------
John M. Gregory...................................  1999    361,188         -0-            4,800
  Chairman of the Board and Chief Executive
     Officer                                        1998    361,566         -0-            4,800
                                                    1997    360,918         -0-            4,800
Joseph R. Gregory.................................  1999    301,188         -0-            4,800
  Vice Chairman of Operations of the Board and      1998    282,882         -0-            4,800
  President and Chief Operating Officer, Monarch    1997    265,854         -0-            4,800
     Pharmaceuticals, Inc.
Jefferson J. Gregory..............................  1999    300,729         -0-            4,800
  President and Chief Operating Officer, King       1998    281,099         -0-            4,800
  Pharmaceuticals, Inc. and Parkedale
     Pharmaceuticals                                1997    242,588         -0-            4,800
Ernest C. Bourne(2)...............................  1999    303,186         -0-            4,800
  President, International Division
James E. Gregory..................................  1999    237,441         -0-            4,800
  Executive Vice President, General Manager         1998    228,795      10,000            2,250
                                                    1997    201,569       4,000            4,800

---------------
(1) All Other Compensation reflects matching contributions to the 401(k) plan.

(2) Mr. Bourne became an executive officer in January 1999. For other information regarding payments to Mr. Bourne, see the section below entitled "Certain Relationships and Related Transactions."

     The following table discloses the grant of stock options in fiscal year 1999 to the executive officers.

                    OPTIONS/SARS GRANTED IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION FOR
                                                   INDIVIDUAL GRANTS                         OPTION TERM(1)
                                 -----------------------------------------------------   -----------------------
                                 NUMBER OF     PERCENT OF
                                 SECURITIES   TOTAL OPTIONS
                                 UNDERLYING    GRANTED TO     EXERCISE OR
                                  OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION
             NAME                GRANTED(#)    FISCAL YEAR      ($/SH)         DATE        5%($)        10%($)
             ----                ----------   -------------   -----------   ----------   ----------   ----------
Jefferson J. Gregory...........    25,000         4.3%           45.06         2009      1,156,396    2,508,630
Joseph R. Gregory..............    25,000         4.3%           45.06         2009      1,156,396    2,508,630
James E. Gregory...............     7,500         1.3%           45.06         2009        346,919      752,589
Ernest C. Bourne...............    25,000         4.3%           45.06         2009      1,156,396    2,508,630

---------------
(1) Based on $56.06 per share, the closing price of the common stock as quoted on the Nasdaq Stock Market at December 31, 1999.

     The following table discloses information regarding stock options held at the end of or exercised in fiscal year 1999 for each of the executive officers as of December 31, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                  SHARES                    AT DECEMBER 31, 1999         AT DECEMBER 31, 1999(1)
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Jefferson J. Gregory..........      -0-         n/a        43,750         18,750       $1,151,188      $876,188
Joseph R. Gregory.............      -0-         n/a        43,750         18,750       $1,151,188      $876,188
James E. Gregory..............      -0-         n/a        13,125          5,625       $  345,356      $262,856
Ernest C. Bourne..............      -0-         n/a        40,000            -0-       $  975,950      $   --0-

---------------
(1) Based on $56.06 per share, the closing price of the common stock as quoted on the Nasdaq Stock Market at December 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors served as the Compensation Committee in 1999.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the common stock as of March 8, 2000, for (i) each person who owns more than 5% of the common stock, (ii) each director and executive officer of the Company, and (iii) all executive officers and directors of the Company as a group.

                                                                     BENEFICIAL
                                                                    OWNERSHIP OF
                                                                    COMMON STOCK
                                                              ------------------------
                                                                           PERCENTAGE
EXECUTIVE OFFICERS, DIRECTORS                                   NUMBER     OUTSTANDING
AND 5% SHAREHOLDERS                                             SHARES      SHARES(1)
-----------------------------                                 ----------   -----------
John M. Gregory(2)..........................................  11,319,172      20.4
Joseph R. Gregory(3)........................................   4,137,404       7.4
Jefferson J. Gregory(4).....................................   1,406,327       2.5
James E. Gregory(5).........................................     136,728         *
R. Henry Richards, M.D.(6)..................................     253,858         *
Brian G. Shrader(7).........................................     641,264       1.2
John McCoy(8)...............................................      34,114         *
Terri D. White-Gregory(4)...................................       5,625         *
John A. A. Bellamy(9).......................................      64,848         *
Steven M. Samet(10).........................................      39,000         *
Kyle P. Macione(11).........................................      22,252         *
Ernest C. Bourne(12)........................................     192,505         *
Lois A. Clarke(13)(14)......................................     156,100         *
Frank W. DeFriece, Jr.(15)..................................      15,000         *
D. Greg Rooker(16)..........................................      94,945         *
Richard C. Williams(17).....................................     112,299         *
Ted G. Wood(14)(18).........................................      57,000         *
All executive officers and directors as a group (17
  persons)..................................................  18,368,431      41.3
The Summit Fund, LLC(19)....................................   6,958,891      12.5
Janus Capital Corporation(20)...............................   3,983,900       7.2

---------------
   * Less than 1%

 (1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 55,546,468 shares issued and outstanding as of March 8, 2000. Options to purchase shares which are exercisable or become exercisable within 60 days of March 8, 2000 are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

 (2) Includes 8,518,514 shares jointly owned with Mr. Gregory's spouse; 2,743,808 shares owned by S.J., LLC, a limited liability company, the primary members of which are Mr. Gregory's children and 56,850 shares registered in the name of The Lazarus Foundation, Inc., a private foundation controlled by John M. Gregory . Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (3) Includes 1,410,375 shares owned through Kingsway L.L.C., a limited liability company, the primary members of which are Mr. Gregory, his spouse and his son and 43,750 shares issuable upon the exercise of options. Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (4) Includes 1,200,274 shares jointly beneficially owned by Ms. White-Gregory and Jefferson J. Gregory and 87,000 shares beneficially owned by Gregory Investments, L.P., the general partners of which are Mr. Gregory and Ms. White-Gregory and 43,750 and 5,625 shares issuable upon the exercise of options granted to Mr. Gregory and Ms. White-Gregory, respectively.

 (5) Includes 122,553 shares jointly owned with Mr. Gregory's spouse, 1,050 shares owned by Mr. Gregory's spouse and 13,125 shares issuable upon the exercise of options.

 (6) Includes 214,353 shares jointly owned with Dr. Richards' spouse and 13,125 shares issuable upon the exercise of options.

 (7) Includes 322,250 shares owned by C.B.B., L.L.C., a limited liability company, the primary members of which are Mr. Shrader and his parents; 15,934 shares jointly owned with Mr. Shrader's mother; 30,000 shares held in the name of Mr. Shrader as custodian for M. B. Shrader; and 17,500 shares issuable upon the exercise of options.

 (8) Includes 20,989 shares jointly owned with Mr. McCoy's spouse and 13,125 shares issuable upon the exercise of options.

 (9) Includes 13,125 shares issuable upon the exercise of options.

(10) Includes 7,500 shares issuable upon the exercise of options.

(11) Includes 8,625 shares issuable upon the exercise of options.

(12) Includes 40,000 shares issuable upon the exercise of options.

(13) Includes 24,500 shares held in the name of Ms. Clarke as custodian for Donald Alan Clarke, a minor, and 15,000 shares issuable upon the exercise of options.

(14) Ms. Clarke and Mr. Wood are affiliates of The United Company.

(15) Includes 15,000 shares issuable upon the exercise of options.

(16) Includes 25,080 shares held in trust for the benefit of Mr. Rooker's children; 4,275 shares owned by Mr. Rooker's spouse, 10,710 shares owned by Family Community Newspapers of Southwest Virginia, 8,710 shares owned by The Jason Foundation, a private foundation controlled by Mr. Rooker and 15,000 shares issuable upon the exercise of options.

(17) Includes 67,637 shares jointly owned with Mr. Williams' spouse and 35,135 shares issuable upon the exercise of options.

(18) Includes 15,000 shares issuable upon the exercise of options.

(19) The Summit Fund, LLC is an affiliate of The United Company, The Summit Fund, LLC along with other affiliates of The United Company beneficially own in the aggregate 9,354,288 shares representing approximately 16.8% of the outstanding shares. The address of The Summit Fund, LLC is 1005 Glenway Avenue, Bristol, Virginia 24201.

(20) Based on a Schedule 13G filed with the SEC on behalf of Janus Capital Corporation and Thomas H. Bailey, the address of which is 100 Fillmore Street, Denver, Colorado 80206.

     Messrs. John M. Gregory, Joseph R. Gregory, Jefferson J. Gregory, James E. Gregory, Richards, Shrader, McCoy, Bellamy, Samet, Macione and Ms. White-Gregory serve as executive officers. Messrs. John

M. Gregory, Joseph R. Gregory and Jefferson J. Gregory also serve as directors. For more information, see "Directors and Executive Officers of the Registrant."

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     King Pharmaceuticals Benevolent Fund, Inc. (the "Benevolent Fund") is a nonprofit corporation organized under the laws of the Commonwealth of Virginia and is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code. The Board of Directors of the Benevolent Fund includes John M. Gregory, Joseph R. Gregory, Jefferson J. Gregory, James E. Gregory and R. Henry Richards, M.D. who are also executive officers of the Company. Messrs. John M., Joseph R. and Jefferson J. Gregory are also directors of King. King advanced $1.0 million in 1997 to the Benevolent Fund which was used for general operating purposes. At December 31, 1999, the Benevolent Fund was not indebted to King. The Benevolent Fund is independent of King, maintains its own accounting records and its activities are not directly related to the business of King. We donated inventory with a cost of approximately $1.8 million to the Benevolent Fund in 1999.

     The Summit Fund, LLC is an affiliate of The United Company, a Virginia corporation. The Summit Fund, LLC and certain of The United Company's shareholders, officers, directors and employees are the beneficial owners of approximately 16.8% of our common stock. Currently, two members of our Board of Directors, Lois A. Clarke and Ted G. Wood, are affiliates of The United Company. As part of the sale of stock to The United Company on March 17, 1997, we executed a Promissory Note in the amount of $1.8 million payable to The United Company. The Promissory Note was paid in full in March 1999. Proceeds of the loan from The United Company were used to fund, in part, the acquisition of the Cortisporin(R) and Pediotic(R) product lines from Glaxo Wellcome.

     For the year ended December 31, 1998, King had paid Bourne & Co., Inc., an affiliate of Mr. Bourne (a director and since January 1999, the President of the International Division) $2,475,000 for consulting services. Additionally, in connection with the Altace(R) Acquisition and the related financing, Bourne & Co., Inc., received $1,250,000 in January 1999. We also purchased office furniture, accessories and supplies for our international division office in Charlotte, North Carolina from Bourne & Co., Inc. for approximately $79,000. Bourne & Co., Inc. provided consulting services in areas such as corporate development, financing alternatives and strategies, and general business planning.

     In September 1998, we purchased for approximately $350,000 the primary residence of Jefferson J. Gregory in connection with his relocation to the Parkedale facility. We sold the property for $250,000 in February 2000.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORT ON FORM 8-K

(a) Documents filed as a part of this report:

     (1) Financial Statements

    Report of Independent Accountants...........................  F-1
    Consolidated Balance Sheets as of December 31, 1998 and
      1999......................................................  F-2
    Consolidated Statements of Operations for the years ended
      December 31, 1997, 1998 and 1999..........................  F-3
    Consolidated Statements of Changes in Shareholders' Equity
      for the years ended
    December 31, 1997, 1998 and 1999............................  F-4
    Consolidated Statements of Cash Flows for the years ended
      December 31, 1997, 1998 and 1999..........................  F-5
    Notes to Consolidated Financial Statements..................  F-6

    (2) Financial Statement Schedule

    Report of Independent Accountants...........................  S-1
    Valuation and Qualifying Accounts...........................  S-2

     All other schedules have been omitted because of the absence of conditions under which they are required or because the required information is given in the above-listed financial statements or notes thereto.

(b) Reports on Form 8-K.

     During the quarter ended December 31, 1999, we filed two Current Reports on Form 8-K. Both Reports were filed on December 10, 1999. The first Report announced King's entry, on November 30, 1999, into a definitive Agreement and Plan of Merger with Medco Research, Inc., a Delaware corporation, to merge the two companies in a tax-free pooling of interests transaction. The second Report restated our consolidated financial statements for the years ended December 31, 1996, 1997 and 1998, which appeared in our Form 10-K for the fiscal year ended December 31, 1998, to reflect a three for two split of our common stock which became effective November 11, 1999 for shareholders of record as of October 28, 1999.

(c) Exhibits

     The following Exhibits are filed herewith or incorporated herein by reference:

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
     *3.1      Second Amended and Restated Charter of King Pharmaceuticals,
               Inc.
     *3.2      Amended and Restated Bylaws of King Pharmaceuticals, Inc.
     *4.1      Specimen Common Stock Certificate.
     *4.2      Form of Rights Agreement by and between King
               Pharmaceuticals, Inc. and Union Planters National Bank.
    *10.1      Promissory Note between RSR Acquisition Corporation
               (predecessor to King Pharmaceuticals, Inc.) and RSR
               Laboratories, Inc., dated December 28, 1993, in the amount of $3,500,000.
    *10.2      Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate
               Tablets by and between Mallinckrodt Chemical, Inc. and King
               Pharmaceuticals, Inc.
    *10.3      Credit Agreement, dated as of February 27, 1998, as amended and restated as of December 22, 1998 among King
               Pharmaceuticals, Inc., and the Lenders therein, Credit
               Suisse First Boston, as Administrative Agent, as Collateral
               Agent and as Swingline Lender, First Union National Bank, as
               Issuing Bank, and First Union National Bank and NationsBank,
               N.A., as Syndication Agents.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
    *10.4      Manufacture and Supply Agreement with Novartis (Ciba-Geigy
               Corporation) dated July 17, 1995.
    *10.5      Supply Agreement with SmithKline Beecham Corporation dated
               July 16, 1996.
    *10.6      Trademark, Patent, Copyright and Know-How License Agreement
               between Warner-Lambert Company and Glaxo Wellcome Inc. dated as of June 30, 1996.
    *10.7      Asset Purchase Agreement by and among Parkedale
               Pharmaceuticals, Inc., Warner-Lambert Company and Parke,
               Davis & Company, dated February 27, 1998, for the
               acquisition of assets related to the Parkedale Facility,
               Rochester, Michigan.
    *10.8      Product Asset Purchase Agreement between Parkedale
               Pharmaceuticals, Inc. and Warner-Lambert Company, dated
               February 27, 1998, for the acquisition of Anusol-HC(R) and other products.
    *10.9      License Agreement by and among Warner-Lambert Company, Parke
               Davis & Company, and Parkedale Pharmaceuticals, Inc., dated
               February 27, 1998, for the use of the Anusol Trademark, the
               Anusol Mold, and Other Trademarks.
 ***10.10      General Products Agreement dated as of December 17, 1998, by and among Hoechst Marion Roussel, Inc., Hoechst Marion
               Roussel, Deutschland GmbH, and King Pharmaceuticals, Inc.
****10.11      Agreement and Plan of Merger, dated November 30, 2000, by
               and among King Pharmaceuticals, Inc., Medco Research, Inc.
               and Merlin Acquisition I Corp.
   *10.12      1998 King Pharmaceuticals, Inc. Non-Employee Director Stock
               Option Plan.
   *10.13      1997 Incentive and Nonqualified Stock Option Plan for
               Employees of King Pharmaceuticals, Inc.
   **21.1      Subsidiaries of the Registrant
   **23.1      Consent of PricewaterhouseCoopers LLP
   **27.1      Financial Data Schedule (for SEC use only)

---------------

   * Incorporated by reference to King's Registration Statement on Form S-1 (registration No. 333-38753) filed October 24, 1997.
  ** Filed herewith.
 *** Incorporated by reference to King's Current Report on Form 8-K filed
     January 6, 1999.
**** Incorporated by reference to King's Current Report on Form 8-K filed
     December 10, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of King Pharmaceuticals, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.

Greensboro, North Carolina
February 25, 2000, except for the
information presented in Note 20 for
which the date is
March 17, 2000.

                           KING PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1998       1999
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  1,159   $  8,451
  Accounts receivable, net of allowance for doubtful
     accounts $1,402 and $1,864, respectively...............    39,666     69,215
  Inventories...............................................    26,556     33,410
  Deferred income taxes.....................................     6,675     13,915
  Prepaid expenses and other assets.........................     1,554      5,682
                                                              --------   --------
          Total current assets..............................    75,610    130,673
Property, plant and equipment, net..........................    93,981     97,151
Intangible assets, net......................................   480,583    557,544
Other assets................................................    17,997     20,321
                                                              --------   --------
          Total assets......................................  $668,171   $805,689
                                                              ========   ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt
     Term loans.............................................  $ 10,250   $ 12,962
     Other..................................................     3,060      1,540
  Accounts payable..........................................    12,594     25,370
  Accrued expenses..........................................    15,095     45,122
  Income taxes payable......................................     3,524      4,756
                                                              --------   --------
          Total current liabilities.........................    44,523     89,750
Long-term Debt:
  Revolving Credit Facility.................................    19,000     45,000
  Term loans................................................   414,750    354,194
  Senior Subordinated Notes.................................    75,000    150,000
  Other.....................................................     5,736      4,161
Deferred income taxes.......................................     7,726     14,148
                                                              --------   --------
          Total liabilities.................................   566,735    657,253
                                                              --------   --------
Commitments and contingencies (notes 13 and 20)
Shareholders' Equity:
  Common shares no par value, 150,000,000 shares authorized,
     48,157,095 and 48,205,594 shares issued and
     outstanding, respectively..............................    66,572     68,027
  Retained earnings.........................................    35,460     80,409
  Due from related party....................................      (596)        --
                                                              --------   --------
          Total shareholders' equity........................   101,436    148,436
                                                              --------   --------
          Total liabilities and shareholders' equity........  $668,171   $805,689
                                                              ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1997       1998       1999
                                                              -------   --------   --------
Revenues:
     Net sales..............................................  $47,351   $158,180   $348,271
     Development revenues...................................      558      5,283         --
                                                              -------   --------   --------
          Total revenues....................................   47,909    163,463    348,271
                                                              -------   --------   --------
Operating Costs and Expenses:
     Cost of sales..........................................   13,034     64,052    113,204
     Selling, general and administrative....................   19,123     34,718     79,982
     Depreciation and amortization..........................    2,395      9,255     26,914
                                                              -------   --------   --------
          Total operating costs and expenses, net...........   34,552    108,025    220,100
                                                              -------   --------   --------
Operating Income............................................   13,357     55,438    128,171
                                                              -------   --------   --------
Other (Expenses) Income:
     Interest expense.......................................   (2,787)   (14,866)   (55,371)
     Interest income........................................       38        145        338
     Other..................................................      (28)        --        (92)
                                                              -------   --------   --------
          Total other.......................................   (2,777)   (14,721)   (55,125)
                                                              -------   --------   --------
Income before Income Taxes and Extraordinary Item...........   10,580     40,717     73,046
     Income tax expense.....................................    3,968     15,396     27,392
                                                              -------   --------   --------
Income before Extraordinary Item............................    6,612     25,321     45,654
     Extraordinary loss on early extinguishment of long-term
       debt, net of income taxes of $2,787 and $445.........       --     (4,411)      (705)
                                                              -------   --------   --------
Net Income..................................................  $ 6,612   $ 20,910   $ 44,949
                                                              =======   ========   ========
     Basic and diluted income (loss) per common share:
       Income before extraordinary item.....................  $  0.17   $   0.56   $   0.94
       Extraordinary item...................................       --      (0.10)     (0.01)
                                                              -------   --------   --------
       Net income...........................................  $  0.17   $   0.46   $   0.93
                                                              =======   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                          DUE
                                                                           UNREALIZED    FROM         TOTAL
                                           COMMON               RETAINED    LOSS ON     RELATED   SHAREHOLDERS'
                                           SHARES     AMOUNT    EARNINGS   SECURITIES    PARTY       EQUITY
                                         ----------   -------   --------   ----------   -------   -------------
Balance, December 31, 1996.............  10,428,968   $ 8,448   $ 7,938       $(16)     $  (677)    $ 15,693
  Issuance of common shares, net of
     $743 of expenses..................   4,571,032     8,007        --         --           --        8,007
  Realized loss on securities..........          --        --        --         16           --           16
  Advances to Benevolent Fund..........          --        --        --         --         (994)        (994)
  2.8 to 1 common stock split (Note
     16)...............................  27,000,000        --        --         --           --           --
  Net income...........................          --        --     6,612         --           --        6,612
                                         ----------   -------   -------       ----      -------     --------
Balance, December 31, 1997.............  42,000,000    16,455    14,550         --       (1,671)      29,334
  Issuance of common shares, net of
     expenses..........................   6,157,095    50,117        --         --           --       50,117
  Payments from Benevolent Fund........          --        --        --         --        1,075        1,075
  Net income...........................          --        --    20,910         --           --       20,910
                                         ----------   -------   -------       ----      -------     --------
Balance, December 31, 1998.............  48,157,095    66,572    35,460         --         (596)     101,436
  Options exercised....................      48,499     1,191        --         --           --        1,191
  Tax benefit related to option
     exercises.........................          --       264        --         --           --          264
  Payments from Benevolent Fund........          --        --        --         --          596          596
  Net income...........................          --        --    44,949         --           --       44,949
                                         ----------   -------   -------       ----      -------     --------
Balance, December 31, 1999.............  48,205,594   $68,027   $80,409       $ --      $    --     $148,436
                                         ==========   =======   =======       ====      =======     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                1997       1998        1999
                                                              --------   ---------   ---------
Cash flows from operating activities:
  Net income................................................  $  6,612   $  20,910   $  44,949
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     2,395       9,255      26,914
     Amortization of deferred financing costs...............        --         728       2,834
     Loss on sale of marketable securities..................        32          --          --
     Extraordinary loss.....................................        --       7,198       1,150
     Net loss on sale of property and equipment.............        --          22         134
     Deferred income taxes..................................      (980)       (940)       (818)
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (6,256)    (31,105)    (29,642)
       Inventories..........................................    (4,753)    (15,706)     (6,854)
       Prepaid expenses and other assets....................      (332)      1,405      (2,041)
       Accounts payable.....................................     3,604       6,723      12,776
       Accrued expenses.....................................     2,180       5,679      30,027
       Income taxes.........................................     2,514       1,662       1,232
                                                              --------   ---------   ---------
          Net cash provided by operating activities.........     5,016       5,831      80,661
                                                              --------   ---------   ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (1,379)    (81,099)     (8,826)
  Purchases of intangible assets............................   (52,428)   (344,906)    (98,199)
  Merger related costs......................................      (373)         --      (1,379)
  Proceeds from sale of property and equipment..............        --          30          20
  Proceeds from sale of marketable securities...............       203          --          --
                                                              --------   ---------   ---------
          Net cash used in investing activities.............   (53,977)   (425,975)   (108,384)
                                                              --------   ---------   ---------
Cash flows from financing activities:
  Proceeds from revolving credit facility...................    29,599          --      92,000
  Payments on revolving credit facility.....................   (23,447)         --     (66,000)
  Proceeds from issuance of common shares, net of expenses
     paid...................................................     8,007      50,117       1,191
  Book overdraft............................................     1,423          --          --
  Repayment on shareholder notes receivable.................     2,093          --          --
  Proceeds from other long-term debt........................    55,923     658,741     150,000
  Payments on other long-term debt..........................   (23,798)   (262,318)   (136,021)
  Payments on notes payable.................................        --        (916)         --
  Due to affiliate..........................................      (994)      1,075         596
  Initial public offering costs.............................      (710)         --          --
  Debt issuance costs.......................................      (458)    (25,465)     (6,751)
                                                              --------   ---------   ---------
          Net cash provided by financing activities.........    47,638     421,234      35,015
                                                              --------   ---------   ---------
Increase (decrease) in cash.................................    (1,323)      1,090       7,292
Cash and cash equivalents, beginning of period..............     1,392          69       1,159
                                                              --------   ---------   ---------
Cash and cash equivalents, end of period....................  $     69   $   1,159   $   8,451
                                                              ========   =========   =========
Supplemental disclosure of cash paid for:
  Interest..................................................  $  2,335   $  13,929   $  50,411
                                                              ========   =========   =========
  Taxes.....................................................  $  2,445   $  10,662   $  27,026
                                                              ========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

     Supplemental schedule of non-cash investing and financing activities:

          For the years ended December 31, 1997, 1998 and 1999, the Company entered into capital leases totalling $85, $1,004 and $83, respectively.

          The Company purchased intangible assets financed by the seller of $75,000 in 1998.

          In connection with its purchases of intangible assets the Company assumed estimated liabilities of $3,062 and $2,913 for returns of products shipped prior to acquisition date during 1997 and 1998, respectively.

   The accompanying notes are an integral part of the consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1.  THE COMPANY

     King Pharmaceuticals, Inc. ("King" or the "Company") is a vertically integrated pharmaceutical company that develops, manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force and copromotion arrangements, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. The Company also provides contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies.

     These consolidated financial statements include the accounts of King and its wholly owned subsidiaries, Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc. Medco Research, Inc. (acquired February 25, 2000) and King Pharmaceuticals of Nevada, Inc. All intercompany transactions and balances have been eliminated in consolidation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

     Revenue Recognition. Sales are reported net of an estimate for returns and allowances, rebates and chargebacks. Chargebacks, rebates and returns and allowances are included in sales when goods are shipped to the customer. Product sales and sales of manufactured products are recognized upon shipment. Development revenue is recognized upon approval of the product from the Food and Drug Administration.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents are placed in large domestic banks which limit the amount of credit exposure.

     Inventories. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory of product samples not distributed to third parties represent 11.3% of inventory as of December 31, 1999.

     Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Financial Instruments and Derivatives. The Company does not use financial instruments for trading purposes. Financial instruments, which are a type of derivative instrument, are used to manage interest rate risks. The notional amounts of the interest rate protection agreements entered into by the Company are used to measure the interest to be paid or received and do not represent the amount of exposure to loss.

     The fair value of financial instruments are determined by reference to various market data or other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial statement purposes and accelerated methods for income tax purposes. The estimated useful lives are principally 15 to 40 years for buildings and improvements and 8 to

                           KING PHARMACEUTICALS, INC.

15 years for machinery and equipment. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in income.

     In the event that facts and circumstances indicate that the cost of property, plant and equipment may be impaired, evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required.

     Capitalized Interest. For the years ended December 31, 1998 and 1999, the Company capitalized interest of approximately $239 and $381, respectively. The Company had no capitalized interest for the year ended December 31, 1997.

     Intangible Assets. Intangible assets which include product rights, patents and goodwill are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives, ranging from 10 to 30 years, using the straight-line method.

     The Company continually reevaluates the propriety of the carrying amount of intangibles as well as the related amortization period to determine whether the current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required. To the extent such projection indicates that undiscounted cash flow is not expected to be adequate to recover the carrying amounts, the assets are written down to discounted cash flows.

     Other Assets. Other assets consist primarily of deferred financing costs which are being amortized over periods ranging from six to ten years. Amortization expense related to deferred financing costs was $0, $728 and $2,834 for 1997, 1998 and 1999, respectively, and has been included in interest expense.

     During 1998 and 1999, the Company repaid certain debt prior to maturity. The repayment resulted in extraordinary charges of $4,411, net of related tax benefits of $2,787 in 1998, and $705, net of related tax benefits of $445, in 1999, associated with the write-off of certain deferred financing costs.

     Self-Funded Health Insurance. The Company is self-insured with respect to its health care benefit program. The Company contributes estimated amounts to a third-party administrator on a monthly basis which are used to pay health care claims during the year. Under the plan, the Company pays a minimum amount annually and has an aggregate stop-loss limit based upon the number of participants and their insured status. Self-insured costs are accrued based upon reported claims and an estimated liability for claims incurred but not reported.

     Research and Development. The Company incurs research and development costs that are expensed as incurred. These costs were approximately $890, $401 and $2,025, for 1997, 1998 and 1999, respectively.

     Advertising and Promotion. The Company expenses advertising and promotion costs as incurred and these costs are included as selling, general and administrative expenses. Advertising and promotion costs for the years ended December 31, 1997, 1998 and 1999, were $1,583, $10,744 and $26,513, respectively.

     Statement of Accounting Standards Not Yet Adopted. In June 1998, the Board adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the effective date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133", that revises SFAS No. 133, to become effective in the first quarter of fiscal 2001. The Company is evaluating the provisions of SFAS No. 133, but does not anticipate its adoption to have a material impact on financial position or results of operations.

     Comprehensive Income. In 1997, the Company had other comprehensive income of $16, net of tax, related to an unrealized loss on securities. The Company had no other comprehensive income in 1998 or 1999.

                           KING PHARMACEUTICALS, INC.

     Reclassifications. Certain amounts from the prior consolidated financial statements have been reclassified to conform to the presentation adopted in 1999.

3.  CONCENTRATIONS OF CREDIT RISK

     A significant portion of the Company's sales are to customers in the pharmaceutical industry. Approximately 17% and 15% of accounts receivable at December 31, 1998 and 1999, respectively were due from one customer. At December 31, 1998 and 1999, an additional 25% and 16%, respectively, were due from two other customers. The Company monitors the extension of credit to customers and has not experienced significant credit losses.

     The following table represents a summary of sales to significant customers as a percentage of the Company's total revenues:

                                                             1997   1998   1999
                                                             ----   ----   ----
Customer A.................................................  16.7%  11.4%  18.3%
Customer B.................................................  13.4   12.6   14.6
Customer C.................................................  14.0   10.8   12.6
Customer D.................................................  10.6    n/a    n/a

---------------
n/a -- sales were less than 10% for the year.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                             1998       1999
                                                           --------   --------
Land.....................................................  $  3,949   $  4,115
Buildings and improvements...............................    55,990     59,230
Machinery and equipment..................................    32,522     37,925
Equipment under capital lease............................     2,713      2,537
Construction in progress.................................     6,106      6,189
                                                           --------   --------
                                                            101,280    109,996
Less accumulated depreciation............................    (7,299)   (12,845)
                                                           --------   --------
                                                           $ 93,981   $ 97,151
                                                           ========   ========

     Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $985, $4,236 and $5,607, respectively.

5.  INVENTORY

     Inventory consists of the following:

                                                              1998      1999
                                                             -------   -------
Finished goods.............................................  $13,772   $18,085
Work-in process............................................    5,386     6,120
Raw materials..............................................    7,398     9,205
                                                             -------   -------
                                                             $26,556   $33,410
                                                             =======   =======

                           KING PHARMACEUTICALS, INC.

6.  ACQUISITIONS/INTANGIBLE ASSETS

     On November 12, 1999, the Company purchased the rights, title and interest to the Tigan product line from Roberts Pharmaceuticals, Inc. for a purchase price of $6,493, including $93 related to the forgiveness of certain indebtedness owed by the Company. The purchase price is being amortized over its estimated useful life of 20 years. The acquisition was financed through borrowings on the Company's revolving credit facility.

     On July 30, 1999, the Company purchased the rights, title and interest in and to the trademark Lorabid within the United States and Puerto Rico, from Eli Lilly and Company for a purchase price of $90,500, plus acquisition costs of $1,299 and sales performance milestones. The sales performance milestones could bring the total price to $158,000 if the Company achieves annual product sales of $140,000. The entire purchase price of $90,500 was allocated to intangible assets and is being amortized over its estimated useful life of 25 years for goodwill and 15 years for amounts allocated to the patents. The acquisition was financed through borrowings on the Company's revolving credit facility.

     On December 22, 1998, the Company acquired three branded pharmaceutical products from Hoechst Marion Roussel, Inc. ("HMR" or "Seller") for a purchase price of $362,500, plus acquisition costs of approximately $450. The acquired products were: (a) the U.S. rights to the Altace product line with patents expiring through 2008, (b) worldwide rights to the Silvadene product line, and
(c) worldwide rights to the AVC product line (collectively the "Altace Acquisition"). The purchase price was principally allocated to intangible assets and financed under the Company's Senior Credit Facility and a $75,000 note from the Seller (Note 9). Intangible assets are being amortized over 15 to 30 years.

     On June 30, 1998, the Company acquired the rights, title and interest to the Menest(R) product line for approximately $5,000. The entire purchase was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The acquisition was financed with proceeds resulting from the completion of the Company's June 25, 1998 initial public offering.

     On February 28, 1998, the Company acquired the rights, titles and interest to certain product lines, production facilities (the "Parkedale Facility"), and assumed contracts for manufacturing for third parties from Warner-Lambert Company (the "Sterile Products Acquisition"). The purchase price, including assumed liabilities of $2,913, of $127,913 was allocated to real estate and equipment based on fair values ($44,130 and $28,914, respectively) with the residual $54,869 being allocated to intangibles and is being amortized over 5 to 40 years and 25 years, respectively. The purchase price was financed under the Company's Credit Agreement (Note 9).

     The following unaudited pro forma summary presents the financial information as if the acquisitions had occurred on January 1, 1998 These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisitions been made on January 1, 1998, nor is it indicative of future results.

                                                           FOR THE YEAR ENDED
                                                       ---------------------------
                                                       DECEMBER 31,   DECEMBER 31,
                                                           1998           1999
                                                       ------------   ------------
Total revenues.......................................    $374,644       $385,284
                                                         ========       ========
Net income...........................................    $ 31,288       $ 54,488
                                                         ========       ========
Basic and diluted income per common share............    $   0.69       $   1.21
                                                         ========       ========

                           KING PHARMACEUTICALS, INC.

     Intangible assets consist of the following:

                                                             1998       1999
                                                           --------   --------
Altace, Silvadene, AVC...................................  $362,950   $362,950
Lorabid..................................................        --     91,799
Sterile Products.........................................    54,509     54,509
Septra, Proloprim, Mantadil, Kemadrin....................    15,425     15,425
Cortisporin..............................................    23,694     23,694
Other....................................................    30,566     37,035
                                                           --------   --------
                                                            487,144    585,412
Less accumulated amortization............................    (6,561)   (27,868)
                                                           --------   --------
                                                           $480,583   $557,544
                                                           ========   ========

     Amortization expense for the years ended December 31, 1997, 1998, and 1999 was $1,410, $5,019, and $21,307, respectively.

7.  LEASE OBLIGATIONS

     The Company leases certain office and manufacturing equipment and automobiles under noncancelable operating leases with terms from one to five years. Estimated future minimum lease payments, as of December 31, 1999 for leases with initial or remaining terms in excess of one year are as follows:

2000........................................................  $4,153
2001........................................................   3,015
2002........................................................   1,787
2003........................................................     815
2004........................................................     397

     Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $138, $1,230, and $2,777, respectively.

     Additionally, the Company leases office space in its building to tenants under agreements ranging from one to twenty years. Such leases are accounted for as operating leases. Rental income for the years ended December 31, 1997, 1998 and 1999 was approximately $44, $40 and $40, respectively. As of December 31, 1999 estimated future minimum rental payments to be received each year from 2000 to 2004 is $40.

     Capital lease obligations for certain equipment as of December 31, 1998 are as follows:

2000........................................................  $  628
2001........................................................     447
2002........................................................     292
2003........................................................     160
                                                              ------
Total minimum lease payments................................   1,527
Less imputed interest.......................................      86
                                                              ------
Present value of minimum lease payments.....................   1,441
Less current maturities.....................................     562
                                                              ------
                                                              $  879
                                                              ======

                           KING PHARMACEUTICALS, INC.

8.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                              1998      1999
                                                             -------   -------
Product returns and chargebacks............................  $ 9,397   $16,822
Rebates....................................................      266    12,507
Accrued interest...........................................    1,176     6,517
Other......................................................    4,256     9,276
                                                             -------   -------
                                                             $15,095   $45,122
                                                             =======   =======

9.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                1998       1999
                                                              --------   --------
Senior Credit Facility:
  Revolving Credit Facility.................................  $ 19,000   $ 45,000
  Tranche A Term Loan.......................................   150,000     97,235
  Tranche B Term Loan.......................................   275,000    269,921
Senior Subordinated Notes with interest at 10 3/4% payable
  semiannually due March 2009...............................        --    150,000
Senior Subordinated Notes due to seller paid in March
  1999......................................................    75,000         --
Notes payable to former owners, due in equal annual
  installments of principal and interest (at a rate of 6%)
  of $1,226 through December 2003...........................     5,163      4,247
Note payable to shareholder, paid March 1999................     1,750         --
Various capital leases with interest rates ranging from 8.3%
  to 12.7% and maturing at various times through 2002.......     1,849      1,441
Other notes payable.........................................        34         13
                                                              --------   --------
                                                               527,796    567,857
       Less current portion.................................    13,310     14,502
                                                              --------   --------
                                                              $514,486   $553,355
                                                              ========   ========

     On March 3, 1999, the Company issued $150,000 of 10 3/4% Senior Subordinated Notes due 2009. Net proceeds of approximately $144,000 were used to repay outstanding indebtedness under the Senior Credit Facility ($69,000) and a note due to seller ($75,000). The debt is guaranteed by the Company's wholly owned subsidiaries.

     On December 22, 1998, the Company amended and restated its Credit Agreement (as defined below) dated as of February 27, 1998 (the "Senior Credit Facility") to: (a) finance the Altace Acquisition; (b) refinance the Company's then existing indebtedness; and (c) provide for ongoing working capital and other financing requirements. The Senior Credit Facility, as amended, provides for up to $525,000 of aggregate borrowing capacity, consisting of: a $150,000 tranche A term loan (the "Tranche A Term Loan"); a $275,000 tranche B term loan (the "Tranche B Term Loan"); and a revolving credit facility in an aggregate amount of $100,000 (the "Revolving Credit Facility"). The Revolving Credit Facility includes a $10,000 sublimit available for the issuance of letters of credit and a $5,000 sublimit available for swingline loans.

     As of December 31, 1999, the Company had $55,000 of available borrowings under its Revolving Credit Facility.

                           KING PHARMACEUTICALS, INC.

     The Tranche A Term Loan is subject to certain specified amortization payments required to be made in quarterly installments until December 22, 2004. The Tranche B Term Loan is subject to certain specified amortization payments required to be made in quarterly installments until December 22, 2006. The Revolving Credit Facility is available until December 22, 2004. In addition, the loans and the aggregate available commitments under the Senior Credit Facility will be reduced upon the occurrence of certain specified events.

     The loans under the Senior Credit Facility accrue interest, at the Company's option, at either (a) the base rate (which is based on the prime rate or the federal funds rate plus one-half of 1%) plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 1.25% to 2.25% (based on a leverage ratio) and
(ii) in the case of the Tranche B Term Loan, 2.75% or (b) the applicable LIBOR rate plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 2.25% to 3.25% (based on a leverage ratio) and (ii) in the case of the Tranche B Term Loan, 3.75%. In addition, the lenders under the Senior Credit Facility are entitled to customary facility fees based on (a) unused commitments under the Revolving Credit Facility and (b) letters of credit outstanding.

     The interest rates for borrowings under the Revolving Credit Facility, the Tranche A Term Loan and the Tranche B Term Loan as of December 31, 1999 were 9.71%, 9.74% and 10.24%, respectively.

     The Company's obligations under the Senior Credit Facility are unconditionally guaranteed on a senior basis by each direct and indirect majority owned U.S. subsidiary of the Company (collectively, the "Subsidiaries"). In addition, the Senior Credit Facility is collateralized by substantially all of the real and personal property of the Company.

     The Company's debt agreements contain covenants which, among other things, require the Company to comply with certain financial and other covenants. The financial covenants require the maintenance of certain ratios including interest coverage and leverage as defined in the agreements. As of December 31, 1999 the Company has complied with the covenants.

     On February 27, 1998, the Company entered into a $195,000 credit agreement ("Credit Agreement"). The Company used the proceeds from the Credit Agreement to finance the Warner Lambert Acquisition (Note 6), and pay off a $40,000 term loan and outstanding borrowings under a revolving credit facility as of February 27, 1998. The Credit Agreement was paid in full on December 22, 1998, with proceeds from the Senior Credit Facility.

     The Company has entered into several interest rate swap agreements designated as a partial hedge of the Company's variable interest rate debt. The purpose of these swaps is to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 1999, the Company had interest rate swaps with notional amounts aggregating $285,000. Under these agreements, the Company pays a weighted average fixed rate of 5.78% and receives a rate equivalent to the three-month and one-month LIBOR. The notional amounts do not represent the amounts exchanged by the parties. The agreements expire between 2004 and 2006.

     On November 12, 1999, the Company entered into an interest rate swap agreement related to its fixed rate senior subordinated notes. The notional amount at December 31, 1999 was $150.0 million and the agreement expires in 2009. Under this agreement the Company exchanged its fixed rate 10.75% for a floating rate based on LIBOR with the floating rate being fixed at 9.89% through November 15, 2002. Thereafter the Company pays a floating rate based on the three month LIBOR.

                           KING PHARMACEUTICALS, INC.

     The aggregate maturities of long-term debt (including capital lease obligations -- Note 7) at December 31, 1999 are as follows:

  2000......................................................  $ 14,502
  2001......................................................    19,576
  2002......................................................    24,553
  2003......................................................    29,623
  2004......................................................    28,315
  Thereafter................................................   451,288
                                                              --------
                                                              $567,857
                                                              ========

10.  FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair values of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

     Cash and Cash Equivalents, Accounts Receivable and Accounts Payable. The carrying amounts of these items are a reasonable estimate of their fair values.

     Long-Term Debt and Notes Payable. The fair value of the Company's long-term debt, including the current portion, at December 31, 1998 and 1999, is estimated to be approximately $527,500 and $563,300, respectively, using discounted cash flow analyses and based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     Interest Rate Swaps. The estimated fair market value of the interest rate swap agreements at December 31, 1998 and 1999, as determined by the issuing financial institution and based on the estimated termination values, was an unrealized loss of approximately $2,787 and an unrealized gain of $1,045, respectively.

11.  INCOME TAXES

     The net income tax expense (benefit) is summarized as follows:

                                                  1997      1998       1999
                                                 ------    -------    -------
Current........................................  $4,948    $16,336    $28,210
Deferred.......................................    (980)      (940)      (818)
                                                 ------    -------    -------
          Total expense........................  $3,968    $15,396    $27,392
                                                 ======    =======    =======

     A reconciliation of the difference between the federal statutory tax rate and the effective income tax rate as a percentage of income before income taxes and extraordinary item is as follows:

                                                         1997    1998    1999
                                                         ----    ----    ----
Federal statutory tax rate.............................  34.0%   35.0%   35.0%
State income taxes, net of federal benefit.............   3.0     3.3     3.0
Permanent differences..................................   0.4     0.1    (0.6)
Other..................................................   0.1    (0.6)    0.1
                                                         ----    ----    ----
  Effective tax rate...................................  37.5%   37.8%   37.5%
                                                         ====    ====    ====

                           KING PHARMACEUTICALS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liability are as follows:

                                                             1998       1999
                                                            -------   --------
Allowance for doubtful accounts...........................  $   389   $    713
Uniform cost capitalization...............................      228         --
Accrued expenses..........................................      101      4,714
State net operating loss carryforward.....................      793      1,648
Accrued liabilities.......................................    5,164      8,488
Other.....................................................       --        121
                                                            -------   --------
          Total deferred tax assets.......................    6,675     15,684
                                                            -------   --------
Property, plant and equipment.............................   (3,840)    (7,117)
Intangible assets.........................................   (3,721)    (8,635)
Miscellaneous.............................................     (165)      (165)
                                                            -------   --------
          Total deferred tax liabilities..................   (7,726)   (15,917)
                                                            -------   --------
          Net deferred tax liability......................  $(1,051)  $   (233)
                                                            =======   ========

     The Company's state net operating loss carryforward of approximately $50,000 expires in 2014. Management has determined, based on both their ability to carryback earnings to prior years and existing deferred tax liabilities, it is more likely than not that the deferred tax assets will be realizable and no valuation allowance has been recorded.

12.  BENEFIT PLANS

     The Company maintains a defined contribution employee benefit plan which covers all employees over 21 years of age. The plan allows for employees' salary deferrals, which are matched by the Company up to a specific amount under provisions of the plan. Company contributions during the years ended December 31, 1997, 1998 and 1999, were $307, $1,066 and $1,505, respectively. The plan also provides for discretionary profit-sharing contributions by the Company.

13.  COMMITMENTS AND CONTINGENCIES

     In May 1998, the Company was named as a co-defendant in a wrongful death and survival action in the District Court of Gregg County, Texas. The action demands an unspecified amount. This action relates to the manufacture of the anorexigenic product for SmithKline.

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. The Company is a defendant in various lawsuits which claim damages for personal injury arising from the Company's production of the anorexigenic drug, phentermine, under contract for SmithKline. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them,
(2) failed to adequately test the products and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court supervised medical monitoring of persons who have ingested the product. The Company expects to be named in additional lawsuits related to the company's production of the anorexigenic drug under contract for SmithKline.

     While the Company cannot predict the outcome of these suits, the Company believes that the claims against it are without merit and intends to vigorously pursue all defenses available to it. The Company is being

                           KING PHARMACEUTICALS, INC.

indemnified in all of these suits by SmithKline for which it manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon the independent negligence or intentional acts of the Company, and intends to submit a claim for all unreimbursed costs to its product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, the Company would have to defend the lawsuit and be responsible for damages, if any, which are awarded against it or for amounts in excess of the Company's product liability coverage.

     The Parkedale Facility was one of six facilities owned by Warner-Lambert subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America v. Warner-Lambert Company and Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.) (the "Consent Decree"). The Parkedale Facility is currently manufacturing pharmaceutical products subject to the Consent Decree which prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to current good manufacturing practices and are produced in accordance with an approved abbreviated new drug application or new drug application. The Company is in the process of petitioning for, and if appropriate, obtaining relief from the Consent Decree.

     The Company is involved in various routine legal proceedings incident to the ordinary course of its business. Management believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse affect on the Company's consolidated financial position, results of operations, or cash flow.

14.  SEGMENT INFORMATION

     The Company's business is classified into two reportable segments; Branded Pharmaceuticals and Contract Manufacturing. Branded Pharmaceuticals include a variety of branded prescription products over four therapeutic areas, including cardiovascular, anti-infective, vaccines and biologicals and women's health products. These branded prescription products have been aggregated because of the similarity in regulatory environment, manufacturing process, method of distribution, and type of customer. Contract Manufacturing represents contract manufacturing services provided for pharmaceutical and biotechnology companies. The classification all other primarily includes generic pharmaceutical, companion animal health products and development services.

     The Company primarily evaluates its segments based on gross profit. Reportable segments were separately identified based on revenues, gross profit and total assets.

     The following represents selected information for the Company's operating segments for the periods indicated:

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------
                                                    1997       1998        1999
                                                  --------   ---------   ---------
Total revenues:
  Branded pharmaceuticals.......................  $37,912    $125,399    $304,004
  Contract manufacturing........................    7,962      54,734      70,524
  All Other.....................................    3,015       6,453       9,511
  Eliminations..................................     (980)    (23,123)    (35,768)
                                                  -------    --------    --------
     Consolidated total revenues................  $47,909    $163,463    $348,271
                                                  =======    ========    ========
Gross profit (loss):
  Branded pharmaceuticals.......................  $33,165    $ 94,452    $234,325
  Contract manufacturing........................     (187)       (531)     (4,858)
  All Other.....................................    1,897       5,490       5,599
                                                  -------    --------    --------
     Consolidated gross profit..................  $34,875    $ 99,411    $235,066
                                                  =======    ========    ========

                           KING PHARMACEUTICALS, INC.

                                                           AS OF DECEMBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Total assets:
  Branded pharmaceuticals................................  $522,218   $637,225
  Contract manufacturing.................................   144,614    168,484
  All Other..............................................     1,735      1,070
  Eliminations...........................................      (396)    (1,090)
                                                           --------   --------
     Consolidated total assets...........................  $668,171   $805,689
                                                           ========   ========

     Capital expenditures of $1,379, $8,099 and $8,826 for the years ended December 31, 1997, 1998 and 1999, respectively, are substantially utilized for contract manufacturing purposes.

15.  RELATED PARTY TRANSACTIONS

     THE UNITED COMPANY

     In connection with its purchase of Cortisporin in 1997, the Company received $8,750 from The United Company for 4,571,033 common shares.

     OTHER

     Certain management and employees of the Company sit on the board of directors of a private foundation. The Company made contributions to this foundation and expensed approximately $994 and $247 for the years ended December 31, 1997 and 1998, respectively. At December 31, 1997 and 1998, the Company had receivables from this foundation of approximately $1,671 and $596, respectively, for expenses paid by the Company on their behalf. The remaining balance was paid in full during 1999.

     The Company donated inventory to the private foundation with a cost of $1,780 in 1999.

     For the year ended December 31, 1998 and 1999, the Company paid Bourne & Co., Inc., an affiliate of a director and since January 1999 an officer of the Company, $2,475 and $108 for consulting services and the purchase of furniture. In connection with the Altace Acquisition and related financing, Bourne & Co., Inc., received $1,250 in January 1999. For the year ended December 31, 1997, the Company paid Bourne & Co., Inc., approximately $651 for its advisory services in the acquisition of the Cortisporin product line and $62 for consulting services.

     In September 1998, the Company purchased for approximately $350 the primary residence of an officer of the Company in connection with his relocation to the Parkedale Facility. The Company believes the purchase price was at fair market value. The property was sold in February 2000.

16.  STOCKHOLDERS' EQUITY

     STOCK SPLITS

     On October 4, 1999 the Company's board of directors declared a three for two stock split for shareholders of record as of October 28, 1999, to be distributed November 11, 1999. The stock split has been reflected in all share data contained in these financial statements.

     On November 15, 1997, the shareholders approved a stock split of 2.8 common shares for each share of the Company's common shares outstanding.

                           KING PHARMACEUTICALS, INC.

     STOCK OPTION PLANS

     The 1997 Incentive and Nonqualified Stock Option Plan for Employees (the "1997 Stock Option Plan") was adopted in 1997. In February 1998, the Company adopted the 1998 Non-employee Director Stock Option Plan (the "1998 Stock Option Plan"), The aggregate number of shares which may be issued under the 1997 and 1998 Stock Option Plans shall not exceed 5,250,000, (4,800,000 and 450,000, respectively).

     During 1998, the Company granted 334,125 options of common stock to employees under the 1997 Stock Option Plan at an exercise price equal to fair market value at date of grant. On March 1, 1999, the Company granted 398,175 options of common stock to employees under the 1997 Stock Option Plan at an exercise price of $16.083 per share and on November 24, 1999 the Company granted 575,750 options of common stock to employees at an exercise price of $45.0625 per share.

     As of December 31, 1999, the Company had 1,212,294 options outstanding of which 764,675 are vested and exercisable. Options under the 1997 Stock Option Plan vest at various times through 2001 and expire 10 years from the date of grant.

     During 1998, the Company granted 75,000 options of common stock to its directors under the 1998 Stock Option Plan at an exercise price equal to the initial public offering price. The options vested immediately upon grant. As of December 31, 1999, the Company had 75,000 options vested and outstanding. Options under the 1998 Stock Option Plan expire 10 years from the date of grant.

     The Company has adopted the disclosure only provision of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, since options were granted at fair value, no compensation cost has been recognized for stock options granted to date. Had compensation cost for these plans been determined for options granted, consistent with SFAS No. 123, the Company's net income and diluted income per share would have decreased to the following pro forma amounts for the year ended December 31, 1999:

                                                              1998      1999
                                                             -------   -------
Income before extraordinary item:
  As reported..............................................  $25,321   $45,654
                                                             =======   =======
  Pro Forma................................................  $24,520   $34,788
                                                             =======   =======
Net income:
  As reported..............................................  $20,910   $44,949
                                                             =======   =======
  Pro Forma................................................  $20,109   $34,083
                                                             =======   =======
Diluted income per share:
Income before extraordinary item:
  As reported..............................................  $  0.56   $  0.94
                                                             =======   =======
  Pro Forma................................................  $  0.54   $  0.72
                                                             =======   =======
Net income:
  As reported..............................................  $  0.46   $  0.93
                                                             =======   =======
  Pro Forma................................................  $  0.45   $  0.70
                                                             =======   =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1999: expected lives ranging from 3 to 5 years; expected volatility of approximately 72%; expected dividend yield of $0 and risk-free interest rates ranging from 5.19% to 6.02%.

                           KING PHARMACEUTICALS, INC.

     A summary of the status of the Company's Plans of December 31, 1999 and changes during the years, ended December 31, 1998 and 1999 are presented in the table below:

                                                   1997 STOCK OPTION     1998 STOCK OPTION
                                                          PLAN                  PLAN
                                                  --------------------   ------------------
                                                              WEIGHTED             WEIGHTED
                                                              AVERAGE              AVERAGE
                                                              EXERCISE             EXERCISE
                                                   SHARES      PRICE     SHARES     PRICE
                                                  ---------   --------   -------   --------
Shares under option:
  Outstanding at January 1, 1998................         --    $   --         --    $   --
     Granted....................................    334,125      9.35     75,000      9.33
     Exercised..................................         --        --         --        --
     Forfeited..................................     (3,825)     9.33         --        --
                                                  ---------    ------    -------    ------
  Outstanding at December 31, 1998..............    330,300      9.35     75,000      9.33
     Granted....................................    973,925     39.33         --        --
     Exercised..................................    (48,499)    23.93         --        --
     Forfeited..................................    (43,432)    15.33         --        --
                                                  ---------    ------    -------    ------
  Outstanding at December 31, 1999..............  1,212,294    $27.72     75,000    $ 9.33
                                                  =========    ======    =======    ======
  Weighted average fair value of options
     granted....................................        N/A    $19.72        N/A    $ 9.33
                                                  =========    ======    =======    ======
  Options available for grant at December 31,
     1999.......................................  3,539,207       N/A    375,000       N/A
                                                  =========    ======    =======    ======

     Options outstanding at December 31, 1999 have exercise prices between $9.33 and $45.06, with a weighted average exercise price of $27.72 and a remaining contractual life of approximately 9.4 years.

17.  INCOME PER SHARE

     The basic and diluted income before extraordinary item per share was determined as follows:

                                                     1997          1998          1999
                                                  -----------   -----------   -----------
Income before extraordinary item available to
  common shareholders...........................  $     6,612   $    25,321   $    45,654
                                                  ===========   ===========   ===========
Basic income per share:
  Weighted average common shares................   39,405,153    45,191,291    48,169,008
                                                  -----------   -----------   -----------
  Basic income per common share.................  $      0.17   $      0.46   $      0.94
                                                  ===========   ===========   ===========
Diluted income per share Weighted average common
  shares........................................   39,405,153    45,191,291    48,169,008
  Effect of stock options.......................           --        44,836       422,533
                                                  -----------   -----------   -----------
  Weighted average common shares plus assumed
     conversions................................   39,405,153    45,236,127    48,591,541
                                                  -----------   -----------   -----------
  Diluted income per share......................  $      0.17   $      0.46   $      0.93
                                                  ===========   ===========   ===========

                           KING PHARMACEUTICALS, INC.

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth summary quarterly financial information for the years ended December 31, 1998 and 1999:

1998 BY QUARTER                                      FIRST    SECOND     THIRD    FOURTH
---------------                                     -------   -------   -------   -------
Total revenues....................................  $24,977   $40,264   $48,089   $50,133
Gross profit......................................   17,613    26,216    27,568    28,014
Operating income..................................    9,690    14,812    15,349    15,587
Income before extraordinary item..................    4,361     6,388     7,310     7,262
Net income........................................    4,075     6,388     7,310     3,137
Basic and diluted income per common share:
  Income before extraordinary item................     0.10      0.15      0.15      0.16
  Net income(1)...................................     0.10      0.15      0.15      0.07

1998 BY QUARTER                                    FIRST    SECOND     THIRD      FOURTH
---------------                                   -------   -------   --------   --------
Total revenues..................................  $60,002   $76,003   $104,909   $107,357
Gross profit....................................   44,192    52,870     68,797     69,207
Operating income................................   23,659    28,774     38,808     36,930
Income before extraordinary item................    6,698     9,890     15,079     13,987
Net income......................................    5,993     9,890     15,079     13,987
Basic and diluted income per common share:
  Income before extraordinary item(1)...........     0.14      0.21       0.31       0.29
  Net income....................................     0.12      0.21       0.31       0.29

---------------
(1) Quarterly amounts do not add to annual amounts due to the effect of rounding on a quarterly basis.

19.  GUARANTOR FINANCIAL STATEMENTS

     The Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. (the "Guarantor Subsidiaries") have guaranteed the Company's performance under the $150,000 10 3/4% Senior Subordinated Notes due 2009 on a joint and several basis. There are no restrictions under the Company's financing arrangements on the ability of the Guarantor Subsidiaries to distribute funds to the Company in the form of cash dividends, loans or advances. The following combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries (condensed consolidated/combined financial data). Separate

                           KING PHARMACEUTICALS, INC.

financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that such information would not be material to the holders of the notes.

                             GUARANTOR SUBSIDIARIES

                       CONDENSED COMBINED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
Current assets:
  Cash......................................................    $     --        $     --
  Accounts Receivable.......................................      30,475          63,336
  Inventory.................................................      20,089          27,433
  Prepaid expense...........................................          27           2,667
                                                                --------        --------
          Total current assets..............................      50,591          93,436
                                                                --------        --------
  Intercompany receivable Property, plant, and equipment,
     net....................................................      72,625          74,659
  Intangible assets, net....................................     117,858         119,305
  Other assets..............................................          --             875
                                                                --------        --------
          Total assets......................................    $241,074        $288,275
                                                                ========        ========
                           LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $  8,157        $ 22,198
  Current portion of long-term debt.........................          --              27
  Accrued expenses..........................................      10,645          36,081
  Income taxes payable......................................          --           4,755
                                                                --------        --------
          Total current liabilities.........................      18,802          63,061
                                                                --------        --------
  Long-term debt............................................          --              42
  Intercompany payable......................................     175,613          57,290
                                                                --------        --------
          Total liabilities.................................     194,415         120,393
                                                                --------        --------
  Shareholders' equity......................................      46,659         167,882
                                                                --------        --------
          Total liabilities and shareholder's equity........    $241,074        $288,275
                                                                ========        ========

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                               1997        1998        1999
                                                              -------    --------    --------
Revenues:
  Net sales.................................................  $37,912    $151,057    $333,175
  Development revenue.......................................       --       5,000          --
                                                              -------    --------    --------
          Total revenues....................................   37,912     156,057     333,175
                                                              -------    --------    --------
Operating Costs And Expenses:
  Cost of sales.............................................    4,804      60,053     104,187
  Selling, general, and administrative......................   10,606      22,244      64,779
  Depreciation and Amortization.............................    1,369       7,265      14,004
                                                              -------    --------    --------
          Total operating costs and expenses................   16,779      89,562     182,970
                                                              -------    --------    --------
Operating Income............................................   21,133      66,495     150,205
Other (Expenses) Income.....................................    2,177       7,904        (111)
                                                              -------    --------    --------
  Income before income taxes................................   18,956      49,171     150,316
                                                              -------    --------    --------
  Income tax expense........................................    7,336      19,029      29,093
                                                              -------    --------    --------
          Net Income........................................  $11,620    $ 30,142    $121,223
                                                              =======    ========    ========

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                             1997        1998         1999
                                                           --------    ---------    ---------
Net income...............................................  $ 11,620    $  30,142    $ 121,223
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Amortization and Depreciation..........................     1,369        7,265       14,004
  Loss on disposition of assets..........................        --           --          143
Changes in operating assets and liabilities:
  Accounts payable.......................................     3,634        4,524       14,041
  Inventory..............................................    (4,999)     (15,090)      (7,344)
  Prepaid expenses.......................................       (62)          36       (2,641)
  Other assets...........................................       (81)          82         (875)
  Accrued expenses.......................................     4,543        6,102       25,436
  Income taxes...........................................        --           --        4,756
  Accounts receivable....................................    (6,419)     (24,056)     (32,954)
                                                           --------    ---------    ---------
          Net cash provided by operating activities......     9,605        9,005      135,789
                                                           --------    ---------    ---------
Cash flow from investing activities:
  Purchases of intangible assets.........................   (63,553)     (60,189)      (6,400)
  Purchases of property and equipment....................       (50)     (75,325)      (6,240)
                                                           --------    ---------    ---------
          Net cash used in investing activities..........   (63,603)    (135,514)     (12,640)
                                                           --------    ---------    ---------
Cash flows from financing activities:
  Increase (decrease) in inter-company payable...........    52,158      128,271     (123,218)
  Increase (decrease) in long-term debt..................     1,762       (1,762)          69
                                                           --------    ---------    ---------
          Net cash provided by (used in) financing
            activities...................................    53,920      126,509     (123,149)
                                                           --------    ---------    ---------
Change in cash and cash equivalents......................        --           --           --
Cash and cash equivalents at beginning of period.........        --           --           --
                                                           --------    ---------    ---------
Cash and cash equivalents at end of period...............  $     --    $      --    $      --
                                                           ========    =========    =========

20.  SUBSEQUENT EVENTS

     On February 25, 2000, the Company completed a merger with Medco Research, Inc. ("Medco") by exchanging 7,221,125 shares of it common stock for all of the common stock of Medco. Each share of Medco was exchanged for .6757 of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange rate into options to purchase approximately 695,164 shares of King common stock.

     The merger has been accounted for as a pooling of interests. In connection with this transaction the Company expects to charge to expense between $16,000 and $24,000 of merger related costs in the first quarter of 2000.

                           KING PHARMACEUTICALS, INC.

     The following information presents certain unaudited financial statement data of the separate companies as of December 31, 1998, 1999 and for the three years in the period ended December 31, 1999, preceding the merger:

                                              FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                               1997        1998        1999
                                              -------    --------    --------
Net revenues:
     King...................................  $47,909    $163,463    $348,271
     Medco..................................   20,000      27,544      34,369
                                              -------    --------    --------
                                              $67,909    $191,007    $382,640
                                              =======    ========    ========
Net income:
     King...................................  $ 6,612    $ 20,910    $ 44,949
     Medco..................................   10,213      16,242       7,634
                                              -------    --------    --------
                                              $16,825    $ 37,152    $ 52,583
                                              =======    ========    ========

                                                          AS OF DECEMBER 31,
                                                         --------------------
                                                           1998        1999
                                                         --------    --------
Total assets
     King..............................................  $668,171    $805,689
     Medco.............................................    64,285      79,034
                                                         --------    --------
                                                         $732,456    $884,723
                                                         ========    ========

     On March 17, 2000, the FDA concluded that the methods, facilities and controls used by Parkedale in the manufacture, processing and packaging of Fluogen were not in compliance with cGMP requirements. The FDA therefore informed Parkedale, pursuant to the consent decree, that it must suspend production and distribution of Fluogen until the facility meets cGMP standards. The production and distribution of Fluogen is currently suspended pursuant to the FDA's order. The Company is working to meet all of the FDA's requirements for the production and distribution of Fluogen to resume, which can occur upon the FDA's verification that Parkedale has substantially complied with all required corrective measures. Fluogen(R)'s gross sales totaled $32.0 million, while net sales equaled $28.7 million, for the year ended December 31, 1999. Gross profit for Fluogen(R) equaled $6.9 million for the same period. The Company generally recognizes revenue from Fluogen(R) during the third and fourth quarters of each calendar year. The Company is presently evaluating strategies pertaining to Fluogen(R). Presently, the Company intends to pursue all actions reasonably necessary to assure Fluogen(R)'s availability during the upcoming flu season commencing September 2000.

     In March 2000, the FDA also wrote to provide comments and requests for further information and clarification of previous information submitted by Parkedale to the FDA in relation to certain process validation issues of Aplisol(R) (tuberculin purified protein derivative diluted). The FDA's correspondence does not require Parkedale to discontinue or delay, in any manner, the production and distribution of Aplisol(R), and the FDA continues to approve the release and distribution of Aplisol(R) by Parkedale.

     The Company cannot determine what effect changes in regulations or statutes or legal interpretation, when and if promulgated or enacted, may have on the Company's business in the future. Changes could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuance of certain products, additional record keeping or expanded documentation of the properties of certain products and scientific substantiation. Such changes, or new legislation, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                            ------------------------------------
                                                      John M. Gregory
                                                   Chairman of the Board

Date: March 30, 2000

     In accordance with the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----
                 /s/ JOHN M. GREGORY                   Chairman of the Board             March 30, 2000
-----------------------------------------------------  (principal executive officer)
                   John M. Gregory

                /s/ BRIAN G. SHRADER                   Chief Financial Officer           March 30, 2000
-----------------------------------------------------  (principal financial and
                  Brian G. Shrader                     accounting officer)

                                                       Director                          March   , 2000
-----------------------------------------------------
                Jefferson J. Gregory

                /s/ JOSEPH R. GREGORY                  Director                          March 30, 2000
-----------------------------------------------------
                  Joseph R. Gregory

                                                       Director                          March   , 2000
-----------------------------------------------------
                  Ernest C. Bourne

                                                       Director                          March   , 2000
-----------------------------------------------------
                   Lois A. Clarke

             /s/ FRANK W.DE FRIECE, JR.                Director                          March 30, 2000
-----------------------------------------------------
               Frank W.De Friece, Jr.

                 /s/ D. GREG ROOKER                    Director                          March 30, 2000
-----------------------------------------------------
                   D. Greg Rooker

               /s/ RICHARD C. WILLIAMS                 Director                          March 30, 2000
-----------------------------------------------------
                 Richard C. Williams

                   /s/ TED G. WOOD                     Director                          March 30, 2000
-----------------------------------------------------
                     Ted G. Wood

                                                                         ANNEX E

                           Jones Pharma Incorporated
      Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

           (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2000

                                       OR

          ( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        FOR THE TRANSITION PERIOD FROM      TO

                           COMMISSION FILE NO. 0-15098

                            JONES PHARMA INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                                       43-1229854
(STATE OR OTHER JURISDICTION                (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)


  1945 CRAIG ROAD, ST. LOUIS, MISSOURI                     63146
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (314) 576-6100


INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING
REQUIREMENTS FOR THE PAST 90 DAYS.   YES  X  NO   .

NUMBER OF SHARES OUTSTANDING OF REGISTRANT'S COMMON STOCK AS OF MAY 9, 2000:
65,489,178

                            JONES PHARMA INCORPORATED

                                      INDEX


Part I - Financial Information                                                                      PAGE
                                                                                                   NUMBER

     Item 1.  Financial Statements


         Condensed Consolidated Balance Sheets -
         December 31, 1999 and March 31, 2000                                                         3


         Condensed Consolidated Statements of Income -
         three months ended March 31, 1999 and 2000                                                   4


         Condensed Consolidated Statements of Stockholders'
         Equity - three months ended March 31, 1999 and 2000                                          5


         Condensed Consolidated Statements of Cash Flows -
         three months ended March 31, 1999 and 2000                                                   6


         Notes to Condensed Consolidated Financial Statements                                     7 - 10


     Item 2.  Management's Discussion and Analysis
                      of Results of Operations and Financial Condition                           11 - 14



Part II - Other Information

       None

Signatures                                                                                            15


                            JONES PHARMA INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS

               (In thousands of dollars except per share amounts)

                                                                                             December 31,        March 31,
                                                                                                 1999              2000
                                                                                             ------------       -----------
       ASSETS                                                                                                   (Unaudited)

Current assets:

       Cash and short-term investments....................................................   $    111,003       $   161,142

       Marketable securities..............................................................         63,228            38,707

       Accounts receivable, less allowance for doubtful accounts of
       $1,543 at December 31, 1999 and $1,610 at March 31, 2000...........................         15,915            19,738

       Inventories........................................................................         11,587            11,017

       Deferred income taxes..............................................................          3,555             3,555

       Other..............................................................................          1,522             2,584
                                                                                             ------------       -----------
Total current assets......................................................................        206,810           236,743

Net property, plant and equipment.........................................................         24,509            27,066

Net intangible assets.....................................................................         62,801            61,961

Other assets..............................................................................          6,345             6,586
                                                                                             ------------       -----------
Total assets..............................................................................   $    300,465       $   332,356
                                                                                             ============       ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

       Accounts payable and accrued expenses..............................................   $     11,257       $    11,517
       Income taxes payable...............................................................          4,469            15,692
                                                                                             ------------       -----------
Total current liabilities.................................................................         15,726            27,209

Deferred income taxes.....................................................................          5,135             5,455

Stockholders' equity:

       Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares
       issued or outstanding .............................................................             --                --

       Common stock, $.04 par value; 75,000,000 shares authorized, 65,155,973 shares issued and outstanding at December 31, 1999 and 65,470,410 shares
       at March 31, 2000..................................................................          2,606             2,619

       Contributed capital................................................................        111,711           113,888

       Retained earnings..................................................................        165,381           183,244

       Accumulated other comprehensive loss...............................................            (94)              (59)
                                                                                             ------------       -----------
Total stockholders' equity................................................................        279,604           299,692
                                                                                             ------------       -----------
Total liabilities and stockholders' equity................................................   $    300,465       $   332,356
                                                                                             ============       ===========


                             See accompanying notes.

                            JONES PHARMA INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

               (In thousands of dollars except per share amounts)

                                                                                                   Three Months Ended
                                                                                                       March 31,
                                                                                             ------------------------------
                                                                                                 1999               2000
                                                                                             ------------       -----------

Sales........................................................................                $     29,477       $    45,734

Cost of sales................................................................                       6,584             8,305
                                                                                             ------------       -----------
Gross profit.................................................................                      22,893            37,429

Selling, general and administrative expenses:

    Selling..................................................................                       4,774             4,939

    General and administrative...............................................                       2,527             3,244

    Research and development.................................................                         239               231

    Amortization.............................................................                         869               840
                                                                                             ------------       -----------
       Total selling, general and administrative expenses....................                       8,409             9,254
                                                                                             ------------       -----------

Operating income.............................................................                      14,484            28,175

Other income (expense):

    Interest income..........................................................                       1,396             3,199

    Other....................................................................                          17                55
                                                                                             ------------       -----------
       Total other income....................................................                       1,413             3,254

Income before taxes..........................................................                      15,897            31,429

Provision for income taxes...................................................                       6,121            12,257
                                                                                             ------------       -----------
Net Income...................................................................                $      9,776       $    19,172
                                                                                             ============       ===========

Earnings per share:

    Basic:  .................................................................                $        .15       $       .29
    Diluted: ................................................................                $        .15       $       .28




                             See accompanying notes.

            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
                   Three Months Ended March 31, 1999 and 2000

               (In thousands of dollars except per share amounts)


                                                                                               Accumulated
                                                                                                  Other
                              Number of shares     Preferred  Common    Contributed  Retained  Comprehensive           Comprehensive
                             Preferred  Common      Stock      Stock     Capital     Earnings     Loss         Total       Income
                             --------- ----------  ---------  ------    -----------  --------  ------------    -----   -------------

Balance at December 31, 1998    --     64,797,700  $      --  $ 2,592   $   109,599  $ 120,479 $        --   $ 232,670 $         --

Exercise of stock options...    --         33,919         --        1            88         --          --          89           --

Shares tendered in payment
of option price.............    --           (639)        --       --            --         --          --          --           --

Net income..................    --             --         --       --            --      9,776          --       9,776        9,776

Cash dividend declared -
common stock
($.013 per share)...........    --             --         --       --            --       (864)         --        (864)          --
                             -------------------------------------------------------------------------------------------------------
Comprehensive income .......                                                                                           $      9,776
                                                                                                                       =============

Balance at March 31, 1999...    --     64,830,980  $      --  $ 2,593   $   109,687  $ 129,391          --   $ 241,671
                             =======================================================================================================





Balance at December 31, 1999..  --     65,155,973  $      --  $ 2,606   $   111,711  $ 165,381 $       (94)  $ 279,604 $         --

Exercise of stock options.....  --        338,258         --       14         2,164         --          --       2,178           --

Shares tendered in payment of
option price..................  --        (23,821)        --       (1)           --         --          --          (1)          --

Amortization of unearned
 compensation.................  --             --         --       --            13         --          --          13           --

Net income....................  --             --         --       --            --     19,172          --      19,172       19,172

Cash dividend declared-
common stock
($.020 per share).............  --             --         --       --            --     (1,309)         --      (1,309)          --

Net change in net unrealized
losses on marketable
securities, net of tax........  --             --         --       --            --         --          35          35           35
                              ------------------------------------------------------------------------------------------------------
 ..............................                                                                                         $     19,207
                                                                                                                       =============
Comprehensive income..........

Balance at March 31, 2000.....  --     65,470,410  $      --  $ 2,619   $   113,888  $ 183,244 $       (59)  $ 299,692
                              =========================================================================================




                            See accompanying notes.

                             See accompanying notes.
                            JONES PHARMA INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                            (In thousands of dollars)

                                                                                                  Three months ended
                                                                                                       March 31,
                                                                                             ------------------------------
OPERATING ACTIVITIES                                                                            1999               2000
                                                                                             ------------       -----------

Net income......................................................................             $      9,776       $    19,172

Non-cash adjustments:

   Depreciation and amortization................................................                    1,344             1,419

   Provision for uncollectibles.................................................                       76                67

   Deferred income taxes........................................................                       --               321

   Other non cash items, net....................................................                       --              (416)

Change in assets and liabilities:

   Accounts receivable..........................................................                    1,998            (3,890)

   Inventories..................................................................                   (1,015)              571

   Other assets.................................................................                     (995)           (1,303)

   Accounts payable and accrued expenses........................................                      808               259

   Income taxes payable.........................................................                    6,070            11,223
                                                                                             ------------       -----------
     Net cash from operating activities.........................................                   18,062            27,423

INVESTING ACTIVITIES

   Purchase of marketable securities............................................                       --            (9,857)

   Proceeds from maturity of marketable securities..............................                       --            34,840

   Proceeds from sale of assets.................................................                       --                13

   Additions to property, plant and equipment...................................                     (137)           (3,135)
                                                                                             ------------       -----------
     Net cash provided from (used for) investing activities.....................                     (137)           21,861

FINANCING ACTIVITIES

   Payments of cash dividends...................................................                     (864)           (1,309)

   Proceeds from exercise of stock options......................................                       89             2,164
                                                                                             ------------       -----------
     Net cash provided from (used for) financing activities.....................                     (775)              855


Increase in cash and short-term investments.....................................                   17,150            50,139

Cash and short-term investments, beginning of period............................                  122,745           111,003
                                                                                             ------------       -----------
Cash and short-term investments, end of period..................................             $    139,895       $   161,142
                                                                                             ============       ===========


                             See accompanying notes.

                            JONES PHARMA INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1999 and 2000

            (Dollars in thousands except share and per share amounts)


1.   GENERAL

     The unaudited interim financial information reflects all adjustments (consisting of normal recurring accruals) which management considers necessary for a fair presentation of the results of operations for such periods and is subject to year-end adjustments. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information as permitted by rules and regulations of the Securities and Exchange Commission. Management believes that the disclosures made are adequate to make the information presented not misleading. The results for the interim periods are not necessarily indicative of results for the full year. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 1999, included in the 1999 Annual Report.

2.   STOCK SPLIT

     On February 3, 2000, the Board of Directors declared a three-for-two stock split effected in the form of a stock dividend. The financial statements, including stock options, share data, and per share data have been retroactively adjusted to reflect this stock split.

3.   EARNINGS PER SHARE

     The following table sets forth the computations of basic and diluted earnings per share for the three months ended March 31:


                                                                                                1999                2000
                                                                                             ------------       -----------
                                                                                                       (Unaudited)
                                                                                                       -----------
Numerator for basic and diluted
  earnings per share:
     Net Income                                                                              $      9,776       $    19,172
                                                                                             ============       ===========

Denominator for basic earnings per
     share-weighted average shares                                                             64,819,332        65,384,750
Effect of dilutive stock options                                                                1,492,886         2,294,068
                                                                                             ------------       -----------

Denominator for diluted earnings per share                                                     66,312,218        67,678,818
                                                                                             ============       ===========

Earning per share:
     Basic:                                                                                  $        .15       $       .29
     Diluted:                                                                                $        .15       $       .28


4.   INVENTORIES

     Inventories are valued at the lower of cost on a first-in, first-out basis or market.

Inventories consist of the following:



                                                                                             December 31,        March 31,
                                                                                                 1999              2000
                                                                                                                (Unaudited)
                                                                                             ------------       -----------

Raw material.........................................................                        $      2,563       $     2,756

Work-in-process......................................................                               1,460             1,124

Finished goods.......................................................                               7,564             7,137
                                                                                             ------------       -----------
                                                                                             $     11,587       $    11,017
                                                                                             ============       ===========




5.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment include the following:


                                                                                             December 31,        March 31,
                                                                                               1999                2000
                                                                                                                (Unaudited)
                                                                                             ------------       -----------

Land.................................................................                        $      2,068       $     2,068

Building and improvements............................................                              10,819            11,615

Equipment and furniture..............................................                              18,083            17,935

Automobiles..........................................................                                 616               591

Projects in process..................................................                               2,312             4,246
                                                                                             ------------       -----------

                                                                                                   33,898            36,455

Less accumulated depreciation........................................                               9,389             9,389
                                                                                             ------------       -----------
                                                                                             $     24,509       $    27,066
                                                                                             ============       ===========


6.   INTANGIBLE ASSETS

Intangible assets include the following:



                                                                                              December 31,        March 31,
                                                                                                1999                2000
                                                                                                                (Unaudited)
                                                                                             ------------       -----------

Distribution systems, trademarks and licenses..........................                      $     66,577       $    66,577

Restrictive covenants and other intangibles............................                             7,647             7,647

Goodwill...............................................................                             4,034             4,034
                                                                                             ------------       -----------

                                                                                                   78,258            78,258

Less accumulated amortization..........................................                            15,457            16,297
                                                                                             ------------       -----------
                                                                                             $     62,801       $    61,961
                                                                                             ============       ===========



7.   CONTINGENCIES

     The Company carries product liability coverage of $20 million per occurrence and $20 million in the aggregate on a "claims made" basis and carries excess coverage of $10 million through an umbrella policy. There is no assurance that the Company's present insurance will cover any potential claims that may be asserted in the future. In addition, the Company is subject to legal proceedings and claims which arise in the ordinary course of its business.

     The Company is a defendant in more than two thousand five hundred multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine, and phentermine. Although the Company has not at any time manufactured dexfenfluramine, fenfluramine, or phentermine, the Company was a distributor of a generic phentermine product, and, after the acquisition of Abana Pharmaceuticals, was a distributor of Obenix, its branded phentermine product. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs and are seeking compensatory and punitive damages as well as medical care and court supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranty, and misrepresentation. These suits have been filed in various jurisdictions throughout the United States, and in each of these suits, the Company is one of many defendants, including manufacturers and other distributors of these drugs.

     The Company denies any liability incident to the distribution of Obenix or its generic phentermine product and intends to pursue all defenses available to it. The Company has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending the Company in these suits. The lawsuits are in various stages of litigation, and it is too early to determine what, if any, liability the Company may have with respect to the claims set forth in these lawsuits. In the event that the Company's insurance coverage is inadequate to satisfy any resulting liability, the Company will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it. Management of the Company does not believe that the outcome of these lawsuits will have a material adverse effect on the Company's business, financial condition, or results of operations.

     The FDA announced in an August 14, 1997 Federal Register Notice that orally administered drug products containing levothyroxine sodium are now classified as new drugs. Manufacturers who wish to continue to market these products must submit new drug applications (NDAs). On April 26, 2000, the FDA extended the original deadline for the NDA approvals for levothyroxine sodium products by one year to August 14, 2001. After that date, any levothyroxine products marketed without an approved NDA will be subject to regulatory action. Since Levoxyl was marketed prior to the FDA's 1997 action, it will continue to be eligible for marketing until August 14, 2001. The Company expects to comply with the NDA requirement. Research and development expense of approximately $1.3 million in 1999 and $.2 million in the first quarter of 2000 was incurred with respect to the NDA approval process.

                         PART I - FINANCIAL INFORMATION

           ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

The following discussion contains forward-looking statements that involve risks and uncertainties as further discussed in the Company's 1999 Annual Report filed on Form 10K. The Company's actual results in future periods may differ significantly from the results discussed in or anticipated by such forward-looking statements.

                  ********************************************

The following table sets forth, for the two interim periods indicated, the percentages which certain components of the Consolidated Statements of Income bear to product net sales and the percentage change of such components (based on aggregate dollars) as compared to the prior year.


                                                                                                         INCREASE
                                                                                                        (DECREASE)
                                                                                                        AGGREGATE
                                                                    THREE MONTHS ENDED                   DOLLAR
                                                                         MARCH 31,                       AMOUNT
                                                                -------------------------               ----------
                                                                  1999              2000
                                                                --------         --------

Sales                                                              100.0%           100.0%                    55.2%
Cost of sales                                                       22.3             18.2                     26.1
                                                                --------         --------               ----------
Gross profit                                                        77.7             81.8                     63.5

Selling, general and administrative expenses:

    Selling                                                         16.2             10.8                      3.5

    General and administrative                                       8.6              7.1                     28.4

    Research and development                                         0.8              0.5                     (3.3)

    Amortization                                                     2.9              1.8                     (3.3)
                                                                --------         --------               ----------
      Total selling, general and
      administrative expenses                                       28.5             20.2                     10.0
                                                                --------         --------               ----------
Operating income                                                    49.2             61.6                     94.5

Interest income                                                      4.7              7.0                    129.2

Other income (expense)                                                --               --                       --
                                                                --------         --------               ----------
Income before taxes                                                 53.9             68.6                     97.7

Provision for income taxes                                          20.7             26.7                    100.2
                                                                --------         --------               ----------
Net income                                                          33.2%            41.9%                    96.1%
                                                                ========         ========               ==========


SALES

Sales for the three months ended March 31, 2000 increased 55.2% or $16.3 million to $45.7 million from $29.5 million for the three months ended March 31, 1999. Sales for the three months ended March 31, 2000 included approximately $2.8 million of product backlog resulting from a scheduled plant shut-down during the last week of December 1999.

Sales of Endocrine products, including Levoxyl, Tapazole, and Cytomel/Triostat, were up 73.6% to $27.6 million in the first quarter of 2000 from $15.9 million in the first quarter of 1999. Sales of Levoxyl increased 121.0% to $14.8 million in the first quarter of 2000 from $6.7 million in the same period of 1999 due to strong unit growth and improved average selling price. Strong unit growth and improved average selling prices also were responsible for Tapazole sales increasing 46.3% to $8.1 million in the first quarter 2000 and Cytomel/Triostat sales increasing 50.1% to $4.4 million in the first quarter of 2000.

Sales of Critical Care products were up 45.3% to $16.0 million in the first quarter of 2000 versus $11.0 million in the first quarter of 1999. This increase was due to a 76.1% increase in Thrombin product sales from $6.8 million in the first quarter of 1999 to $12.0 million in the first quarter of 2000. Thrombin product sales increased between the first quarters of 1999 and 2000 due to increased volumes and improved average selling prices.

Sales of Veterinarian products decreased 15.3% from $2.6 million during the first quarter of 1999 to $2.2 million during the first quarter of 2000 due to a temporary backorder of certain veterinarian products during the first quarter of 2000.

GROSS PROFIT

Gross profit during the first quarter of 2000 increased 63.5% or $14.5 million to $37.4 million from $22.9 million in 1999. As a percentage of sales, margins increased from 77.7% in 1999 to 81.8% in 2000. The increase in margin percentage levels is a result of increased sales of higher-margin products, more favorable contract pricing, and control of product costs in 2000.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling expenses increased 3.5% or $.1 million to $4.9 million for the three months ended March 31, 2000 from $4.8 million in 1999 due to normal salary increases. As a percentage of sales, selling expenses were down from 16.2% in the first quarter of 1999 to 10.8% in the first quarter of 2000.

General and administrative expenses increased from $2.5 million in the first quarter of 1999 to $3.2 million in the first quarter of 2000 due to an increase in the accrual of anticipated 2000 year-end bonuses, an increase in the accrual of FDA license fees associated with certain products, and normal salary increases. As a percentage of sales, general and administrative expenses decreased from 8.6% in the first quarter of 1999 to 7.1% in the first quarter of 2000.

Research and development expenses in the first quarter of 2000 totaled $0.2 million and relate primarily to the Levoxyl NDA costs incurred in connection with the FDA Federal Register Notice. On April 26, 2000, the FDA extended the deadline for receiving NDA approval for levothyroxine sodium products, such as Levoxyl, by one year to August 14, 2001.

Amortization expenses associated with intangible assets remained relatively flat at $.8 million in the first quarter of 2000 and $.9 million in the first quarter of 1999. As a percentage of sales, amortization expense decreased from 2.9% in 1999 to 1.8% in 2000.


OPERATING INCOME

Operating income during the first quarter of 2000 increased 94.5% or $13.7 million to $28.2 million from $14.5 million in 1999, and increased as a percentage of sales to 61.6% in 2000 from 49.2% in 1999, as a result of improved gross margins and lower operating expenses as a percentage of sales.

OTHER INCOME (EXPENSE)

Total other income increased $1.8 million in the first quarter of 2000 compared to the first quarter of 1999 due primarily to the increase in interest income from $1.4 million in the first quarter of 1999 to $3.2 million in the first quarter of 2000. The increase in interest income results from higher invested cash balances and higher interest rates in 2000.

INCOME TAXES

The provision for income taxes in the first quarter of 2000 increased slightly to 39.0% of pre-tax income as compared to 38.5% in the first quarter of 1999.

NET INCOME

Net income increased 96.1% or $9.4 million to $19.2 million in 2000 from $9.8 million in 1999 and as a percentage of sales, increased to 41.9% in 2000 from 33.2% in 1999.

EARNINGS PER SHARE

Diluted earnings per share increased 86.7% to $.28 for the quarter ended March 31, 2000 as compared to $.15 for the quarter ended March 31, 1999. The diluted weighted average shares outstanding increased 2.1% to 67,678,818 shares during the first quarter of 2000 as compared to 66,312,218 shares in the first quarter of 1999.

FINANCIAL CONDITION


BALANCE SHEET INFORMATION

Working capital increased to $209.5 million as of March 31, 2000 from $191.1 million as of December 31, 1999 primarily due to the increase in cash and short term investments of $50.1 million offset by the decrease in marketable securities of $24.5 million and the $11.2 million increase in income taxes payable. The Company's current ratio decreased from 13.2:1 as of December 31, 1999 to 8.7:1 as of March 31, 2000, primarily due to the increase in income taxes payable at March 31, 2000 resulting from the timing of cash income tax payments.

LIQUIDITY AND CAPITAL RESOURCES

We believe that available resources and anticipated cash flows from operations are adequate to meet currently anticipated operating needs and to fund future acquisitions. While the Company does not maintain current lines of credit, we believe we have sufficient borrowing capacity in the event that acquisition opportunities cannot be funded from existing resources.

At March 31, 2000 and December 31, 1999, the Company had cash and short term investments of $161.1 and $111.0 million, respectively. The net cash generated from operating activities of $27.4 million in the first quarter of 2000, together with $34.8 million in proceeds from the maturity of marketable fixed income securities in the first quarter of 2000, was used for the purchase of marketable fixed income securities of $9.9 million, capital improvements of $3.1 million, and payment of common stock dividends of $1.3 million.

Total assets increased $31.9 million to $332.4 million at March 31, 2000 from $300.5 million at December 31, 1999 primarily due to the increase in cash generated from operations. Total liabilities increased $11.8 million to $32.7 million at March 31, 2000 from $20.9 million at December 31, 1999 primarily due to the increase in income taxes payable.

Inventories decreased slightly by approximately $0.6 million to $11.0 million at March 31, 2000 compared to $11.6 million at December 31, 1999. Accounts receivable increased to $19.7 million at March 31, 2000 from $15.9 million at December 31, 1999 as sales were higher in the month of March 2000 as compared to the month of December 1999 due to the lack of product shipped during the last week of December 1999 as a result of a scheduled plant shut-down. In days outstanding, accounts receivable decreased from 48 days at December 31, 1999 to 36 days at March 31, 2000.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                       JONES PHARMA INCORPORATED



Date:    May 12, 2000              By:  /s/ Dennis M. Jones
     ------------------------         ------------------------------------------
                                      Dennis M. Jones, President




Date:    May 12, 2000              By:  /s/ Judith A. Jones
     ------------------------         ------------------------------------------
                                      Judith A. Jones
                                      Executive Vice President and
                                      Principal Financial and Accounting Officer

                                                                         ANNEX F

                           Jones Pharma Incorporated
        Annual Report on Form 10-K for the Year Ended December 31, 1999.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

(Mark One)
|X| ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended DECEMBER 31, 1999
                                       OR
|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________.

Commission File No. 0-15098

                            JONES PHARMA INCORPORATED
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      DELAWARE                               43-1229854
---------------------------------------------------   --------------------------
  (State or other jurisdiction of incorporation or       (I.R.S. Employer
   organization)                                          Identification No.)

        1945 CRAIG ROAD, ST. LOUIS, MISSOURI                    63146
---------------------------------------------------   --------------------------
   (Address of principal executive office)                    (Zip Code)

Registrant's telephone number, including area code: (314) 576-6100

Securities registered pursuant to Section 12(b) of the Act:

      Title of each class               Name of exchange on which registered

             NONE
------------------------------     ---------------------------------------------

Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, $.04 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No ___

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

The aggregate market value of the voting and non-voting stock held by non-affiliates of the registrant as of March 1, 2000, was approximately $2.6 billion.

Number of shares outstanding of registrant's Common Stock as of March 1, 2000:
65,429,778.

Documents incorporated by reference:  NONE.

INTRODUCTORY NOTES

Unless the context otherwise requires, the term "the Company" and the words "we," "us," and "our" refer to JONES PHARMA INCORPORATED and its subsidiaries. Thrombin-JMI(R), Levoxyl(R), Tapazole(R), Triostat(R), Cytomel(R), Brevital(R)Sodium, Soloxine(R), Liqui-Char(R), Therevac(R) and Derma-Scrub(R) are trademarks owned by or under license to the Company. All other trademarks and registered trademarks used in this Form 10-K are the property of their respective owner. All share data and historical financial information appearing in this report have been restated for all prior periods to reflect a three for two split of the Company's Common Stock effective August 6, 1999, and a second three for two split of the Company's Common Stock effective March 1, 2000. Product and product line net sales and related percentages discussed in Item 1 reflect the reclassification of certain items.

The following discussion contains forward-looking statements that involve risks and uncertainties. Certain of these risks and uncertainties are discussed below in Item 1 as they relate to the Company's existing operations and strategies and in Item 7 as they relate to the Company's results of operations and financial condition. Words such as "intends," "expects," "anticipates," "believes" and "may" are generally used to identify such forward-looking statements. The Company's actual results in future periods may differ significantly from the results discussed in or anticipated by such forward-looking statements.




                                     PART I

ITEM 1.           BUSINESS

We manufacture and market specialty pharmaceutical products in the United States under our own trademarks and tradenames. Since our founding in 1981, we have acquired domestic rights to specialty or niche pharmaceuticals such as prescription treatments for thyroid disorders and critical care treatments involving hemostasis and anesthesia.


BUSINESS STRATEGY

Our business strategy is

- to generate internal growth through the targeted promotion of our portfolio of niche pharmaceutical products; and

- to acquire additional specialty pharmaceutical product lines or operations that complement or expand the marketing or distribution of our existing product lines.

Our current product lines have been acquired through a series of acquisitions that have complemented or expanded our existing lines of business. As our business has grown, we have sold or discontinued certain product lines or operations which no longer fit our strategic criteria or objectives. This permits us to concentrate our efforts on higher margin products and on products which we believe have continued growth potential.

We intend to continue to build upon existing marketing and sales capabilities to increase unit volume and market share for our products and to maintain or increase net selling prices as market conditions allow. We also intend to evaluate and pursue additional strategic acquisitions of pharmaceutical products or business operations which we believe have growth potential.

The key elements of our business strategy include:

- leveraging established pharmaceutical marketing and sales efforts. We seek to maximize productivity of our sales force through the targeted marketing of promotion-sensitive, niche pharmaceutical products. We employ evolving marketing approaches to maximize the productivity of our sales force. Our marketing efforts focus on physicians and other health care providers, retail pharmaceutical chains and managed-care operations such as health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and pharmacy benefit managers ("PBMs").

- maintaining high gross and operating margins. By focusing our marketing efforts on a limited number of high margin products, we have achieved significant increases in both sales and margins. These marketing initiatives have permitted us to increase unit pricing while maintaining or expanding market share. We also endeavor to control manufacturing, selling and overhead costs.

- acquiring and building market share in other specialty pharmaceuticals. We will continue to seek the rights to products that we believe can benefit from focused marketing efforts. We will also pursue the possible acquisition of pharmaceutical operations which we believe can benefit from our marketing strategies. Such operations may relate to the development of new pharmaceuticals or the development of currently available products in new dosage forms or for use in the treatment of new therapeutic indications.

Our pursuit of these strategies involves risks and may also present conflicts between short-term and long-term objectives. These risks and conflicts include the following:

- The marketing and sale of pharmaceuticals is intensely competitive and highly regulated. The demand for pharmaceutical products can be affected by the introduction of new pharmaceutical treatments, by the marketing of generic alternatives and by regulatory initiatives.

- Increased profit margins, particularly those arising from increasing unit pricing,

                  ~    may adversely affect unit volume and market share,

                  ~    may attract competition from generic formulations,

                  ~ may adversely affect the availability of additional under-marketed product lines at prices we deem reasonable and attractive, and

                  ~ may result in governmental or other pressures to restrict or limit price increases.

- The acquisition or introduction of new product lines or operations may adversely affect margins, even if incrementally benefiting both total revenues and total earnings. The acquisition of operations engaged in development activities may increase overhead costs since we have not historically engaged in significant research and development activities.

We provide additional information concerning certain of these and other risks under the captions "Competition," "Principal Suppliers" and "Government Regulation" elsewhere in this report.

PRODUCTS

The Company's principal pharmaceutical product groups, each of which contributed more than 10% of revenues during 1998 or 1999, are:

-        levothyroxine synthetic T4 thyroid products;
-        liothyronine synthetic T3 thyroid products;
-        methimazole anti-thyroid products;
-        thrombin hemostatic products; and
-        methohexital anesthetic products.

The following charts reflect the relative sales contributions of these product groups to sales during 1998 and 1999 (in thousands of dollars).

                                        1998                     1999
                                        ----                     ----
               Levothyroxine           $ 30,266     29.3%       $ 37,536     28.3%
               Liothyronine            $  8,551      8.3%       $ 13,582     10.3%
               Methimazole             $ 24,127     23.3%       $ 26,507     20.0%
               Thrombin                $ 17,252     16.7%       $ 33,663     25.4%
               Methohexital            $ 10,876     10.5%       $ 10,228      7.7%
               Other                   $ 12,342     11.9%       $ 11,028      8.3%
                                      ---------     -----       --------     -----
                        Total          $103,414     100.0%      $132,544    100.0%
                                       ========    ======       ========    ======

         Levothyroxine synthetic T4 thyroid products. Levothyroxine pharmaceutical products are synthetic hormones used to supplement or enhance tetraiodothyronine or T4 levels produced by underactive thyroid glands. Our primary branded product is Levoxyl, an orally administered product containing levothyroxine sodium. The Food and Drug Administration requires, effective August 14, 2000, that Levoxyl and all other oral levothyroxine sodium pharmaceuticals file and receive approval of "new drug applications." We provide additional information regarding the new drug application approval process for Levoxyl under the caption "Government Regulation." Sales of Levoxyl represented $32.8 million or approximately 24.7% of our 1999 sales. We also market Soloxine, a levothyroxine formulation for use by veterinarians in the treatment of thyroid problems in companion animals.

         Liothyronine synthetic T3 thyroid products. Liothyronine products are synthetic forms of a naturally occurring hormone called triiodothyronine or T3. These products are primarily used to treat thyroid hormone deficiencies, replacing or supplementing patients' natural thyroid hormone levels. Our branded products are Cytomel (tablet form) and Triostat (injectible form) which we market as treatments for acute thyroid disorders.

         Methimazole anti-thyroid products. Methimazole products are used in the treatment of hyperthyroidism. These products inhibit or suppress the synthesis and production of natural thyroid hormones and act as agents to reduce the size of a goiter (an abnormal growth resulting from over activity of the thyroid gland). Our products are marketed and sold under the name Tapazole. These products are used by physicians to treat humans and by veterinarians to treat companion animals.

         Thrombin hemostatic products. Our thrombin products are hemostatic agents which are used during invasive surgical procedures to promote rapid clotting, control blood loss and maintain visibility of the surgical site. These products are derived from bovine blood and are used as a topical application. We also supply thrombin products to other pharmaceutical companies as a branded product and for use in combination with collagen and cellulose fibrin sealants.

         Methohexital anesthetic products. Methohexital is a general anesthetic agent administered intravenously. Our branded product is Brevital Sodium which addresses both the short-term and long-term anesthesia markets because of its rapid onset of action and quick recovery time. Brevital is used alone and in combination with other anesthetics. Its rapid onset of action makes it a useful induction agent prior to the administration of other agents to maintain the anesthesia.

         Other products.  Our other products include:

       - Liqui-Char, a toxin antidote;

       - Therevac, a mini-enema for rehabilitation therapy;

       - Derma-Scrub, a line of anti-microbial soaps and lotions;

       - Tussigon, a pain manager for companion animals and a treatment for kennel cough; and

       - Pancrezyme, a companion animal digestive aid.


MARKETING AND SALES

Although consumers obtain our products from pharmacies, hospitals and health care providers, the Company's sales are primarily made to wholesale drug distributors such as McKesson HBOC, Inc., Bergen Brunswig Corp. and Cardinal Health, Inc., and to warehousing retail pharmacy chains such as Walgreens and Wal-Mart. The following chart reflects the sales to customer categories in 1999 and shows which of our customers accounted for 10% or more of our 1999 sales:

                ------------------------------- -------------------
                      CUSTOMER/CATEGORY          % OF 1999 SALES
                ------------------------------- -------------------
                McKesson HBOC, Inc.                    19%
                ------------------------------- -------------------
                Bergen Brunswig Corp.                  18%
                ------------------------------- -------------------
                Cardinal Health, Inc.                  16%
                ------------------------------- -------------------
                Other Wholesalers                      25%
                ------------------------------- -------------------
                Pharmacies                             15%
                ------------------------------- -------------------
                Other                                   7%
                ------------------------------- -------------------

We market and promote our products primarily through our unified field sales force of 115 employees who call upon office and hospital based physicians and other health care providers. The structure of our sales force permits the field sales personnel to focus on all of our key products that are currently subject to competition as well as focus on the expansion of distribution channels. Prior to 1999, we divided our sales force to concentrate on hospital pharmacies with respect to critical care products such as Thrombin-JMI and Brevital and on prescribing physicians with respect to endocrine products.

The activities of our field sales force are assisted by an internal marketing staff providing administration and support, including customer service functions. Our management and marketing staff negotiate contracts with managed care organizations such as HMOs, PPOs and PBMs and with hospital buying groups. We also attend major medical conventions and symposia and utilize advertising in trade publications.

Marketing activity for endocrine pharmaceuticals focuses on physicians prescribing our products, on retail pharmacies filling prescriptions for our products and on administrators of HMOs, PPOs and PBMs who establish formularies of approved and preferred pharmaceutical products. Due to the emerging predominance of HMOs, PPOs and PBMs in the provision of managed or insured health care, we have entered into contracts with managed care organizations. These contracts provide incentive rebates tied to increased usage of our products.

Marketing activities for critical care pharmaceuticals focus on major hospitals and hospital buying groups which, in the aggregate, manage and contract for a majority of the purchasing of pharmaceuticals for private sector hospitals through bid and contract agreements. During 1999, we renegotiated the product pricing under these arrangements to reduce discounts in the form of chargebacks. As a result of this change, our sales of these products during 1999 reflected higher net unit pricing.

We provide various rebates and discounts for our levothyroxine products and selected other products. In 1999 we continued to discount levothyroxine to major national accounts and various indirect accounts. In addition, we negotiated incentive-based rebates with certain customers making them eligible for rebates if they attain and maintain certain market share levels.

Rebates and discounts are reflected in reported net sales. Under certain of our contracts with hospitals, buying groups and pharmacies, we pay fees to these customers to offset their administrative expenses in connection with the contracts. These fees are accounted for as a selling expense. In addition to selling efforts based upon the merits, characteristics and pricing of our products, we provide physicians with sample product packages for trial use by patients and to aid in establishing dosage levels prior to the time at which prescriptions are written. The cost of sampled products, including related packaging and recordkeeping expense, is also accounted for as a selling expense.


COMPETITION

The marketing and sale of pharmaceuticals is highly competitive. Many of our competitors are large well-known pharmaceutical companies which have considerably greater financial, sales, marketing and technical resources than the Company. In addition, many of our present and potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines.

Although our products are marketed under our own trademarks and tradenames, our products do not enjoy patent protection. As a result, many of our key products face potential competition from generic formulations.

The pharmaceutical industry is characterized by rapid product development and technological change. Our pharmaceutical products could be rendered obsolete or uneconomical by any of the following actions by any of our present and potential competitors:

- development of new pharmaceuticals to treat the conditions addressed by our products;

-    technological advances affecting the cost of production; and

-    marketing or pricing action affecting sales prices or gross margins.

The foregoing competitive factors constitute a risk to our business and can materially and adversely affect the results of our operations, the viability of our business strategy and our financial condition. A discussion of these competitive factors as they relate to our principal products follows:

         Levothyroxine. The U.S. wholesale domestic market for levothyroxine is estimated at $450 million annually and is dominated by Synthroid(R) which is manufactured by Knoll Pharmaceutical Company, a subsidiary of BASF Pharma. We believe that Levoxyl is the second most widely prescribed brand of levothyroxine in the U.S. There are also three generic manufacturers of levothyroxine products currently in the U.S. Although prescription costs remain lower for treatments using Levoxyl rather than Synthroid(R), Synthroid(R) has been manufactured and marketed by Knoll for approximately 50 years and enjoys an established historical base of familiarity. While the dollar volume of our sales of Levoxyl indicates a market share below 10%, independent data relating to outstanding prescriptions indicates a 17.7% growth in the number of new prescriptions for Levoxyl and a 24.5% growth in the number of active prescriptions for Levoxyl in 1999 as compared to 1998. We believe, based upon such data, that our share of the market based upon the number of active prescriptions grew to approximately 27% during 1999.

         Liothyronine. While both Triostat and Cytomel are subject to potential competition from generic forms of T3, we are not aware of any current domestic generic forms of liothyronine in either injectible form or tablet form. We believe that due to the fact that the market for liothyronine is small, the manufacture and sale of generic forms of this compound are not economically attractive to potential competitors. If such generic formulations were approved for marketing and sale in the U.S., this could lead to a decrease in the price that customers would be willing to pay for our branded products.

         Methimazole. At the present time there are no generic alternatives to Tapazole although the product faces competition from propylthiouricyl, a product marketed by a number of independent generic pharmaceutical companies.

         Thrombin. The market for topical hemostats includes fibrin sealants made from collagen and cellulose in addition to thrombin products. Based upon published information, we estimate that the total market for topical hemostats was approximately $135 million in 1999 and that thrombin products held a 29% share of this $135 million market. Our manufacturing facility in Middleton, Wisconsin is the sole FDA licensed domestic producer of therapeutic thrombin products. Our Thrombin-JMI products account for approximately 88% of the thrombin product sub-market.

         Brevital Sodium. Brevital Sodium faces competition in the intravenous anesthetic market from other intravenous anesthetic products.


PRODUCT SOURCES AND MANUFACTURING

We manufacture our products for our own account and for others. We also acquire certain of our products from third party manufacturers. The percentage of products manufactured by us or by others is subject to variance from year to year based not only on the relative mix of our existing product lines, but also as a result of acquisition and disposition activity. The following chart reflects the relative mix of products manufactured by us and others during 1999, based on contribution to our net sales revenue:


                                                         1999
                                                         ----
                   By us for our account                60.8%
                   By us for others                      1.2%
                   By others for us                     38.0%

         Products Manufactured by the Company. Our principal manufacturing operations are conducted in St. Petersburg, Florida and in Middleton, Wisconsin.

         - St. Petersburg Facility. This facility processes raw materials purchased from outside sources to produce final products in compressed tablet form. The most significant product manufactured at this facility is Levoxyl which is produced within the guidelines of FDA regulations pertaining to prescription drugs. We are nearing completion of an $8.5 million project at this facility to remodel and expand capacity through production efficiencies. The project was undertaken in connection with the required new drug application for Levoxyl discussed under the caption "Government Regulation."

         - Middleton Facility. This facility is licensed for the production of thrombin, USP products. This facility produces Thrombin-JMI and also acts as the licensed manufacturer of Thrombogen(R), a line of proprietary thrombin products manufactured under a distribution and development agreement for Ethicon, a subsidiary of Johnson & Johnson. The agreement with Ethicon expires in October 2000. In 1999, sales of thrombin products to Ethicon approximated $1.6 million; sales to Ethicon in 2000 are expected to be approximately $6.6 million, reflecting the end of the supply arrangement.

         Products Manufactured by Others. We rely on third-party manufacturers to produce certain of our products. Our product line acquisitions generally include on-going manufacture and supply arrangements with the former owner or manufacturer of the acquired product. Reliance on such third-party manufacturing involves risks. There is no assurance that we will be able to obtain adequate supplies of products manufactured by others in a timely fashion, or at all. Such an interruption would have a material adverse effect on our business, financial condition and results of operations.

We also face the risk that, upon expiration of the term of any third-party manufacturing agreement, we may not be able to renew or extend the agreement with the third-party manufacturer, obtain an alternative manufacturing source from other third parties or develop internal manufacturing capabilities on commercially viable terms, if at all. Transfer of manufacturing of pharmaceutical products generally requires FDA or other regulatory change-in-site approvals. Cessation or interruption of manufacture may mean that we are unable to continue to market products as planned and that we could be required to abandon or divest a product line on materially adverse terms.

The most significant products currently manufactured by third parties for us include Tapazole, Brevital, Cytomel and Triostat.

         - Tapazole and Brevital. These products are manufactured for us by Eli Lilly & Company from whom they were acquired. As a result of each of these acquisitions, we obtained a perpetual, exclusive license to market and distribute the acquired product in the U.S. and entered into long-term manufacturing agreements with Lilly for supply of each of these products. These manufacturing agreements may be terminated by Lilly only after giving us at least five years notice. In the event of such termination, Lilly has agreed to use reasonable efforts to assist us in obtaining all the necessary licenses and approvals to enable us or an alternative manufacturer to manufacture either product.

         - Triostat. Triostat is currently manufactured for us by SB Pharmco, an affiliate of SmithKline, pending transfer of manufacture to a successor. We have selected a new third-party manufacturer as a successor to SB Pharmco and have negotiated satisfactory terms for future supply of our needs. We anticipate that contract arrangements with this manufacturer will be finalized by July 2000, concurrently with anticipated receipt of site change approval from the FDA. We intend to acquire and maintain adequate inventory from SB Pharmco to cover product needs through the transition from SB Pharmco to this new manufacturer. We anticipate that SB Pharmco will continue to manufacture
              Triostat for a limited period in the event of unanticipated delays in the FDA site change approved process. The failure to successfully complete this alternative manufacturing arrangement in a timely manner, however, could have a material adverse effect on our business, financial condition and results of operation.

-             Cytomel. Cytomel is manufactured for us by Schering Canada, Inc.
              under rights and obligations which were respectively assigned to, and assumed by, us in connection with the acquisition of Cytomel from SmithKline. Schering's obligation to continue to manufacture Cytomel for us expires in December 2000. We are currently negotiating with Schering to extend the manufacture of Cytomel for us beyond December 2000. The failure to negotiate such an extension, however, could have a material adverse effect on our business, financial condition and results of operation.


PRINCIPAL SUPPLIERS

The raw materials for most of our products (whether they are manufactured by us or by third-parties) are available from a single source primarily as the result of a lack of quality raw materials from other sources, barriers to new entrants arising from significant manufacturing and processing start-up costs, and various regulatory approval processes which apply to many raw materials used in the manufacture of pharmaceuticals. Disruptions in the supply of the raw materials necessary to manufacture our products, including disruptions in supplies of any of our products manufactured by others due to a third-party manufacturer's inability to procure raw materials, would have a material adverse effect on our business, financial condition and results of operations.

Although we have not experienced any significant shortages in supplies of raw materials used in our manufacture of product, we have experienced temporary product shortages with respect to the supply of finished goods from third-party manufacturers. Generally such shortages do not affect marketing activity or the availability of product to pharmacies or consumers because of inventory levels maintained by pharmaceutical distributors. Such shortages may, however, impact the Company's sales revenue and unit volume.

The most recent such occurrence was in the second quarter of 1998 and related to an approximate $700,000 backorder of Brevital. This product shortage resulted from increased demand for Brevital that Lilly was unable to supply due to production and delivery delays. The Brevital backorders at June 30, 1998 were filled during the third quarter of 1998.

We have been advised by Lilly that delays in obtaining release of key raw materials from one of its suppliers may affect deliveries of Brevital to us during the second quarter of 2000. As a result, we expect to experience shortages in some Brevital dosages from time to time during the second quarter. Lilly received delivery of the needed raw materials in March 2000. We currently expect that any resulting shortages will be cured prior to the end of the second quarter. Deliveries of raw material to Lilly in March appear sufficient to provide product availability for Brevital through 2001. Lilly has indicated that it is qualifying an alternative supplier for the raw material needed to produce Brevital.

Although Lilly continues to manufacture and distribute Brevital and Tapazole for its own account in connection with foreign markets, there can be no assurance that Lilly will continue to meet FDA or product specification standards for Brevital or Tapazole or that our demands for these products can be met in a consistent and timely manner. Lilly is the sole manufacturer of Brevital and Tapazole and any alternative manufacturer would require regulatory change-in-site qualification to manufacture these products. In the event of any interruption in the supply of Brevital or Tapazole from Lilly due to regulatory or other causes, there can be no assurance that we could make alternative manufacturing arrangements on a timely basis, if at all. Unavailability of the Company's products to end-users could materially and adversely affect the future market for such products.


TRADEMARKS

Our products are sold under a variety of trademarks. We believe that we have valid proprietary interests in all currently used trademarks, although only certain of the trademarks are registered with the U.S. government. Our licenses from Lilly for the Brevital and Tapazole trademarks are limited to the U.S.


GOVERNMENT REGULATION

The manufacturing, processing, formulation, packaging, labeling, storage, promotion, distribution and advertising of our products are subject to extensive regulation by one or more federal agencies as well as various agencies of the states and localities in which our products are sold. The list of federal agencies having regulatory power over our products include:

        -     the Food and Drug Administration ("FDA")
        -     the Drug Enforcement Administration ("DEA")
        -     the Environmental Protection Agency ("EPA")
        -     the Federal Trade Commission ("FTC")
        -     the Occupational Safety and Health Administration ("OSHA")
        -     the Department of Agriculture ("USDA")
        -     the Consumer Product Safety Commission ("CPSC")
        -     the United States Customs Service

All pharmaceutical products must be manufactured, packaged and labeled in accordance with FDA approvals and in conformity with current good manufacturing practices ("CGMP"). In order to ensure compliance with federal and state regulations and with CGMP, all manufacturers, including the Company, are subject to periodic inspections by the FDA and by state agencies. In addition, pharmaceutical products must be distributed, sampled and promoted in accordance with both FDA and state regulatory requirements. We believe that we are in material compliance of both FDA and state regulations and that our products are in material compliance with CGMP.

The FDA has extensive enforcement powers over the activities of pharmaceutical manufacturers, including authority to seize and prohibit the sale of unapproved or non-complying products, and to halt manufacturing operations that are not in compliance with CGMP. Both the FDA and DEA may impose civil penalties and seek criminal penalties arising from non-compliance with applicable regulations. Any restriction or prohibition applicable to sales of our products could materially adversely affect our business, financial condition, and results of operations.

The primary statutes and regulations with which we must comply as a result of the products we manufacture and market are

     -  New drug application approval
     -  Controlled Substances Act
     -  Modernization Act of 1997
     -  Prescription Drug Marketing Act

         New Drug Application Approval. Generally, new pharmaceutical products must be approved by the FDA through review of new drug applications, or "NDAs," before they may be marketed. An exception to the NDA process exists for certain prescription pharmaceuticals which do not require new drug applications because these pharmaceuticals are deemed to have "grandfather status" under 1938 legislation, pursuant to Drug Effectiveness Study Implementation or under 1962 legislation, as well as for other reasons. Furthermore, the FDA has the authority to revoke existing approved NDAs or to review the status of currently exempt pharmaceuticals. In these situations, the FDA requires that such pharmaceutical products receive approval through the NDA process if new information reveals that they are not safe and effective.

The FDA announced on August 14, 1997, that orally administered drug products containing levothyroxine sodium such as Levoxyl and Synthroid(R) would no longer have "grandfather status" and would be reclassified as new drugs. The FDA provided manufacturers with a three year period to submit and obtain NDA approvals. In light of a new draft guidance policy issued by the FDA in 1999 pertaining to NDA requirements for levothyroxine sodium products, we, along with other levothyroxine sodium manufacturers, challenged the FDA requesting that the August 14, 2000 approval date be extended. At this time we have no indication that the FDA will extend the approval date and we intend to comply with the August 14, 2000 date. We have dedicated significant resources to the NDA process for Levoxyl and to improvements to our St. Petersburg facility necessitated by the NDA process. In 1999 we expended approximately $1.5 million in connection with the NDA process and improvements to our St. Petersburg facility. We expect to incur approximately an additional $7 million in 2000 to complete this Levoxyl NDA related project and to expand manufacturing capacity.

         Controlled Substances Act. We manufacture and sell pharmaceutical products which are "controlled substances" as defined in the Controlled Substances Act. As a result, we must comply with the regulatory guidelines for this class of pharmaceuticals, including security and recordkeeping requirements which are administered and audited by the DEA.

         Modernization Act of 1997. We utilize advertising pieces in our marketing and sales promotions that are subject to FDA and FTC regulations. The FDA, under the Modernization Act of 1997, promulgated regulations which address the utilization of peer-reviewed scientific studies covering non-approved, or "off-labeled," indications. The Washington Legal Foundation brought legal action challenging the constitutionality of these regulations on the premise that they limit pharmaceutical companies' rights under the First Amendment of the U.S. Constitution (namely, freedom of speech). Although the Washington Legal Foundation was successful in its action at the trial court level, in February 2000, the FDA was successful in their appeal of the trial court's decision and the Modernization Act became law.

Prior to the Modernization Act becoming law, the marketing of pharmaceutical products for "off-labeled" indications by manufacturers, not only directly through their own marketing efforts but also indirectly through the prescribing habits of physicians, was an important marketing tool available to pharmaceutical companies. The Modernization Act limits our potential for marketing our key products for "off-labeled" indications at this time. We anticipate that the change in the regulations will not have a material impact on our marketing and sales efforts as the effects of this change will be borne by the entire pharmaceutical industry. In order to comply with these regulation changes, we have taken appropriate action to comply with the Modernization Act on a prospective basis, and also to restrict the dissemination of reprints of our prior advertising referencing "off-labeled" indications.

In January 2000, we received a Warning Letter from the FDA challenging the use of terminology in an advertisement for our product Levoxyl that appeared in an endocrinology meeting pamphlet. Although we disagree with the FDA on its limited interpretation of our use of the word "interchangeable" in the context of the advertisement, we have chosen to comply with terms of the Warning Letter which include the discontinuance of the use of such advertisement materials and the sending of a letter disclaiming the "interchangeable" language. At this time we have no reason to believe that the FDA will take any further action, however, we have not received final correspondence from the FDA on this matter.

         Prescription Drug Marketing Act. The sampling of products to prescribing physicians is subject to the Prescription Drug Marketing Act ("PDMA") which permits regulation of such activities at both the federal and state levels. Under PDMA, states are permitted to require registration of manufacturers and distributors and, in addition, they are permitted to require registration of those who provide sample pharmaceuticals even if such manufacturers or distributors have no place of business within the state. States are also permitted to adopt regulations limiting the distribution of sample products to licensed practitioners. PDMA imposes extensive recordkeeping and reporting requirements on pharmaceutical companies, including us, to prevent the sale of sampled pharmaceutical products or other diversion from their intended use.


ENVIRONMENTAL STANDARDS

We use certain hazardous substances in our manufacturing processes. Such substances require special handling and disposal as dictated by the EPA. We believe that our manufacturing operations are in compliance with environmental protection and other related government regulations.


EMPLOYEES

As of March 1, 2000, we had 381 full-time employees: 125 in sales and marketing, 46 in finance and administration, 71 in quality assurance, 121 in manufacturing, and 18 in distribution.

We believe that our relationship with our employees is good. Approximately 60% of our employees participate in ownership of the Company, either directly or through participation in our employee stock option programs.


ITEM 2.           PROPERTIES
-------           ----------
         -------------------------------- -------------------------------------------------------------------

              LOCATION OF FACILITY                      DESCRIPTION OF FACILITY AND OPERATIONS
              --------------------                      --------------------------------------
         -------------------------------- -------------------------------------------------------------------
               St. Louis, Missouri        -    150,000 square foot facility on a 15 acre site.
                                          -    Distribution   operations,   including   warehousing  and
                                               shipping, for our branded products.
                                          -    24,000 square feet of office space for our corporate
                                               headquarters.  This space houses our administration, sales and marketing operations and certain laboratory and quality
                                               assurance operations.
                                          -    Liquid   products,    including    Liqui-Char   and   the
                                               Derma-Scrub  line,  are  manufactured  and  packaged  at this facility.
         -------------------------------- -------------------------------------------------------------------
             St. Petersburg, Florida      -    42,000 square foot facility.
                                          -    We   manufacture,   package,   warehouse  and  distribute
                                               pharmaceuticals   at  this  facility,   including   primarily
                                               Levoxyl.
                                          -    As the result of recent  renovations and  consolidations,
                                               this facility consists of four buildings.
         -------------------------------- -------------------------------------------------------------------
              Middleton, Wisconsin        -    40,000 square foot, eight acre FDA-licensed  sterile fill
                                               facility.
                                          -    Manufacturing site for our thrombin products.
         -------------------------------- -------------------------------------------------------------------
                  Canton, Ohio            -    25,000 square foot facility
                                          -    This facility  warehouses and  distributes our controlled
                                               substance products.
         -------------------------------- -------------------------------------------------------------------

ITEM 3.           LEGAL PROCEEDINGS
-------           -----------------
We are a defendant in more than two thousand five hundred multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine (collectively, "Fen/Phen"). We did, following an acquisition in late 1996, act as a distributor of Obenix, a branded phentermine product. We also distributed a generic phentermine product. We believe that our phentermine products have been identified in less than one hundred of the foregoing cases. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. They seek compensatory and punitive damages as well as medical care and court supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranty, and misrepresentation. These suits are filed in various jurisdictions throughout the U.S. and in each of these suits, we are one of many defendants, including manufacturers and other distributors of these drugs.

We deny any liability incident to the distribution of our phentermine products and intend to pursue all defenses available to us. We have tendered defense of these lawsuits to our insurance carriers for handling and they are currently defending us in these suits. The lawsuits are in various stages. It is too early to determine what, if any, liability we will have with respect to the claims set forth in these lawsuits. In the event that our insurance coverage is inadequate to satisfy any resulting liability, we will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against us. We do not believe that the outcome of these lawsuits will have a material adverse effect on our business, financial condition or results of operations.

We are not presently involved in any other litigation in which we believe an adverse outcome would materially adversely affect our business, financial condition or results of operations.

Reference is made to "Item 1 - Business - Government Regulation - Modernization Act of 1997" elsewhere in this report for information concerning a Warning Letter received from the FDA concerning advertising of Levoxyl.



ITEM 4.           SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

We did not submit any matters to a vote of our security holders, through the solicitation of proxies or otherwise, during the fourth quarter of 1999.

                                     PART II

ITEM 5.           MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER
                  MATTERS

Our common stock is traded on the Nasdaq National Market under the symbol "JMED." The following table sets forth the quarterly high and low sales prices for our common stock reported by Nasdaq for the periods indicated (rounded to the nearest cent):

                                                    HIGH         LOW
                                                   -----        -----
                     1998
                              First Quarter        17.94        15.53
                              Second Quarter       16.72        12.83
                              Third Quarter        15.81        9.22
                              Fourth Quarter       16.78        11.61
                     1999
                              First Quarter        16.14        11.68
                              Second Quarter       17.58        13.63
                              Third Quarter        22.90        15.81
                              Fourth Quarter       30.83        17.66

As of March 1, 2000, there were approximately 865 stockholders of record and a total of 65,429,778 shares of our common stock outstanding. Approximately 59.9 million shares or 91.5% of the Company's outstanding common stock are held in depository accounts representing "street name" or similar nominee ownership. We believe that such shares are held for more than 18,000 non-record beneficial holders' accounts.

We paid per share cash dividends of $0.0511 in 1998 and $0.0622 in 1999.

The future declaration and payment of cash dividends is subject to the discretion of our Board of Directors and will depend upon many factors, including our earnings, financial condition and capital needs and such other factors as are deemed relevant by our Board. We anticipate that we will continue to pay a dividend each quarter; however, our Board of Directors intends to review this policy from time to time.


ITEM 6.           SELECTED FINANCIAL DATA

         The selected consolidated financial data presented below as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been derived from our consolidated financial statements included elsewhere in this report, which have been audited by Ernst & Young, LLP. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report as well as in conjunction with our audited consolidated financial statements and the notes thereto.

         STATEMENT OF OPERATIONS DATA:
         (In thousands of dollars except per share data)

                                                                              YEARS ENDED DECEMBER 31
                                                             --------------------------------------------------------
                                                               1995        1996        1997        1998        1999
                                                             -------     -------     -------     --------    --------
         Sales from continuing operations                    $39,937     $64,181     $88,781     $103,414    $132,544
         Cost of sales                                        14,639      20,277      25,430       23,839      25,077
                                                              ------      ------      ------       ------      ------
         Gross profit                                         25,298      43,904      63,351       79,575     107,467
         Selling, general and administrative expenses         16,426      20,166      25,271       29,141      34,365
         Nonrecurring charges(1)                                   -       5,743           -       10,500           -
                                                             -------     -------     -------     --------    --------
         Operating income from continuing operations           8,872      17,995      38,080       39,934      73,102
         Other income (expense)                                (484)       1,755       2,315        4,883       7,006
                                                             -------     -------     -------     --------    --------
         Income before taxes from continuing operations        8,388      19,750      40,395       44,817      80,108
         Provision for taxes                                   3,074       8,232      15,351       21,250      31,164
                                                             -------     -------     -------     --------    --------
         Income from continuing operations                     5,314      11,518      25,044       23,567      48,944
         Income from discontinued operations                   7,075       6,621       6,926       18,768           -
                                                             -------     -------     -------     --------    --------
         Net income                                          $12,389     $18,139     $31,970     $ 42,335    $ 48,944
                                                             =======     =======     =======     ========    ========
         Earnings per share(2)
           Basic:      From continuing operations            $  0.10     $  0.19     $  0.39     $   0.36    $   0.75
                       From discontinued operations          $  0.13     $  0.11     $  0.11     $   0.29           -
                                                             -------     -------     -------     --------    --------
                            Total                            $  0.23     $  0.30     $  0.50     $   0.65    $   0.75
                                                             =======     =======     =======     ========    ========
           Diluted:    From continuing operations            $  0.09     $  0.18     $  0.38     $   0.36    $   0.73
                       From discontinued operations          $  0.13     $  0.11     $  0.11     $   0.28           -
                                                             -------     -------     -------     --------    --------
                            Total                            $  0.22     $  0.29     $  0.49     $   0.64    $   0.73
                                                             =======     =======     =======     ========    ========
         Cash dividends declared per share                   $  0.02     $  0.03     $  0.04     $   0.05    $   0.06
                                                             =======     =======     =======     ========    ========

----------
Notes to Statement of Operations Data:

(1) The 1996 nonrecurring charge reflects nonrecurring expenses associated with the Company's acquisition of Galen Drugs of Florida, Inc. which was treated as a "pooling of interests" for financial accounting and reporting purposes. In the absence of such charges, operating income from continuing operations and income from continuing operations for 1996 would have been $23.7 million and $15.8 million, respectively, and earnings per share from continuing operations would have been $0.26 (basic) and $0.25 (diluted).

     The 1998 nonrecurring charge reflects a non-cash accounting charge related to an impairment of certain under-performing long-lived assets. Absent this charge, operating income from continuing operations and income from continuing operations for 1998 would have been $50.4 million and $34.1 million, respectively, and earnings per share from continuing operations would have been $0.82 (basic) and $0.80 (diluted).

(2) Earnings per share amounts have been presented, and where appropriate, restated to conform to FASB Statement No. 128, "Earnings Per Share" which the Company adopted in 1997.

         BALANCE SHEET DATA:
         (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)

                                                                          YEARS ENDED DECEMBER 31
                                                       ---------------------------------------------------------------
                                                            1995          1996        1997         1998         1999
                                                       -------------    --------    --------     --------    ---------
         Total assets                                      $86,238      $177,233    $203,729     $248,778    $300,465
         Current assets                                    $33,337      $ 80,551    $ 84,631     $153,977    $206,810
         Current liabilities                               $14,405      $ 10,032    $  6,081     $ 11,722    $ 15,726
         Working capital                                   $18,932      $ 70,519    $ 78,550     $142,255    $191,084
         Long-term debt                                    $11,420      $    -0-    $    -0-     $    -0-    $    -0-
         Shareholders' equity                              $55,939      $161,919    $191,726     $232,670    $279,604
         Per share book value  (1)                         $  1.03      $   2.53    $   2.97     $   3.59    $   4.29
         Current ratio                                       2.3:1         8.0:1      13.9:1       13.1:1      13.2:1

----------
         Note to Balance Sheet Data:

         (1) Per share book value is computed assuming conversion of preferred stock outstanding in 1995.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results in future periods may differ significantly from the results discussed in or anticipated by such forward looking statements. Certain factors which may impact results for future periods are discussed below under the captions "Overview" and "Risks and Uncertainties." References herein to "sales" and "income" are to the Company's continuing operations unless the context otherwise requires. Sales data provided for products and product lines reflect the reclassification of certain items.

OVERVIEW

JONES PHARMA INCORPORATED manufactures and markets specialty pharmaceutical products. Our principal product lines currently consist of thyroid treatment products directed to the endocrine therapy market and thrombin products used as hemostatic agents in the critical care market.

We have achieved significant increases in sales and net income through acquisitions of pharmaceutical products and businesses to complement or expand our business and to add selected manufacturing capacity to support certain product lines. Our most recent acquisitions were of the Triostat and Cytomel synthetic thyroid product lines in June 1997. In April 1998 we sold our nutritional supplements business and discontinued contract manufacturing in order to concentrate on our pharmaceutical portfolio which carried higher gross margins and greater growth potential.

Our strategy for continued growth depends upon our ability to increase unit and dollar sales of our existing portfolio and to acquire, by purchase or exclusive license arrangements, niche-market pharmaceuticals which can be promoted through existing marketing and distribution channels.

Our marketing efforts emphasize targeted promotion of products to increase awareness and demand. Our marketing initiatives have permitted us to increase prices selectively as opportunities arise while maintaining or increasing unit market share against competitive products or treatments. Sales and income have increased from $41.2 million and $4.9 million, respectively, in 1994, to $132.5 million and $48.9 million, respectively, in 1999. These increases represent five-year compounded annual growth rates of approximately 26.3% in sales and 58.4% in income.

Sales are reported net of returns, rebates and discounts during the period in which product is shipped. Product rebates and discounts are incurred due to incentive or other contractual allowances to hospital buying groups, managed care organizations, Medicare programs and others. During 1999, we renegotiated contract pricing with such parties to reduce discounts allowed as chargebacks. We also negotiated incentive-based rebates with certain customers making them eligible for rebates if they obtain and maintain certain market share levels.

Sales are reported prior to royalties due on sales of certain products arising under product line acquisition agreements. Such royalties are recorded as a selling expense. Royalty arrangements typically extend for a fixed period from the date of the acquisition transaction and do not require minimum payments to maintain ownership or any rights to the affected products.

Our 1999 sales totaled $132.5 million. Endocrine product sales, principally consisting of Levoxyl, Triostat and Cytomel (for the treatment of hypothyroidism) and Tapazole (for the treatment of hyperthyroidism), aggregated $79.0 million or 59.6% of 1999 sales as compared to $65.1 million or 62.9% of 1998 sales. Critical care products, principally our Thrombin-JMI hemostatic product used in surgical procedures to promote clotting and our Brevital Sodium intravenous anesthetic, were $49.5 million or 37.3% of 1999 sales as compared to $34.1 million or 33.0% of 1998 sales. Our marketing efforts, particularly with respect to endocrine products and other prescription-based products, are directed to physicians and other health care providers. Sales are made primarily to wholesale distributors for resale to retail and hospital pharmacies which deliver product to consumers. During both 1999 and 1998, approximately $8.8 million of sales (including $4.8 million and $4.6 million of Soloxine endocrine products in 1999 and 1998, respectively) were made to the veterinary medical market, primarily for use in the treatment of companion animals.

The ability to continue internal growth of our existing portfolio of products depends upon the continued effectiveness of our sales force and marketing initiatives, upon the impact of competing products and treatments in the marketplace and upon general economic and policy factors affecting the delivery and pricing of health and medical services in the U.S. Our operations and growth will also be influenced by competitive factors within the pharmaceutical industry, by our reliance on third-party manufacturers and other key suppliers, and by regulatory and governmental policies affecting pharmaceuticals and the health care industry.

Levoxyl (our principal synthetic thyroid endocrine product representing approximately 24.7% of our 1999 sales) together with competing orally administered levothyroxine products have been reclassified as "new drugs" by the FDA. Under current regulations we must complete and obtain FDA approval of a new drug application ("NDA") by August 14, 2000. We expect to comply with this requirement. We anticipate that the cost of such compliance, together with related improvements in plant and new production equipment, will approximate $8.5 million. Research and development expense of approximately $1.3 million in 1999 is associated with compliance with the NDA approval process.

In pursuing our acquisition strategy, we rely to a significant degree upon the availability of product lines which we can acquire on satisfactory terms and which we believe can benefit from our marketing initiatives. In spite of recent and prospective consolidations among the major pharmaceutical companies, there is no assurance that "under-marketed" niche product lines will be identified as available in the future. Our inability to acquire the rights to additional products could materially and adversely impact our future rate of growth as our present product lines reach limits on market share and on our ability to maintain or increase profit margins. We intend to evaluate and consider the possible acquisition of product lines or operations involving pharmaceuticals in late-stage development. We believe that in the current environment such situations may present more attractive growth opportunities.

Acquisition activity involves risks and, even if ultimately producing intended results, may adversely impact near term results of our operations. Since we seek acquisitions of products which we believe have future growth potential, it is to be expected that any products or operations which we acquire will have lower gross and operating margins than our present portfolio. In addition, the acquisition of one or more late-stage development products or operations might necessitate on-going research and development activities which we have not previously conducted. The ultimate success of bringing late-stage development products to market is subject to many risks including possible uncertainties relating to the receipt or timing of necessary FDA approvals and the need to create, rather than to expand, an existing niche market.


RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto (which have been audited by Ernst & Young LLP) contained elsewhere in this report. The following table sets forth certain data as a percentage of sales from continuing operations for the periods indicated.

                               PERCENTAGE OF SALES

                                                                YEAR ENDED DECEMBER 31,

                                                               1997       1998      1999
                                                               ----       ----      ----
         Sales from continuing operations                      100.0%     100.0%    100.0%
         Cost of sales                                          28.6       23.1      18.9
                                                               -----      -----     -----
         Gross profit                                           71.4       76.9      81.1
         Selling, general and administrative expenses           28.5       28.2      25.9
         Nonrecurring charges (1)                                  -       10.1        -
                                                               -----      -----     -----
         Operating income from continuing operations            42.9       38.6      55.2
         Other income                                            2.6        4.7       5.2
                                                               -----      -----     -----
         Income before taxes from continuing operations         45.5       43.3      60.4
         Provision for taxes                                    17.3       20.5      23.5
                                                               -----      -----     -----
         Income from continuing operations                      28.2       22.8      36.9
         Income from discontinued operations                     7.8       18.1         -
                                                               -----      -----     -----
         Net income                                             36.0%      40.9%     36.9%
                                                               =====      =====      ====

         ----------
         Note to Percentage of Sales:

         (1) The 1998 nonrecurring charge reflects a non-cash accounting charge related to an impairment of certain under-performing long-lived assets. Absent this charge, operating income from continuing operations and income from continuing operations for 1998 would have been $50.4 million and $34.1 million, respectively, and earnings per share from continuing operations would have been $0.82 (basic) and $0.80 (diluted).

Sales from Continuing Operations

         Sales for the year ended December 31, 1999, increased 28.2% to $132.5 million from $103.4 million for the year ended December 31, 1998, due primarily to increases in net pricing arising in part from renegotiation of contract pricing for Thrombin-JMI and other key products throughout 1999. In 1999, contract sales to other pharmaceutical companies represented approximately 1.2% of our sales. In

2000, such contract sales are expected to increase to approximately $6.6 million in connection with the final year of our commitment to provide thrombin product to Ethicon.

         Sales from continuing operations for the year ended December 31, 1998, increased 16.5% to $103.4 million from $88.8 million for the year ended December 31, 1997. The increase in 1998 sales resulted from increased unit volume and net revenue per unit on sales of our key products including Levoxyl, Brevital and Tapazole. Sales revenue for our branded products in 1998 increased by 23.1% from the prior year but that increase was offset by the absence of contract sales of thrombin products to Ethicon, which were approximately $4.7 million in 1997.

Gross Profit

         Gross profit during 1999 increased 35.1% or $27.9 million to $107.5 million from $79.6 million in 1998 due primarily to increases in net pricing arising in part from renegotiation of contract pricing for Thrombin-JMI and other key products throughout 1999. As a percentage of sales, margins increased to 81.1% in 1999 from 76.9% in 1998.

         Gross profit during 1998 increased 25.6% or $16.2 million to $79.6 million from $63.4 million in 1997 due to the continued sales growth of the Company's higher margin products and the lack of the lower-margin thrombin product contract sales to Ethicon. As a percentage of sales, margins increased to 76.9% in 1998 from 71.4% in 1997.

Selling, General and Administrative Expenses

         Selling expenses increased 13.7% or approximately $2.3 million to $19.1 million in 1999 from $16.8 million in 1998 due to increases in sales commissions and royalties, increased sampling of products to physicians and increases in administrative fees to hospitals, buying groups and certain other customers. As a percentage of sales, selling expenses in 1999 decreased to 14.4% as compared to 16.2% in 1998.

         Selling expenses increased 16.7% or approximately $2.4 million to $16.8 million in 1998 from $14.4 million in 1997 due to increases in sales commissions and royalties, increased sampling of products to physicians and increases in administrative fees to hospitals, hospital buying groups and certain other customers. As a percentage of sales, selling expenses in 1998 remained relatively flat at 16.2% as compared to 1997.

         General and administrative expenses increased 22.4% or approximately $1.9 million to $10.4 million in 1999 from $8.5 million in 1998 due to normal salary increases and increases in bonuses, donations and medical insurance claims. As a percentage of sales, general and administrative expenses in 1999 declined to 7.8% as compared to 8.2% in 1998.

         General and administrative expenses increased 13.8% or approximately $1.0 million to $8.5 million in 1998 from $7.5 million in 1997 due to normal salary increases and increases in bonuses, donations and medical insurance claims. As a percentage of sales, general and administrative expenses in 1998 declined to 8.2% as compared to 8.4% in 1997.

         Research and development expenses in 1999 were $1.3 million as compared to $117,000 in 1998. All research and development expenses in 1999 and 1998 related to certain non-capitalizable expenditures associated with the Levoxyl NDA and other product improvement projects. There were no research and development expenses in 1997.

         Amortization expenses associated with intangible assets and included in selling, general and administrative expenses decreased 3.5% to $3.5 million in 1999 from $3.7 million in 1998. Amortization expense relating to intangible items determined in June 1998 to be impaired and included in a $10.5 million nonrecurring charge (discussed below) was included in 1998 amortization. As a percentage of sales, amortization expense decreased from 3.5% in 1998 to 2.7% in 1999.

         Amortization expenses associated with intangible assets and included in selling, general and administrative expenses increased 8.9% to $3.7 million in 1998 from $3.4 million in 1997 due to a full year of amortization expense associated with the Cytomel and Triostat product line acquisitions in June 1997 offset by the reduction in amortization expense associated with the $10.5 million goodwill impairment write-off in 1998 discussed below. As a percentage of sales, amortization expense decreased from 3.8% in 1997 to 3.5% in 1998.

         A nonrecurring charge of $10.5 million was taken in 1998 related to an impairment of certain under-performing long-lived assets. As a result of our strategic review process of the Company's product lines and related intangible assets, we determined that a portion of the goodwill associated with certain lower-margin pharmaceutical products had been impaired.

Operating Income

         Operating income during 1999 increased 83.1% or $33.2 million to $73.1 million from $39.9 million in 1998, and increased as a percentage of sales from continuing operations to 55.2% in 1999 from 38.6% in 1998. Operating income during 1999 increased 44.9% or $22.7 million excluding the $10.5 million nonrecurring charge in 1998.

         Operating income during 1998 increased 4.9% or $1.9 million to $39.9 million from $38.1 million in 1997, and decreased as a percentage of sales to 38.6% in 1998 from 42.9% in 1997, as the result of the $10.5 million nonrecurring charge in 1998. Excluding this charge, operating income in 1998 was $50.4 million, representing a 32.3% increase over the prior year.

Other Income (Expense)

         Interest income from investing activities increased to $7.2 million in 1999 from $5.1 million in 1998. Interest income from investing activities increased to $5.1 million in 1998 from $2.6 million in 1997. Both the increase in 1999 from 1998 and the increase in 1998 from 1997 were primarily the result of higher cash balances.

         Interest expense of $215,000 in 1998 resulted from federal and state taxing authority assessments related to tax audit settlements. The Company had no outstanding debt throughout 1999 and 1998.

Income Taxes

         The provision for income taxes in 1999 decreased to 38.9% of pre-tax income compared to 47.4% of pre-tax income in 1998, primarily due to the nondeductibility of the $10.5 million nonrecurring charge in 1998. Absent the effects of the nonrecurring charge, the 1998 effective tax rate was 38.4%.

         The provision for income taxes in 1998 increased to 47.4% of pre-tax income compared to 38.0% of pre-tax income in 1997, primarily due to the nondeductibility of the $10.5 million nonrecurring charge in 1998.

Income From Continuing Operations

         Income from continuing operations increased 107.7% or $25.4 million to $48.9 million in 1999 from $23.6 million in 1998, and increased as a percentage of sales to 36.9% in 1999 from 22.8% in 1998.

         Due to the non-recurring charge in 1998, income from continuing operations decreased 5.6% or $1.4 million to $23.6 million in 1998 from $25.0 million in 1997, and decreased as a percentage of sales to 22.8% in 1998 from 28.2% in 1997.

Income From Discontinued Operations

         Income from discontinued operations in 1998 reflects an approximate $17 million gain (net of tax) from the sale of our nutritional supplements product line and contract manufacturing operations in April, 1998. In addition, income from discontinued operations includes the after-tax operating results of our nutritional supplements product line and contract manufacturing operations prior to the sale.

Net Income

         Net income increased 15.6% or $6.6 million to $48.9 million in 1999 from $42.3 million in 1998, and decreased as a percentage of sales to 36.9% in 1999 from 40.9% in 1998.

         Net income increased 32.4% or $10.4 million to $42.3 million in 1998 from $32.0 million in 1997, and increased as a percentage of sales to 40.9% in 1998 from 36.0% in 1997.

Fourth Quarter - 1998 to 1999

         Sales during the fourth quarter of 1999 increased $10.6 million, or 40.0%, to $37.2 million from $26.6 million during the fourth quarter of 1998. Income from continuing operations during the fourth quarter of 1999 increased $5.4 million, or 56.0%, to $15.0 million from $9.6 million in the fourth quarter of 1998. Net income during the fourth quarter of 1999 increased $5.4 million, or 56.0%, to $15.0 million from $9.6 million during the fourth quarter of 1998. Diluted earnings per share were $.22 in the fourth quarter of 1999 compared to $.15 per share in the fourth quarter of 1998. The 1999 increases resulted from increased sales of higher margin products and through controlling overhead costs.


FINANCIAL CONDITION

Balance Sheet Information

         Our current ratio increased slightly to 13.2:1 as of December 31, 1999 from 13.1:1 as of December 31, 1998. Financing debt as a percentage of equity was zero at both December 31, 1999 and December 31, 1998. Working capital increased to $191.1 million as of December 31, 1999 from $142.2 million as of December 31, 1998 as a result of positive cash flow generated from operating activities.

Liquidity and Capital Resources

         We believe that available resources and anticipated cash flows from operations are adequate to meet currently anticipated operating needs and to fund future acquisitions. While the Company does not maintain current lines of credit, we believe we have sufficient borrowing capacity in the event that acquisition opportunities cannot be funded from existing resources.

         At December 31, 1999 and 1998, we had cash and short term investments of $111.0 million and $122.7 million, respectively. The net cash generated from operating activities of $58.1 million in 1999, together with other available funds, was used for the purchase of marketable fixed income securities of $63.2 million, capital improvements of $4.0 million, and payment of dividends to common stockholders of $4.0 million. The marketable fixed income securities held by the Company are available for sale. The market value of such securities are subject to general conditions, including the effects of changes in prevailing interest rates. If such securities were to be sold following a period of rising interest rates, we would expect to incur losses on such investments. We do not believe that the risk associated with such possible losses is material to our financial condition although such losses, if realized, could materially and adversely affect our periodic earnings.

         Total assets increased $51.7 million to $300.5 million at December 31, 1999 from $248.8 million at December 31, 1998, and total liabilities increased $4.8 million to $20.9 million at December 31, 1999 from $16.1 million at December 31, 1998. Net intangible assets decreased $3.5 million to $62.8 million at December 31, 1999 from $66.3 million at December 31, 1998 due to scheduled amortization expense. Intangible assets as a percent of shareholders' equity decreased from 28.5% at December 31, 1998 to 22.5% at December 31, 1999.

         Inventories increased $4.1 million to $11.6 million at December 31, 1999, from $7.5 million at December 31, 1998. Accounts receivable decreased to $15.9 million at December 31, 1999 from $19.1 million at December 31, 1998 due to increased collection efforts and the lack of product shipped during the last week of December 1999 due to a scheduled plant shut-down. In days outstanding, accounts receivable decreased to 48 days at December 31, 1999 from 60 days at December 31, 1998. Net property plant and equipment increased by $817,000 to $24.5 million at December 31, 1999, from $23.7 million at December 31, 1998, primarily due to the continued expansion of our pharmaceutical manufacturing facilities during 1999. Accounts payable and accrued expenses increased from $9.9 million at December 31, 1998 to $11.3 million at December 31, 1999 as a result of an increase in trade payables due to the timing of inventory receipts and payments, an increase in accrued sales discounts and rebates, and an increase in accrued bonuses.

         The Company has experienced only moderate raw material and labor price increases in recent years. We have benefited from rapid sales growth, negating most inflationary pressures and have increased our net selling price per unit for substantially all products. Our manufacturing operations are not capital intensive and, as such, the impact of inflation on property, plant and equipment and associated depreciation expense has been minimal.


RISKS AND UNCERTAINTIES

         Our results of operations in future periods, both annually and from quarter-to-quarter, are subject to a variety of factors affecting the Company and the industries and markets in which it operates. In addition to the factors discussed above and elsewhere in this report, the following should be considered.

         Dependence upon Key Products. Our revenues and earnings are primarily attributable to a limited number of key products which currently enjoy high gross margins. During 1999, sales of our synthetic thyroid treatment products (principally Levoxyl, Tapazole, Cytomel and Triostat) and our thrombin products (principally Thrombin-JMI) represented, in the aggregate, approximately 80.4% of total sales. Any factor adversely affecting either the availability of such products, or the market or pricing for such products, would have a material adverse effect upon our business and the results of our operations. Gross margins applicable to the sale of thrombin products in 2000 will be reduced somewhat due to the pricing of sales of Thrombogen(R) of approximately $6.6 million in this concluding year of our supply commitment to Johnson & Johnson's Ethicon subsidiary. Sales of Thrombogen(R) in 1999 and 1998 were $1.6 million and $0, respectively.

         Reliance on Third-Party Manufacturers. Tapazole, Triostat, Cytomel and Brevital, which collectively represented approximately 38.0% of 1999 sales, are produced for us by third party manufacturers under agreements arising from our acquisition of these product lines. We depend upon such suppliers and they, in turn, generally depend on sole-source suppliers for key raw materials used in these products. Alternative sources of these products are not readily available and any transfer of production would be subject to FDA site-change approval. Although we believe our contracts for these products are with reliable and substantial entities, interruption in product deliveries and/or the need to enter into new agreements upon the expiration of the current term with the same or another manufacturer present the risk that the Company may not be able to obtain adequate supplies in a timely fashion or at all.

              - A shortage of raw materials necessary to the production of Brevital resulted in a disruption of supply of product to us by Eli Lilly & Company during the second quarter of 1998. As a result we were unable to fill order backlogs of approximately $700,000 at June 30, 1998. Product shipments resumed and the backlog and current orders were filled during the next quarter, however, revenues and earnings for the second quarter of 1998 were affected. We have been advised by Lilly that a shortage of raw materials for Brevital halted production during the first quarter of 2000 and, although such raw material has recently been obtained by Lilly, that we may experience some product unavailability in the coming months. We do not anticipate backlogs at March 31, 2000 and believe that any such shortages will be cured prior to June 30, 2000. In March 2000, Lilly received sufficient raw material to satisfy our anticipated requirements for Brevital for 2000 and 2001. Lilly is qualifying an alternative FDA approved source for this raw material. Lilly also produces Tapazole for us and we have not to date experienced material delays in the receipt of that product.

              - Our agreement with SB Pharmco, an affiliate of SmithKline, which produces Triostat for us, is scheduled to expire in mid-year 2000. We have selected an alternative manufacturer and have applied to the FDA for site-change approval for the manufacture of this product. We anticipate that final approval and a definitive long-term contract will be concluded prior to the scheduled expiration. We intend to acquire and maintain adequate inventory to cover anticipated product needs through the transition period and believe that SB Pharmco will continue to manufacture for us in the event of unanticipated delays in the FDA approval process.

              - Cytomel is produced for us by Schering Canada, Inc. under an amended agreement expiring in December 2000. We are currently in negotiations with Schering to enter a new agreement for continued manufacture of this product and believe that a mutually satisfactory arrangement will be concluded.

Disruption in the available supply of Tapazole, Triostat, Cytomel or Brevital, or an inability to obtain sources of supply upon the expiration of current manufacturing arrangements would be materially adverse to our business and financial condition and to the results of our operations.

Changes in manufacturing arrangements for these products, whether resulting in a new supplier or new contract terms with an existing supplier, may result in an increase in our costs of good sold. Even if prices are raised to offset some or all of such additional costs, gross margins may be adversely affected.

         Regulatory Risks. The manufacturing, processing, formulation, packaging, labeling, advertising and sampling of pharmaceutical products are subject to extensive regulation by various federal and state agencies including the FDA, the FTC, the DEA, the CPSC, the EPA and the USDA. In addition to other costs of compliance with such regulations, we are subject to possible risks arising from changes in such regulations or based upon alleged violations of regulations. Such risks could render our products unavailable to the market or unmarketable or result in product recalls. Any such development could materially and adversely affect our reputation, business, and financial condition and our results of operations.




              - As discussed in the "Overview," a pending change in the status of levothyroxine products requires that we obtain approval of Levoxyl as a "new drug." Failure to obtain such approval in a timely fashion would materially and adversely affect our business and financial condition and the results of our operations.

              - The FDA has adopted regulations under the Modernization Act of 1997 restricting the ability of pharmaceutical companies, including us, to market products for "off labeled" indications.

              - In January 2000 we received a Warning Letter from the FDA challenging terminology used in an advertisement for Levoxyl. We are in the process of complying with steps requested in the letter and do not currently anticipate that the FDA will seek to impose further sanctions.

         Product Liability Risks. In addition to government regulation, we face an inherent risk of exposure to product liability claims. Such claims might allege that the use of a product manufactured or distributed by us resulted in adverse effects for a patient or consumer. Product liability claims could materially and adversely affect our reputation, business and financial condition and the results of our operations. Such risks exist even with respect to products which are manufactured in regulated facilities or otherwise possess regulatory approval for commercial sale. These risks exist even though we have taken and continue to take what we believe are appropriate quality control and precautions in our operations.

We maintain product liability insurance in the amount of $20 million per claim and $20 million in the aggregate and excess coverage of $10 million through an "umbrella" policy. (On a prospective basis with respect to claims arising after June 30, 1999, such insurance covers legal defense costs in addition to the stated claim limits.) We believe that such insurance is reasonable in amount and scope of coverage but there is no assurance that our present coverage would be sufficient to cover potential claims or that adequate insurance coverage will be available in the future on commercially reasonable terms, if at all. In the event that our applicable insurance coverage is inadequate to satisfy any resulting liability arising from the current Fen/Phen litigation in which we are a named as a defendant, we would have to resume the defense of such lawsuits and be responsible for any resulting damages assessed against us.

         Product Pricing Constraints. Policies adopted by third-party health care payors influence the pricing of, and demand for, medical services and products. Pricing is a factor in the inclusion of branded pharmaceuticals on formularies governing use or reimbursement practices. Our ability to maintain or increase prices for products in the future depends in part on the competitive bids to governments, private insurers, and managed care organizations such as HMOs and PBMs.

         Competition. Many of our competitors have considerably greater financial, sales, marketing and technical resources than the Company. Many of our present competitors have extensive research and development capabilities that may allow such competitors to develop new or improved products that may compete with our products. Technological advances affecting the cost of production as well as marketing or pricing action by one or more of these competitors could also materially and adversely affect the Company's business, financial condition and results of operations.

         Changes in Marketing Strategies. During 1999 we implemented modifications to our marketing approach to

              - unify our field sales staff to concentrate on our endocrine product line and other products subject to competitive markets, and

              - renegotiated contract pricing agreements which provide incentive discounts and rebates.

Our current promotional emphasis could adversely affect sales levels of our critical care products which now receive less promotion. Changes in available incentive discounts and rebates may result in greater resistance to price increases. Despite these risks, we believe that the intended benefits from these strategic measures will favorably affect operating results in future periods.

         Impact of Year 2000. In prior years we discussed the nature and progress of our plans to become Year 2000 ready. As a result of our planning and implementation efforts, we experienced no significant disruptions in mission critical information technology and non-information technology systems. We believe our systems successfully responded to the Year 2000 date change. The costs associated with our Year 2000 readiness generally consisted of planned capital expenditures and budgeted internal staffing expenses. The total capital expenditures related to system upgrades and/or replacements associated with our installation of an Enterprise Reporting System approximated $1.5 million, of which $1.0 million was capitalized and $500,000 was expensed as incurred. We are not aware of any material problems resulting from Year 2000 issues, either with our products, our internal systems, or the products and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the Year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

At December 31, 1999, we carried inventories at levels approximately 55% higher than the prior year end. This increase was primarily due to our increased sales volume, but it was also precautionary to assure continued availability of key products in the event of Year 2000 difficulties. Although certain distributors and pharmacies may also have carried higher than normal inventories of our products at year-end due in part to Year 2000 concerns, any such action does not appear at this time to have affected our sales of product to date in 2000.


ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is not involved in activities in derivative financial instruments, other financial instruments and derivative commodity instruments and, therefore, is not exposed to any market risk associated with such financial instruments.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Reference is made to the Financial Statements contained in Part IV of this report and to the Index to Consolidated Financial Statements on page 38.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no disagreements with our auditors, Ernst & Young LLP, on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                                    PART III

ITEM 10. DIRECTORS AND OFFICERS OF THE REGISTRANT

DIRECTORS AND OFFICERS

         The following table sets forth certain information as of March 1, 2000 with respect to the directors and executive officers of the Company.


                                                         POSITION
             NAME                AGE
Dennis M. Jones (1)               61    Chairman of the Board, President, Chief Executive Officer and Director
G. Andrew Franz (2)               47    Executive Vice President, Chief Operating Officer and Director
Judith A. Jones(1)                59    Executive Vice President of Corporate Affairs, Secretary, Treasurer and
                                        Director
Michael T. Bramblett              57    Executive Vice President of Business Development and Director
David A. McLaughlin(3)            52    Senior Vice President of Operations and Director
Edward A. Chod(4)                 46    Director
Thomas F. Patton(4)(5)            51    Director
L. John Polite, Jr. (3)(5)        78    Director
J. Hord Armstrong, III(4)(5)      58    Director

----------------------------------------
Notes to Directors and Executive Officers Table:

(1) Dennis M. Jones and Judith A. Jones are husband and wife.
(2) G. Andrew Franz is the son-in-law of Dennis M. and Judith A. Jones.
(3) Mr. McLaughlin and Mr. Polite will retire as directors at the close of our 2000 Annual Shareholders' Meeting. As a result of Mr. McLaughlin's and Mr. Polite's respective retirements, we will amend our By-Laws to reduce our Board of Directors from nine members to seven members.
(4) Member of the Compensation Committee of the Board of Directors.
(5) Member of the Audit Committee of the Board of Directors.

         Dennis M. Jones, the Company's founder, has been Chairman of the Board, President and Chief Executive Officer since the Company's inception in March 1981. Mr. Jones has been involved primarily in the pharmaceutical industry since 1964 in various marketing, management and administrative positions.

         G. Andrew Franz, a Director since 1994, served as Senior Vice President-Operations-Pharmaceuticals from February 1994 until July 1998 and as Executive Vice President of Operations since July 1998. Effective January 1, 2000, Mr. Franz was appointed to the newly created position of Chief Operating Officer.

         Judith A. Jones, a Director since 1981, and Secretary and Treasurer since April 1982, served as a Vice President from March 1985 to February 1994 and as Executive Vice President from February 1994 to July 1998. Mrs.
Jones has been Executive Vice President of Corporate Affairs since July 1998.

         Michael T. Bramblett, a Director since 1987, served as Vice President-Marketing from January 1991 to February 1994 and as Executive Vice President from February 1994 to July 1998. Mr. Bramblett has been Executive Vice President of Business Development since July 1998.

         David A. McLaughlin, a Director since 1994, served as Senior Vice President-Operations-Nutritionals from February 1994 to July 1998 and has been Senior Vice President of Operations since July 1998. Mr. McLaughlin has served in various management and executive capacities for the Company since 1986.

         Edward A. Chod, has been a Director since 1991. Mr. Chod is an officer and shareholder in the law firm of Greensfelder, Hemker & Gale, P.C. which he joined in 1978 and which has served as the Company's counsel since 1982. Mr. Chod also serves as an Assistant Secretary for the Company.

         Thomas F. Patton, Ph.D., a Director since 1995, is President of the St. Louis College of Pharmacy and has served in that capacity since June 1994. From April 1993 until January 1994 and from January 1994 until May 1994, Dr. Patton served as Executive Director of Pharmaceutical Research and Development and as Vice President of Pharmaceutical Research and Development, respectively, at Dupont-Merck Pharmaceutical Co., a pharmaceutical company. Dr. Patton also serves as a director of D&K Healthcare Resources, Inc., a drug wholesaler.

         L. John Polite, Jr., a Director since 1989, is Chairman of Peridot (New Jersey) Chemicals, Inc., and has served in that capacity since December 1989. He was the Chairman of the Board, President and Chief Executive Officer of Essex Chemical Corporation from April 1978 to October 1988. Mr. Polite also serves as a director of Rotonics Manufacturing, Inc., a manufacturer of plastic containers for commercial, pharmaceutical, refuse, marine, health care and residential applications.

         J. Hord Armstrong, III, a Director since May 1999, is Chairman and Chief Executive Officer of D&K Healthcare Resources, Inc., a drug wholesaler, which he founded in 1987.

         Directors are elected by the Company's stockholders and hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal. All executive officers are appointed by and serve at the discretion of the Board of Directors.

         No employee who is a director receives a director's fee for services rendered as a director. However, each non-employee director receives reimbursement for any expenses incurred in his capacity as a director in addition to the following fees:

          - $4,000 for each meeting of the Board of Directors attended in person in 1999 (subject to a minimum of $10,000 for such year).

          - $5,000 for each meeting of the Board of Directors attended in person and $500 for each meeting attended by telephone for the year 2000 and thereafter (subject to a minimum of $15,000 per year).

          - $500 for each meeting of the compensation or audit committee attended, provided, however, if a committee meeting is held on the same day as a full meeting of the Board, no additional fee is paid.

         Our present non-employee directors hold stock options pursuant to our 1994 Formula Stock Option Plan for Non-Management Directors ("FSO Plan") or our 1999 Equity Participation Plan for Non-Management Directors ("Equity Plan") as indicated in the table below.

-------------------------------------------------------------------------------------------------------------------

                                                      NO. OF       NO. OF OPTIONS(1)      PER SHARE
                                         DATE OF      OPTIONS   ----------------------     EXERCISE     EXPIRATION
          NAME                PLAN        GRANT        HELD      VESTED      UNVESTED       PRICE         DATE
-------------------------------------------------------------------------------------------------------------------


L. John Polite, Jr.         FSO Plan     7/1/98       25,312      5,062       20,250       $14.72         5/1/04
-------------------------------------------------------------------------------------------------------------------
Thomas F. Patton            FSO Plan     6/1/95       17,437     12,375        5,062       $ 1.98         5/1/01
-------------------------------------------------------------------------------------------------------------------
Edward A. Chod            Equity Plan    7/13/99      33,750      6,750       27,000       $18.11         5/1/05
-------------------------------------------------------------------------------------------------------------------
J. Hord Armstrong, III    Equity Plan    7/13/99      33,750      6,750       27,000       $18.11         5/1/05
-------------------------------------------------------------------------------------------------------------------
--------------------------------

Note to Non-Employee Directors Option Table:

     (1) These options generally vest over a five year period.


ITEM 11. EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table. The table below sets forth all compensation received in each of the three fiscal years ended December 31, 1999, 1998 and 1997 for services rendered in all capacities to the Company and its subsidiaries by the Chief Executive Officer and the other four (4) highest-compensated Executive Officers of the Company during the fiscal year ended December 31, 1999 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE


---------------------------------------------------------------------------------------------------------------------------
                                                                                              Long Term
                                                             Annual Compensation             Compensation
                                                   --------------------------------------------------------
                                                                                                Awards
                                                                                             --------------
                                                                                               Securities
                                                                              Other Annual     Underlying        All Other
  Name and Principal Position               Year      Salary      Bonus       Compensation       Options       Compensation
---------------------------------------------------------------------------------------------------------------------------

Dennis M. Jones, Chairman of                1999     $550,008    $150,000      $95,216(1)              0        $32,144(2)
the Board, Director, President              1998     $510,780    $100,000      $     0                 0        $31,614(2)
and Chief Executive Officer                 1997     $400,000    $      0      $     0                 0        $27,280(2)
---------------------------------------------------------------------------------------------------------------------------

G. Andrew Franz, Director,                  1999     $274,992    $150,000      $     0                 0        $ 9,600(3)
Executive Vice President and                1998     $223,228    $ 75,000      $     0           112,500        $ 9,500(3)
Chief Operating Officer                     1997     $175,000    $ 25,000      $     0                 0        $ 9,500(3)
---------------------------------------------------------------------------------------------------------------------------

Judith A. Jones, Director,                  1999     $274,992    $      0           (1)                0        $26,121(4)
Executive Vice President of Corporate       1998     $251,575    $ 75,000      $     0                 0        $14,312(4)
Affairs, Secretary and Treasurer            1997     $220,000    $ 30,000      $     0                 0        $14,103(4)
---------------------------------------------------------------------------------------------------------------------------

Michael T. Bramblett, Director              1999     $274,992    $100,000      $     0                 0        $ 9,600(3)
and Executive Vice President                1998     $251,070    $ 75,000      $     0                 0        $ 9,500(3)
of Business Development                     1997     $220,000    $ 30,000      $     0                 0        $ 9,500(3)
---------------------------------------------------------------------------------------------------------------------------

David A. McLaughlin, Director               1999     $220,000    $ 75,000      $     0                 0        $ 9,600(3)
and Senior Vice President of Operations     1998     $202,948    $ 50,000      $     0            56,250        $ 9,500(3)
                                            1997     $175,000    $ 25,000      $     0                 0        $ 9,500(3)
---------------------------------------------------------------------------------------------------------------------------

---------------------------
Notes to Summary Compensation Table:

     (1) Benefits to Mr. and Mrs. Jones which may be deemed to constitute reportable "other compensation" aggregated $95,216 during 1999 and consisted of $47,958 for (unreimbursed) personal use of the Company's airplane, $36,077 for costs related to employees providing domestic services at their residence (which is utilized by the Company for business-related entertainment and meetings), and $11,181 for automobile related expenses. It is expected that during the year 2000 and future years the costs related to employees providing domestic services at the Jones' residence will increase materially since 1999 costs include certain such personnel for only a three month period. Certain of these benefits constitute taxable income to Mr. and Mrs. Jones although a portion of the employee costs referred to above are deducted by the Company as business-related expenses. In years prior to 1999, the aggregate of similar benefits enjoyed by Mr. and Mrs. Jones did not exceed $30,000 in the aggregate. No other Named Executive received any perquisites or other personal benefits which in the aggregate exceeded the lesser of either $50,000 or ten percent (10%) of the total of annual salary and bonus reported for the Named Executive.

     (2) Consists of a Company contribution to a 401(k) plan ($9,600 in 1999, $9,500 in 1998 and $9,500 in 1997) and the dollar value of premiums paid by the Company for a split-dollar life insurance policy on Mr. Jones, of which $22,544, $22,114 and $17,780 constituted his reportable economic benefit in the years 1999, 1998 and 1997, respectively. See "Certain Relationships and Related Transactions" in Item 13 below for additional information concerning insurance relationships.

     (3) Consists of a Company contribution to a 401(k) plan.

     (4) Consists of a Company contribution to a 401(k) plan ($9,600 in 1999, $9,500 in 1998 and $9,500 in 1997) and the dollar value of premiums paid by the Company for a split-dollar life insurance policy on Mrs. Jones, of which $16,521, $4,812 and $4,603 constituted her reportable economic benefit in the years 1999, 1998 and 1997, respectively. See "Certain Relationships and Related Transactions" in Item 13 below for additional information concerning insurance relationships.


STOCK OPTIONS AND INCENTIVE AWARDS

The Company's shareholders have approved the adoption of employee stock option and incentive stock plans which are administered by the Compensation Committee of the Board of Directors. At December 31, 1999, we had outstanding stock options for an aggregate of 3,937,088 shares of the Company's common stock at a weighted average price of $8.73 per share held by 221 employees (including the options held by the Named Executives as described below) and the four (4) non-management directors. Our stock option and incentive stock plans permit "exchange exercises" in which an optionee is permitted to pay the exercise price of vested options by surrendering previously owned shares of our common stock having a market value equal to the exercise price of the option being exercised.

         Option/SAR Grants. Although permitted under certain of the stock option and incentive stock plans, the Company did not issue or have outstanding in 1999, stock appreciation rights ("SARs") or restricted share grants to any Named Executive. In addition, none of the Named Executives were granted stock options by the Company in 1999.

         Aggregate Option Exercises during 1999 and Year End Option Values. The following table provides information with respect to the stock options exercised during the fiscal year ended December 31, 1999 and the value as of December 31, 1999 of unexercised in-the-money options held by the Named Executives. The value realized on the exercise of options is calculated using the difference between the option exercise price and the fair market value of our common stock on the date of the exercise. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the option exercise price and the fair market value of our common stock at fiscal year end, December 31, 1999.


                                                                                                Value of
                               Shares                            Number of                Unexercised In-the-
                              Acquired                    Unexercised Options at            Money Options at
                                On            Value           December 31, 1999             December 31, 1999
                              Exercise      Realized                (#)                           ($)
            Name                (#)            ($)        Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------

Dennis M. Jones                 0            $0              729,000/486,000           $17,656,380/$11,770,920
----------------------------------------------------------------------------------------------------------------
G. Andrew Franz              50,624       $895,792            22,500/90,000              $451,575/$1,787,450
----------------------------------------------------------------------------------------------------------------
Judith A. Jones                 0            $0              182,250/121,500            $4,414,095/$2,942,730
----------------------------------------------------------------------------------------------------------------
Michael T. Bramblett         60,750       $733,252              0/81,000                    $0/$1,961,820
----------------------------------------------------------------------------------------------------------------
David A. McLaughlin          25,312       $490,040            11,250/45,000              $225,787/$903,150
----------------------------------------------------------------------------------------------------------------

         Employee Profit-Sharing and 401(k) Plan. The Company maintains an Employee Profit-Sharing and 401(k) Plan (the "401(k) Plan") which was originally adopted as of January 1, 1987. The 401(k) Plan provides our employees with a convenient way to save on a regular and long-term basis and encourages employees to make and continue careers with us.

To become eligible to participate in the 401(k) Plan, an employee must have completed 90 days of service and have reached his or her eighteenth birthday ("Eligible Employee"). Pursuant to the 401(k) Plan, an Eligible Employee who participates ("Participant") may direct that a portion of his or her compensation be contributed to the 401(k) Plan ("Elective Contributions"). Elective Contributions are treated as salary deferrals for federal income tax purposes and under current federal tax law may not exceed $10,000 per year. The amount of a Participant's Elective Contribution may also be limited under the Employee Retirement Income Security Act in the case of highly-compensated individuals, including the Named Executives. Participants are not allowed to make any voluntary contributions to the 401(k) Plan other than their Elective Contributions.

The Company must make a matching contribution equal to 100% of a Participant's Elective Contributions not in excess of 6% of a Participant's compensation. In addition to matching contributions, we may make a discretionary contribution which is allocated among Participants' accounts in proportion to compensation, however, no discretionary contributions have been made in the last three years. Our matching and discretionary contributions are collectively referred to in this report as "Company Contributions."

A Participant's Account under the 401(k) Plan consists of the Participant's Elective Contributions, the Company Contributions allocated to the Participant and the earnings or investment performance arising from investment of such funds. Generally a Participant may not make withdrawals from his or her 401(k) Plan Account prior to age 59 1/2, retirement, termination of employment, or other conditions specified in the 401(k) Plan without incurring tax penalties, although the Plan permits a Participant to borrow up to 50% of his or her Elective Contributions in certain hardship circumstances as provided in the Plan. Elective Contributions and Company Contributions are always 100% vested.

As of January 1, 1999, we had approximately 315 Eligible Employees, including the Named Executives (Dennis M. Jones, Judith A. Jones, Michael T. Bramblett, G. Andrew Franz and David A. McLaughlin). During 1999, we made matching contributions to the 401(k) Plan aggregating $48,000 to the accounts of the Named Executives and total matching contributions of $733,680 to all Participants' Accounts.

Participants in the 401(k) Plan may direct investment of amounts allocated to their respective accounts among various investment funds selected by the Plan Administrator. Prior to January 1, 1997, investment of funds in the 401(k) was directed by the Trustees of the 401(k) Plan and a portion of Company Contributions was, from time to time, invested in shares of our common stock. The investment funds currently available under the 401(k) Plan do not include a fund for investment in the Company's common stock for either Elective Contributions or Company Contributions.

The Company is the 401(k) Plan Administrator and currently pays all expenses of the 401(k) Plan, including audit fees. We have appointed Dennis M. Jones, Judith
A. Jones and G. Andrew Franz as Trustees of the 401(k) Plan. Smith Barney Corporate Trust Company is an additional trustee with respect to the investment funds available to Participants. The 401(k) Plan may be modified by the officers of the Company at any time, provided that the aggregate additional annual cost to the Company of any such modification does not exceed $500,000 and provided further that no modification shall adversely affect the rights of the Participants or divert any of the 401(k) Plan assets to purposes other than the benefit of the Participants.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the record and beneficial ownership of the Company's common stock on the indicated date by: (i) each director or nominee for director and the Named Executives of the Company; and (ii) all directors or nominees for director and executive officers of the Company as a group:

                                                                  BENEFICIAL OWNERSHIP AS OF MARCH 1, 2000
                                                         --------------------------------------------------------
                  NAME AND ADDRESS OF                                                      PERCENTAGE OF SHARES
                 BENEFICIAL OWNER (1)                     SHARES BENEFICIALLY OWNED (2)    BENEFICIALLY OWNED (3)
                 --------------------                    ------------------------------   -----------------------

Dennis M. Jones                                                 5,353,792  (4)                      8.03%
   Chairman of the Board of Directors, Chief
   Executive Officer and President
G. Andrew Franz                                                   611,906  (5) (6)                  0.92%
   Executive Vice President, Chief Operating Officer
   and Director
Judith A. Jones                                                 2,540,107  (7)                      3.81%
   Executive Vice President of Corporate Affairs,
   Secretary, Treasurer and Director
Michael T. Bramblett                                              129,627  (8)                        *
   Executive Vice President of Business Development
   and Director
David A. McLaughlin                                               116,437  (9)                        *
   Senior Vice President of Operations and Director
L. John Polite, Jr.                                                65,812  (10)                       *
   Director
   211 Oldwoods Road
   Franklin Lakes, New Jersey 07417
Edward A. Chod                                                     26,794  (11)                       *
   Director
   10 South Broadway, Suite 2000
   St. Louis, Missouri 63102
Thomas F. Patton, Ph.D.                                            25,312  (12)                       *
   Director
   4588 Parkview Place
   St. Louis, Missouri 63110
J. Hord Armstrong, III                                              9,000  (13)                       *
   Director
   8000 Maryland Avenue, Suite 900
   St. Louis, Missouri 63105
All Directors and Executive Officers                            8,878,787                          13.31%
   as a Group (consisting of nine persons)

----------------------------------
Notes to Beneficial Ownership Table:
*      Less than one-half of one percent.
(1) Except as otherwise indicated, the address for each individual named is c/o JONES PHARMA INCORPORATED, 1945 Craig Road, St. Louis, Missouri 63146. Each beneficial owner has sole voting and investment power with respect to the shares of the Company's common stock shown as beneficially owned except that an individual may be deemed to have only indirect shared voting and investment power with respect to shares held by the individual's spouse as reflected in other footnotes.

(2) Includes shares deemed owned as a result of purchase options which are presently or will become exercisable on or prior to June 1, 2000.

(3) The number of shares of the Company's common stock deemed outstanding as of March 1, 2000 includes: (i) 65,429,778 shares outstanding as of such date, and (ii) shares issuable pursuant to options held by the directors and executive officers that are currently exercisable or will become exercisable on or before June 1, 2000, by the person or group in question.

(4) Includes 972,000 shares under option rights issued by the Company and held by Mr. Jones. Does not include 2,540,107 shares or options held by his spouse, Judith A. Jones, with respect to which he disclaims beneficial ownership.

(5) Includes 16,087 shares under option rights issued by the Company, 219,052 shares owned by Mr. Franz' wife, 83,835 shares held by his wife as custodian for the Franz' children, 64,879 shares held by his wife as a co-trustee for the benefit of the Franz' children and 31,371 shares held by his wife as a co-trustee for the benefit of her nephew. Mr. Franz disclaims beneficial ownership of all of the shares held by his wife.

(6) As a result of call options written and sold by Mr. Franz, an aggregate of: (i) 56,250 of the shares reflected as owned by him are subject to purchase by third parties as $20 per share under option rights expiring March 17, 2000; and (ii) 15,000 of the shares reflected as owned by him are subject to purchase by third parties at $20 per share under option rights expiring June 16, 2000.

(7) Includes 243,000 shares under option rights issued by the Company and held by Mrs. Jones. Does not include 5,353,792 shares or options held by her spouse, Dennis M. Jones, with respect to which she disclaims beneficial ownership.

(8) Includes 25,411 shares held by Mr. Bramblett's wife with respect to which he disclaims beneficial ownership.

(9) Includes 11,250 shares under option rights issued by the Company. As a result of call options written and sold by Mr. McLaughlin, an aggregate of: (i) 45,000 of the shares reflected as owned by him are subject to purchase by third parties at $20.00 per share under option rights expiring March 17, 2000; and (ii) 30,000 of shares reflected as owned by him are subject to purchase by third parties at $23.33 per share under option rights expiring June 16, 2000.

(10)   Includes 10,125 shares under option rights issued by the Company.

(11)   Includes 6,750 shares under option rights issued by the Company.

(12)   Includes 17,437 shares under option rights issued by the Company.

(13)   Includes 6,750 shares under option rights issued by the Company.


PRINCIPAL SHAREHOLDERS

The following table is based upon filings with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and reflects those shareholders known to us to hold 5% or more of the Company's common stock.

                ------------------------------------- ------------------------ ---------------------
                         NAME AND ADDRESS                     SHARES              REPORTED AS OF
                ------------------------------------- ------------------------ ---------------------

                AMVESCAP PLC
                11 Devonshire Square                    7,906,537 (12.13%)      December 31, 1999
                London EC2M 4YR
                England
                ------------------------------------- ------------------------ ---------------------

                Dennis M. and Judith A. Jones           7,893,899 (11.84%)        March 1, 2000
                1945 Craig Road
                St. Louis, Missouri 63146
                ------------------------------------- ------------------------ ---------------------


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such forms received by us and written representations from certain reporting persons that no Forms 5 or other reports were required for those persons, we believe that, during the fiscal year ended December 31, 1999, our directors, officers and greater than 10% beneficial owners complied with all applicable filing requirements.


ITEM 13.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Life Insurance Relationships. Pursuant to agreements between us and the trustees of irrevocable insurance trusts, we pay the premiums associated with life insurance on the lives of Dennis M. Jones and Judith A. Jones as "split-dollar" coverage. Under such agreements, the trusts own the policies and we pay the premiums on the policies. Upon the death of the insureds, or in the event of an earlier termination of the policies, we are entitled to recover the aggregate amount of the premiums paid and we hold security interests in such policies to the extent of premiums paid. The insurance trusts may terminate the "split-dollar" arrangement with respect to any policy at any time upon reimbursement to us of the aggregate amount of premiums paid with respect to such policy. As an inducement to us to provide such coverage under the policies issued in 1997 and 1998, Mr. and Mrs. Jones or certain beneficiaries of the insurance trusts have guaranteed to us that we will recover the full amount of premiums paid with respect to such policies. We are prohibited from borrowing against such policies without the consent of the insureds.

The aggregate face amount of such "split-dollar" insurance coverage is $73,500,000. Annual premiums paid during 1999 on such policies were approximately $1,553,000.

In addition to such "split-dollar" insurance, in 1998 we purchased "key employee" insurance policies on the joint lives of Mr. and Mrs. Jones in policies having an aggregate death benefit of $40,000,000. The policies represent a combination of term and whole life intended to provide for level premium expense to us aggregating approximately $865,000 per year. Contemporaneously with the purchase of these policies, we entered into an agreement with Mr. and Mrs. Jones (individually and as the trustees of their respective revocable trusts holding shares of our common stock). Pursuant to such agreement, at the time of the death of the second to die of Mr. or Mrs. Jones, their estates or the successor trustees of their trusts or any beneficiary of such trust receiving a distribution of shares of our common stock is given the option to require us to repurchase such shares. The purchase price applicable to any such repurchase will equal the average closing price for such stock for the ten days preceding the date of death giving rise to the option.

The option may only be exercised by notice given not earlier than seven nor later than eight months after the date of death giving rise to the option and any resulting repurchase shall be made within twenty days after the end of the eight month period. The agreement limits our obligation to effect such repurchases to the amount of the insurance proceeds received by us pursuant to the policies. We may not borrow against any cash values in the policies or cancel the insurance without the consent of Mr. and Mrs. Jones. Mr. and Mrs. Jones have agreed with us that in the event of any termination of the policies under circumstances in which we do not recover in full our premium costs, they will reimburse such unrecovered costs to us. We believe that such insurance and the application of the proceeds to the repurchase of shares of our common stock as provided in the agreement, will work to reduce any negative impact on us and the market for our common stock arising from the deaths of Mr. and Mrs. Jones.

         Related Party Transactions. Edward A. Chod, a director, is an officer and a shareholder in the law firm of Greensfelder, Hemker & Gale, P.C., which has served as our outside counsel since 1982. The amount of legal fees paid by us to Greensfelder, Hemker & Gale, P.C. during the fiscal year ended December 31, 1999 did not exceed five percent (5%) of such firm's gross revenues for its applicable fiscal year.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)      1. The consolidated financial statements filed as part of this report on Form 10-K are listed on the accompanying Index to Consolidated Financial Statements and Consolidated Financial Statement Schedule on page 38.

         2. The consolidated financial statement schedule filed as part of this report on Form 10-K is listed on the accompanying Index to Consolidated Financial Statements and Consolidated Financial Statement Schedule on page 38.

         3. Exhibits:

            (3.1) Amended and Restated Certificate of Incorporation of the Company dated June 5, 1997 (incorporated by reference from
                    Exhibit 3.1 to Form 8-K dated June 10, 1997).

            (3.2) Certificate of Amendment to Restated Certificate of Incorporation dated May 20, 1998 (incorporated by reference from Exhibit 3(i) to Form 8-K dated May 20, 1998).

            (3.3) Amended By-Laws of the Company as of June 14, 1988 (incorporated by reference from Exhibit 3.5 to Form 10-K for the year ended December 31, 1995).

            (3.4) Amendment to Section 3.02 of By-Laws of the Company as of April 1, 1992 (incorporated by reference from Exhibit 3.6 to Form 10-K for the year ended December 31, 1995).

            (10.1) The Company's 1989 Incentive Stock Option Plan (incorporated by reference from Exhibit 10.1 to Form 10-K for the year ended December 31, 1995).

            (10.2) Employee Profit Sharing and 401(k) Plan as amended and restated as of January 1, 1997 (incorporated by reference from Exhibit 10.2 to Form 10-K for the year ended December 31, 1996).

            (10.3) The Company's 1994 Incentive Stock Plan effective June 1, 1994 (incorporated by reference from the Company's Proxy Statement dated April 21, 1995 for the Annual Meeting of Stockholders held May 15, 1995).

            (10.4) The Company's 1994 Formula Stock Option Plan for Non-Management Directors effective May 25, 1994 (incorporated by reference from the Company's Proxy Statement dated April 21, 1995 for the Annual Meeting of Stockholders held May 15, 1995).

            (10.5) Licensing Agreement dated August 31, 1995 between the Company and Eli Lilly & Company is (incorporated by reference from Exhibit 2.1 to Form 8-K dated September 15,
                    1995).

            (10.6) Manufacturing Agreement dated August 31, 1995 between the Company and Eli Lilly & Company (incorporated by reference from Exhibit 2.2 to Form 8-K dated September 15, 1995).

            (10.7) License Agreement dated March 18, 1996, between the Company and Eli Lilly and Company (incorporated by reference from Exhibit 2.1 to Form 8-K dated March 18, 1996).

            (10.8) Manufacturing Agreement dated March 18, 1996, between the Company and Eli Lilly and Company (incorporated by reference from Exhibit 2.2 to Form 8-K dated March 18,
                    1996).

            (10.9) The Company's 1997 Incentive Stock Plan (incorporated by reference from the Company's Proxy Statement dated April 10, 1997 for the Annual Meeting of Shareholders held May 20,
                    1997).

            (10.10) Asset Purchase Agreement dated as of June 27, 1997, between the Company and SmithKline Beecham Corporation (incorporated by reference from Exhibit 2.1 to Form 8-K dated July 8,
                    1997).

            (10.11) Supply Agreement dated as of June 27, 1997, between the
                    Company and SB Pharmco Puerto Rico (incorporated by reference from Exhibit 2.2 to Form 8-K dated July 8,
                    1997).

            (10.12) Asset Purchase Agreement dated March 17, 1998 by and among
                    Twin Laboratories, Inc., Bronson Laboratories, Inc., the Company and JMI-Phoenix (incorporated by reference from Exhibit 2.1 to Form 8-K dated May 15, 1998).

            (21.1)  Subsidiaries of the Registrant (FILED HEREWITH).

            (23.1)  Consent of Ernst & Young LLP. (FILED HEREWITH)

            (27.1)  Financial Data Schedule. (FILED HEREWITH)

(b) No reports on Form 8-K were filed by the Company during the last quarter of the period covered by this report on Form 10-K.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              JONES PHARMA INCORPORATED

                                              By: /s/ Dennis M. Jones
                                                  ------------------------------
                                                  Dennis M. Jones, President
                                                  DATE:  MARCH 17, 2000


         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURES                                         TITLE                                   DATE
              ----------                                         -----                                   ----


/s/ Dennis M. Jones                      President, Chief Executive Officer and Director            March 17, 2000
--------------------------------
Dennis M. Jones


/s/ G. Andrew Franz                      Executive Vice President, Chief Operating Officer and      March 17, 2000
--------------------------------         Director
G. Andrew Franz


/s/ Judith A. Jones                      Executive Vice President, Secretary, Treasurer and         March 17, 2000
--------------------------------         Director (Principal Financial and Accounting Officer)
Judith A. Jones

/s/ Michael T. Bramblett                 Executive Vice President of Business Development and       March 17, 2000
--------------------------------         Director
Michael T. Bramblett


/s/ David A. McLaughlin                  Senior Vice President of Operations and Director           March 17, 2000
--------------------------------
David A. McLaughlin


/s/ Edward A. Chod                       Director                                                   March 17, 2000
--------------------------------
Edward A. Chod


--------------------------------         Director                                                   March __, 2000
L. John Polite, Jr.


--------------------------------         Director                                                   March __, 2000
Thomas F. Patton, Ph.D.


--------------------------------         Director                                                   March __, 2000
J. Hord Armstrong, III


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

                                                                                             Page
                                                                                             ----
Report of Ernst & Young LLP, independent auditors                                            F-1

Consolidated balance sheets as of December 31, 1998 and 1999                                 F-2

Consolidated statements of income for the years ended December 31, 1997,
 1998 and 1999                                                                               F-3

Consolidated statements of stockholders' equity for the years ended December 31,
1997, 1998 and 1999                                                                          F-4

Consolidated statements of cash flows for the years ended December 31, 1997,
1998 and 1999                                                                                F-5

Notes to consolidated financial statements                                                   F-6

Consolidated schedule for the years ended December 31, 1997, 1998 and 1999:

         II.  Valuation and qualifying accounts                                              F-26


         All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
JONES PHARMA INCORPORATED

We have audited the accompanying consolidated balance sheets of JONES PHARMA INCORPORATED as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of JONES PHARMA INCORPORATED at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


St. Louis, Missouri
January 31, 2000

                            JONES PHARMA INCORPORATED

                           CONSOLIDATED BALANCE SHEETS
          (In thousands of dollars except share and per share amounts)


                                                                                DECEMBER 31
                                                                         1998                 1999
                                                                -------------------------------------------
   ASSETS
   Current assets:
     Cash and short-term investments                                   $122,745             $111,003
     Marketable securities                                                    -               63,228
     Accounts receivable, less allowance for doubtful accounts
       of $977 in 1998 and $1,543 in 1999                                19,069               15,915
     Inventories                                                          7,492               11,587
     Deferred income taxes                                                3,342                3,555
     Other                                                                1,329                1,522
                                                                -------------------------------------------
   Total current assets                                                 153,977              206,810
   Intangible assets:
     Distribution systems, trademarks, and licenses                      66,805               66,577
     Restrictive covenants and other intangibles                          7,647                7,647
     Goodwill                                                             4,034                4,034
                                                                -------------------------------------------
                                                                         78,486               78,258
     Less accumulated amortization                                       12,160               15,457
                                                                -------------------------------------------
   Net intangible assets                                                 66,326               62,801

   Net property, plant, and equipment                                    23,692               24,509
   Other assets                                                           4,783                6,345
                                                                -------------------------------------------
   Total assets                                                        $248,778             $300,465
                                                                ===========================================

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
     Accounts payable and accrued expenses                             $  9,951             $ 11,257
     Income taxes payable                                                 1,771                4,469
                                                                -------------------------------------------
   Total current liabilities                                             11,722               15,726

   Deferred income taxes                                                  4,386                5,135

   Stockholders' equity:
     Preferred stock, $.01 par value, 5,000,000 shares
       authorized, no shares issued or outstanding                            -                    -
     Common stock, $.04 par value; 75,000,000 shares
       authorized, 65,155,973 issued and outstanding in
       1999; 64,797,700 issued and outstanding in 1998                    2,592                2,606
     Contributed capital                                                109,599              111,711
     Retained earnings                                                  120,479              165,381
     Accumulated other comprehensive loss                                     -                  (94)
                                                                -------------------------------------------
   Total stockholders' equity                                           232,670              279,604
                                                                -------------------------------------------
   Total liabilities and stockholders' equity                          $248,778             $300,465
                                                                ===========================================

   See accompanying notes.

                            JONES PHARMA INCORPORATED

                        CONSOLIDATED STATEMENTS OF INCOME
               (In thousands of dollars except per share amounts)


                                                                YEAR ENDED DECEMBER 31
                                                    1997                 1998                 1999
                                           ----------------------------------------------------------------

Sales from continuing operations                 $ 88,781             $103,414             $132,544
Cost of sales                                      25,430               23,839               25,077
                                           ----------------------------------------------------------------
Gross profit                                       63,351               79,575               107,467

Selling, general, and administrative expenses:
     Selling                                       14,415               16,825               19,123
     General and administrative                     7,499                8,534               10,361
     Research and development                           -                  117                1,343
     Amortization                                   3,357                3,665                3,538
     Nonrecurring charges                               -               10,500                    -
                                           ----------------------------------------------------------------
Total selling, general, and
   administrative expenses                         25,271               39,641               34,365
                                           ----------------------------------------------------------------

Operating income from continuing
   operations                                      38,080               39,934               73,102

Other income (expense):
   Interest income                                  2,562                5,086                7,193
   Interest expense                                  (238)                (215)                   -
   Miscellaneous                                       (9)                  12                 (187)
                                           ----------------------------------------------------------------
                                                    2,315                4,883                7,006
                                           ----------------------------------------------------------------
Income before taxes from continuing
   operations                                      40,395               44,817               80,108
Provision for income taxes                         15,351               21,250               31,164
                                           ----------------------------------------------------------------
Income from continuing operations                  25,044               23,567               48,944
                                           ----------------------------------------------------------------

Income from discontinued operations (net
   of taxes)                                        6,926               18,768                    -
                                           ----------------------------------------------------------------
Net income                                       $ 31,970             $ 42,335             $ 48,944
                                           ================================================================

Earnings per share:
   Basic:  Continuing operations                 $   0.39             $   0.36             $   0.75
           Discontinued operations                   0.11                 0.29                    -
                                           ================================================================
                                                 $   0.50             $   0.65             $   0.75
                                           ================================================================
   Diluted:Continuing operations                 $   0.38             $   0.36             $   0.73
           Discontinued operations                   0.11                 0.28                    -
                                           ================================================================
                                                 $   0.49             $   0.64             $   0.73
                                           ================================================================

See accompanying notes.

                            JONES PHARMA INCORPORATED

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1997, 1998, and 1999
          (In thousands of dollars except share and per share amounts)

                                                                                               ACCUMULATED
                              NUMBER OF SHARES                                                    OTHER
                            -------------------   PREFERRED  COMMON   CONTRIBUTED   RETAINED  COMPREHENSIVE            COMPREHENSIVE
                            PREFERRED    COMMON     STOCK     STOCK     CAPITAL     EARNINGS      LOSS       TOTAL         INCOME
                            --------------------------------------------------------------------------------------------------------
Balance at December 31, 1996    -      28,435,451  $   -     $1,137    $108,582     $ 52,200   $    -       $161,919        $     -
Three-for-two Common Stock
   split declared July 13,
   1999                         -      14,217,726      -        569        (569)           -        -              -              -
Three-for-two Common Stock
   split declared February      -      21,326,588      -        853        (853)           -        -              -              -
   3, 2000
Exercise of stock options       -         505,629      -         19         677            -        -            696              -
Shares tendered in payment
   of option price              -         (22,910)     -          -        (340)           -        -           (340)             -
Tax benefits associated
   with the exercise of
   nonqualified stock
   options                      -               -      -          -         287            -        -            287              -
Return of escrowed shares       -          (6,059)     -          -         (87)           -        -            (87)             -
Net income                      -               -      -          -           -       31,970        -         31,970         31,970
Cash dividend declared -
   common stock ($.042 per
   share)                       -               -      -          -           -       (2,719)       -         (2,719)             -
                             -------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                        $31,970
                                                                                                                            ========
Balance at December 31, 1997    -      64,456,425      -      2,578     107,697       81,451        -        191,726        $     -

Exercise of stock options       -         350,867      -         14       1,549            -        -          1,563              -
Shares tendered in payment
   of option price              -          (9,592)     -          -           -            -        -              -              -
Tax benefits associated
   with the exercise of
   nonqualified stock
   options                      -               -      -          -         353            -        -            353              -
Net income                      -               -      -          -           -       42,335        -         42,335         42,335
Cash dividend declared -
   common stock ($.051per
   share)                       -               -      -          -           -       (3,307)       -         (3,307)             -
                             -------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                        $42,335
                                                                                                                            ========
Balance at December 31, 1998    -      64,797,700      -      2,592     109,599      120,479        -        232,670        $     -

Exercise of stock options       -         388,730      -         14       1,406            -        -          1,420              -
Shares tendered in payment
   of option price              -         (30,457)     -          -           -            -        -              -              -
Amortization of unearned
   compensation                 -               -      -          -          74            -        -             74              -
Tax benefits associated
   with the exercise of
   nonqualified stock
   options                      -               -      -          -         632            -        -            632              -
Net income                      -               -      -          -           -       48,944        -         48,944         48,944
Cash dividend declared -
   common stock ($.062 per
   share)                       -               -      -          -           -       (4,042)       -         (4,042)             -
Net unrealized losses on
   marketable securities,
   net of tax                   -               -      -          -           -            -      (94)           (94)           (94)
                             -------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                        $48,850
                                                                                                                            ========
Balance at December 31, 1999    -      65,155,973  $   -     $2,606    $111,711     $165,381   $  (94)      $279,604
                             ===============================================================================================

See accompanying notes.

                            JONES PHARMA INCORPORATED

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands of dollars)


                                                    YEAR ENDED DECEMBER 31
                                                1997         1998         1999
                                              --------    ---------    ---------
OPERATING ACTIVITIES
Net income                                    $ 31,970    $  42,335    $  48,944
Noncash adjustments:
   Depreciation                                  2,148        1,938        2,592
   Amortization of intangible assets             3,963        3,665        3,538
   Amortization of deferred compensation             -            -           74
   Provision for uncollectibles                    809         (219)         566
   Pretax gain on sale of discontinued
     operations                                      -      (30,616)           -
   Nonrecurring charge                               -       10,500            -
   Deferred income taxes                            43       (2,435)         536
   Other non cash items, net                         -            -          935
   Loss on sale of assets                           31            -          170
   Change in assets and liabilities, net
     of effects from acquisitions:
        Accounts receivable                     (6,196)      (5,200)       2,588
        Inventories                             (2,604)        (193)      (4,095)
        Other assets                             1,445       (3,474)      (1,755)
        Accounts payable and accrued
          expenses                              (1,341)       5,320        1,306
        Income taxes payable                     1,450          321        2,698
                                              --------    ---------    ---------
Net cash from operating activities              31,718       21,942       58,097

INVESTING ACTIVITIES
Purchase of marketable securities                    -            -      (63,228)
Additions to property, plant, and equipment     (5,566)      (2,333)      (4,049)
Proceeds from sale of assets                       276            3           60
Purchases of intangible assets in product
   line acquisitions, net of seller
   financing                                   (22,800)           -            -
Proceeds from sale of discontinued
   operations                                        -       55,000            -
                                              --------    ---------    ---------
Net cash from (used for) investing
   activities                                  (28,090)      52,670      (67,217)

FINANCING ACTIVITIES
Repayment of long-term debt                     (3,000)           -            -
Payments of cash dividends                      (3,279)      (3,307)      (4,042)
Proceeds from exercise of stock options            356        1,563        1,420
                                              --------    ---------    ---------
Net cash used for financing activities          (5,923)      (1,744)      (2,622)
                                              --------    ---------    ---------
Increase (decrease) in cash and
    short-term investments                      (2,295)      72,868      (11,742)
Cash and short-term investments,
    beginning of year                           52,172       49,877      122,745
                                              --------    ---------    ---------
Cash and short-term investments,
    end of year                               $ 49,877    $ 122,745    $ 111,003
                                              ========    =========    =========

See accompanying notes.

                            JONES PHARMA INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (In thousands of dollars except share and per share amounts)

1. BASIS OF PRESENTATION

DISCONTINUED OPERATIONS

On March 16, 1998, the Board of Directors of JONES PHARMA INCORPORATED ("JMED" or the "Company") approved a plan to discontinue the Company's nutritional supplements product line and contract manufacturing operations. On March 17, 1998, the Company signed a binding agreement with certain operating subsidiaries of Twinlab Corporation ("Twin") to sell a portion of this business for $55,000 cash on the April 30, 1998 closing date. A gain on the sale, of approximately $17,000, net of taxes of approximately $13,500, has been recorded in the 1998 results. The accompanying consolidated statements of income reflect the operating results, net of tax, of the Company's nutritional supplements product line and contract manufacturing operations as discontinued operations. Net sales associated with the discontinued operations approximate $11,901 for the period January 1, 1998 to April 30, 1998 (the sale date). For the year ended December 31, 1997, net sales associated with the discontinued operations approximated $36,249.

STOCK SPLITS

On July 13, 1999 and again on February 3, 2000, the Board of Directors declared three-for-two stock splits effected in the form of stock dividends. The financial statements, including stock options, share data, per share data, and market prices, have been retroactively adjusted to reflect both of these stock splits.

2. NATURE OF OPERATIONS AND CUSTOMER CONCENTRATION

The Company is engaged in the manufacturing and marketing of pharmaceuticals to retail pharmacies and hospitals. A significant portion of the Company's sales are through wholesale drug distributors, which in turn supply product to pharmacies and hospitals. Three wholesale customers individually accounted for 19 percent, 18 percent, and 16 percent of 1999 consolidated sales. No one customer accounted for more than 10 percent of the Company's consolidated sales in 1998 or 1997.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

2. NATURE OF OPERATIONS AND CUSTOMER CONCENTRATION (CONTINUED)

The Company's most significant products include:

                                       1997                      1998                      1999
                             ------------------------- ----------------------------------------------------
                               PRODUCT    PERCENT OF     PRODUCT    PERCENT OF   PRODUCT     PERCENT OF
                                SALES       SALES         SALES        SALES      SALES        SALES
                             ------------------------- ----------------------------------------------------

  Thrombin products              $18,623       21%         $17,252       17%     $33,663        25%
  Levoxyl                        $21,023       24%         $25,683       25%     $32,773        25%
  Tapazole                       $17,943       20%         $24,127       23%     $26,507        20%
  Cytomel/Triostat               $ 4,441        5%         $ 8,551        8%     $13,582        10%

The Company's only source of supply for thrombin products is from GenTrac, Inc., a wholly owned subsidiary of the Company, and the only source of supply for Levoxyl is from JMI-Daniels Pharmaceuticals, Inc., a wholly owned subsidiary of the Company. The Company obtains various raw material components relating to thrombin products and Levoxyl from sole sources. The Company's suppliers of Tapazole, Cytomel/Triostat, and Brevital also obtain various raw material components from sole sources.

The Company currently relies on Eli Lilly and Company ("Lilly") for the manufacture of Brevital and Tapazole. In connection with the acquisitions of Brevital (on August 31, 1995) and Tapazole (on March 18, 1996), the Company entered into ten-year manufacturing agreements with Lilly, which may be terminated by Lilly at any time after the first five years by giving at least five years' notice to the Company prior to ceasing the manufacture of the related products. In the event of such termination, Lilly must use reasonable efforts to assist the Company in obtaining all the necessary licenses and approvals to enable the Company or an alternative manufacturer to manufacture the products. Lilly is the sole manufacturer of both products, and any alternative manufacturer would require regulatory change-in-site qualification to manufacture the products. In the event of any interruption in the supply of either product from Lilly due to regulatory or other causes, there can be no assurance that the Company could make alternative manufacturing arrangements on a timely basis, if at all. Such an interruption could have a material adverse effect on the Company's business, financial condition, and results of operations.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

2. NATURE OF OPERATIONS AND CUSTOMER CONCENTRATION (CONTINUED)

Cytomel is manufactured for the Company by Schering Canada, Inc. (Schering) under rights and obligations which were respectively assigned to, and assumed by the Company in connection with the acquisition of Cytomel from SmithKline Beecham Corporation (SKB) on June 30, 1997. Schering's obligation to continue to manufacture Cytomel for the Company expires in December 2000. The
Company is currently negotiating with Schering to extend the manufacture of Cytomel for the Company beyond December 2000. The failure to negotiate such an extension, however, could have a material adverse effect on the Company's business, financial condition, and results of operations.

Triostat is currently manufactured for the Company by SB Pharmco, an affiliate of SKB, pending transfer of manufacture to a successor. The Company selected a new third-party manufacturer as a successor to SB Pharmco and the Company negotiated satisfactory terms for future supply of this product. The Company anticipates contract arrangements with this manufacturer will be finalized by July 2000, concurrently with anticipated receipt of site-change approval from the Food and Drug Administration (FDA). The failure to complete this alternative manufacturing arrangement in a timely manner could have a material adverse effect on the Company's business, financial condition, and results of operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of JMED and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH AND SHORT-TERM INVESTMENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and short-term investments are stated at cost, which approximates fair value.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MARKETABLE SECURITIES

The Company accounts for its investments using Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and
Equity Securities". This standard requires that certain debt and equity securities be adjusted to market value at each balance sheet date. Unrealized market value gains and losses are recorded in accumulated other comprehensive income.

Management determines the proper classification of investments in obligations with fixed maturities at the time of purchase and reevaluates such designations as of each balance sheet date. At December 31, 1999, all securities covered by SFAS No. 115 were designated as available-for-sale and classified in the consolidated balance sheet as current assets. Accordingly, these securities are stated at market value, with unrealized gains and losses recorded in accumulated other comprehensive income. Realized gains and losses on the sale of investments, as determined on a specific identification basis, are included in the consolidated statement of income. There were no realized gains and losses on the sale of investments in the year ended December 31, 1999.

INVENTORIES

Inventories are valued at the lower of cost or market with cost determined on the first-in, first-out basis.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are recorded at cost. Depreciation is computed by the straight-line method over the useful lives of the assets as follows:

               ASSET CATEGORY                                         ESTIMATED USEFUL LIFE
------------------------------------------------------- -----------------------------------------------------

     Buildings and improvements                                             15-40 years
     Equipment and furniture                                                 5-15 years
     Automobiles                                                              5 years

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

The cost of product line or business acquisitions accounted for using the purchase method of accounting is allocated first to identifiable assets and liabilities based on estimated fair values. The excess of cost over identifiable assets and liabilities is recorded as goodwill.

Amortization is provided using the straight-line method over the estimated useful lives of the assets as follows:

                    ASSET CATEGORY                                        ESTIMATED USEFUL LIFE
--------------------------------------------------------------- -------------------------------------------

     Distribution systems, trademarks, and licenses                             5-30 years
     Restrictive covenants and other intangibles                                5-10 years
     Goodwill                                                                  25-40 years

The Company continually reevaluates the propriety of the carrying amount of goodwill and other intangibles as well as the related amortization period to determine whether current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is based on the Company's projection of the undiscounted operating income before depreciation, amortization, and interest over the remaining lives of the amortization periods of related goodwill and intangible assets. The projections are based on the historical trend line of actual results since the date of acquisition of the respective assets adjusted for expected changes in operating results.

To the extent such projections indicate that the undiscounted operating income is not expected to be adequate to recover the carrying amounts of related intangibles, such carrying amounts are written down by charges to expense in amounts equal to the excess of the carrying amount of intangible assets over the respective fair values.

In June 1998, the Company recorded a noncash accounting charge related to an impairment of certain under-performing long-lived assets. As a result of the Company's strategic review process of its product lines and related intangible assets, the Company determined that a portion of the goodwill associated with certain lower-margin pharmaceutical products had been impaired. The revised carrying value of the respective goodwill was calculated on the basis of discounted estimated future cash flows and resulted in a noncash, after-tax charge of $10,500, or $.16 per share. This nonrecurring charge, which has been reported as a separate line item in selling, general, and administrative expenses in the accompanying 1998 consolidated statement of income, has no impact on the Company's 1998 cash flow or its ability to generate cash flow in the future.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS (CONTINUED)

The Company believes the remaining carrying amounts of its intangible assets at December 31, 1999 are recoverable and no reduction of the estimated useful lives is warranted.

REVENUE RECOGNITION

Sales are reported net of rebates, returns, and discounts during the period in which product is shipped. Product rebates and discounts are incurred due to volume or other contractual allowances on certain pharmaceutical sales under contracts with hospitals, buying groups, and managed care organizations. Product returns are permitted in accordance with operating policies established with respect to certain unused pharmaceuticals. At December 31, 1998 and 1999, the Company maintained reserves of $3,150 and $2,873, respectively, for product rebates, returns, and discounts.

RESEARCH AND DEVELOPMENT ACTIVITIES

The costs associated with the development, testing, and approval of pharmaceutical products are expensed as incurred.

STOCK OPTIONS

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided under Financial Accounting Standards Board (FASB) SFAS
No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's incentive stock options equals the market price of the underlying stock on the date of grant.

In connection with various nonqualified stock option plans, certain options have been granted at exercise prices below the fair market value of the common stock at the grant date. Differences between the option prices and fair market values at the dates of grant are charged to compensation expense ratably over the future service vesting periods.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation.

4. INVESTMENT SECURITIES

Investment securities have been classified in the December 31, 1999 consolidated balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1999 were as follows:

                                                             GROSS            GROSS
                                           AMORTIZED       UNREALIZED      UNREALIZED          FAIR
  in thousands of dollars                     COST           GAINS           LOSSES           VALUE
  --------------------------------------------------------------------------------------------------

     U.S. Government obligations          $10,581             $ -          $   (9)          $10,572
     Municipal obligations                 22,353               -            (123)           22,230
     Corporate bonds                       30,447              21             (42)           30,426
                                        ============================================================
     Total                                $63,381             $21          $ (174)          $63,228
                                        ============================================================

Contractual maturities of marketable debt securities at December 31, 1999 were as follows:

                                                              AMORTIZED          FAIR
  in thousands of dollars                                        COST           VALUE
  -------------------------------------------------------------------------------------

     Due in one year or less                                  $40,928          $40,916
     Due after five years                                      22,453           22,312
                                                           ============================
     Total                                                    $63,381          $63,228
                                                           ============================

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

4. INVESTMENT SECURITIES (CONTINUED)

The difference between amortized cost and market value of $153 (less deferred taxes of $59) was recorded as an other comprehensive loss within stockholders' equity as of December 31, 1999.

At December 31, 1999, approximately $92,470 of available-for-sale securities with original maturities of 90 days or less were included in cash and short-term investments. The market value of these securities approximates cost, and the cost of investments sold is determined by the specific identification method. A portion of short-term investments are comprised of variable auction rate securities that provide for optional or early redemption within five weeks and the contractual maturities are generally greater than twelve months.

5. ACQUISITIONS

CYTOMEL AND TRIOSTAT

On June 30, 1997, the Company acquired two products, Cytomel and Triostat, from SKB for a cash purchase price of $22,800. The purchase price has been allocated to the acquired intangibles with amortizable lives ranging from 10 to 25 years. In connection with the acquisition, the Company entered into manufacturing agreements for the supply of both Cytomel and Triostat.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

6. EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

                                                           1997               1998               1999
                                                  ----------------------------------------------------------
Numerator for basic and diluted earnings per share:
   Income from continuing operations                   $    25,044        $    23,567        $    48,944
   Income from discontinued operations                       6,926             18,768                  -
                                                  ----------------------------------------------------------
                                                       $    31,970        $    42,335        $    48,944
Denominator:
  Denominator for basic earnings per
   share-weighted average shares                        64,308,573         64,632,755         64,936,030
  Effect of dilutive stock options                       1,495,868          1,355,598          1,735,102
                                                  ==========================================================
Denominator of diluted earnings per share               65,804,441         65,988,353         66,671,132
                                                  ==========================================================

Earnings per share:
  Basic:     Continuing operations                     $      0.39        $      0.36        $      0.75
             Discontinued operations                          0.11               0.29                  -
                                                  ==========================================================
                                                       $      0.50        $      0.65        $      0.75
                                                  ==========================================================

  Diluted:   Continuing operations                     $      0.38        $      0.36        $      0.73
             Discontinued operations                          0.11               0.28                  -
                                                  ==========================================================
                                                       $      0.49        $      0.64        $      0.73
                                                  ==========================================================



                           JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


7. SUPPLEMENTAL CASH FLOW INFORMATION

The following is a summary of supplemental cash flow information:


                                                       1997                1998               1999
                                                 -----------------------------------------------------------
Interest paid                                         $   259             $   215            $     0
Income taxes paid                                     $15,998             $22,798            $27,000


8. INVENTORIES

Inventories at December 31, 1998 and 1999, are comprised of the following:

                                                       1998                1999
                                                 ------------------------------------

Raw materials                                         $ 2,239             $ 2,563
Work-in-process                                           506               1,460
Finished goods                                          4,747               7,564
                                                 ------------------------------------
                                                      $ 7,492             $11,587
                                                 ====================================


9. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment at December 31, 1998 and 1999, are as follows:


                                                       1998                  1999
                                                 ------------------------------------

Land                                                  $ 2,068             $ 2,068
Buildings and improvements                             11,608              10,819
Equipment and furniture                                16,526              18,083
Automobiles                                               590                 616
Projects in process                                       128               2,312
                                                 ------------------------------------
                                                       30,920              33,898
Less accumulated depreciation                           7,228               9,389
                                                 ------------------------------------
                                                      $23,692             $24,509
                                                 ====================================


                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


10. OFFICERS' LIFE INSURANCE

Included in other assets at December 31, 1998 and 1999 are amounts totaling $3,435 and $5,666, respectively, related to life insurance policies on the lives of certain key executive officers. The beneficiaries of the policies are the Company or trusts created by the insureds. The Company pays the annual premiums on these policies and has guarantees from the insureds (or the beneficiaries of their trusts) to make the Company whole to the extent that the cash surrender values of the policies are less than the aggregate premiums paid by the Company.

In connection with two of the life insurance policies with total insurance value of $40,000, the Company has entered into a stock redemption agreement with the insureds whereby, upon the death of both insureds, the Company may be required to use the proceeds from the life insurance policies to purchase shares of the insureds' Company common stock. The obligation to redeem the stock is at the discretion of the then holders of the insureds' common shares. The redemption price is based on the average closing price of the shares on the last ten trading days immediately preceding the death of the second to die.

11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 1998 and 1999, are comprised of the following:

                                                       1998                1999
                                                 ------------------------------------

Trade payables                                        $ 2,662             $ 3,495
Sales rebates, returns, and discounts                   3,150               2,873
Compensation                                            1,389               1,732
Reserves for discontinued operations                    1,266               1,070
Site transfer costs                                       654                 554
Royalties                                                 457                 471
Administration fees                                       196                 346
Research and development                                   --                 300
Other                                                     177                 416
                                                 ------------------------------------
                                                      $ 9,951             $ 11,257
                                                 ====================================

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


12. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1999, are as follows:

                                                                           1998                1999
                                                                --------------------------------------------
Deferred tax liabilities:
   Depreciation and amortization                                          $ 4,386             $ 5,135

Deferred tax assets:
   Accrued sales rebates, returns, and discounts                            1,499               1,392
   Deferred compensation on stock options                                      87                  87
   Unicap adjustment on inventory                                             209                 264
   Allowance for doubtful accounts                                            353                 487
   Accrued expenses                                                           757                 408
   Other                                                                      437                 917
                                                                --------------------------------------------
                                                                            3,342                3,555
                                                                --------------------------------------------
Net deferred tax liabilities                                              $ 1,044              $ 1,580
                                                                ============================================

Significant components of the provision for income taxes from continuing operations are as follows:

                                                       1997                1998                1999
                                                 -----------------------------------------------------------
Current:
   Federal                                            $14,206             $19,166             $27,979
   State                                                1,050               1,862               2,583
                                                 ------------------------------------------------------------
Total current                                          15,256              21,028              30,562

Deferred:
   Federal                                                 93                 202                 541
   State                                                    2                  20                  61
                                                 ------------------------------------------------------------
Total deferred                                             95                 222                 602
                                                 ------------------------------------------------------------
                                                      $15,351             $21,250             $31,164
                                                 ============================================================

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


12. INCOME TAXES (CONTINUED)

The provision for income taxes from discontinued operations in 1997 and 1998 of $4,244 and $13,537, respectively, has been netted against the income from discontinued operations in the accompanying consolidated statements of income.

A reconciliation of the difference between the United States federal statutory tax rates and the effective income tax rate as a percentage of net income before taxes from continuing operations is as follows:

                                                       1997                 1998                1999
                                                 -----------------------------------------------------------

U.S. federal statutory tax rate                       35.0%                35.0%               35.0%
State income taxes, net of federal tax
   benefit                                             1.7%                 2.6%                3.2%
Other, net                                             1.3%                 9.8%                0.7%
                                                 ----------------------------------------------------------
                                                      38.0%                47.4%               38.9%
                                                 ==========================================================

The effective tax rate in 1998 reflects the nondeductibility of certain nonrecurring accounting charges.

13. PREFERRED STOCK

The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. The holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation of the Company before any payment is made to the holders of the common stock. As of December 31, 1998 and 1999, there were no shares of preferred stock designated or outstanding.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


14. STOCK OPTION PLANS

The Company has various incentive stock plans for executives and employees. In connection with the plans, options to purchase common stock are granted at option prices not less than the fair market values of the common stock at the time the options are granted and vest ratably over five- to ten-year periods from the grant dates. At December 31, 1999, options for 1,949,030 shares of common stock are available for future grant. A total of 3,937,088 options to purchase common stock are outstanding under these plans at December 31, 1999, of which 1,353,081 are currently exercisable. Included in the outstanding options under these plans are options to purchase 1,518,750 shares of common stock that have been granted to certain officers of the Company under time accelerated stock option agreements. The options become exercisable at the end of eight years from the grant date; however, the options may become exercisable at earlier dates if certain targeted common stock prices are attained.

The incentive stock plans allow for employee payment of option exercise prices in the form of either cash or previously held common stock of the Company. Shares tendered in payment of the option exercise price must be owned by the employee making the tender for not less than six months prior to the date of tender.

Option activity for 1997, 1998, and 1999, was as follows:


                                                       1997                 1998                1999
                                                 -----------------------------------------------------------

Outstanding options, January 1                        3,204,776            3,372,021           4,417,427
Exercised                                              (505,629)            (347,040)           (388,947)
Granted                                                 939,375            1,561,725             320,925
Cancelled                                              (266,501)            (169,279)           (412,317)
                                                 ----------------------------------------------------------
Outstanding options, December 31                      3,372,021            4,417,427           3,937,088
                                                 ==========================================================
Weighted average price of options
  outstanding, January 1                                 $ 4.29               $ 7.03              $ 8.17
                                                 ==========================================================

Weighted average price of options exercised              $ 1.38               $ 3.08              $ 5.12
                                                 ==========================================================

  Weighted average price of options granted              $14.41               $10.03              $16.49
                                                 ==========================================================

  Weighted average price of options cancelled            $10.75               $13.06              $12.40
                                                 ==========================================================

  Weighted average price of options
    outstanding, December 31                             $ 7.03                $8.17              $ 8.73
                                                 ==========================================================


                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


14. STOCK OPTION PLANS (CONTINUED)

Outstanding options at December 31, 1999 are exercisable as follows, assuming the targeted common stock prices are attained with respect to the time accelerated stock options:


                                                                           WEIGHTED
                                                                           AVERAGE             RANGE OF
                                                        NUMBER             OPTION              OPTION
                                                      OF SHARES            PRICE               PRICE
                                                 ------------------------------------------------------------
Currently exercisable at
    December 31, 1999:                                1,353,081            $ 6.62              $ 1.29-$18.11
Outstanding options vesting in:
    2000                                                830,228            $ 8.19              $ 1.29-$18.11
    2001                                                830,963            $ 9.24              $ 4.74-$18.11
    2002                                                522,233            $11.98              $ 4.74-$18.11
    2003                                                354,083            $11.01              $ 4.74-$18.11
    2004                                                 46,500            $16.40              $13.17-$18.00
                                                  ------------------
                                                      3,937,088
                                                  ==================


Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a binomial option pricing model with the following weighted average assumptions for 1997, 1998, and 1999, respectively: risk-free interest rates of 5.52 percent, 5.21 percent, and 6.57 percent; a dividend yield of .3 percent, .35 percent, and .35 percent; volatility factors of the expected market price of the Company's common stock of
 .610 percent, .609 percent, and .594 percent; and a weighted average expected life of the options of five years.

The binomial option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


14. STOCK OPTION PLANS (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows:


                                                       1997                 1998                1999
                                                 -----------------------------------------------------------

Pro forma net income                                  $30,727              $40,873             $46,371
                                                 ========================================== ================
Pro forma earnings per share - diluted                $   .47              $   .62             $   .70
                                                 ========================================== ================

15. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan covering substantially all employees. The plan provides the Company may match 100 percent of the employee voluntary contributions up to a maximum matching contribution of 6 percent of the employee's compensation. Company contributions in 1997, 1998, and 1999 were approximately $614, $669, and $734, respectively.

16. LEASE COMMITMENTS

In 1999 the Company initiated leasing automobiles for the Company's field sales force which calls upon office and hospital based physicians and other healthcare providers. Rental expense related to these operating leases was $225 in 1999. This table shows approximate future minimum lease commitments under noncancellable leases at December 31, 1999:



                2000                               $  600
                2001                                  600
                2002                                  300
                                              ================
                                                   $1,500
                                              =================


                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)

17. CONTINGENCIES AND COMMITMENTS

At December 31, 1999, the Company carried product liability coverage of $20,000 per occurrence and $20,000 in the aggregate on a "claims made" basis and carried excess coverage of $10,000 through an umbrella policy. There is no assurance that the Company's present insurance will cover any potential claims that may be asserted in the future. In addition, the Company is subject to legal proceedings and claims which arise in the ordinary course of its business.

The Company is a defendant in more than two thousand five hundred multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine, and phentermine. Although the Company has not at any time manufactured dexfenfluramine, fenfluramine, or phentermine, the Company was a distributor of a generic phentermine product, and, after the acquisition of Abana Pharmaceuticals, was a distributor of Obenix, its branded phentermine product. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs and are seeking compensatory and punitive damages as well as medical care and court supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranty, and misrepresentation. These suits have been filed in various jurisdictions throughout the United States, and in each of these suits, the Company is one of many defendants, including manufacturers and other distributors of these drugs.

The Company denies any liability incident to the distribution of Obenix or its generic phentermine product and intends to pursue all defenses available to it. The Company has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending the Company in these suits. The lawsuits are in various stages of litigation, and it is too early to determine what, if any, liability the Company will have with respect to the claims set forth in these lawsuits. In the event that the Company's insurance coverage is inadequate to satisfy any resulting liability, the Company will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it. Management of the Company does not believe that the outcome of these lawsuits will have a material adverse effect on the Company's business, financial condition, or results of operations.

                            JONES PHARMA INCORPORATED
             Notes to Consolidated Financial Statements (continued)
          (In thousands of dollars except share and per share amounts)


17. CONTINGENCIES AND COMMITMENTS (CONTINUED)

The FDA announced in an August 14, 1997 Federal Register Notice that orally administered drug products containing levothyroxine sodium are now classified as new drugs. Manufacturers who wish to continue to market these products must submit new drug applications (NDAs). After August 14, 2000, any levothyroxine sodium product marketed without an approved NDA will be subject to regulatory action. Levoxyl, since it was marketed prior to the date of this notice, will continue to be eligible for marketing until August 14, 2000. The Company expects to comply with the NDA requirement. Research and development expense of approximately $1.3 million in 1999 was incurred with respect to the NDA approval process.

In connection with certain product line acquisitions, the Company is obligated to pay royalties of up to 10 percent of certain product sales through 2008. Total royalty expense in 1997, 1998, and 1999 was approximately $1,358, $1,744, and $1,661, respectively.

                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


18. QUARTERLY FINANCIAL DATA (UNAUDITED)


                    1998                        FIRST           SECOND          THIRD           FOURTH
                                           -----------------------------------------------------------------

  Net sales from continuing operations         $23,743         $26,675         $26,387         $26,609
  Gross profit                                  18,071          20,304          20,362          20,838

  Income from continuing operations              7,265          (1,986)          8,652           9,636
  Income from discontinued operations            1,218          17,550               -              -
                                           -----------------------------------------------------------------
  Net income                                   $ 8,483         $15,564         $ 8,652         $ 9,636

  Earnings per share:
  Basic:  Continuing operations                $  0.11         $ (0.03)        $  0.13         $  0.15
          Discontinued operations                 0.02            0.27               -               -
                                           -----------------------------------------------------------------
                                               $  0.13         $  0.24         $  0.13         $  0.15

  Diluted:Continuing operations                $  0.11         $ (0.03)        $  0.13         $  0.15
          Discontinued operations                 0.02            0.27               -               -
                                           -----------------------------------------------------------------
                                               $  0.13         $  0.24         $  0.13         $  0.15
  Stock prices:
    High                                       $ 17.94         $ 16.72         $ 15.81         $ 16.78
    Low                                        $ 15.53         $ 12.83         $  9.22         $ 11.61


                    1999                        FIRST           SECOND          THIRD           FOURTH
                                           -----------------------------------------------------------------

  Net sales from continuing operations         $29,477         $31,286         $34,538         $37,243
  Gross profit                                  22,893          26,129          27,807          30,638

  Income from continuing operations              9,776          11,587          12,547          15,034
  Income from discontinued operations                -               -               -              -
                                           -----------------------------------------------------------------
  Net income                                   $ 9,776         $11,587         $12,547         $15,034

  Earnings per share:
  Basic:  Continuing operations                $  0.15         $  0.18         $  0.19         $  0.23
          Discontinued operations                    -               -               -              -
                                           -----------------------------------------------------------------
                                               $  0.15         $  0.18         $  0.19         $  0.23

  Diluted:Continuing operations                $  0.15         $  0.17         $  0.19         $  0.22
          Discontinued operations                    -               -               -               -
                                           -----------------------------------------------------------------
                                               $  0.15         $  0.17         $  0.19         $  0.22
  Stock prices:
    High                                       $ 16.14         $ 17.58         $ 22.90         $ 30.83
    Low                                        $ 11.68         $ 13.63         $ 15.81         $ 17.66


                            JONES PHARMA INCORPORATED

          (In thousands of dollars except share and per share amounts)


19. IMPACT OF YEAR 2000 (UNAUDITED)

In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The costs associated with ensuring the Company was Year 2000 ready were, for the most part, planned capital expenditures and budgeted internal staffing expenses. The total capital expenditures related to these system upgrades and/or replacements associated with the Company's installation of an Enterprise Reporting System approximate $1.5 million, of which $1.0 million has been capitalized and $500,000 has been expensed as incurred. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                            JONES PHARMA INCORPORATED

                 Schedule II - Valuation and Qualifying Accounts


                                                 BALANCE AT     CHARGED TO
                                                 BEGINNING       COSTS AND      DEDUCTIONS -      BALANCE AT
                  DESCRIPTION                    OF PERIOD       EXPENSES        WRITE-OFFS      END OF PERIOD
                                               ------------------------------------------------------------------

Year ended December 31, 1999
Reserves and allowances deducted from
  asset accounts:
    Allowance for doubtful accounts                $   977         $  643          $(77)             $ 1,543
                                               ==================================================================

    Accumulated amortization of intangibles        $12,160         $3,538          $(241)            $15,457
                                               ==================================================================

Year ended December 31, 1998
Reserves and allowances deducted from
  asset accounts:
    Allowance for doubtful accounts                $ 1,196         $  580          $(799)            $   977
                                               ==================================================================

    Accumulated amortization of intangibles        $ 8,503         $3,665          $(8)              $12,160
                                               ==================================================================

Year ended December 31, 1997
Reserves and allowances deducted from
  asset accounts:
    Allowance for doubtful accounts                $   388         $  891          $(83)             $ 1,196
                                               ==================================================================

    Accumulated amortization of intangibles        $ 5,175         $3,357          $(29)             $ 8,503
                                               ==================================================================
